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As filed with the Securities and Exchange Commission on August 10, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANT TECHSYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware	3764	41-1672694
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

600 Second Street, N.E.
Hopkins, Minnesota 55343
(952) 931-6000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

Ann D. Davidson, Esq.
Vice President and General Counsel
Alliant Techsystems Inc.
600 Second Street, N.E.
Hopkins, Minnesota 55343
(952) 931-6000

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
J. Eric Maki, Esq.
Jones, Day, Reavis & Pogue
599 Lexington Avenue
New York, New York 10022
(212) 326-3939

    Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

8 1/2% Senior Subordinated Notes due 2011	$400,000,000	100%	$400,000,000	$100,000

Guarantees of 8 1/2% Senior Subordinated Notes due 2011(2)	—	—	—	—(3)

Total				$100,000

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.
(2)
See inside facing page for additional registrant guarantors.
(3)
Pursuant to Rule 457(n), no registration fee is required with respect to the guarantees.

    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

    The address of the principal executive offices of each of the additional registrants listed below, and the name and address of their agent for service, is the same as is set forth for Alliant Techsystems Inc. on the facing page of this registration statement.

Name	Jurisdiction of Incorporation	I.R.S Employer Identification Number
Alliant Holdings LLC	Delaware	41-1933904
Alliant Defense LLC	Delaware	41-1933907
Alliant Ammunition and Powder Company LLC	Delaware	41-1933912
New River Energetics, Inc.	Delaware	54-1776594
Alliant Ammunition Systems Company LLC	Delaware	41-1955360
Alliant Lake City Small Caliber Ammunition Company LLC	Delaware	41-1955357
Alliant Integrated Defense Company LLC	Delaware	41-1933906
Alliant Precision Fuze Company LLC	Delaware	41-1933910
Alliant Propulsion and Composites LLC	Delaware	41-1933908
Alliant Aerospace Company	Minnesota	41-1933915
Alliant Aerospace Composite Structures Company LLC	Delaware	41-1964818
Alliant Aerospace Propulsion Company LLC	Delaware	41-1964820
Alliant Southern Composites Company LLC	Delaware	41-1933909
ATK Tactical Systems Company LLC	Delaware	41-1933914
Thiokol Propulsion Corp.	Delaware	36-2678716
Thiokol Technologies International, Inc.	Delaware	87-0543273
Alliant International Holdings Inc.	Minnesota	41-1933916

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2001

PROSPECTUS

Alliant Techsystems Inc.

Offer to exchange our 8 1/2% Senior Subordinated Notes due 2011, which have been registered under the Securities Act,
for our outstanding 8 1/2% Senior Subordinated Notes due 2011

The Exchange Offer

  •
  Alliant Techsystems Inc. will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer expires at 5:00 P.M. New York City Time, on     , 2001, unless extended.

  Resales of the Exchange Notes

  •
  We do not intend to list the exchange notes on any securities exchange or to seek approval through any automated quotation system, and no active public market for the exchange notes is anticipated.

    You should carefully consider the risk factors beginning on page 11 of this prospectus before deciding to participate in the exchange offer.

    Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with these resales. See "Plan of Distribution."

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           .

    You should rely only on the information contained in this prospectus or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus.

    This prospectus incorporates important business and financial information about us that is not included in or delivered with it. You may obtain documents that we file with the Securities and Exchange Commission and that are incorporated by reference in this prospectus at no cost by writing or telephoning us at: Alliant Techsystems Inc., 5050 Lincoln Drive, Edina, Minnesota 55436, Tel: (952) 351-3056, Attention: Steve P. Wold, Director of Investor Relations. To obtain timely delivery, please make your request for information no later than        , 2001, which is 5 business days before the expiration of the exchange offer. See "Where You Can Find More Information."

i

SUMMARY

    This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before participating in the exchange offer, and you should read this prospectus in its entirety.

    We have historically been organized along three operating segments: Aerospace, Conventional Munitions and Defense Systems. Within these segments, we have four business "lanes", which represent our core competencies: (i) propulsion and (ii) composites, each of which falls within our Aerospace segment; (iii) conventional munitions, which corresponds to our Conventional Munitions segment; and (iv) precision capabilities, which corresponds to our Defense Systems segment. During fiscal 2001, we moved our missile products business, Alliant Missile Products Company LLC, to our Aerospace segment. Segment information throughout this prospectus has been reclassified to reflect this realignment for all periods.

    On April 20, 2001, we purchased the Thiokol propulsion business from Alcoa Inc. for $685 million in cash. Pro forma information presented herein gives effect to the Thiokol acquisition and the related financing, as if each had occurred on April 1, 2000, the beginning of our most recently completed fiscal year, for purposes of income statement information, and on March 31, 2001, for purposes of the balance sheet information. When we describe our business, we are referring to a combination of our historical business and that of Thiokol, except where we provide historical financial information and other places where we have presented Alliant's information without Thiokol, in which case the information has been labeled as "historical" or "Alliant" information.

    Unless otherwise indicated, as used in this prospectus, the terms "we," "our" and "us" refer to Alliant Techsystems Inc. and our subsidiaries, including Thiokol. Our fiscal year ends on March 31 of each year. When we refer to a fiscal year, such as fiscal 2001, we are referring to the fiscal year ended on March 31 of that year. Thiokol's fiscal year has historically ended on December 31 of each year, but will now end on March 31 of each year. For purposes of the pro forma combined income statement and other operating data, we have combined our historical results for the year ended March 31, 2001 with Thiokol's historical results for the year ended December 31, 2000. For purposes of the pro forma combined balance sheet, we have combined our historical position as of March 31, 2001, with Thiokol's historical position as of December 31, 2000.

Our Company

    We are the world's largest manufacturer and developer of solid propulsion systems. Our propulsion systems are used for a variety of applications, including manned and unmanned space vehicles and strategic and tactical missile systems. We are the sole supplier of the reusable solid rocket motor for use on the National Aeronautics and Space Administration, or NASA, space shuttle. We are also a leading developer, manufacturer and supplier of medium and large caliber ammunition and are the nation's largest supplier and developer of small caliber ammunition, in each case for the U.S. Department of Defense. In addition, we supply a wide variety of the most advanced weapons systems and composite structures to many of the world's leading aerospace and defense prime contractors. For fiscal 2001, on a pro forma basis, we generated sales of $1.75 billion, income from continuing operations before net interest, taxes, depreciation and amortization, or EBITDA, of $298 million and net income of $73 million.

    Aerospace Segment.  Our Aerospace segment designs, develops and manufactures solid propulsion systems and composite structures for space launch vehicles and tactical and strategic missiles, composite structures for satellites, military hardware and military and commercial aircraft and advanced warheads for tactical missiles. For fiscal 2001, on a pro forma basis, our Aerospace segment contributed approximately 62% of our sales and 76% of our EBITDA.

    Conventional Munitions Segment.  Our Conventional Munitions segment designs, develops and manufactures small, medium and large caliber ammunition, commercial gunpowder and munition propellants. For fiscal 2001, on a pro forma basis, our Conventional Munitions segment contributed approximately 28% of our sales and 18% of our EBITDA.

    Defense Systems Segment.  Our Defense Systems segment designs, develops and manufactures barrier systems, electronic warfare systems, electronic support equipment, missile warning systems, infantry weapons systems, electro-mechanical and electronic fuzes, smart weapons, sensors, demolition systems and batteries for military and aerospace applications. For fiscal 2001, on a pro forma basis, our Defense Systems segment contributed approximately 10% of our sales and 6% of our EBITDA.

Competitive Strengths

    We believe that we maintain a strong competitive position in each of our markets as a result of numerous factors, including the following:

  Leading Market Position.

    We are the only manufacturer and supplier of many of our core products. This has enabled us to maintain leading market positions in our aerospace and conventional munitions businesses and to position our defense systems business to grow significantly in the future. We believe our success is attributable to our market position, our technological and operational advantages and our position as a valued and strategic supplier to the U.S. Government and to major aerospace and defense prime contractors.

  Aerospace Segment.

  •
  Propulsion.  As a result of our acquisition of Thiokol, we are the world's largest manufacturer of solid rocket propulsion systems and are the sole supplier of the reusable solid rocket motor for NASA's space shuttle. There is currently no domestic alternative to the space shuttle or the solid rocket motors that we provide for it. We are also the principal manufacturer and supplier of solid rocket propulsion systems for a variety of commercial and military launch programs including Delta II, Delta III, Delta IV, Titan IVB, Atlas IIAS, Athena, Pegasus, Minotaur and Taurus. We are one of two leading suppliers of propulsion systems for tactical missiles, including the Advanced Medium-Range Air-to-Air Missile, or AMRAAM, as well as the Hellfire, Evolved Sea Sparrow and Standard Missile programs.

  •
  Composites.  We are a leading manufacturer and supplier of composite structures formed from laminates of high-strength fibers and resin, which we primarily provide to prime contractors in the aerospace and defense industries. We produce composite structures for space launch vehicles, military aircraft and commercial aircraft, including the Delta II, Delta III, Delta IV, Atlas V, Ariane 5 and Pegasus launch vehicles as well as the C-17, Bell 609, Boeing 767 and F-22 aircraft.

    Conventional Munitions Segment.  We are a leading developer, manufacturer and supplier of medium and large caliber ammunition and are the nation's largest supplier and developer of small caliber ammunition, in each case for the U.S. Department of Defense. We currently supply the Department of Defense with over 95% of its small caliber ammunition and are one of its two principal suppliers of medium caliber and large caliber ammunition. In total, we expect to provide approximately 40% of the Department of Defense's ammunition requirements for its fiscal year ending September 30, 2001.

    Defense Systems Segment.  We expect our defense systems business to benefit from significant growth in the near future as several of our products transition from the development stage to the production stage. Some of the programs that we believe will lead to significant growth in this segment are the Objective Individual Combat Weapon, or OICW, which is intended to gradually replace the M-16 rifle, the U.S. Army's principal personal combat weapon, and the tank extended range munition, or TERM, an extended range 120mm kinetic energy tank round that enables a tank to remain at a greater distance from its target.

  Positive Defense Industry Outlook.

    We expect to benefit from increased Department of Defense spending over the next few years. The fiscal year 2002 budget proposal for the Department of Defense represents an increase of approximately 4.8% over the enacted level of $296 billion for fiscal year 2001. Although the proposal did not include detailed information on future fiscal years, we expect total Department of Defense spending to continue to increase over the long-term and, in particular, modernization spending, the source from which a significant portion of our programs derive their funding. Furthermore, President Bush's administration has publicly expressed support for the establishment of a U.S. national missile defense system, for which Boeing is the prime contractor. We believe our long-standing relationship with Boeing and our leading position providing solid propulsion systems for tactical missile programs provides us with a significant opportunity for additional growth in this area.

  High Barriers to Entry.

    Our business is characterized by high barriers to entry. A substantial portion of our business, including many of our contracts with the U.S. Government or its prime contractors, requires customer qualification, which can be a lengthy and expensive process. As the sole source contractor on many of our programs, we are the only contractor who has been qualified by the customer to perform on those programs. Both we and the U.S. Government, our largest customer, have invested significant resources in our facilities and our technology base.

  Significant Multi-Year Contracts and Large Backlog.

    Substantially all of our revenue is derived from multi-year contracts, primarily with the U.S. Government and major aerospace and defense prime contractors. Our significant contracted backlog provides us with relatively predictable revenues and stable cash flows. As of March 31, 2001, pro forma contracted backlog was approximately $3.9 billion and pro forma unfunded backlog was approximately $2.4 billion. Contracted backlog represents the estimated value of contracts for which we are authorized to incur costs but for which revenue has not yet been recognized. Unfunded backlog represents backlog for the portion of awarded contracts for which we are not currently authorized to incur costs, plus the value of unexercised options related to existing contracts.

    The following table illustrates the composition of our contracts for fiscal 2001, based on pro forma sales:

	Number of Programs	% Cost-Plus/ % Fixed-Price	% Sole Source	% Prime/ % Subcontractor
Aerospace	79	60%/40%	87%	44%/56%
Conventional Munitions	24	8%/92%	36%	76%/24%
Defense Systems	35	33%/67%	46%	75%/25%

  Strong Cash Flow Generation and EBIT Margin Improvement.

    We have historically generated significant free cash flow. From April 1, 1995 through March 31, 2001, we generated $316 million in free cash flow, defined as operating cash flows less capital expenditures, on an historical basis. A major contributor to our ability to generate this free cash flow has been the historical increase in our earnings before interest and income taxes, or EBIT, margin. Our EBIT margin increased on an historical basis from 8.1% in fiscal 1997, which excludes a one-time charge resulting from a change in accounting estimates and includes income from discontinued operations, to 11.9% in fiscal 2001. We believe that our ability to increase our EBIT margins while increasing the percentage of annual sales represented by fixed-price contracts demonstrates our ability to realize benefits from cost improvements and efficiencies over the life of a fixed-price contract.

  Diversified Product Portfolio.

    Our broad product portfolio in each of our business lanes provides a diverse source of sales, which reduces our exposure to contract delays or cancellations. With the exception of our space shuttle reusable solid rocket motor program, no other single program accounted for more than 10% of our pro forma sales in fiscal 2001, nor is any program other than the space shuttle expected to account for more than 10% of our sales in the current fiscal year.

  Experienced Leadership Team.

    Our senior leadership team consists of the 14 individuals identified under "Management" as executive officers. These individuals have an average of approximately 19 years of experience in the military and/or the defense and aerospace industries and have built strong relationships with customers within the U.S. Government and government prime contractors.

Business Strategy

    Our strategy is to continue to increase growth in earnings and enhance shareholder value. To implement our strategy, we intend to:

  •
  expand each of our business lanes;

  •
  continue to increase EBIT margins; and

  •
  use a portion of free cash flow to de-lever and continue to grow our business both internally and externally through strategic acquisitions and alliances.

    Our principal executive offices are currently located at 600 Second Street, N.E., Hopkins, Minnesota 55343, although we expect to move these offices to 5050 Lincoln Drive, Edina, Minnesota 55436 in the next few months. Our telephone number is (952) 931-6000. You may also obtain additional information about us from our website, www.atk.com. However, information on our website is not part of this prospectus.

    Unless otherwise stated, the information contained in this prospectus gives effect to our 3-for-2 stock split that occurred in November 2000. The information contained in this prospectus does not give effect to the 3-for-2 stock split announced on August 8, 2001, which is payable September 7, 2001 to our shareholders of record on August 17, 2001.

The Exchange Offer

The Exchange Offer
We are offering to exchange up to $400,000,000 aggregate principal amount of our 8 1/2% Senior Subordinated Notes due 2011 that have been registered under the Securities Act for an equal principal amount of our outstanding 8 1/2% Senior Subordinated Notes due 2011. The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes.
Purpose of the Exchange Offer	The exchange notes are being offered to satisfy our obligations under the registration rights agreement.
Expiration Date; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m., New York City time, on , 2001, unless extended. A tender of outstanding notes in the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder as soon as possible after the expiration or termination of the exchange offer.
Procedures for Tendering Outstanding Notes
Each holder of outstanding notes wishing to tender outstanding notes in the exchange offer must complete, sign and date the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it, or a facsimile of it, together with the outstanding notes being tendered and any other required documentation to the exchange agent at the address set forth in the letter of transmittal. Outstanding notes may be physically delivered, but physical delivery is not required if confirmation of a book-entry transfer of the outstanding notes to the exchange agent's account at DTC is delivered in a timely fashion. See "The Exchange Offer—Procedures for Tendering Outstanding Notes."
Conditions to the Exchange Offer
The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. The exchange offer is subject to customary conditions, any or all of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer—Conditions to the Exchange Offer."
Exchange Agent	BNY Midwest Trust Company
U.S. Federal Income Tax Considerations
Your exchange of an outstanding note for an exchange note should not constitute a taxable exchange. The exchange should not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you should have the same adjusted basis and holding period in each exchange note received as you had for the corresponding outstanding note surrendered for the exchange note. See "Principal United States Federal Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes.

The Exchange Notes

    The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes that do not apply to the exchange notes.

Issuer	Alliant Techsystems Inc.
Notes Offered	$400,000,000 aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2011. The exchange notes will be represented by one or more global certificates registered in the name of DTC. Except under specific circumstances, transfer of exchange notes will be limited to transfers of book-entry interests within DTC and its participants.
Maturity Date	May 15, 2011
Interest	Annual rate: 8 1/2%. Payment frequency: every six months, on each May 15 and November 15, beginning November 15, 2001.
Optional Redemption	On or after May 15, 2006, we may redeem some or all of the exchange notes at the redemption prices described under "Description of Notes—Optional Redemption." Prior to May 15, 2004, we may also redeem, at any time, up to 35% of the aggregate principal amount of the notes with the net cash proceeds of a qualified equity offering.
Change of Control	Upon the occurrence of a change of control, you will have the right to require us to purchase all or a portion of your exchange notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.
Guarantees	The exchange notes will be guaranteed by each of our existing and future U.S. restricted subsidiaries other than Alliant Assurance Ltd. and the subsidiary through which the Radford joint venture is operated. In addition, if we enter into the Rheinmetall joint venture, the subsidiaries that we contribute to the joint venture will be released from their respective guarantees of the notes. For information on the Radford and Rheinmetall joint ventures, see "Business—Strategic Alliances." For limited financial information on our other subsidiaries that are not subsidiary guarantors see "Description of Notes—The Subsidiary Guarantors."
Ranking	The exchange notes will be subordinated in right of payment to all of our existing and future senior indebtedness. The guarantees of the exchange notes will be subordinated in right of payment to all existing and future senior indebtedness of the guarantor subsidiaries. The exchange notes will rank equally in right of payment with all of our future senior subordinated debt and senior to all of our future subordinated debt. The guarantees of the exchange notes will rank equally in right of payment with all future senior subordinated debt of the guarantor subsidiaries and will rank senior to all future subordinated debt of the guarantor subsidiaries.
On a pro forma basis, as of March 31, 2001, we would have had:
• approximately $607 million of debt to which the notes would be subordinated. In addition, we would have an additional $182 million of availability under our revolving credit facility;
• no senior subordinated debt with which the notes would rank equally; and

• no subordinated debt to which the notes would be senior.
None of our subsidiary guarantors has any material debt other than its respective guarantee under our senior credit facilities.
The indenture relating to the outstanding notes and exchange notes permits us and our subsidiaries to incur a significant amount of additional senior debt. Further, Alliant Assurance, the Radford joint venture and future unrestricted subsidiaries will not guarantee the exchange notes but will be permitted to incur debt under the indenture.
Restrictive Covenants	The exchange notes will be issued under the same indenture as the one the outstanding notes were issued under. The indenture, among other things, restricts our ability and the ability of some of our subsidiaries to:
• borrow money;
• pay dividends on stock, redeem stock or redeem subordinated debt;
• make investments;
• use assets as security in other transactions;
• incur debt that is senior to the exchange notes but junior to senior debt;
• sell assets;
• sell capital stock of subsidiaries;
• guarantee debt of others;
• enter into agreements that restrict dividends from our subsidiaries to us;
• merge or consolidate;
• enter into transactions with affiliates; and
• enter into new lines of business.
Future unrestricted subsidiaries will not be subject to these restrictions. In addition, at such time as we own less than a majority of the equity interests in the Radford joint venture, it will cease to be a restricted subsidiary and, at such time as we contribute the subsidiaries to the proposed Rheinmetall joint venture those subsidiaries will also become unrestricted subsidiaries and will be released from their respective subsidiary guarantees.

    You should carefully consider the information in the section entitled "Risk Factors" beginning on page 11.

Summary Historical Consolidated and Pro Forma Combined Financial Information of Alliant
(dollars in thousands, except per share amounts)

    The following table sets forth Alliant's summary historical consolidated and pro forma combined financial information. The historical consolidated financial information as of March 31, 2000 and 2001 and for each of the three years in the period ended March 31, 2001 has been derived from, and should be read together with, our audited financial statements and the related notes, included elsewhere in this prospectus. The summary pro forma combined financial information should be read together with our historical consolidated financial statements, the historical combined financial statements for Thiokol and "Pro Forma Combined Financial Information," all of which are included elsewhere in this prospectus, including in each case the related notes. All of the information presented below should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The summary pro forma combined income statement and other data set forth below gives effect to the Thiokol acquisition and the related financing, as if each had occurred on April 1, 2000, whereas the balance sheet data assumes each occurred on March 31, 2001. The combined pro forma amounts reflect preliminary pro forma adjustments required under the purchase method of accounting for the Thiokol acquisition. The summary pro forma combined financial information is included for illustrative purposes only and does not purport to be indicative of the financial position or results of operations that would have been reported had the Thiokol acquisition and the related financing actually been effected on the dates indicated, or which may be reported in the future.

	Alliant Historical
	Year Ended March 31,			Pro Forma Combined Year Ended March 31, 2001
	1999	2000	2001
Income Statement Data:
Sales(1)	$1,090,438	$1,077,520	$1,141,949	$1,754,901
Cost of sales	887,212	861,433	905,574	1,406,333
Research and development	8,874	11,177	11,575	19,208
Selling	31,518	25,188	24,372	29,709
General and administrative	59,771	59,149	64,334	79,202

Income from operations	103,063	120,573	136,064	220,449
Interest expense	(24,731)	(33,999)	(33,738)	(96,819)
Interest income	1,215	656	1,038	1,038

Income from continuing operations before income taxes	79,547	87,230	103,394	124,668
Income tax provision	11,932	22,778	35,473	41,867

Income from continuing operations	67,615	64,452	67,921	82,801
Gain on disposal of discontinued operations, net of income taxes(2)	—	9,450	—	—

Income before extraordinary loss	67,615	73,902	67,921	82,801
Extraordinary loss on early extinguishment of debt, net of income taxes(3)	(16,802)	—	—	(9,484)

Net income	$50,813	$73,902	$67,921	$73,317

Basic earnings (loss) per common share:
Continuing operations	$3.78	$4.32	$4.92	$5.99
Discontinued operations	—	0.63	—	—
Extraordinary loss	(0.94)	—	—	(0.69)

Net income	$2.84	$4.95	$4.92	$5.30

Diluted earnings (loss) per common share:
Continuing operations	$3.68	$4.24	$4.80	$5.85
Discontinued operations	—	0.62	—	—
Extraordinary loss	(0.91)	—	—	(0.67)

Net income	$2.77	$4.86	$4.80	$5.18

(footnotes on following page)

	Alliant Historical
	Year Ended March 31,			Pro Forma Combined Year Ended March 31, 2001
	1999	2000	2001
Other Data:
EBITDA(4)	$148,948	$168,395	$181,074	$297,712
Cash flows provided by operating activities	75,712	110,336	74,620	38,396
Cash flows (used for) provided by investing activities	(43,749)	(45,542)	1,354	(695,978)
Cash flows (used for) provided by financing activities	(79,845)	(40,107)	(94,576)	600,331
Depreciation and amortization	45,885	47,822	44,980	77,263
Capital expenditures	43,690	45,573	24,755	37,087
Ratio of earnings to fixed charges (5)	4.09	3.48	3.95	2.26
Ratio of EBITDA to interest expense			5.4	3.1
Ratio of total debt to EBITDA			1.5	3.4
Balance Sheet Data (at end of period):
Net current assets		$(5,543)	$40,860	$172,718
Net property, plant and equipment		335,628	303,188	617,824
Total assets		905,984	879,504	1,940,239
Long-term debt		277,109	207,909	987,125
Total stockholders' equity		114,947	198,332	188,848

(1)
Pro forma sales by operating segment, after intercompany eliminations, were: Aerospace—$1,083 million; Conventional Munitions—$492 million; and Defense Systems—$180 million.

(2)
In fiscal 2000, we received net proceeds from an insurance settlement relating to our former demilitarization operations, resulting in a gain on disposal of discontinued operations of $9.5 million, net of $0.1 million in taxes.

(3)
In fiscal 1999, we refinanced our outstanding long-term notes with new bank credit facilities, resulting in an extraordinary loss of $16.8 million, net of a $3.0 million tax benefit, due to the premium paid to retire the notes and the write-off of deferred financing costs.

(4)
EBITDA represents income from continuing operations before net interest, income taxes, depreciation and amortization. We believe that EBITDA provides additional information for determining a borrower's ability to meet debt service requirements. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definition of EBITDA may differ from that of other companies.

(5)
For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

Summary Historical Combined Financial Information of Thiokol
(dollars in thousands)

        The following table sets forth summary historical combined financial information for Thiokol. The audited historical combined financial information as of December 31, 1999 and 2000 and for the period from May 26, 2000 through December 31, 2000, the period from January 1, 2000 through May 25, 2000 and for each of the two years in the period ended December 31, 1999 has been derived from, and should be read together with, the combined financial statements and the related notes for Thiokol, included elsewhere in this prospectus. The unaudited historical combined financial information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 has been derived from, and should be read together with, the unaudited combined financial statements and the related notes for Thiokol, included elsewhere in this prospectus. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in Thiokol's interim financial statements. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year.

    As described in Note 1 to the audited combined financial statements of Thiokol, on May 25, 2000, Alcoa Inc. acquired all of the outstanding common stock of Cordant Technologies Inc., which included Thiokol. The historical combined income statement and other data for Thiokol for the periods from January 1, 1998 to May 25, 2000 and for the three months ended March 31, 2000 is presented based on Cordant's accounting policies and is included under the caption "Predecessor." The historical combined income statement and other data for Thiokol for the period from May 26, 2000 to December 31, 2000 and for the three months ended March 31, 2001 is presented based on Alcoa's accounting policies and is included under the caption "Successor." The acquisition of Cordant by Alcoa was accounted for under the purchase method of accounting and, accordingly, the assets and liabilities of Thiokol acquired were recorded by Alcoa at their estimated fair value at the date of the acquisition. The historical combined financial information for Thiokol under the caption "Successor" reflects this adjustment and the allocation of the purchase price.

    The information presented below should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Thiokol."

	Predecessor
				Successor	Predecessor	Successor
	Year Ended December 31,
			For the Period from January 1 to May 25, 2000	For the Period from May 26 to December 31, 2000	Three Months Ended March 31, 2000	Three Months Ended March 31, 2001
	1998	1999
Income Statement Data:
Sales	$644,273	$605,033	$233,258	$379,694	$147,138	$130,990
Cost of sales	540,072	490,070	189,612	308,911	121,422	117,138
Research and development	8,403	7,755	3,072	4,561	2,176	1,577
Selling and marketing	4,265	5,621	2,224	3,113	858	828
General and administrative	11,583	7,971	3,392	11,476	2,398	1,461

Income before income taxes	79,950	93,616	34,958	51,633	20,284	9,986
Income tax provision	30,110	36,049	13,626	20,479	7,911	3,964

Net income	$49,840	$57,567	$21,332	$31,154	$12,373	$6,022

Other Data:
EBITDA (1)	$100,950	$111,103	$42,635	$74,003	$24,503	$19,429
Cash flows provided by (used for) operating activities	70,863	89,268	(2,457)	17,068	(11,523)	17,007
Cash flows used for investing activities	(13,459)	(17,361)	(4,368)	(7,964)	(2,760)	(4,381)
Cash flows (used for) provided by financing activities	(57,404)	(71,907)	6,825	(9,104)	14,283	(12,626)
Depreciation and amortization	21,000	17,487	7,677	22,370	4,219	9,443
Capital expenditures	13,459	17,361	4,368	7,964	2,760	4,381
	Predecessor	Successor	Successor
	As of December 31, 1999	As of December 31, 2000	As of March 31, 2001
Balance Sheet Data:
Net current assets	$60,501	$94,495	$93,210
Net property, plant and equipment	146,100	314,636	311,244
Total assets	346,797	954,625	952,362
Parent company equity	121,568	615,267	608,663

(1)
EBITDA represents income from operations before net interest, income taxes, depreciation and amortization. We believe that EBITDA provides additional information for determining a borrower's ability to meet debt service requirements. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund cash requirements. Thiokol's definition of EBITDA may differ from that of other companies.

RISK FACTORS

    An investment in the exchange notes represents a high degree of risk. There are a number of factors, including those specified below, which may adversely affect our ability to make payment on the exchange notes. Additional risks that we do not know about or that we currently view as immaterial may also impair our business or adversely impact our ability to repay the exchange notes. You should carefully consider the risks described below, together with the other information in this prospectus, before making a decision to participate in the exchange offer.

Risks Related to Our Business

  We have a substantial amount of debt and the cost of servicing that debt could adversely affect our business.

    Substantial Amount of Debt.  We have a substantial amount of debt. As of March 31, 2001, on a pro forma basis, we would have had total consolidated debt of approximately $1,007 million. As of March 31, 2001, on a pro forma basis, we had a $250 million revolving credit facility, of which $182 million was available. Subject to the limits contained in the indenture relating to the outstanding notes and the exchange notes, and those contained in our senior credit facilities, we may incur additional debt.

    Demands on Cash Resources.  We have significant demands on our cash resources including, among others, interest expense on the exchange notes and any outstanding notes not tendered in the exchange offer, operating expenses and interest and amortization payments under our senior credit facilities. Our level of indebtedness and these significant demands on our cash resources could have important effects on your investment in the exchange notes. For example they could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes;
  •
  limit our flexibility in planning for, or reacting to, changes in the defense and aerospace industries;
  •
  place us at a competitive disadvantage compared to our competitors that have lower debt service obligations and significantly greater operating and financing flexibility than we do;
  •
  limit, along with the financial and other restrictive covenants applicable to our indebtedness, among other things, our ability to borrow additional funds;
  •
  make it more difficult for us to satisfy our obligations with respect to our outstanding debt, including with respect to the exchange notes and any outstanding notes not tendered in the exchange offer;
  •
  increase our vulnerability to general adverse economic and industry conditions; and
  •
  result in an event of default upon a failure to comply with financial covenants contained in our senior credit facilities which, if not cured or waived, could have a material adverse effect on our business, financial condition or results of operations.

    Consequences of Inability to Service Debt and Fund Operating Costs.  Our ability to service our outstanding debt and to repay it at maturity, and to satisfy our other liabilities, will depend upon our future operating performance and our ability to repay or refinance this debt as it becomes due. Our future operating performance and ability to repay or refinance debt will be affected by prevailing economic conditions at that time.

    If we are unable to service our debt and fund our operating costs, we will be forced to adopt alternative strategies that may include:

  •
  reducing or delaying capital expenditures;
  •
  seeking additional debt financing or equity capital;
  •
  selling assets; or
  •
  restructuring or refinancing debt.

    We cannot assure you that we will be able to implement any or all of these strategies on satisfactory terms.

  We are a holding company and therefore depend on our subsidiaries in order to service our debt.

    We are structured as a holding company. Our only significant asset is the capital stock or other equity interests of our operating subsidiaries. As a holding company, we conduct all of our business through our subsidiaries. Consequently, our cash flow and ability to service our debt obligations, including under the exchange notes and, to the extent not tendered in the exchange offer the outstanding notes, are dependent upon the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt, including our credit facilities and the indenture. Although the indenture will limit the ability of these subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to us, these limitations will be subject to a number of significant qualifications. The exchange notes will be guaranteed by our U.S. subsidiaries, other than Alliant Assurance, the Radford joint venture and one or two additional subsidiaries if contributed in connection with the formation of the proposed Rheinmetall joint venture. In addition, our foreign subsidiaries, which do not have any material assets or liabilities and do not generate any material sales or net income, will not guarantee the notes. Further, there are also circumstances under which the subsidiary guarantees could be released, voided or subordinated to the obligations of the subsidiary guarantors providing those guarantees. We cannot assure you that the earnings of our operating subsidiaries will be adequate for us to service our debt obligations, including under the exchange notes and, to the extent not tendered in the exchange offer the outstanding notes.

  The indenture and our senior credit facilities restrict our ability and the ability of some of our subsidiaries to engage in some activities.

    The indenture restricts our ability to, among other things:

    •
    incur additional debt;
    •
    pay dividends on or redeem or repurchase capital stock;
    •
    make investments;
    •
    incur or permit to exist certain liens;
    •
    enter into transactions with affiliates;
    •
    merge, consolidate or amalgamate with another company;
    •
    transfer or otherwise dispose of assets, including capital stock of subsidiaries;
    •
    redeem subordinated debt; and
    •
    enter into any agreements that restrict dividends from subsidiaries.

    In addition, our senior credit facilities contain other and more restrictive covenants, including financial covenants that will require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we cannot assure you that we will satisfy these covenants and requirements. A breach of these restrictive covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under our senior credit facilities and/or the indenture. Upon the occurrence of an event of default under our senior credit facilities, the lenders could elect to declare all amounts outstanding under our senior credit facilities, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure this indebtedness. If the lenders under our senior credit facilities accelerate the payment of the indebtedness, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the exchange notes and, to the extent not tendered in the exchange offer the outstanding notes.

  Payments on the exchange notes or under the subsidiary guarantees of the exchange notes will be subordinate to all of our senior debt and to all senior debt of our subsidiary guarantors and effectively subordinate to all future debt of any non-guarantor subsidiaries.

    The payment of principal, premium, if any, and interest on the exchange notes or under the subsidiary guarantees of the exchange notes will be subordinate to all of our and our guarantor subsidiaries' existing and future debt, including all debt under our senior credit facilities, except for any future debt that expressly provides that it ranks equal or junior in right of payment to the exchange notes and the subsidiary guarantees. As a result, in the event of our insolvency, liquidation or other reorganization, all senior debt, including all debt under our senior credit facilities, must be paid in full before any amounts owed under the exchange notes may be paid. In addition, our obligations and those of our subsidiaries under the new senior credit facilities are secured by a first priority security interest in substantially all of our and our U.S. subsidiaries' tangible and intangible assets. Because we or a subsidiary guarantor may not have sufficient funds or assets to pay all of our or its creditors, holders of exchange notes may receive less, ratably, than holders of senior debt or they may receive no payment at all. As of March 31, 2001, on a pro forma basis, the exchange notes and the subsidiary guarantees of the exchange notes would have been subordinated to approximately $607 million of senior debt, all of which would have been secured. In addition, on the same basis, we would have had approximately $182 million of availability under our new revolving credit facility. The indenture does not limit the amount of senior debt that we and our subsidiaries may incur in the future as long as we meet specified coverage tests. In addition, the restrictions on the incurrence of additional debt contained in the indenture and our senior credit facilities are subject to a number of important exceptions and limitations.

    We also may not pay any amount owed under the exchange notes, or repurchase, redeem or otherwise retire the exchange notes if any payment or other default on our senior debt occurs and the maturity of the senior debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived, the acceleration has been rescinded, the senior debt is repaid in full or the holders of the senior debt consent to the payment. In addition, if any other default exists with respect to senior debt and specified other conditions are satisfied, at the option of the holders of that senior debt, we may be prohibited from making payments on the exchange notes for a designated period of time. The right of each holder of the exchange notes to require us to repurchase the exchange notes at a premium upon the occurrence of a change of control would be blocked by these provisions to the extent that the event constituting a change of control also causes a default, or if a default otherwise exists, under our senior credit facilities or other senior debt. Upon any payment or distribution of our assets upon a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of senior debt will be entitled to receive payment in full before the holders of the exchange notes are entitled to receive any payment.

  Our business could be adversely impacted by future reductions or changes in U.S. Government spending.

    Our primary customers are NASA, the U.S. military and the government prime contractors that supply products to these customers. For fiscal 2001, approximately 81% of our pro forma revenues were generated from sales to the U.S. Government or prime government contractors that identified the U.S. Government as the ultimate purchaser. The overall U.S. defense budget declined from the mid-1980s through the mid-1990s and has stabilized thereafter. Although the Department of Defense currently forecasts the defense budget to increase modestly through its fiscal year 2005, we cannot assure you that future levels of defense spending will increase or that they will not decrease. Further declines in U.S. military expenditures, or the elimination or curtailment of a material program in which we are involved, could materially and adversely affect our revenues and results of operations.

  Decreases in unmanned commercial space launches could adversely impact our business.

    We generate significant revenues from the supply of solid rocket propulsion systems and composite structures for a variety of commercial launch programs. Recently, the number of commercial satellite launches has decreased and a number of planned commercial satellite launches have been postponed or cancelled. For example, Boeing and Lockheed have recently nearly halved their projections for annual satellite launches from levels projected in the late 1990s. In addition, the Federal Aviation Administration projects that there will be an average of 32 worldwide commercial space launches each year through 2010, which represents a decrease of 9 launches per year as compared to the 2000 forecast. Further decreases in commercial launches or the cancellation of a significant number of currently scheduled launches for programs in which we are involved could materially and adversely affect our revenues and results of operations.

  We may be unable to successfully integrate Thiokol into our operations or realize the expected benefits from the acquisition or any future acquisitions.

    We may not be able to successfully integrate Thiokol into our operations without substantial costs, delays or other problems. It is also possible that expected synergies from the acquisition may not materialize. The consolidation and integration of Thiokol into our operations may take longer, and be more disruptive to our business, than originally anticipated. We may encounter similar problems with any future acquisitions.

    Our success in integrating Thiokol into our operations will depend upon our ability to:

  •
  retain key personnel;
  •
  avoid diversion of management's attention from operational matters;
  •
  integrate general and administrative services;
  •
  integrate key information processing systems; and
  •
  requalify programs in the event of facility relocation.

  Our business could be adversely affected if we are unable to obtain raw materials from our key suppliers.

    U.S. Government contractors such as us are frequently limited to procuring materials and components from sources of supply approved by the Department of Defense. The supply of ammonium perchlorate, a principal raw material used in our operations, is limited to a single source which supplies the entire domestic solid propellant industry. This single source, however, maintains two separate manufacturing lines a reasonable distance apart which lessens the possibility that a fire or other problem will adversely impact all production. However any disruption in our supply of ammonium perchlorate could have a material adverse effect on our propulsion business, negatively impacting our financial condition or results of operations.

    We also presently rely on one primary supplier for our graphite fiber, which is used in the production of composite materials. Although other sources of graphite fiber exist, the addition of a new supplier would require us to qualify the new sources for use on our programs. Any prolonged disruption in the supply of this material or any delay as a result of the qualification of a new source could similarly have a material adverse effect on our business, financial condition or results of operations.

    Suppliers of raw materials and components have exited the business in the past and we cannot assure you that suppliers will not do so in the future. This would require us to expend resources to identify and qualify new raw materials and components, which may not be recoverable under our contracts. For example, current suppliers of some insulation materials used in rocket motors have announced plans to close manufacturing plants and discontinue product lines. We have qualified new replacement materials for some programs. For other programs, we have procured sufficient inventory to cover program requirements through 2003. We also are in the process of qualifying new replacement materials which we expect to be qualified by end of 2001. Difficulty in finding replacement materials or new sources of supply could also have a material adverse effect on our business, financial condition or results of operations.

  Fires or explosive incidents may disrupt our business.

    Some of our products, including those relating to propulsion systems, propellants, ammunition and artillery systems, involve the manufacture and/or handling of a variety of explosive and flammable materials. From time to time in the past, this manufacturing and/or handling has resulted in incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. In addition, use of these products in applications by our customers could also result in liability if an explosion or fire were to occur. We cannot assure you that we will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations.

  Our business is subject to various risks inherent in contracting with the U.S. Government.

    For fiscal 2001, approximately 81% of our pro forma revenues were associated with contracts with, and programs for, the U.S. Government and we expect our revenues from U.S. Government projects to remain at comparable levels for the foreseeable future. There are significant inherent risks in contracting with the U.S. Government, including risks peculiar to the defense industry, which could have a material adverse effect on our business, financial condition or results of operations. The primary risks include:

  •
  termination by the U.S. Government of any contract as a result of a default by us could subject us to liability for the excess costs incurred by the U.S. Government in procuring undelivered items from another source;
  •
  termination by the U.S. Government of any contract for convenience would generally limit our recovery to costs already incurred or committed and limit our profit to work completed prior to termination;
  •
  modification of U.S. Government contracts due to lack of Congressional funding or changes in such funding could subject our contracts to termination or modification;
  •
  failure to comply with the extensive and complex U.S. Government laws and regulations applicable to certain U.S. Government contracts could subject us to contract termination, civil and criminal penalties, and, under certain circumstances, suspension and debarment from future U.S. Government contracts;
  •
  results of U.S. Government audits and review could, in certain circumstances, lead to adjustments to our contract prices, which could be significant;
  •
  successful bids for U.S. Government contracts or the profitability of such contracts, if awarded, cannot be guaranteed in light of the competitive bidding atmosphere under which U.S. Government contracts are awarded;
  •
  the extent to which actual costs exceed projected costs on which our bids or contract prices were based could lower our profitability; and
  •
  uncertain cost factors related to scarce technological skills and components, the frequent need to bid on programs in advance of design completion, which may result in unforeseen technological difficulties and/or cost overruns, the substantial time and effort required for relatively unproductive design and development design complexity, rapid obsolescence and the potential need for design improvement could negatively affect our profitability.

  The aerospace and defense industries are highly competitive.

    We generally encounter intense competition to obtain contracts. Some of our competitors have financial, technical, production and other resources substantially greater than ours. In addition, although the downsizing of the defense industry in the early 1990s has resulted in a reduction in the number of competitors, the consolidation has also strengthened the capabilities of some of the remaining competitors. Moreover, it is possible that there will be increased competition from the remaining competitors in business areas where they do not currently compete, particularly in those business areas dealing with electronics. We cannot assure you that we will be able to compete successfully with our competitors and that the U.S. Government will not open to competition programs for which we are currently the sole supplier. Either of these events could adversely affect our profitability.

    Our business may also be adversely affected by the recent cancellation or expiration of the commercial space launch bilateral trade agreements that the U.S. had with Russia and the Ukraine. Currently, only the U.S. commercial space launch bilateral trade agreement with China remains in effect and it expires at the end of 2001. These trade agreements set quotas on the number of foreign launch vehicles that could be used to launch American commercial satellites. With the cancellation and expiration of these agreements, American companies could choose to use a greater number of less expensive Russian or Ukrainian alternatives rather than those produced by American manufacturers. Since launch vehicle manufacturers tend to turn to local manufacturers for their propulsion systems, the cancellation and expiration of these treaties could have an adverse impact on American propulsion system manufacturers like us.

  We have third-party performance and indemnification risks in connection with certain of our U.S. Government contracts.

    In connection with our spin-off from Honeywell, Inc. in 1990, a number of U.S. Government contracts were transferred from Honeywell to us. However, before the U.S. Government recognized us as the successor in interest to Honeywell, federal regulations required that Honeywell guarantee or otherwise become liable for our performance of its obligations under each specific contract. We, in turn, have agreed to perform all obligations under these contracts and indemnify Honeywell against any liability Honeywell may incur as a result of our non-performance of its contractual obligations. Although we believe that we have successfully performed the majority of these contracts and will successfully perform our remaining obligations under these contracts, we cannot assure you that no default will occur.

    Conversely, in connection with the divestiture of certain of our operations, we have guaranteed performance of a number of U.S. Government contracts by the acquiror or acquirors of those operations and those acquirers have agreed to indemnify us for their non-performance. In the event the non-performance by the acquirors requires us to compensate the U.S. Government under our guarantee obligations, the refusal or inability of the acquirers to indemnify us in full for our losses on a timely basis could have a material adverse effect on our business, financial condition or results of operations.

  Our results of operations and profitability could be negatively impacted if the Thiokol solid rocket motor contract with NASA were to be terminated or if, upon expiration, we did not receive follow-on contracts at all or on terms similar to our existing contracts.

    For fiscal 2001, Thiokol's NASA reusable solid rocket motor contract for the space shuttle program accounted for approximately 22% of our pro forma sales. The space shuttle program is subject to substantial performance and financial risks. The contract may be terminated without cause by the U.S. Government. Deliveries under the contract may also be delayed or extended at the election of the U.S. Government, or Congress may change the funding available to the contract. Additionally, Thiokol's work under its current contract is expected to be completed by August 2004, although an extension of the contract through early 2007 is being negotiated. There is no assurance that we, as the successor to Thiokol, will be awarded additional follow-on reusable solid rocket motor contracts in the future. Moreover, we cannot assure you that even if we were to be awarded a follow-on contract, the follow-on contract would be profitable to the same degree as our existing contract or at all. Any change in, or discontinuance of, the reusable solid rocket motor contract or its benefits to Thiokol, and now to us, could have a material adverse effect on our profitability and financial condition.

  We may experience product failures, schedule delays or other problems with existing or new products and systems, all of which could adversely impact our business.

    Many of the products we develop and manufacture are technologically advanced systems that must function under demanding operating conditions. Even though we believe we employ sophisticated design, manufacturing and testing processes and practices, we cannot assure you that we will successfully launch or operate our products or that they will be developed or will perform as intended. Some of our contracts require us to forfeit part of our expected profit, to receive reduced payments, to provide a replacement launch or other product or service, or to reduce the price of subsequent sales to the same customer, if any, if our products fail to perform adequately. Performance penalties also may be imposed should we fail to meet delivery schedules or other measures of contract performance.

    Like most organizations that produce propulsion systems, we have experienced occasional product failures and other problems. We may experience some product and service failures, schedule delays and other problems in connection with our propulsion systems or other products in the future. In addition to any costs resulting from product warranties, contract performance or required remedial action, these failures may result in increased costs or loss of revenues due to postponement of subsequently scheduled launches or other product and service deliveries. For example, following the loss of the Space Shuttle Challenger in 1986, Thiokol did not produce solid rocket motors for two years, while the motor was being redesigned. We generally do not insure potential costs resulting from any required remedial actions or costs or loss of revenues due to postponement of subsequently scheduled operations or product deliveries.

  Our inability to adapt to rapid technological change could impair our ability to remain competitive.

    The defense and aerospace industries have undergone rapid and significant technological development. Our success depends on our ability to maintain our market position with the U.S. Government and government prime contractors, to generate revenues from new sources and to continue to conceive, design, manufacture and market new products and services on a cost-effective and timely basis. We anticipate that we will incur significant expenses in the design and initial manufacturing and marketing of new products and services. Our competitors may implement new technologies before we are able to, allowing them to provide more effective products at more competitive prices. Future technological developments could:

  •
  adversely impact our competitive position;
  •
  require write-downs of obsolete technology;
  •
  require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or
  •
  require significant capital expenditures beyond those currently contemplated.

    We cannot assure you that we will be able to achieve the technological advances necessary to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services, or that our existing products and services will not become technologically obsolete.

  A loss of key personnel or highly skilled employees or the unionization of additional employees could adversely affect our business.

    Many of our executive officers are key to our management and direction. Our future success depends on our ability to retain these officers and other capable management. Although we believe we will be able to attract and retain talented personnel and that we could replace key personnel should the need arise, our inability to do so could have a material adverse effect on our business, financial condition or results of operations. In addition, because of the complex nature of many of our products, we are generally dependent on an educated and trained workforce. We would be adversely affected by a shortage of skilled employees.

    Approximately 2,000 of our employees are covered by collective bargaining agreements. Some of these agreements are the subject of ongoing negotiations, while others are due to expire within the year. Our inability to negotiate acceptable contracts with the unions upon expiration of these contracts could result in strikes or work stoppages or increased operating costs as a result of higher wages or benefits paid to union members. If the unionized workers were to engage in a strike or other work stoppage, or other non-unionized operations were to become unionized, we could experience a significant disruption of our operations or higher ongoing labor costs, either of which could materially and adversely affect our business, financial condition or results of operations.

  We may incur substantial costs in complying with environmental laws and may be subject to substantial liability resulting from the use of hazardous substances or required cleanup of contaminated sites.

    Our operations and ownership or use of real property are subject to a number of federal, state and local environmental laws and regulations which, among other things, require us to obtain permits to operate and to install pollution control equipment and regulate the generation, storage, handling, transportation, treatment and disposal of hazardous and solid wastes. Our operations also subject us to liability for the cleanup of releases of hazardous substances. Environmental laws and regulations change frequently, and it is difficult to predict whether and to what extent compliance with environmental laws and regulations may impact our results of operations or financial condition in the future.

    Due to the nature of our operations, we are involved from time to time in legal proceedings involving remediation of environmental contamination from past or present operations or use or ownership of real property, as well as compliance with environmental requirements applicable to ongoing operations. We may also be subject to fines and penalties, toxic tort suits or other third-party lawsuits due to our or our predecessors' present or past use of hazardous substances or the alleged on-site or off-site contamination of the environment through past or present operations. We could incur material costs or liabilities in connection with any such proceedings or claims.

    With respect to the off-site disposal of hazardous material prior to the spin-off from Honeywell, we have agreed to indemnify Honeywell for our proportional share of any costs of the remedial and/or corrective action allocated to Honeywell as a "potentially responsible party." As part of our acquisition of Hercules Aerospace Company in March 1995, we have also generally assumed responsibility for environmental compliance at the acquired facilities. There may also be significant environmental remediation costs associated with the acquired Hercules facilities that will, with respect to some facilities, be funded in the first instance by us, subject to potential reimbursement or indemnification from the U.S. Government or Hercules Incorporated. There can be no assurance, however, that the U.S. Government or Hercules Incorporated will reimburse us for any particular environmental costs or reimburse us in a timely manner.

    As part of the Thiokol acquisition, we have also generally assumed Alcoa's responsibility for the off-site disposal of hazardous material prior to the acquisition and for environmental compliance at the acquired Thiokol facilities. It is expected that much of the compliance and remediation costs associated with the Thiokol facilities will be reimbursable under U.S. Government contracts. There may also be environmental remediation costs associated with the acquired Thiokol facilities that will be funded in the first instance by us, which we expect will be covered by a reserve of approximately $14 million. Beyond this amount, we and Alcoa would each fund 50% of the next $20 million of liability, subject to our having notified Alcoa of any issues subject to reimbursement or indemnification from Alcoa prior to January 30, 2004. However, we cannot assure you that the U.S. Government or Alcoa will reimburse us for any particular environmental costs or reimburse us in a timely manner. Furthermore, Alcoa's obligation under its environmental indemnity is capped at $10 million. As a consequence, environmental costs and liabilities associated with both our operations and those of Thiokol could materially and adversely affect our financial position and profitability.

Risks Relating to the Exchange Offer

  If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to significant restrictions on transfer, and may be subject to a limited trading market and a significant diminution in value.

    If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered or sold pursuant to an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act. To the extent other outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining outstanding notes would be adversely affected and there could be a significant diminution in the value of the outstanding notes as compared to the value of the exchange notes.

  An active public market may not develop for the exchange notes, which could adversely affect the market price and liquidity of the exchange notes.

    The exchange notes constitute securities for which there is no established trading market. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the exchange notes is currently anticipated. If a market for the exchange notes should develop, the exchange notes could trade at a discount from their principal amount and they may be difficult to sell. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. As a result, we can not give you any assurance that you will be able to resell any exchange notes or, if you are able to resell, the price at which you will be able to do so.

  If you participate in the exchange offer for the purpose of participating in a distribution of the exchange notes you could be deemed an underwriter under the Securities Act.

    If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to be an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

  We may not be able to repurchase the notes upon a change of control.

    Upon a change of control, we will be required to make an offer to purchase all notes outstanding. We would be required to purchase the notes at 101% of their principal amount plus accrued and unpaid interest up to, but not including, the date of repurchase. The source of funds for any purchase would be our available cash or third-party financing. However, we cannot assure you that we will have enough available funds at the time of any change of control to make required repurchases of tendered notes. Moreover, we are prohibited by our senior credit facilities from repurchasing any notes upon a change of control. Our senior credit facilities also provide for an event of default upon some change of control events with respect to us. Any credit agreement or other agreements relating to senior debt that we may enter into in the future may also contain similar restrictions or provisions. If we experience a change of control when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or could attempt to refinance the debt that contains the prohibition. In the event that we are unable to obtain the requisite consent and do not refinance the debt, we would be prohibited from repurchasing the notes. In this case, our failure to repurchase tendered notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. This default would, in turn, constitute an event of default under our senior credit facilities and may constitute an event of default under future senior debt. Under these circumstances, the subordination provisions in the indenture would restrict payments to you before these other obligations are satisfied.

  Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the notes.

    Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  intended to hinder, delay or defraud any present or future creditor; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the guarantee; and at the time it was issued the guarantee:
  •
  was insolvent or rendered insolvent by reason of issuing the guarantee;
  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital to carry on its business; or
  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

    In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the governing law. Generally, however, a guarantor would be considered insolvent if:

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or
  •
  it could not pay its debts as they become due.

    We cannot be sure as to what standard a court would apply in making a determination as to whether or not a subsidiary guarantor was solvent at the relevant time or that the issuance of the guarantees of the exchange notes would not be voided or subordinated to such guarantor subsidiary's other debt to which it is not otherwise contractually subordinated.

    If such a case were to occur, any guarantee of the exchange notes by a guarantor subsidiary could also be subject to the claim that since the guarantee was incurred for the benefit of Alliant, and only indirectly for the benefit of the guarantor subsidiary, the obligations of the guarantor subsidiary were incurred for less than fair consideration.

    To the extent a court voids a subsidiary guarantee as a fraudulent transfer or conveyance or holds it unenforceable for any other reason, holders of exchange notes would cease to have any claim against the subsidiary guarantor. If a court were to take this action, the subsidiary guarantor's assets would be applied to the subsidiary guarantor's liabilities and preferred stock claims. We cannot assure you that a subsidiary guarantor's assets would be sufficient to satisfy the claims of the holders of exchange notes relating to any voided portions of any of the subsidiary guarantees.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements made and information contained in this prospectus, excluding historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the integration of Thiokol and realization of the expected benefits and synergies, the funding of future growth, long-term debt repayment, environmental remediation costs and reimbursement prospects, and in general, the financial and operating impact of the resolution of environmental and litigation contingencies. These forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially. Some of these risks and uncertainties are described in connection with the applicable forward-looking statements. Additional risks and uncertainties include, but are not limited to, changes in government spending and budgetary policies, governmental laws and other rules and regulations relating to various matters such as environmental remediation, contract pricing, changing economic and political conditions in the United States and in other countries, changes in the number or timing of commercial space launches, international trading restrictions, outcome of periodic union negotiations, customer product acceptance, our success in program pursuits, program performance, continued access to technical and capital resources, and supply and availability of raw materials and components.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

    In connection with the offering of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We are making the exchange offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange

    We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, exchange notes for an equal principal amount of outstanding notes. The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes, which will not apply to exchange notes. The exchange notes will be entitled to the benefits of the indenture. See "Description of Notes."

    The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered or accepted for exchange. As of the date of this prospectus, $400 million aggregate principal amount of the outstanding notes is outstanding. Outstanding notes tendered in the exchange offer must be in denominations of a minimum principal amount of $1,000 or any integral multiple thereof.

    Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, holders of outstanding notes, except any holder who is an affiliate of ours within the meaning of Rule 405 under the Securities Act, who exchange their outstanding notes for exchange notes in the exchange offer generally may offer the exchange notes for resale, resell the exchange notes and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business and the holder is not participating in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

    Each broker-dealer that receives exchange notes for its own account in exchange for the surrender of outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." In addition, to comply with the securities laws of individual jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend.

Expiration Date; Extensions; Termination; Amendments

    The exchange offer expires at 5:00 p.m., New York City time, on            unless we, in our sole discretion, decide to extend the period during which the exchange offer is open.

    We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to BNY Midwest Trust Company, the exchange agent, and by public announcement communicated by no later than 9:00 a.m. on the next business day following the previously scheduled expiration date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

    We will accept tendered outstanding notes for exchange on the second business day following the expiration date. We expressly reserve the right:

  •
  to terminate the exchange offer and not accept for exchange any outstanding notes for any reason, including if any of the events set forth below under "—Conditions to the Exchange Offer" occur; and
  •
  to amend the terms of the exchange offer in any manner, whether before or after any tender of the outstanding notes.

    If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the outstanding notes as soon as possible.

    Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the tendered outstanding notes on the exchange date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder as soon as possible after expiration or termination of the exchange offer. See "—Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes."

    This prospectus and the related letter of transmittal and other relevant materials will be mailed by us to record holders of outstanding notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of outstanding notes.

Procedures for Tendering Outstanding Notes

    The tender of outstanding notes by you pursuant to any one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    General Procedures.  You may tender the notes by:

  •
  properly completing and signing the letter of transmittal or a facsimile and delivering the letter of transmittal together with:
  —
  the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees, to the exchange agent at its address set forth in the letter of transmittal on or prior to the expiration date, or
  —
  a timely confirmation of a book-entry transfer of the outstanding notes being tendered, if the procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, or
  •
  complying with the guaranteed delivery procedures described below.

    If tendered outstanding notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange for cancelled outstanding notes are to be issued, and any untendered outstanding notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. or by a member of a signature medallion program such as "STAMP". If the exchange notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the outstanding notes, the signature on the letter of transmittal must be guaranteed by an eligible institution.

    Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender outstanding notes should contact the holder promptly and instruct the holder to tender outstanding notes on the beneficial owner's behalf. If the beneficial owner wishes to tender the outstanding notes itself, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

    A tender will be deemed to have been received as of the date when:

  •
  the tendering holder's properly completed and duly signed letter of transmittal accompanied by the outstanding notes is received by the exchange agent;
  •
  the tendering holder's properly completed and duly signed letter of transmittal accompanied by a book-entry confirmation is received by the exchange agent; or
  •
  a notice of guaranteed delivery or letter or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

    Issuances of exchange notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery or letter or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal, the tendered outstanding notes, or book-entry confirmation, if applicable and any other required documents.

    All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of outstanding notes will be determined by us, and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in our opinion or the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defects or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

    The method of delivery of outstanding notes and all other documents is at the election and risk of the tendering holders, and delivery will be deemed made only when actually received and confirmed by the exchange agent. If the delivery is by mail, it is recommended that registered mail properly insured with return receipt requested be used and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for the holders.

    Book-Entry Transfer.  The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of the prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer the outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer.

    Guaranteed Delivery Procedures.  If you desire to tender outstanding notes pursuant to the exchange offer, but time will not permit a letter of transmittal, the outstanding notes or other required documents to reach the exchange agent on or before the expiration date, or if the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the exchange agent has received at its office a letter or facsimile transmission from an eligible institution setting forth the name and address of the tendering holder, the names in which the outstanding notes are registered, the principal amount of the outstanding notes being tendered and, if possible, the certificate numbers of the outstanding notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the expiration date, the outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal and any other required documents, will be delivered by the eligible institution to the exchange agent in accordance with the procedures outlined above. Unless outstanding notes being tendered by the above-described method are deposited with the exchange agent, including through a book-entry confirmation, within the time period set forth above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

Terms and Conditions of the Letter of Transmittal

    The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

    The transferring party tendering outstanding notes for exchange thereby exchanges, assigns and transfers the outstanding notes to us and irrevocably constitutes and appoints the exchange agent as the transferor's agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of the tendered outstanding notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions except restrictions on transfer, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes. The transferor further agrees that acceptance of any tendered outstanding notes by us and the issuance of exchange notes in exchange therefor will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

    By tendering outstanding notes and executing the letter of transmittal, the transferor certifies that:

  •
  it is not an affiliate of ours or of any of the subsidiary guarantors or, if the transferor is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
  •
  the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder;
  •
  the transferor has not entered into an arrangement or understanding with any other person to participate in the distribution, within the meaning of the Securities Act, of the outstanding notes or the exchange notes;
  •
  the transferor is not a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and
  •
  if the transferor is a broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, the transferor will deliver a prospectus in connection with any resale of such exchange notes.

Withdrawal Rights

    Outstanding notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date, as it may be extended from time to time.

    For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the letter of transmittal not later than 5:00 p.m. New York time, on the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered outstanding notes to be withdrawn, the certificate numbers and principal amount of outstanding notes to be withdrawn, that the holder is withdrawing its election to have such outstanding notes exchanged and the name of the registered holder of the outstanding notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the outstanding notes being withdrawn. The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or prior to the expiration date. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

    Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of outstanding notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes when, and if we have given written notice to the exchange agent.

    The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving exchange notes from us and causing the outstanding notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted outstanding notes will be made by the exchange agent promptly after acceptance of the tendered outstanding notes. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry procedures described above, the outstanding notes will be credited to an account maintained by the holder with the book-entry transfer facility for the outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions to the Exchange Offer

    Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to issue exchange notes in exchange for any properly tendered outstanding notes not previously accepted and may terminate the exchange offer, by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service, or, at our option, modify or otherwise amend the exchange offer, if:

  •
  there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or the Securities and Exchange Commission:

      —seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer;     —assessing or seeking any damages as a result thereof; or

      —resulting in a material delay in our ability to accept for exchange or exchange some or all of the outstanding notes pursuant to the exchange offer; or

  •
  the exchange offer violates any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

    The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

    Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

    In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent

    The BNY Midwest Trust Company has been appointed as the exchange agent for the exchange offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the letter of transmittal and requests for notices of guaranteed delivery, should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	Facsimile Transmission Number: (For Eligible Institutions Only) (212) 815-6339	By Hand/Overnight Delivery:
The Bank of New York Reorganization Unit 101 Barclay Street - 7E New York, New York 10286 Attention: Mr. Kin Lau	To Confirm by Telephone or for Information Call: (212) 815-3750	The Bank of New York Reorganization Unit 101 Barclay Street - 7E New York, New York 10286 Attention: Mr. Kin Lau

    Delivery of the letter of transmittal to an address other than as set forth above, or transmission of instructions via facsimile other than as set forth above, will not constitute a valid delivery.

    BNY Midwest Trust Company also acts as trustee under the indenture.

Solicitation of Tenders; Expenses

    We have not retained any dealer-manager or similar agent in connection with the exchange offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated to be approximately $1.0 million.

    No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been any change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

Appraisal Rights

    You will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

    The exchange notes will be recorded at the carrying value of the outstanding notes as reflected in Alliant's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Alliant upon the exchange of exchange notes for outstanding notes. Expenses incurred in connection with the issuance of the exchange notes will be amortized over the term of the exchange notes.

Transfer Taxes

    If you tender your outstanding notes, you will not be obligated to pay any transfer taxes in connection with the exchange except that if you instruct us to register exchange notes in the name of, or request outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered holder, you will be responsible for the payment of any applicable transfer tax.

Income Tax Considerations

    You should consult your own tax advisers with respect to your particular circumstances and with respect to the effects of state, local or foreign tax laws to which you may be subject. The following discussion is based upon the provisions of the Internal Revenue Code, regulations, rulings and judicial decisions, in each case as in effect on the date of this prospectus, all of which are subject to change.

    The exchange of an outstanding note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding outstanding note surrendered. See "Principal United States Federal Tax Considerations."

Consequences of Failure to Exchange

    As consequence of the offer or sale of the outstanding notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of outstanding notes who do not exchange outstanding notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes described in the legend set forth on the outstanding notes. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act except pursuant to an exemption from, or in a transaction not subject to, the registration requirement Securities Act and the registration and/or qualification requirements of applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act.

    Upon consummation of the exchange offer, due to the restrictions on transfer to which the outstanding notes are subject and the absence of similar restrictions with respect to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes.

Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. The net proceeds from the sale of the outstanding notes, after deduction of underwriting discounts and expenses, were approximately $387 million. We used the net proceeds to repay the outstanding $125 million senior subordinated credit facility in its entirety and to repay approximately $65 million of revolving credit loans and approximately $195.7 million of our Tranche A term loans under our senior secured credit facilities.

    As of May 14, 2001, the date on which we sold the outstanding notes, the interest rate on the Tranche A term loans repaid was 7.33% per annum and the interest rate on the revolving credit loans repaid was 6.87%. The Tranch A term loans repaid were scheduled to mature April 20, 2007.

CAPITALIZATION

    The following table sets forth:

  •
  our actual historical capitalization as of March 31, 2001;

  •
  our pro forma capitalization as of that date giving effect to the Thiokol acquisition and the related financing.

	As of March 31, 2001
	Actual	Pro Forma
	(dollars in thousands)
Cash and cash equivalents	$27,163	$23,896

Total debt (including current maturities):
Existing credit facilities(1)	$277,109	—
Revolving credit facility(2)(3)	—	$3,000
Tranche A term loans(2)(3)	—	104,293
Tranche B term loans(2)	—	500,000
Senior subordinated notes(3)	—	400,000

Total debt(2)(3)	$277,109	$1,007,293
Stockholders' equity:
Common stock — $.01 par value; 20,000,000 shares authorized, 14,070,569 shares issued and outstanding actual and pro forma(4)	185	185
Additional paid-in capital	231,598	231,598
Retained earnings	265,180	255,696
Unearned compensation	(3,854)	(3,854)
Other comprehensive income	(6,140)	(6,140)
Common stock in treasury, at cost—4,426,202 shares	(288,637)	(288,637)

Total stockholders' equity	198,332	188,848

Total capitalization	$475,441	$1,196,141

(1)
Our existing credit facilities were refinanced on April 20, 2001 with proceeds from our senior credit facilities.
(2)
In connection with the refinancing of our existing credit facilities and the consummation of the Thiokol acquisition on April 20, 2001, we borrowed $300 million of Tranche A term loans, $500 million of Tranche B term loans and $68 million of revolving credit loans under our senior credit facilities. We also borrowed $125 million under a senior subordinated credit facility, which is not reflected in the pro forma amount because loans under this facility were repaid with the proceeds of the sale of the outstanding notes on May 14, 2001. See note (3) below.
(3)
On May 14, 2001, we issued $400 million aggregate principal amount of senior subordinated notes in a private placement. The net proceeds were used to repay in full the $125 million senior subordinated credit facility and to repay approximately $65 million of revolving credit loans and $195.7 million of Tranche A term loans.
(4)
On August 7, 2001, at our annual meeting, our stockholders approved a proposal by our board of directors to amend our certificate of incorporation to increase our authorized shares of common stock from 20,000,000 to 60,000,000.

PRO FORMA COMBINED FINANCIAL INFORMATION

    The following pro forma combined financial information has been prepared to reflect the Thiokol acquisition and the related financing. The pro forma combined income statement and other data has been prepared as if each occurred on April 1, 2000, while the pro forma combined balance sheet has been prepared as if each occurred on March 31, 2001.

    Our fiscal year ends on March 31 of each year while Thiokol's fiscal year ends on December 31 of each year. Accordingly, as permitted by Regulation S-X under the Securities Act, for purposes of the pro forma combined income statement and other data, we have combined our historical results for the year ended March 31, 2001 with Thiokol's historical results for the year ended December 31, 2000. For purposes of the pro forma combined balance sheet, we have combined our historical position as of March 31, 2001, with Thiokol's historical position as of December 31, 2000.

    Prior to its May 25, 2000 acquisition by Alcoa, Thiokol was a division of Cordant. The historical combined income statement and other data for Thiokol for the periods from January 1, 1998 to May 25, 2000 is presented based on Cordant's accounting policies and is included under the caption "Predecessor." The historical combined income statement and other data for Thiokol for the period from May 26, 2000 to December 31, 2000 is presented based on Alcoa's accounting policies and is included under the caption "Successor."

    The Thiokol acquisition will be accounted for under the purchase method of accounting. Under this method of accounting, the identifiable assets and liabilities of the Thiokol business will be adjusted to their estimated fair values. In connection with the acquisition of Cordant by Alcoa in May 2000, the Thiokol assets were adjusted to their estimated fair values. The historical combined financial information for Thiokol under the caption "Successor" reflects this adjustment and the allocation of the purchase price. We will review these fair values and, as a result, the adjustments made by Alcoa may be further adjusted.

    The pro forma combined financial information has been prepared based on the foregoing and on other assumptions described in the related notes.

    The pro forma combined financial information should be read together with our historical financial statements and those of Thiokol, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus. The following pro forma combined financial information does not purport to be indicative of the financial position or results of operations that would have been reported had the transactions been effected on the dates indicated, or which may be reported in the future.

    Thiokol results for the year ended December 31, 2000 include a full allocation of Cordant corporate office expenses for the period from January 1 to May 25, 2000 and an allocation of Alcoa Industrial Components Group expenses for the period from May 26 to December 31, 2000.

Pro Forma Combined Income Statement And Other Data
Year Ended March 31, 2001
(dollars in thousands, except per share information)

	Historical Statements
		Thiokol
	Alliant Year Ended March 31, 2001	Predecessor for the Period from January 1 to May 25, 2000	Successor for the Period from May 26 to December 31, 2000	Pro Forma Adjustments		Pro Forma Combined
Income Statement Data:
Sales	$1,141,949	$233,258	$379,694	—		$1,754,901
Cost of sales	905,574	189,612	308,911	$2,236	(b)	1,406,333
Research and development	11,575	3,072	4,561	—		19,208
Selling	24,372	2,224	3,113	—		29,709
General and administrative	64,334	3,392	11,476	—		79,202

Income from operations	136,094	34,958	51,633	(2,236)		220,449
Interest expense	(33,738)	—	—	(63,081	)(c)	(96,819)
Interest income	1,038	—	—	—		1,038

Income from operations before income taxes	103,394	34,958	51,633	(65,317)		124,668
Income tax provision	35,473	13,626	20,479	(27,711	)(d)	41,867

Income before extraordinary loss	67,921	21,332	31,154	(37,606)		82,801
Extraordinary loss on early extinguishment of debt, net of income taxes	—	—	—	(9,484)	(e)	(9,484)

Net income	$67,921	$21,332	$31,154	$(47,090)		$73,317

Basic earnings per share:
Continuing operations	$4.92					$5.99
Extraordinary loss						(0.69)

Net income	$4.92					$5.30

Diluted earnings per share:
Continuing operations	$4.80					$5.85
Extraordinary loss	—					(0.67)

Net income	$4.80					$5.18

Weighted average shares outstanding:
Basic	13,815					13,815
Diluted	14,155					14,155
Other Data:
EBITDA (a)	$181,074	$42,635	$74,003			$297,712
Cash flows provided by (used for) operating activities	74,620	(2,457)	17,068	$(50,835)		38,396
Cash flows provided by (used for) investing activities	1,354	(4,368)	(7,964)	(685,000)		(695,978)
Cash flows (used for) provided by financing activities	(94,576)	6,825	(9,104)	697,186		600,331
Depreciation and amortization	44,980	7,677	22,370	2,236		77,263
Capital expenditures	24,755	4,368	7,964			37,087
Ratio of EBITDA to interest expense	5.4					3.1
Ratio of total debt to EBITDA	1.5					3.4

See Notes to Pro Forma Combined Financial Statements.

Pro Forma Combined Balance Sheet
As of March 31, 2001
(dollars in thousands)

	Historical
	Alliant As of March 31, 2001	Thiokol As of December 31, 2000	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$27,163	$12	$(3,279	)(f)	$23,896
Receivables	214,724	118,666	18,218	(b)	351,608
Net inventory	54,136	37,931	(25,931)	(b)	66,136
Deferred income tax asset	16,478	27,776	—		44,254
Other current assets	20,322	111	—		20,433

Total current assets	332,823	184,496	(10,992)		506,327
Net property, plant and equipment	303,188	314,636	—		617,824
Goodwill	117,737	263,254	89,446	(b)	470,437
Prepaid and intangible pension assets	106,048	163,213	—		269,261
Deferred charges and other non-current assets	19,708	29,026	27,656	(g)	76,390

Total assets	$879,504	$954,625	$106,110		$1,940,239

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$69,200	$—	$(52,032)	(h)	$17,168
Line of credit borrowings	—	—	3,000	(h)	3,000
Accounts payable	71,758	27,633	—		99,391
Contract advances and allowances	34,494	16,095	—		50,589
Accrued compensation	38,487	23,761	—		62,248
Accrued income taxes	11,873	—	—		11,873
Other accrued liabilities	66,151	22,512	677	(b)	89,340

Total current liabilities	291,963	90,001	(48,355)		333,609
Long-term debt	207,909	—	779,216	(h)	987,125
Deferred income taxes	—	84,615	—		84,615
Post-retirement and post-employment benefits liability	108,203	113,710	—		221,913
Other long-term liabilities	73,097	51,032	—		124,129

Total liabilities	681,172	339,358	730,861		1,751,391
Common Stock — $.01 par value
20,000,000 shares authorized, 14,070,569 shares issued and outstanding actual and pro forma	185	—	—		185
Additional paid-in-capital	231,598	—	—		231,598
Retained earnings	265,180	—	(9,484)	(e)	255,696
Parent company equity	—	615,267	(615,267)	(b)	—
Unearned compensation	(3,854)	—	—		(3,854)
Other comprehensive income	(6,140)	—	—		(6,140)
Common stock in treasury, at cost—4,426,202 shares	(288,637)	—	—		(288,637)

Total stockholders' equity	198,332	615,267	(624,751)		188,848

Total liabilities and stockholders' equity	$879,504	$954,625	$106,110		$1,940,239

See Notes to Pro Forma Combined Financial Statements.

Notes to Pro Forma Combined Financial Statements
(dollars in thousands)

  (a)
  EBITDA represents income from operations before net interest, income taxes, depreciation and amortization. We believe that EBITDA provides additional information for determining a borrower's ability to meet debt service requirements. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund cash requirements. Our definition of EBITDA may not be the same as that of other companies.

  (b)
  The adjustments reflect the incremental goodwill created as a result of the acquisition of Thiokol by Alliant. This is based on our initial allocation of the purchase price and is subject to change pending subsequent valuations. This incremental goodwill will be amortized over 40 years.

Purchase price	$685,000
Net assets acquired	(615,267)
Other adjustments (net)	19,713

Incremental goodwill	$89,446

Annual amortization expense	$2,236

    The other adjustments shown above include transaction expenses, an adjustment to conform Thiokol's revenue recognition policy to ours for certain long-term production contracts and an adjustment for employee-related accruals in connection with severance, retirement and other obligations. An adjustment was also made to accrued liabilities for the employee-related accruals.

  (c)
  Total interest expense was adjusted to reflect additional interest expense on our senior credit facilities and the outstanding notes, as well as the amortization of deferred financing costs related to this new financing. The actual calculation is shown in the following table. Total interest expense does not reflect interest expense related to the $125 million senior subordinated credit facility, which was refinanced on May 14, 2001 with proceeds from the sale of the outstanding notes.

	Amount	Interest Rate	Interest Expense
Assumed revolver balance year-end(1)	$3,000	7.25%	$218
Tranche A term loans(1)	104,293	8.15%	8,500
Tranche B term loans	500,000	8.82%	44,100
Senior subordinated notes	400,000	8.50%	34,000

Subtotal new debt	1,007,293	8.62%	86,818
Amortization of deferred financing fees ($32,998 assumed to be amortized using the effective interest rate method over the scheduled term of the debt)			4,828
Average historical revolver balance for fiscal 2001	71,349	7.25%	5,173

Total	$1,078,642	8.98%	$96,819

    (1)
    Balance gives pro forma effect to the application of the net proceeds from the sale of the outstanding notes.

  (d)
  The total income tax provision was adjusted for the effects of the pro forma adjustments. The revised effective tax rates vary from statutory rates principally due to tax effects associated with our business strategies, resolution of tax matters and the impact of state taxes.

  (e)
  The pro forma combined income statement and other data for the year ended March 31, 2001 assumes that the Thiokol acquisition and related financing occurred on April 1, 2000. We have assumed an early extinguishment of our existing debt, the $125 million senior subordinated credit facility and a portion of the Tranche A term loans resulting in an extraordinary loss of $15,807, net of a $6,323 tax benefit, due to the write-off of deferred financing fees and expenses associated with the extinguished debt.

  (f)
  Net adjustment of cash was determined as follows:

Proceeds from issuance of new debt	$1,007,293

Repayment of existing debt	(277,109)
Cost of Thiokol acquisition	(685,000)
Estimated transaction expenses	(48,463)

Net application of cash	(1,010,572)

Net decrease in cash	$(3,279)

  (g)
  The adjustments reflect the $5,342 write-off of deferred charges associated with the financing of the existing debt, and recording of $32,998 of new deferred charges paid in connection with the financing of the Thiokol acquisition and the issuance of the outstanding notes. These deferred charges will be amortized as interest expense and using the effective interest rate method over the scheduled term of the debt.

  (h)
  The adjustments reflect the retirement of existing indebtedness and the $125 million senior subordinated credit facility, and new borrowings related to the Thiokol acquisition, including the outstanding notes. The adjustments are summarized as follows:

Retirement of existing debt	$(277,109)
Revolving credit facility(1)	3,000
Tranche A term loans(1)	104,293
Tranche B term loans	500,000
Senior subordinated notes	400,000

Total increase in debt	$730,184

    (1)
    Balance gives pro forma effect to the application of the net proceeds from the sale of the outstanding notes.

  (i)
  Nonrecurring charges, net of related tax effects, resulting directly from the Thiokol acquisition and which will be included in our results of operations within the 12 months following the acquisition are expected to be $5,000. These charges have not been considered in the pro forma combined income statement and other data.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALLIANT
(dollars in thousands, except per share information and ratios)

    The following historical consolidated financial information as of March 31, 2000 and 2001 and for each of the three years in the period ended March 31, 2001 has been derived from, and should be read together with, our audited consolidated financial statements and the related notes, which are included elsewhere in this prospectus. The historical consolidated financial information as of March 31, 1997, 1998 and 1999 and for each of the two years in the period ended March 31, 1998 has been derived from our audited consolidated financial statements and the related notes, which have not been included in this prospectus. The information presented below should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Alliant."

	Year Ended March 31,
	1997	1998	1999	2000	2001
Income Statement Data:
Sales	$1,089,397	$1,075,506	$1,090,438	$1,077,520	$1,141,949
Cost of sales	906,284	873,261	887,212	861,433	905,574
Change in accounting estimate — Environmental liabilities(1)	17,442	—	—	—	—
Research and development	16,207	12,447	8,874	11,177	11,575
Selling	35,778	39,683	31,518	25,188	24,372
General and administrative	47,341	57,626	59,771	59,149	64,334

Income from operations	66,345	92,489	103,063	120,573	136,094
Interest expense	(35,102)	(27,621)	(24,731)	(33,999)	(33,738)
Interest income	716	3,090	1,215	656	1,038

Income from continuing operations before income taxes	31,959	67,958	79,547	87,230	103,394
Income tax provision	—	—	11,932	22,778	35,473

Income from continuing operations	31,959	67,958	67,615	64,452	67,921
Income from discontinued operations, net of income taxes(2)	4,819	—	—	—	—
Gain on disposal of discontinued operations, net of income taxes(3)	22,381	225	—	9,450	—

Income before extraordinary loss	59,159	68,183	67,615	73,902	67,921
Extraordinary loss on early extinguishment of debt, net of income taxes(4)	—	—	(16,802)	—	—

Net income	$59,159	$68,183	$50,813	$73,902	$67,921

Basic earnings (loss) per common share:
Continuing operations	$1.64	$3.48	$3.78	$4.32	$4.92
Discontinued operations	1.39	0.01	—	0.63	—
Extraordinary loss	—	—	(0.94)	—	—

Net income	$3.03	$3.49	$2.84	$4.95	$4.92

Diluted earnings (loss) per common share:
Continuing operations	$1.59	$3.39	$3.68	$4.24	$4.80
Discontinued operations	1.35	0.01	—	0.62	—
Extraordinary loss	—	—	(0.91)	—	—

Net income	$2.94	$3.40	$2.77	$4.86	$4.80

Weighted average shares outstanding:
Basic	19,523	19,572	17,886	14,918	13,815

Diluted	20,103	20,057	18,369	15,198	14,155

Other Data:
EBITDA(5)	$119,066	$140,006	$148,948	$168,395	$181,074
Cash flows provided by operating activities	92,110	62,969	75,712	110,336	74,620
Cash flows provided by (used for) investing activities	112,830	(26,851)	(43,749)	(45,542)	1,354
Cash flows used for financing activities	(127,981)	(89,649)	(79,845)	(40,107)	(94,576)
Depreciation and amortization	52,721	47,517	45,885	47,822	44,980
Capital expenditures	28,522	20,406	43,690	45,573	24,755
Ratio of earnings to fixed charges(6)	1.88	3.37	4.09	3.48	3.95
Balance Sheet Data (at end of period):
Net current assets (liabilities)	$108,191	$95,628	$56,620	$(5,543)	$40,860
Net property, plant and equipment	358,103	333,538	335,751	335,628	303,188
Total assets	973,140	908,309	894,318	905,984	879,504
Long-term debt	237,071	180,810	305,993	277,109	207,909
Total stockholders' equity	218,792	265,754	118,723	114,947	198,332

Notes to Selected Historical Consolidated Financial Information of Alliant

(1)
Includes the impact of the fiscal 1997 adoption of Statement of Position 96-1 "Environmental Remediation Liabilities," which resulted in a $17.4 million charge to earnings.
(2)
In fiscal 1997, we recognized income from discontinued operations of $4.8 million relating to the March 1996 decision to discontinue our role as an owner-operator of foreign demilitarization businesses.
(3)
In fiscal 2000, we received net proceeds from an insurance settlement relating to our former demilitarization operations, resulting in a gain on disposal of discontinued operations of $9.5 million (net of $0.1 million in taxes). In fiscal 1997, we sold our Marine Systems Group to Hughes Aircraft Co. for $141 million in cash, resulting in a $22.4 million gain, net of tax.
(4)
In fiscal 1999, we refinanced our outstanding long-term debt with new bank credit facilities, resulting in an extraordinary loss of $16.8 million, net of a $3.0 million tax benefit, due to the premium paid to retire debt and the write-off of deferred financing costs.
(5)
EBITDA represents, for any relevant period, income from continuing operations before net interest, income taxes, depreciation and amortization. We believe that EBITDA provides additional information for determining a borrower's ability to meet debt service requirements. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund cash requirements. Our definition of EBITDA may not be the same as that of other companies.
(6)
For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION OF THIOKOL
(dollars in thousands)

    The following table sets forth summary historical combined financial information for Thiokol. The audited historical combined financial information as of December 31, 1999 and 2000 and for the period from May 26, 2000 through December 31, 2000, the period from January 1, 2000 through May 25, 2000 and each of the years in the two-year period ended December 31, 1999 has been derived from, and should be read together with, the audited combined financial statements and the related notes for Thiokol, included elsewhere in this prospectus. The unaudited historical combined financial information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 has been derived from, and should be read together with, the unaudited combined financial statements and the related notes for Thiokol, included elsewhere in this prospectus. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in Thiokol's interim financial statements. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year.

    As described in Note 1 to the audited combined financial statements of Thiokol, on May 25, 2000, Alcoa acquired all of the outstanding common stock of Cordant, which included Thiokol. The historical combined income statement and other data for Thiokol for the periods from January 1, 1998 to May 25, 2000 and for the three months ended March 31, 2000 is presented based on Cordant's accounting policies and is included under the caption "Predecessor." The historical combined income statement and other data for Thiokol for the period from May 26, 2000 to December 31, 2000 and for the three months ended March 31, 2001 is presented based on Alcoa's accounting policies and is included under the caption "Successor." The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities acquired were recorded at their estimated fair value at the date of the acquisition. The historical combined financial information for Thiokol under the caption "Successor" reflects this adjustment and the allocation of the purchase price.

    The information presented below should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Thiokol."

	Predecessor
				Successor	Predecessor	Successor
	Year Ended December 31,
			For the Period from January 1 to May 25, 2000	For the Period from May 26 to December 31, 2000	Three Months Ended March 31, 2000	Three Months Ended March 31, 2001
	1998	1999
Income Statement Data:
Sales	$644,273	$605,033	$233,258	$379,694	$147,138	$130,990
Cost of sales	540,072	490,070	189,612	308,911	121,422	117,138
Research and development	8,403	7,755	3,072	4,561	2,176	1,577
Selling and marketing	4,265	5,621	2,224	3,113	858	828
General and administrative	11,583	7,971	3,392	11,476	2,398	1,461

Income before income taxes	79,950	93,616	34,958	51,633	20,284	9,986
Income tax provision	30,110	36,049	13,626	20,479	7,911	3,964

Net income	$49,840	$57,567	$21,332	$31,154	$12,373	$6,022

Other Data:
EBITDA (1)	$100,950	$111,103	$42,635	$74,003	$24,503	$19,429
Cash flows provided by (used for) operating activities	70,863	89,268	(2,457)	17,068	(11,523)	17,007
Cash flows used for investing activities	(13,459)	(17,361)	(4,368)	(7,964)	(2,760)	(4,381)
Cash flows (used for) provided by financing activities	(57,404)	(71,907)	6,825	(9,104)	14,283	(12,626)
Depreciation and amortization	21,000	17,487	7,677	22,370	4,219	9,443
Capital expenditures	13,459	17,361	4,368	7,964	2,760	4,381
	Predecessor	Successor	Successor
	As of December 31, 1999	As of December 31, 2000	As of March 31, 2001
Balance Sheet Data:
Net current assets	$60,501	$94,495	$93,210
Net property, plant and equipment	146,100	314,636	311,244
Total assets	346,797	954,625	952,362
Parent company equity	121,568	615,267	608,663

(1)
EBITDA represents, for any relevant period, income from operations before net interest, income taxes, depreciation and amortization. We believe that EBITDA provides additional information for determining a borrower's ability to meet debt service requirements. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund cash requirements. Our definition of EBITDA may not be the same as that of other companies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our consolidated financial condition and results of operations and those of Thiokol should be read in conjunction with our consolidated and Thiokol's combined financial statements and the unaudited pro forma combined financial information, including, in each case, the related notes, included elsewhere in this prospectus. The discussion of our results and those of Thiokol are presented separately below.

Results of Operations — Alliant

    We operate through the following three business segments:

  •
  Aerospace, which consists of our propulsion and composites business lanes, and which designs, develops and manufactures solid propulsion systems and composite structures for space launch vehicles and tactical and strategic missiles, composite structures for satellites, military hardware and military and commercial aircraft and advanced warheads for tactical missiles;
  •
  Conventional Munitions, which consists of our conventional munitions business lane, and which designs, develops and manufactures small, medium and large caliber ammunition, commercial gunpowder, and munition propellants; and
  •
  Defense Systems, which consists of our precision capabilities lane, and which designs, develops and manufactures barrier systems, electronic warfare systems, electronic support equipment, missile warning systems, infantry weapons systems, electro-mechanical and electronic fuzes, smart weapons, sensors, demolition systems and batteries for military and aerospace applications.

    During fiscal 2001, we realigned our business by moving our missile products business to our Aerospace segment. Segment information included in this section has been reclassified to reflect this realignment for all periods presented.

    All of our debt is located at the corporate level. A capital-employed charge is allocated to each operating segment based on net assets employed, using a rate that approximates our overall borrowing rate. This charge is recorded by the segment as interest expense. In addition, some administrative functions are primarily managed at the corporate level, including human resources, pension and post-retirement benefits, legal, tax and treasury. Significant assets and liabilities are also managed at the corporate level, including those associated with pension and post-retirement benefits, environmental liabilities and income taxes. Pension and post-retirement benefit expenses are allocated to each operating segment based on relative headcount and types of benefits offered in each respective segment. Environmental expenses are allocated to each operating segment based on the origin of the underlying environmental cost.

    Sales under long-term contracts are accounted for under the percentage of completion method and include cost reimbursement and fixed-price contracts. Sales under cost reimbursement contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion, or cost-to-cost, or based on results achieved, which usually coincides with customer acceptance, or units-of-delivery.

    Profits expected to be realized on contracts are based on estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated loss is charged to income.

    Research and development, selling, and general and administrative costs are expensed in the year incurred.

    The following table sets forth information about our results of operations (dollars in thousands):

	Years Ended March 31,
	1999	2000	2001
Sales	$1,090,438	$1,077,520	$1,141,949
Gross margin	203,226	216,087	236,375
Research and development	8,874	11,177	11,575
Selling	31,518	25,188	24,372
General and administrative	59,771	59,149	64,334
Interest expense	(24,731)	(33,999)	(33,738)
Interest income	1,215	656	1,038

Income from continuing operations before income taxes	79,547	87,230	103,394
Income tax provisions	11,932	22,778	35,473

Income from continuing operations	67,615	64,452	67,921
Gain on disposal of discontinued operations, net of tax	—	9,450	—
Extraordinary loss, net of tax	(16,802)	—	—

Net income	$50,813	$73,902	$67,921

  Fiscal 2001 Compared to Fiscal 2000

    Sales.  In fiscal 2001, sales were $1,141.9 million, an increase of $64.4 million, or 6%, from fiscal 2000 sales of $1,077.5 million.

    Aerospace segment sales in fiscal 2001 were $505.7 million, a decrease of $24.2 million, or 4.6%, compared to $529.9 million in fiscal 2000. The decrease reflects lower space propulsion sales, down $52 million from fiscal 2000 due primarily to the wind-down of the Titan program and extension of scheduled deliveries on the Delta propulsion programs, where we are under contract with Lockheed Martin and Boeing, respectively, to produce solid rocket motor boosters. Sales on the Titan program decreased approximately $29 million in fiscal 2001 to $113.6 million. Sales on the Delta program decreased approximately $26 million in fiscal 2001 to $109.6 million. These decreases were partially offset by increased composite structure sales of approximately $9 million on the Atlas V space launch vehicles due to ramping up to full production in fiscal 2001. In addition, missile product sales increased approximately $24 million primarily as a result of $16 million of inter-company sales on a tank ammunition program and accelerated production on other programs. Consistent with our financial accounting policy, these sales are recorded at the Aerospace segment level and eliminated at the consolidated financial statement level.

    Conventional Munitions segment sales were $493.9 million, an increase of $147.4 million, or 42.5%, from fiscal 2000 sales of $346.5 million. The fiscal 2001 increase primarily reflects an increase of approximately $169 million in small and medium caliber ammunition sales. Sales of small caliber ammunition increased approximately $146 million in fiscal 2001. This increase was the result of winning a 10-year contract to produce small caliber ammunition at the Lake City Army Ammunition Plant in Independence, Missouri. This contract was awarded in late fiscal 2000 and production began April 1, 2000. The contract is expected to result in annual sales of approximately $150 million per year. As of March 31, 2001, we have been awarded the first three years on the ten-year production contract. Sales of medium caliber ammunition increased approximately $23 million in fiscal 2001, to $75.0 million, as a result of the addition of a new contract and lower fiscal 2000 sales due to relocation of production facilities. In addition, propellant sales increased approximately $28 million in fiscal 2001, to $104.5 million, primarily due to increased production requirements and a new contract award during fiscal 2001. These increases were partially offset by lower training and tactical tank ammunition sales, down approximately $35 million, to $99.4 million in fiscal 2001. Tank ammunition training sales decreased due to lower production requirements, while tank ammunition tactical sales decreased due to the replacement of a current production program with a next-generation-round development program. Fiscal 2001 was also impacted by the sale of our Kilgore flares business in February 2001. Kilgore's fiscal 2001 sales prior to disposition approximated $27.2 million, and its EBITDA was a negative $6.4 million.

    Defense Systems segment sales were $180.6 million, a decrease of $40.4 million, or 18.3%, from fiscal 2000 sales of $221.0 million. The decrease primarily reflects lower anti-tank munition sales, down $26 million in the current year, to $35.9 million as a result of the Shielder and Volcano programs nearing completion in fiscal 2001. In addition, fiscal 2001 reflected reduced sales on the AAR-47 missile warning system program, down $13 million due to timing of contractual deliveries, and lower sales of approximately $7 million on the Outrider™ Unmanned Aerial Vehicle development programs as this program was completed in fiscal 2000. Partially offsetting these decreases was an increase in sales of approximately $9 million on the Objective Individual Combat Weapon development program, which we were awarded in fiscal 2001.

    Gross Margin.  Gross margin in fiscal 2001 was $236.4 million, or 20.7% of sales, an increase of $20.3 million compared to fiscal 2000 gross margins of $216.1 million, or 20.1% of sales. The current year increase is primarily due to higher margins on propellant programs, up approximately $17 million in fiscal 2001, due to increased sales. In addition, fiscal 2001 was impacted by the absence of prior year costs incurred for consolidation expenses, and the addition of the Lake City small caliber ammunition sales, which added approximately $12 million to gross margin in fiscal 2001. Fiscal 2001 was also impacted by an increase in pension income of $6 million to $12 million. Partially offsetting these improvements were reduced fiscal 2001 propulsion margins as a result of reduced sales due to lower contractual delivery requirements. Fiscal 2001 also included increased losses of approximately $8 million on various flare programs due to costs related to technical issues. In addition, fiscal 2001 was impacted by increased cost on fuzing programs of approximately $10 million, compared to increased costs of approximately $8 million in fiscal 2000. These losses, which were due to technical difficulties, represent management's best estimate of the most likely loss exposure on these programs.

    Research and Development.  Research and development expenditures for fiscal 2001 were $11.6 million, or 1.0% of sales, compared to $11.2 million, or 1.0% of sales, for fiscal 2000. We also spent $204.9 million on customer-funded research and development contracts in fiscal 2001, an increase of $2.9 million when compared with expenditures of $202.0 million in fiscal 2000. Customer-funded research and development primarily represents research and development efforts that we undertake under contracts with the U.S. Government and its prime contractors.

    Selling.  Selling expenses for fiscal 2001 totaled $24.4 million, or 2.1% of sales, compared to $25.2 million, or 2.3% of sales, for fiscal 2000.

    General and Administrative.  General and administrative expenditures in fiscal 2001 were $64.3 million, or 5.6% of sales, compared to $59.1 million, or 5.5% of sales, in fiscal 2000. The fiscal 2001 increase was primarily due to the added costs associated with the addition of the Lake City Army Ammunition Plant.

    Interest Expense.  Interest expense was $33.7 million in fiscal 2001, a decrease of $0.3 million compared to $34.0 million in fiscal 2000. Fiscal 2001 was impacted by higher interest rates offset by lower average outstanding borrowings.

    Interest Income.  Interest income was $1.0 million in fiscal 2001, compared to $0.7 million in fiscal 2000.

    Income from Continuing Operations before Income Taxes.  Income from continuing operations before taxes for fiscal 2001 was $103.4 million, an increase of $16.2 million or 18.6%, compared to $87.2 million for fiscal 2000. The fiscal 2001 improvement reflects higher sales.

    As previously described, our three operating segments are Aerospace, Conventional Munitions, and Defense Systems. In addition, certain administrative functions are primarily managed by us at the corporate headquarters level. Some examples of such functions are human resources, pension and post-retirement benefits, legal, tax, and treasury. Significant assets and liabilities managed at corporate level include those associated with debt, pension and post-retirement benefits, environmental liabilities, and income taxes. A capital-employed charge, interest expense, is allocated to each operating segment based on net assets employed, which approximates our overall borrowing rate. The capital employed charge approximated 9 percent for fiscal 2001, compared to 8 percent for fiscal 2000. Pension and post-retirement benefit expenses are allocated to each operating segment based on relative headcount and types of benefits offered in each respective segment. Environmental expenses are allocated to each operating segment based on the origin of the underlying environmental cost.

    Earnings before taxes in the Aerospace segment were $46.5 million in fiscal 2001, a decrease of $6.0 million compared to fiscal 2000 earnings before taxes of $52.5 million. The fiscal 2001 decrease was driven by higher interest expense in fiscal 2001, and reduced earnings before taxes on the Delta propulsion programs due to lower contractual production requirements.

    Earnings before taxes in the Conventional Munitions segment were $37.6 million in fiscal 2001, an increase of $19.6 million, or 108.9 percent, compared to $18.0 million in fiscal 2000. Fiscal 2001 results reflect higher margins of approximately $17 million on propellant programs, due to increased sales and efficiencies, $12 million from small caliber ammunition and reduced fiscal 2001 expenses due to the absence of consolidation expenses incurred in fiscal 2000. These increases were partially offset by approximately $8 million in increased losses incurred on various flare programs due to technical difficulties incurred in fiscal 2001. During fiscal 2001, we sold our Kilgore flares business for approximately $23 million, of which $17.8 million was received in cash and $5.2 million was received in stock of the acquiring company. This sale resulted in no significant gain or loss.

    Earnings before taxes in the Defense Systems segment were $7.1 million in fiscal 2001, an increase of $6.8 million compared to fiscal 2000 earnings before taxes of $0.3 million. The fiscal 2001 increase is due to a current year gain of approximately $2 million associated with the sale of a program. Fiscal 2001 also increased due to the absence of a prior year non-recurring expense of $3.9 million to revalue certain long-term assets, primarily fixed assets, to the estimated net realizable value, as we disposed of assets no longer deemed critical to our business.

    Earnings before taxes at the corporate level were $12.1 million for fiscal 2001, compared to $16.5 million in fiscal 2000. Earnings before taxes at the corporate level primarily reflect a capital employed charge to our operating segments. Net capital employed at the corporate level is historically a negative number, or a net liability, due primarily to the fact that specified significant liabilities are accounted for at the corporate level, including accrued post-retirement benefits, taxes, and environmental liabilities. Fiscal 2000 also includes a $4.4 million one-time gain on sale of an excess building.

    Income Taxes.  Taxes on income from continuing operations in fiscal 2001 were $35.5 million reflecting a 34.3% tax rate compared to $22.8 million for fiscal 2000 reflecting a 26.1% rate. This increase reflected our having fully utilized our net operating loss carryforwards in fiscal 2000. The tax rates vary from statutory tax rates principally due to tax effects associated with our business strategies, resolution of tax matters, and utilization of available tax loss and research credit carryforwards.

    Net Income.  Net income for fiscal 2001 was $67.9 million, compared to net income of $73.9 million for fiscal 2000. The current year results reflect higher sales, offset by higher income tax expense and the absence of a $9.5 million insurance settlement on discontinued operations received in fiscal 2000.

  Fiscal 2000 Compared to Fiscal 1999

    Sales.  In fiscal 2000, our sales were $1,077.5 million, a decrease of $12.9 million, or 1.2%, from fiscal 1999 sales of $1,090.4 million.

    Aerospace segment sales in fiscal 2000 were $529.9 million, an increase of $60.8 million or 13.0%, from fiscal 1999 sales of $469.1 million. The increase reflected higher propulsion sales, up $20 million due primarily to increased production requirements on the Delta IV and National Missile Defense interceptor programs, where we are under contract with Boeing to produce solid rocket motor boosters. Sales on the Delta programs increased $8 million in fiscal 2000, to $136 million. Sales on the National Missile Defense interceptor increased $12 million in fiscal 2000, to $16 million. Both increases were driven by increased delivery requirements in fiscal

2000 compared to fiscal 1999 under the contracts for these programs. In addition, Delta IV composite structure sales increased to $34 million, up $29 million from fiscal 1999. These increases were partially offset by lower sales on the Titan Propulsion program due to lower production requirements and by the completion of the X-33 composite structures development contract for the next-generation space shuttle, which has since been cancelled.

    Conventional Munitions segment sales in fiscal 2000 were $346.5 million, a decrease of $58.9 million or 14.5%, from fiscal 1999 sales of $405.4 million. The decrease partially reflected reduced tactical tank ammunition sales due to a decrease in the contractual production requirements on these programs and replacement of a current production program with a next-generation tank round development program, which we were awarded in the second quarter of fiscal 2000. Sales on the tactical rounds decreased to $14 million from $37 million in fiscal 1999. In addition, fiscal 2000 medium caliber ammunition sales were down $10 million as a result of a temporary slowdown in production while relocating our production facilities from Joliet, Illinois to the Radford, Virginia location. Fiscal 2000 propellant sales were $11 million lower due to completion of a contract, and flare sales decreased $15 million due to a temporary delay in production as a result of reengineering the facility workflow to enhance future productivity and safety. The flare plant returned to production during the fourth quarter of fiscal 2000. Partially offsetting these decreases were increased sales on a warhead program that we were awarded in fiscal 2000, and revenues recognized in respect to preproduction activities related to our newly obtained 10-year contract to produce small caliber ammunition at our Lake City Army Ammunition Plant at which we began production on April 1, 2000.

    Defense Systems segment sales in fiscal 2000 were $221.0 million, compared to $223.7 million in fiscal 1999. Fiscal 2000 sales were impacted by increased production requirements on the Shielder/Volcano anti-tank munition programs, which were $12 million higher in fiscal 2000, due to increased scheduled deliveries on these programs in fiscal 2000 compared to fiscal 1999. In addition, fiscal 2000 sales on the AAR-47 missile warning system program were up $16 million due to the initial production requirements on a multi-year program. These increases were offset by the prior year completion of the Outrider™ Unmanned Aerial Vehicle development program, for which fiscal 2000 sales of $6 million represented a $26 million decrease from fiscal 1999 sales.

    Gross Margin.  Our gross margin as a percent of sales was 20.1% and 18.6% in fiscal 2000 and 1999, respectively.

    Gross margin in fiscal 2000 was $216.1 million, an increase of $12.9 million compared to fiscal 1999 gross margin of $203.2 million. The fiscal 2000 increase was due primarily to higher margins on the Conventional Munitions tank ammunition program, the Defense Systems anti-tank munitions program, and the Aerospace composite programs. In addition, fiscal 2000 was impacted positively by reduced costs on ordnance reclamation projects, reduced pension costs and resolution of cost reimbursement matters on completed fuzing contracts. Partially offsetting these improvements was cost growth of approximately $8 million on certain battery and fuzing programs due to technical issues, and reduced margins at our flare production facility due to the aforementioned delay.

    Research and Development.  Our research and development expenditures were $11.2 million or 1.0% of sales in fiscal 2000, compared to $8.9 million or 0.8% of sales in fiscal 1999.

    The increase in fiscal 2000 was the result of slightly higher expenditures in our Aerospace segment, which placed an emphasis on increasing its competitive advantages in both the space launch and composite structures areas. Fiscal 2000 also included higher costs on the developmental next-generation tactical tank ammunition round in our Conventional Munitions segment and warhead programs in our Aerospace segment.

    We also spent $202.0 million on customer-funded research and development in fiscal 2000, a decrease of $5.1 million when compared with expenditures of $207.1 million in fiscal 1999.

    Selling.  Our selling expenses totaled $25.2 million or 2.3% of sales in fiscal 2000, compared to $31.5 million or 2.9% of sales in fiscal 1999. The decrease in fiscal 2000 was due to the absence of prior year bid and proposal costs at the Aerospace segment that were incurred in our pursuit of the next-generation tank round and Lake City Army Ammunition Plant small caliber ammunition programs.

    General and Administrative.  Our general and administrative costs totaled $59.1 million or 5.5% of sales in fiscal 2000, compared to $59.8 million or 5.5% of sales in fiscal 1999.

    Interest Expense.  Interest expense was $34.0 million in fiscal 2000, an increase of $9.3 million, when compared to $24.7 million in fiscal 1999. The current year increase was driven by higher average outstanding borrowings in fiscal 2000, which were primarily driven by $82.6 million in repurchases of our stock during fiscal 2000.

    Interest Income.  Interest income was $0.7 million in fiscal 2000, compared to $1.2 million in fiscal 1999.

    Income from Continuing Operations Before Income Taxes.  Our income from continuing operations before income taxes for fiscal 2000 was $87.2 million, an increase of $7.7 million or 9.7%, compared to $79.5 million for fiscal 1999. The fiscal 2000 improvement primarily reflected increased margins, lower operating expenses, and lower pension expenses, offset by higher interest expense.

    Earnings before taxes in the Aerospace segment were $52.5 million in fiscal 2000, an increase of $7.3 million compared to fiscal 1999 earnings before taxes of $45.2 million. The fiscal 2000 increase is primarily driven by higher fiscal 2000 margins on the Delta IV composite structures program and increased sales on the Delta IV propulsion program.

    Earnings before taxes in the Conventional Munitions segment were $18.0 million in fiscal 2000, an increase of $1.3 million or 7.8%, compared to $16.7 million in fiscal 1999. Fiscal 2000 earnings before taxes reflected reduced losses of approximately $5.0 million compared to fiscal 1999 on ordnance reclamation contracts, and lower fiscal 2000 costs of approximately $3.0 million primarily from lower facility closure costs and staffing reduction costs. These costs, which were expensed as incurred, primarily related to our consolidation efforts, including the consolidation of the Minneapolis production facilities, as well as the move of the Joliet, Illinois operations to Radford, Virginia. The improvement in fiscal 2000 earnings before taxes was partially offset by approximately $3.0 million related to the production delay at our flare facility.

    Earnings before taxes in the Defense Systems segment were $0.3 million in fiscal 2000, a decrease of $2.3 million compared to fiscal 1999 earnings before taxes of $2.6 million. Fiscal 2000 results were impacted positively by approximately $3.0 million arising out of the resolution of cost reimbursement matters on now completed fuzing contracts. In addition, fiscal 2000 benefited from increased volumes on the higher margin anti-tank munition programs. These increases were offset in fiscal 2000 by losses of approximately $8.0 million on certain battery and fuzing programs. These losses, which were due to technical difficulties associated with the start-up of production on these programs, represent our best estimate of the most likely loss exposure on these programs. In addition, fiscal 2000 included a non-recurring expense of approximately $3.9 million to revalue some of our long-term assets, primarily fixed assets, to their estimated net realizable value, as we elected to pursue disposal by sale of these assets, which were no longer deemed critical to our business.

    Earnings before taxes at the corporate level were $16.5 million for fiscal 2000, compared to $15.1 million in fiscal 1999. Earnings before taxes at the corporate level primarily reflected our 8.0% charge to our operating segments for capital employed. Net capital employed at the corporate level is historically a negative number, or a net liability, due primarily to the fact that significant liabilities are accounted for at the corporate level, including accrued post-retirement benefits, taxes, and environmental liabilities, rather than at the segment level as described above. Fiscal 2000 corporate level earnings also include a $4.4 million one-time gain on the sale of an excess building.

    Income Taxes.  Taxes on income from continuing operations in fiscal 2000 and 1999 reflected a 26.1% and 15.0% tax rate, respectively. These rates vary from statutory tax rates principally due to tax effects associated with our business strategies, resolution of tax matters, and utilization of available tax loss carryforwards.

  Discontinued Operations.

      Demilitarization Operations.  During fiscal 1994, we entered into two joint ventures in Belarus and Ukraine for the purpose of establishing demilitarization operations in those countries. In March 1996, after evaluating our strategic plans for the future, we elected to discontinue our ownership of our foreign demilitarization businesses. Accordingly, we began actions to transfer ownership of the joint ventures to the host country governments, or their agents, and in the fourth quarter of fiscal 1996, we estimated and recorded a $6.2 million loss on disposal of discontinued operations, net of a tax benefit of $4.2 million.

      During fiscal 1997, we stopped production efforts and completed our withdrawal from the Belarus operation. In the fourth quarter of fiscal 1997, we reached agreement with the Ukrainian Government to transfer our interests in the operation to the Ukrainian Government after payment by it of a $19.8 million non-interest bearing, long-term note receivable. In March 1998, as a result of our continued consideration and evaluation of the status of the underlying operations, as well as newly imposed export restrictions in the Ukraine and the increasing political instability in the region, we wrote off approximately $9.9 million, representing the remaining recorded value of our investment in that operation. During fiscal 1999, we continued to work with the Ukrainian Government to complete our exit from this business. However, given the political instability in the region and the lack of economic reforms, we believed that we would have been unable to pursue an exit by sale of our interest in the operation. Consequently, in fiscal 1999, we began the process of removing and salvaging assets. During this process, we were prevented from physically recovering all of the assets. We attempted unsuccessfully to rectify the situation through discussions with the Ukrainian Government. In September 1999, it was determined that our interests would be covered as an insured loss under our political risk insurance policy. Accordingly, we received net proceeds on an insurance claim in the amount of $9.5 million, net of taxes of $0.1 million. We recorded this as a gain on disposal of discontinued operations during fiscal 2000.

    Extraordinary Loss.  In connection with the early extinguishment in September 1998 of our then outstanding 11.75% senior subordinated notes and the refinancing of our bank borrowings in November 1998, we incurred extraordinary charges for the early extinguishment of debt totaling $16.8 million. Following a tender offer and consent solicitation, we paid approximately $153 million to purchase the 11.75% notes from noteholders holding approximately $140 million of the $150.0 million total principal amount of the notes. In February 1999, we completed the early extinguishment of debt by calling the remaining $10.0 million of notes at a cost of $10.6 million. In connection with these early extinguishments of debt, we recorded a $19.8 million extraordinary charge, or $16.8 million after the tax benefit of $3.0 million, which is comprised of the $13.6 million cash premium paid to acquire the 11.75% notes, as well as the write-off of approximately $6.2 million, which represented the unamortized portion of the debt issuance costs associated with the original borrowings.

    Net Income.  Net income reported for fiscal 2000 was $73.9 million, compared to net income of $50.8 million for fiscal 1999. The increase was primarily driven by higher gross margins, a $9.5 million gain on disposal of discontinued operations, and the absence of a prior year charge of $16.8 million due to early extinguishment of debt. These increases were partially offset by higher fiscal 2000 interest and income tax expense.

Results of Operations — Thiokol

    Thiokol is a leading supplier and producer of rocket propulsion systems for space and defense applications, ordnance, demilitarization and non-propulsion related applications.

    The majority of Thiokol's contracts are cost-plus contracts in which all government allowed costs incurred including direct, overhead, allocated general and administrative, research and development, and selling and administrative costs are reimbursed to Thiokol and recognized as sales. Consequently, the incurrence of government-allowed costs generally increases sales and profit in a given year. However, some contracts provide incentives for achieving lower costs than a base-line contract cost. Profits could be realized sooner under cost-

plus contracts than they would under completed contracts since a portion of overall contract profit is recognized as costs are incurred. Profit is recognized in proportion to the total expected profit over the life of a contract in the same ratio as costs incurred relate to total estimated contract costs. Effective with its acquisition by us, Thiokol has adopted our revenue recognition policy of recognizing sales on a cost incurred basis for fixed-price contracts.

    Thiokol results for fiscal 1998 and 1999 include a full allocation of Cordant corporate office expenses. The Thiokol results for fiscal 2000 include a full allocation of Cordant corporate office expenses for the period from January 1 to May 25, 2000 and an allocation of Alcoa Industrial Components Group expenses for the period from May 26 to December 31, 2000.

    The following discussion of Thiokol's results of operations and its cash flows is based on the audited historical financial statements of Thiokol as of and for the years ended December 31, 1998, 1999 and 2000 included elsewhere in this prospectus.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

    Sales.  Sales for the year ended December 31, 2000 totaled $613.0 million, an increase of $7.9 million, or 1.3%, from sales for the year ended December 31, 1999. The increase was primarily due to $9.0 million in sales generated by the start-up of Minuteman low rate production, which generated more sales than when this contract was in its development stage, $7.0 million from increased flare deliveries, $7.0 million in increased sales from higher demilitarization activity, and a $9.0 million reduction in deferred sales related to the difference between actual government contract pension costs and pension costs recorded for financial statement purposes. Space and launch motor sales decreased $8.0 million due to fewer deliveries, and Navy Theater Wide Missile Defense sales decreased $8.0 million due to less activity on this program, which is in the development phase.

    Income before income taxes.  Income before income taxes of $86.6 million for the year ended December 31, 2000 decreased $7.0 million, or 7.5%, from the prior year. Operating margins were 14.1% in 2000 compared to 15.4% in 1999. The decrease in income was primarily due to an additional $12.3 million of goodwill amortization and fixed asset write-up depreciation resulting from the acquisition of Thiokol by Alcoa and a $7.6 million contingency loss recorded for litigation damages assessed to Thiokol. Program income increased $10 million due to higher profit rates recognized on the space shuttle reusable solid rocket motor (RSRM) Buy 3 and Buy 4 contracts. Higher operating margins were also recorded on the flare, Minuteman and Trident programs.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

    Sales.  Sales for the year ended December 31, 1999 totaled $605.0 million, a decrease of $39.2 million, or 6.1% from sales for the year ended December 31, 1998. This decrease was mainly due to $23.0 million in lower sales in the space shuttle reusable solid rocket motor program, $8.0 million in lower sales on the Trident program, $5.0 million in lower sales of space and launch motors and $5.0 million of lower sales on ordnance programs. The lower sales on the space shuttle reusable solid rocket motor program resulted from continuing cost reductions and the transition to a new production contract from the prior one.

    Income before income taxes.  Income before income taxes of $93.6 million for the year ended December 31, 1999 increased $13.7 million, or 17.1%, over the year ended December 31, 1998. The increase was primarily due to $7.0 million from the higher space shuttle reusable solid rocket motor profit rate recognized as the prior space shuttle reusable solid rocket motor contract approached completion, and $6.0 million resulting from favorable post retirement medical and post employment benefit financial statement expense adjustments. Higher ordnance program margins were partially offset by lower income on commercial launch motor and Trident programs. Operating margins were 15.4% for the year ended December 31, 1999 compared to 12.4% for the year ended December 31, 1998.

Cash Flows

    Alliant.  Cash provided by operations during fiscal 2001 totaled $74.6 million, a decrease of $35.7 million, compared with $110.3 million for fiscal 2000. Net income in fiscal 2001 was $67.9 million, compared to $73.9 million in fiscal 2000. Fiscal 2001 cash provided by operations was impacted by increased cash paid in fiscal 2001 for income taxes, payroll taxes, and insurance premiums. Cash paid for income taxes increased $12 million, reflecting the absence of prior year net operating loss carry forwards. Cash paid for payroll taxes and insurance premiums increased approximately $11 million, due to timing of payments. In addition, fiscal 2001 was impacted by the absence of a $9.5 million prior year receipt of cash for an insurance settlement.

    Cash provided by operations during fiscal 2000 totaled $110.3 million, an increase of $34.6 million, compared with $75.7 million for fiscal 1999. Net income in fiscal 2000 was $73.9 million, compared to $67.6 million in fiscal 1999, which excludes a $16.8 million extraordinary loss on early extinguishment of debt. Fiscal 2000 cash provided by operations reflected increased net income, lower cash payments for taxes due to the use of net operating loss carryforwards, and the absence of fiscal 1999 legal costs incurred on "qui tam" litigation settlements, actions brought by private citizens in the name of the U.S. Government under the Federal Civil False Claims Act. As a result of "qui tam" litigation settlements we entered into in fiscal 1995, we spent approximately $4.5 million in fiscal 1999. The final settlement payment was made during fiscal 1999.

    As a result of operating losses incurred in prior years, primarily resulting from restructuring charges, as well as one-time charges incurred in fiscal 1995, we had tax loss carryforwards remaining of approximately $40.0 million at March 31, 1999, which were entirely utilized to reduce taxable income, and therefore tax payments during fiscal 2000. Realization of our net deferred tax assets is dependent upon profitable operations and future reversals of existing taxable temporary differences. Although realization is not assured, we believe that it is more likely than not that such recorded benefits will be realized through the reduction of future taxable income. However, we may be subject to the provisions of the alternative minimum tax, in which case tax payments could be required. To the extent that alternative minimum tax is required to be paid currently, the resulting deferred tax asset can be carried forward indefinitely, and can be recovered through reductions in tax payments on future taxable income. During fiscal 2001, we made total tax payments of approximately $19.3 million.

    Cash provided from investing activities was $1.4 million in fiscal 2001, compared to cash used for investing activities of $45.5 million in fiscal 2000. Impacting fiscal 2001 were $17.8 million in proceeds received from the sale of our flare production facility and $9.7 million of cash proceeds received from the sale of two excess buildings. Capital expenditures were $24.8 million in fiscal 2001, compared to $45.6 million in fiscal 2000. This decrease primarily reflects the completion of facilitization and consolidation projects in fiscal 2001 at our Mississippi composites facility, our missile products facility in West Virginia, and our propellant and medium caliber ammunition load assemble and pack facility in Radford, Virginia. Cash used for investing activities for fiscal 2000 was $45.5 million, a $1.8 million increase in cash used, compared to cash used for investing activities of $43.7 million in fiscal 1999. Both fiscal 2000 and fiscal 1999 included increased capital expenditures due to move and facility related costs associated with moving our Joliet, Illinois operations to the Radford Army Ammunition Plant in Virginia. In December 1997, we completed the acquisition of certain assets from a division of Motorola, Inc., including patent and technology rights related to military fuze production, for approximately $8.5 million. During fiscal 2001, we made additional purchase price payments for the acquisition totaling $1.4 million, compared to $1.6 million in fiscal 2000. As of March 31, 2001, all consideration has been paid.

    Cash used for financing activities totaled $94.6 million for fiscal 2001, which primarily consisted of repayment of debt, partially offset by borrowings on a line of credit and proceeds from the exercise of stock options. Cash used for financing activities during fiscal 2000 totaled $40.1 million, which we used primarily for share repurchases and repayment of debt, partially offset by borrowings on a line of credit. Cash used for financing activities during fiscal 1999 totaled $79.8 million, which we used primarily for share repurchases and refinancing of existing debt, partially offset by increased borrowings.

    On November 23, 1998, we entered into bank credit facilities totaling $650 million. The facilities, which refinanced our previously existing bank credit facility, had a six-year term and consisted of term-debt credit facilities totaling up to $400 million, and a revolving credit facility of $250 million. Interest charges under the facilities were primarily at the London Inter-Bank Offering Rate, or LIBOR, plus 1.50%, which totaled 6.4% at March 31, 2001. Borrowings under the facilities were subject to financial leverage covenants, as well as other customary covenants such as restrictions on additional indebtedness and liens, sales of assets, and restricted payments, including dividends and stock repurchases. Fees associated with the November 1998 refinancing were approximately $9.0 million.

    At March 31, 2001, we had no borrowings against our $250.0 million bank revolving credit facility. As of March 31, 2001, we had outstanding letters of credit of $54.7 million, which reduced amounts available on the revolving facility to $195.3 million at March 31, 2001. On April 20, 2001, in connection with the Thiokol acquisition, we entered into new senior credit facilities, a portion of the proceeds of which was used to refinance all outstanding debt under our existing facilities. On May 14, 2001, we issued $400 million aggregate principal amount of our 8.50% senior subordinated notes due 2011. The net proceeds from the sale of these notes were used to repay a portion of the loans outstanding under these new senior credit facilities.

    As a result of these two financing activities, debt issue costs of approximately $10 million, net of $7 million in taxes, $4 million relating to existing debt and $6 million relating to new debt, will be written-off and recorded as an extraordinary loss from early retirement of debt in the first quarter of fiscal 2002.

    Total debt, which includes the current portion of debt and long-term debt, as a percentage of total capitalization decreased to 58.3% on March 31, 2001, from 76.9% on March 31, 2000. This decrease is a result of lower total debt, down $104.7 million, reflecting additional long-term debt payments and the absence of borrowings on our revolving credit facility at March 31, 2001. During fiscal 2001, we repurchased a total of 61,000 shares, at a cost of $3.7 million, compared to 1.95 million shares, at a cost of $82.6 million in fiscal 2000. These repurchases were primarily made under terms of board authorized share repurchases program as described below.

    On October 24, 1997, we entered into an agreement with Hercules Incorporated, providing for the disposition of 5.79 million shares of our common stock then held by Hercules. The shares represented the stock issued by us in connection with the March 1995 acquisition of the Hercules Aerospace Company operations from Hercules. Under the agreement with Hercules, during the third quarter of fiscal 1998 we registered for public offering approximately 4.17 million of the shares held by Hercules. The offering was completed on November 21, 1997. No new shares were issued in the offering, nor did we receive any proceeds from the offering. The remaining 1.65 million shares then held by Hercules became subject to a put/call arrangement under which Hercules had the right to require us to purchase the shares, and we could likewise require Hercules to sell the shares to us during 1998. The price for shares purchased under the put/call arrangement was equal to the per share net proceeds realized by Hercules in the secondary public offering, or $36.88 per share. During February 1998, we repurchased 406,500 shares, for approximately $15 million. During fiscal 1999, we repurchased the remaining 1,219,500 shares, for approximately $45 million.

    Thiokol.  Cash provided by operations for the year ended December 31, 2000 totaled $14.6 million, a decrease of $74.7 million, compared to cash provided by operations of $89.3 million in the prior year. This decrease resulted primarily from a significant increase in receivables in the year ended December 31, 2000 compared to a decrease in the prior year, producing a net change of $79.1 million. The increase in receivables was caused by an increase in unbilled fee receivable on the space shuttle reusable solid rocket motor program as a result of higher fees recognized in comparison to fees collected during the year ended December 31, 2000 due to an increase in Thiokol's profit booking rate, the government's adjustments to timing of allowable billing, and higher costs billed but not collected in the fourth quarter of 2000, partially offset by cash flow generated from an increase in accounts payable. The decrease in cash provided by operations was also impacted by a change in net payments made on contract advances during the year ended December 31, 2000 compared to contract advances received in the prior year, which produced a net change of $23.3 million and resulted from costs incurred exceeding new contract milestone payments received on space and launch motor programs in the year ended December 31, 2000. Amortization and depreciation expense increased $12.6 million for the year ended December 31, 2000 primarily due to a $427.0 million write up of certain long-term assets during the year ended December 31, 2000 associated with Alcoa's acquisition of Cordant in May 2000.

    Cash provided by operations for the year ended December 31, 1999 totaled $89.3 million, an increase of $18.4 million, compared to cash provided by operations of $70.9 million for the prior year. The increased level of cash provided by operations during the year ended December 31, 1999 resulted from costs incurred exceeding new contract milestone payments received on space launch motor programs, producing a net change of $20.7 million, and an increase in the deferred pension asset for the year ended December 31, 1998.

    Capital expenditures were $12.3 million in 2000, $17.4 million in 1999, and $13.5 million in 1998.

    All of Thiokol's excess cash was withdrawn on a daily basis by its parent.

Liquidity and Capital Resources

    Our principal sources of liquidity continue to be cash generated by operations and borrowings under our credit facilities. In connection with the acquisition of Thiokol, we entered into new senior credit facilities totaling $1,050 million. The senior credit facilities consist of a six-year revolving credit facility of $250 million, a $300 million six-year Tranche A term loan, and a $500 million eight-year Tranche B term loan. The Tranche A, Tranche B and revolving credit loans bear interest at the London Inter-Bank Offered Rate, or LIBOR, plus a margin, depending on our consolidated leverage ratio. As of July 20, 2001, the interest rate on our Tranche A term loans was 7.27% per annum after taking into account existing swap agreements; the interest rate on our Tranche B term loans was 8.80% per annum after taking into account existing swap agreements; and the interest rate on our revolving credit loans was 6.46% per annum. The new senior credit facilities are secured by perfected first priority security interests, subject only to permitted liens, in substantially all of our tangible and intangible assets, including the capital stock of certain of our subsidiaries and are guaranteed by our domestic subsidiaries.

    In addition, at the time of the Thiokol acquisition, we obtained bridge financing in the amount of $125 million, on which interest accrued at a rate of 12.51% per annum. The bridge financing was repaid in full with proceeds from the issuance and sale of the outstanding notes. Fees associated with this refinancing were approximately $30 million and will be amortized to interest expense over the term of the senior credit facilities. A portion of the proceeds from the senior credit facilities were used to repay $277 million of our existing debt and the remainder was used to finance the purchase price for the Thiokol acquisition and related fees and expenses.

    On May 14, 2001, we issued $400 million aggregate principal amount of our 8.50% senior subordinated notes that mature on May 15, 2011. The outstanding notes are general unsecured obligations of our company. The outstanding notes rank equal in right of payment with all of our future senior subordinated indebtedness, and are subordinated in right of payment to all of our existing and future senior indebtedness, including our senior credit facilities. The outstanding notes are guaranteed on an unsecured basis by each of our domestic subsidiaries, other than Alliant Assurance and the Radford joint venture. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors. Interest on the outstanding notes accrues at a rate of 8.5% per annum and is payable semi-annually on May 15 and November 15 of each year beginning November 15, 2001. We used the net proceeds from the sale of the outstanding notes to repay approximately $65 million of revolving credit loans and a portion of the outstanding Tranche A term loans including, in each case, accrued but unpaid interest on the loans repaid.

    As of March 31, 2001, we would have had pro forma total debt of approximately $1,007 million, consisting of borrowings under the Tranche A and Tranche B term loan facilities, borrowings under our revolving credit facility and the outstanding principal amount of the senior subordinated notes. As of March 31, 2001, on a pro forma basis, we had a $250 million revolving credit facility of which $182 million was available.

    Our senior credit facilities and the indenture governing the senior subordinated notes impose limitations on our ability to, among other things, incur additional indebtedness, including capital leases, liens, pay dividends and make other restricted payments, sell assets, or merge or consolidate with or into another person. In addition, our senior credit facilities limit our ability to enter into sale and leaseback transactions and to make capital expenditures. Our senior credit facilities also require that we meet and maintain specified financial ratios and tests, including: a minimum consolidated net worth, a maximum leverage ratio and a minimum interest coverage ratio. Our ability to comply with these covenants and to meet and maintain the financial ratios and tests may be affected by events beyond our control, such as those described under "Risk Factors." Borrowings under our revolving credit facility are subject to our compliance with these covenants. For more information on the senior credit facilities and the senior subordinated notes, see "Description of Senior Credit Facilities" and "Description of Notes."

    We have limited amortization requirements under our senior credit facilities over the next few years. Our other debt service requirements consist principally of interest expense on the senior credit facilities and the senior subordinated notes. Our short-term cash requirements for our operations are expected to consist mainly of capital expenditures to maintain and expand our production facilities and working capital requirements. We expect our capital expenditures to be approximately $38 million for the current fiscal year. However, the amount of capital expenditures that we make will be affected by, and may be greater than currently anticipated depending upon, the size and nature of new business opportunities.

    Based on our current financial condition, we believe that future operating cash flows, combined with the availability of funding, if needed, under our new revolving credit facilities, will be adequate to fund our future growth as well as service our long-term obligation over the next 12 months.

Contingencies — Environmental Matters

    Alliant.  We are subject to various local and national laws relating to the protection of the environment. A number of our operating facilities are in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. As of March 31, 2001, the accrued liability for environmental remediation of $28.6 million represents our best estimate of the present value of the probable and reasonably estimable costs related to our known remediation obligations for the Alliant operations. It is expected that a significant portion of our environmental costs will be reimbursed to us. As collection of those reimbursements is estimated to be probable, we have recorded a receivable of $11.0 million, representing the present value of those reimbursements at March 31, 2001. This receivable primarily represents the expected reimbursement of costs associated with the aerospace operations acquired from Hercules in March 1995, under which we generally assumed responsibility for environmental compliance at the acquired facilities.

    We expect that much of the compliance and remediation costs associated with the acquired Hercules facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through these contracts will be covered by Hercules under various indemnification agreements, subject to our having appropriately notified Hercules of issues identified prior to the expiration of the stipulated notification periods, which is either March 2000 or March 2005, depending on site ownership. We have performed environmental condition evaluations and notified Hercules of our findings for sites subject to the March 15, 2000 deadline and are planning to prepare a similar evaluation prior to the March 15, 2005 deadline. Our accrual for environmental remediation liabilities and the associated receivable for reimbursement thereof, have been discounted to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of approximately 4.5%.

    The following is a summary of the amounts recorded for environmental remediation of Alliant operations as of March 31, 2000 and March 31, 2001 (in thousands):

	Accrued Environmental Liability		Environmental Costs-Reimbursement Receivable
	March 31, 2000	March 31, 2001	March 31, 2000	March 31, 2001
Amounts (Payable)/Receivable Unamortized	$(35,788)	$(36,620)	$9,962	$14,098
Discount	8,133	7,974	(2,136)	(3,089)

Present Value of Amounts (Payable)/Receivable	$(27,655)	$(28,646)	$7,826	$11,009

    As of March 31, 2001, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected reimbursements, are estimated to be $4.0 million, $3.2 million, $1.4 million, $1.0 million, and $0.9 million for the fiscal years ending March 31, 2002, 2003, 2004, 2005 and 2006, respectively. Estimated amounts payable thereafter total $12.0 million. Amounts payable/receivable in periods beyond fiscal 2001 have been classified as non-current on our March 31, 2001 balance sheet. As of March 31, 2001, the estimated discounted range of reasonably possible costs of environmental remediation is between $28.6 million and $47.0 million, compared to $27.7 million and $42.7 million at March 31, 2000. We do not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect future operating results. There were no material insurance recoveries related to environmental remediations during fiscal 1999, 2000 or 2001.

    Thiokol.  Thiokol is subject to various local and national laws relating to the protection of the environment. Thiokol's operating facilities are in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. We are conducting significant investigation or remediation activities at both the Elkton, Maryland and Promontory, Utah facilities which are each currently undergoing Resource Conservation and Recovery Act corrective action. Operations at both sites have resulted in known and potential on-site and off-site soil and ground water contamination. Thiokol is also involved in two significant state or Federal Superfund sites in Morris County, New Jersey: the Rockaway Borough Well Field Site and the Rockaway Township Well Field Site. In addition, Thiokol is subject to liability at other state and Federal Superfund sites. As of April 20, 2001, the date of the Thiokol acquisition, the accrued liability for environmental remediation of $13.9 million, of which approximately $1.1 million is estimated to be incurred in 2001, represents our best estimate of the probable and reasonably estimable costs related to Thiokol's known remediation obligations. Our estimate for the Rockaway Borough site is $3.1 million, of which approximately $0.2 million is estimated to be spent during 2001; our estimate for the Rockaway Township site is $3.3 million, of which we anticipate approximately $0.3 million will be incurred during 2001. We expect to spend $6.1 million combined on the Resource Conservation and Recovery Act corrective actions in Maryland and Utah, of which we anticipate approximately $0.6 million will be spent in 2001.

    We expect that much of the compliance and remediation costs associated with Thiokol will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by approximately $14 million in reserve. Beyond this amount, we and Alcoa would each bear 50% of the next $20 million of liability, subject to our having provided Alcoa notification of issues identified prior to January 30, 2004. Alcoa's obligation under this environmental indemnity is capped at $10 million.

    Factors Affecting Estimates.  Factors that could significantly change the estimates described in this section in future periods include:

  •
  the adoption, implementation and interpretation of new laws or regulations;
  •
  advances in technologies;
  •
  outcomes of negotiations or litigation with regulatory authorities and other parties;
  •
  additional information about the ultimate remedy selected at new and existing sites;
  •
  adjustment of our share of the cost of such remedies;
  •
  changes in the extent and type of site utilization;
  •
  the discovery of new contamination;
  •
  the number of parties found liable at each site and their ability to pay; or
  •
  more current estimates of liabilities for these contingencies.

Contingencies — Litigation

    We are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We have substantial U.S. Government contracts and are subject to defective pricing claims and cost accounting standards non-compliance claims by the U.S. Government. The prices in our U.S. Government contracts and subcontracts are subject to price adjustment. We believe that resolution of these claims and legal proceedings will not materially affect our financial condition or results of operations.

New Accounting Rules

    Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for our fiscal 2002 which began April 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

    All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in income when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that is not designated as or does not qualify as a hedge, changes in fair value will be recognized in earnings. On April 1, 2001, we adopted SFAS 133 and recorded a transition adjustment that decreased other comprehensive income by $8.2 million and will be reported as a cumulative effect of accounting change in comprehensive income. The transition adjustment relates to our hedging activities through March 31, 2001. Our hedging activities which resulted in the $8.2 million adjustment to other comprehensive income are interest rate swaps with fair value of $8.1 million and certain commodity and foreign currency contracts with a fair value of $0.1 million, all of which have been designated as cash flow hedges. Prior to the application of SFAS 133, financial instruments designated as cash-flow hedges were not recorded in the financial statements, but cash flows from such contracts were recorded as adjustments to earnings as the hedged items affected earnings.

    In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, Business Combinations. SFAS 141 establishes new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. We expect to adopt this statement on April 1, 2002. Management does not believe that SFAS 141 will have a material impact on our consolidated financial statements.

    In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 establishes new standards for goodwill acquired in a business combination and eliminates amortization of goodwill. SFAS 142 instead sets forth methods to periodically evaluate goodwill for impairment. We expect to adopt this statement on April 1, 2002.

Inflation

    In our opinion, inflation has not had a significant impact upon the results of our operations. The selling prices under contracts, the majority of which are long term, generally include estimated costs to be incurred in future periods. These cost projections can generally be negotiated into new procurements under fixed-price government contracts, while actual cost increases are recoverable on cost-type contracts.

THE THIOKOL ACQUISITION

    On April 20, 2001, we purchased from Alcoa, for $685 million in cash, all of the common stock of Cordant following the transfer to and assumption by Alcoa of all of Cordant's assets and liabilities other than those related to its Thiokol rocket propulsion systems segment. The purchase price excludes related fees and expenses associated with the related financing and is subject to post-closing adjustment on a dollar-for-dollar basis to the extent net working capital of Thiokol at the closing was greater or less than $76 million by more than $3 million, which has not yet been determined. The total fees and expenses are estimated to be approximately $44 million. Thiokol became part of Alcoa when Alcoa acquired Cordant in May 2000.

    Thiokol is a leading producer of solid rocket propulsion systems for space and defense applications. The largest part of Thiokol's business, comprising 63% of sales in the year ended December 31, 2000, is the sale of reusable solid rocket motors to NASA. Other propulsion systems manufactured by Thiokol include CASTOR® solid rocket motors, which are used in unmanned space launch vehicles and STAR™ motors, which are used for placing satellites in their final orbits. Thiokol also manufactures propulsion and ordnance systems for the Trident II and Minuteman missiles, produces illuminating flares and has demilitarization contracts related to the servicing and dismantling of various missiles. We believe that the acquisition of Thiokol will enhance the market position of our aerospace business and provide numerous opportunities for synergies, potential headcount reductions, complementary product development and significant leverage in program bidding.

    The purchase agreement for the Thiokol propulsion business contains customary representations, warranties and covenants for transactions of this type. In addition, Alcoa agreed not to compete with us in the propulsion business for a period of three years following the closing. We agreed to continue to employ the officers and employees of Cordant related to the Thiokol propulsion business following the closing and to provide them with employee benefits until December 31, 2002 that are not less favorable in the aggregate than the benefits provided to them before the acquisition.

    We and Alcoa have agreed to indemnify one another for breaches of our respective representations, warranties and covenants in the purchase agreement. Subject to limited exceptions, primarily relating to tax and environmental indemnities, no party may assert a claim for indemnity against the other party for breach of its representations and warranties unless the amount of such claim exceeds $100,000 individually and $5 million in the aggregate with respect to all such claims, in which event the indemnified party may assert its right to indemnification for the full extent of all such indemnifiable losses. The indemnification obligation of each party for breaches of its representations and warranties is capped at $5 million. Alcoa has agreed to indemnify us in full for all liabilities related to the transfer and assumption of Cordant's assets and liabilities other than those related to the Thiokol propulsion business, and all pre-closing tax liabilities, including any tax liabilities arising as a result of the transfer and assumption. We have agreed to indemnify Alcoa against any post-closing tax liabilities.

    Alcoa has also agreed to indemnify us against any environmental liabilities arising out of the Thiokol propulsion business we acquired to the extent we cannot seek reimbursement or indemnification from the U.S. Government or from Morton International under the terms of the spin-off of Cordant from Morton International in 1989. Alcoa's environmental indemnity is only triggered if our unreimbursed environmental liabilities arising out of the Thiokol propulsion business, at any Thiokol property, exceed $14 million, following which we and Alcoa would each bear 50% of the next $20 million of such liability, subject to our having appropriately notified Alcoa of issues identified prior to January 30, 2004. Alcoa's obligation under this environmental indemnity is capped at $10 million.

    Our transitional services agreement with Alcoa and Thiokol provides for certain services supporting our acquisition, including services related to payroll, employee benefits, information systems and tax support.

INDUSTRY

    We operate within the global aerospace and defense industry, which consists of firms that design, develop and manufacture a variety of products and systems for government and commercial customers. The industry can be categorized into numerous sectors, including the primary sectors in which we operate: propulsion, composite structures, conventional munitions and precision weapons. Because of the U.S. Government's responsibility for national defense and its interest in space exploration, it is the predominant customer in these sectors. The U.S. Government has also invested significant financial resources in production and development programs. Due to the significant qualification requirements for U.S. Government program funding, the industry is characterized by high barriers to entry and long-term relationships between the U.S. Government and its suppliers.

  Defense

    General.  The defense industry manufactures and develops a broad range of products including aircraft, ships, tanks, missiles, air defense systems, tactical weapons, bombs and ammunition. Other products include defense electronics, such as sensors, electronic warfare systems, laser systems, navigation systems, communications equipment and the related software necessary to operate these systems.

    Since the mid-1980's, the worldwide defense industry has been negatively affected by the end of the Cold War and, in the case of the United States and many of its allies, a reduction in the perceived threat posed by the former Soviet Union and its allies. Procurement spending by the Department of Defense decreased from approximately $100 billion per year in the mid-1980's to a low of $42 billion in 1996. This reduction led to an aging and depletion of U.S. military weapons and munitions inventory. However, since 1997, there has been a renewed emphasis on replenishing and modernizing the nation's defense capabilities, as demonstrated by a rebound in procurement spending from its low of $42 billion to $62 billion for the U.S. Government's current fiscal year which ends September 30, 2001.

    Department of Defense Budget and Outlook.  President Bush's current amended budget proposal for the Department of Defense's fiscal year ending September 30, 2002 allocates $329 billion for Department of Defense spending, exceeding former President Clinton's final budget proposal. This budget proposal for the Department of Defense represents an increase of approximately 11% over the enacted level of $296 billion for the current fiscal year. Although President Bush's proposal did not include detailed information on future fiscal years, we expect total Department of Defense spending to continue to increase over the long-term.

    Since fiscal year 1996, an increasing amount of Department of Defense funds in both absolute and percentage terms have been allocated to modernization spending, which is the total amount of spending for procurement and for research, development, testing and evaluation, or RDT&E. From fiscal year 1996 through fiscal year 2001, modernization spending increased at a compound annual growth rate of approximately 5.9%. For fiscal year 2001, modernization spending represented approximately 35% of total Department of Defense spending, up from approximately 30% for fiscal year 1996.

    The majority of government funding for defense contractors comes from the Department of Defense procurement budget. From fiscal year 1996 through fiscal year 2001, procurement spending has grown at a compound annual growth rate of approximately 8.1%, and, for the current fiscal year, represents 63% of total modernization spending up from 55% for fiscal year 1996. President Bush's budget proposal for fiscal year 2002 calls for $61.6 billion in procurement spending, a decrease of 1.2% from fiscal 2001, and $47.4 billion in development spending, an increase of 15.6% from fiscal 2001. However, we believe that modernization spending, including procurement spending, will continue to increase over the long-term, both in absolute terms and as a percentage of total Department of Defense spending.

    The table below shows the breakdown of modernization spending on an historical basis from fiscal year 1996 through the current fiscal year and projected modernization spending for fiscal years 2002 through 2005 (dollars in billions):

	Fiscal Year
	1996	1997	1998	1999	2000	2001		2002p	2003p	2004p	2005p
Procurement	$42.4	$42.9	$44.8	$50.9	$54.2	$62.4	(a)	$61.6	$66.7	$67.7	$70.9
Research, development, testing & evaluation	35.0	36.4	37.1	38.3	38.4	41.0	(a)	47.4	37.6	37.5	36.4

Total modernization spending	$77.4	$79.3	$81.9	$89.2	$92.6	$103.4		$109.0	$104.3	$105.2	$107.3
Procurement as a percentage of total modernization spending	54.8%	54.1%	54.7%	57.1%	58.5%	60.4%		56.5%	64.0%	64.4%	66.1%
Total Department of Defense spending	$254.4	$258.0	$258.5	$278.4	$279.0	$296.3	(b)	$328.9	$300.9	$308.3	$316.4
Modernization spending as a percentage of total Department of Defense spending	30.4%	30.8%	31.7%	32.0%	33.1%	34.9%		33.1%	34.7%	34.1%	33.9%

Source: U.S. Department of Defense and the Office of Management & Budget.

(a)
From Department of Defense Amended Budget Fiscal Year 2002.
(b)
Actual enacted level.

    The projections for fiscal year 2002 are based on President Bush's amended defense budget released on June 27, 2001. The projections for fiscal years 2003 through 2005 are based on former President Clinton's fiscal year 2001 budget proposal, which was submitted in February 2000. The projections in this budget are subject to future adjustments by the Bush administration and Congress.

 Aerospace

    NASA.  NASA, created in 1958, remains a leading force in scientific research and in space exploration. Two major programs currently in the national spotlight are the space shuttle and the international space station.

    As the focal point of the U.S. space program, NASA's space shuttle has completed 104 flights. Recently, NASA announced its intention to operate the space shuttle through 2012. In addition, NASA recently announced the cancellation of the X-33 program, the purpose of which was to develop an alternative to the space shuttle. With the cancellation of the X-33 program, there is currently no viable domestic alternative to the space shuttle or the reusable solid rocket motors that propel it. According to NASA's current launch manifest, there are 32 space shuttle launches scheduled through 2006. The table below shows the remaining space shuttle flights through July 2002:

Date	Mission #	Orbiter	Payload
Upcoming Space Shuttle Launches
August 2001	105	Discovery (OV-103)	International Space Station 11th Flight
November 2001	108	Endeavour (OV-105)	International Space Station 12th Flight
January 2002	109	Columbia (OV-102)	Third Hubble Space Telescope Service
February 2002	110	Atlantis (OV-104)	International Space Station 13th Flight
April 2002	111	Endeavour (OV-105)	International Space Station 14th Flight
May 2002	107	Columbia (OV-102)	Research Mission
July 2002	112	Atlantis (OV-104)	International Space Station 15th Flight

Source: NASA

    NASA's space shuttle program is not only critical to the future of space exploration but also to the construction and use of the international space station. The space shuttle is primarily used to transport astronauts and various payloads to the international space station and for basic space exploration. Each space shuttle is equipped with two solid rocket boosters that provide the initial thrust and acceleration to allow the main engines to carry the orbiter into space. The space shuttle main engines work in tandem with the solid rocket boosters from liftoff until separation of the boosters. We are the only supplier of these boosters.

    Unmanned Space Launch Vehicles.  Significant space launch vehicle programs in the United States include the Titan, Delta and Atlas launch vehicle families. The primary function of these launch vehicles is to place various government and commercial satellites or other unmanned payloads into orbit.

    For over forty years the only unmanned space launch vehicles have been expendable launch vehicles, or ELVs. However, beginning in the mid-1990's, the U.S. Government began funding a program to develop the next-generation of space launch vehicles known as evolved expendable launch vehicles, or EELVs, launches of which are expected to begin in 2002. The goal of the development program is to reduce launch costs by creating a family of vehicles capable of carrying various sized payloads into orbit, unlike current vehicles that have a more defined payload capacity. The Delta IV, which is being built by Boeing, and the Atlas V, which is being built by Lockheed Martin, are the two evolved expendable launch vehicles under development in the United States. We are the sole supplier of solid propulsion systems for Boeing's evolved expendable launch vehicles, the Delta IV rocket.

    One issue recently capturing attention within the commercial satellite market concerns the cancellation or expiration of the U.S. commercial space launch bilateral trade agreements with Russia and the Ukraine. These trade agreements had set quotas on the number of foreign launch vehicles that could be used to launch American commercial satellites. With the cancellation and expiration of these agreements, American companies could choose to use a greater number of less expensive Russian or Ukrainian alternatives rather than those produced by American manufacturers.

    Recently, there has also been negative publicity regarding the financial difficulties of operators of large satellite constellations, which we believe has negatively impacted the outlook for the commercial satellite industry. For example, companies such as Boeing and Lockheed Martin have reduced their projections for the number of launches. The Federal Aviation Administration projects that there will be an average of 32 worldwide commercial space launches each year through 2010. Although this represents a decrease of 9 launches per year as compared to the 2000 forecast, commercial space launches represent less than 50% of total worldwide space launches, which includes both government and commercial launches. Furthermore, the types of satellite systems that have faced financial difficulty are typically placed into low to medium earth orbit. These launches represent less than 20% of total worldwide commercial and government launches.

BACKGROUND

    We were incorporated as a Delaware corporation as a wholly-owned subsidiary of Honeywell Inc. in May 1990 in connection with Honeywell's plan to spin-off to its stockholders its Defense and Marine Systems Business, its Test Instruments Division and its Signal Analysis Center. The spin-off became effective in September 1990, when Honeywell transferred to us substantially all of the assets and liabilities of those businesses. Honeywell subsequently distributed to its stockholders in October 1990 all of our outstanding common stock on a pro rata basis.

    In January 1991, we changed our fiscal year-end from December 31 to March 31, starting with the fiscal year that began April 1, 1991 and ended March 31, 1992.

    In December 1992, we sold our Test Instruments Division.

    In October 1993, we acquired Accudyne Corporation, which manufactured fuzes, and Kilgore Corporation, which primarily manufactured infrared counter-measure flares, and, in November 1993, we acquired Ferrulmatic, Inc., which primarily manufactured metal parts for our tank ammunition programs.

    In March 1995, we acquired assets and operations of the Hercules Aerospace Company division of Hercules Incorporated, which was involved in the development and supply of solid rocket propulsion systems, munitions propellants, commercial gun powders, defense electronics systems, self-directed weapons systems and composite structures. We paid Hercules $423.8 million in cash and our common stock for this division. The cash portion of this acquisition was partially funded by the issuance of $150 million of 11 3/4% senior subordinated notes, which we subsequently repurchased in 1998.

    In March 1996, after evaluating our strategic plans for the future, we elected to discontinue our role as an owner of foreign demilitarization businesses located in the former Soviet republics of Ukraine and Belarus. We subsequently completed our withdrawal from the Ukraine and Belarus joint ventures and show these operations as discontinued operations in our financial statements. In February 1997, we sold our Marine Systems Group and, in February 2001, we sold the Kilgore operations, which we had renamed Alliant Kilgore Flares Company LLC, for approximately $23 million.

    On April 20, 2001, we purchased from Alcoa, for $685 million in cash, all of the issued and outstanding shares of common stock of Cordant following the transfer to and assumption by Alcoa of all of Cordant's assets and liabilities other than those related to its Thiokol propulsion business. The purchase price is subject to post-closing adjustment based on the net working capital of Thiokol at closing. For more information about the Thiokol acquisition and how we financed it, see "The Thiokol Acquisition" and "Description of Indebtedness."

    The following table summarizes all of these acquisitions and divestitures:

Date	Company Involved	Event
May 1990	Defense and Marine Division	Spin-off from Honeywell
May 1990	Test Instruments Division	Spin-off from Honeywell
May 1990	Signal Analysis Center	Spin-off from Honeywell
December 1992	Test Instruments Division	Sold
October 1993	Accudyne Corporation	Acquired
October 1993	Kilgore Corporation	Acquired
November 1993	Ferrulmatic, Inc.	Acquired
March 1995	Hercules Aerospace Company	Acquired
March 1996	Demilitarization business	Discontinued
February 1997	Marine Systems Group	Sold
February 2001	Alliant Kilgore Flares Company LLC	Sold
April 2001	Thiokol Propulsion Corp.	Acquired

    Since 1999, we have reorganized our business structure in a number of ways. We historically conducted business through three business groups: Conventional Munitions, Defense Systems and Space and Strategic

Systems. During 1999, we realigned our business operations into a number of separate legal entities. These legal entities were grouped under holding companies corresponding to three business operating segments: Aerospace, Conventional Munitions and Defense Systems. We did this in order to enhance operational, financial and strategic effectiveness, to encourage ownership and an entrepreneurial spirit among employees and to create a stronger market identity for each of the three businesses. Following this realignment, we established four business lanes: Propulsion and Composites, which are the two business lanes that compose our Aerospace segment, Conventional Munitions, which corresponds to our Conventional Munitions segment, and Precision Capabilities, which corresponds to our Defense Systems segment. As part of this realignment during fiscal 2001, we moved our missile products business to our Aerospace segment as it combines aspects of both propulsion and composite structures.

    Our Aerospace segment designs, develops and manufactures solid propulsion systems and composite structures for space launch vehicles and tactical and strategic missiles, composite structures for satellites, military hardware and military and commercial aircraft and advanced warheads for tactical missiles. Our Conventional Munitions segment designs, develops and manufactures small, medium and large caliber ammunition, commercial gunpowder, and munition propellants. Our Defense Systems segment designs, develops and manufactures barrier systems, electronic warfare systems, electronic support equipment, missile warning systems, infantry weapons systems, electro-mechanical and electronic fuzes, smart weapons, sensors, demolition systems and batteries for military and aerospace applications.

BUSINESS

Our Company

    We are the world's largest manufacturer and developer of solid propulsion systems. Our propulsion systems are used for a variety of applications, including manned and unmanned space vehicles and strategic and tactical missile systems. We are the sole supplier of the reusable solid rocket motor for use on the NASA space shuttle. We are also a leading developer, manufacturer and supplier of medium and large caliber ammunition and are the nation's largest supplier and developer of small caliber ammunition, in each case for the U.S. Department of Defense. In addition, we supply a wide variety of the most advanced weapons systems and composite structures to many of the world's leading aerospace and defense prime contractors. Our customers include Boeing, Lockheed Martin, Orbital Sciences, Bell Helicopter, Textron, TRW, Raytheon and Ball Aerospace. For fiscal 2001, we generated pro forma sales of $1.75 billion, pro forma EBITDA of $298 million and net income of $73 million. As of March 31, 2001, pro forma contracted backlog was $3.88 billion. Contracted backlog represents the estimated value of contracts for which we are authorized to incur costs but for which revenue has not yet been recognized. As of the same date, we had an additional $2.37 billion in pro forma unfunded backlog, which includes backlog for the portion of awarded contracts for which we are not currently authorized to incur costs, plus the value of unexercised options related to existing contracts.

    For fiscal 2001, our Aerospace, Conventional Munitions and Defense Systems segments contributed approximately 62%, 28% and 10%, respectively, of our pro forma sales and 76%, 18% and 6%, respectively, of our EBITDA. During this period, approximately 81% of our pro forma sales were to the U.S. Government, including NASA, the U.S. military and its prime contractors. Under each of our contracts, we act either as a prime contractor, where we sell directly to the end-user, or as a subcontractor, selling products to other prime contractors. Based on pro forma sales for fiscal 2001, we were the prime contractor on approximately 56% of our contracts and the sole source provider on approximately 67% of our contracts. Our contracts can be generally categorized as either "cost-plus" or "fixed-price." Under cost-plus contracts, we generally earn a margin over production costs. Under fixed-price contracts, we receive a set price for delivery of products. Both cost-plus and fixed-price contracts may also provide for an award fee or incentive fee based upon achieving specific milestones. For fiscal 2001, cost-plus contracts accounted for approximately 43% of our pro forma sales and fixed-price contracts accounted for approximately 57% of these sales.

Competitive Strengths

    We believe that we maintain a strong competitive position in our markets as a result of numerous factors, including the following:

  Leading Market Position with High Barriers to Entry

    We are the only manufacturer and supplier of many of our core products. This has enabled us to maintain leading market positions in our aerospace and conventional munitions businesses and to position our defense systems business to grow significantly in the future. We believe our success is attributable to our market position, our technological and operational advantages and our position as a valued and strategic supplier to the U.S. Government and to major aerospace and defense prime contractors.

    Our business is characterized by high barriers to entry. A substantial portion of our business, including many of our contracts with the U.S. Government or its prime contractors, requires customer qualification, which can be a lengthy and expensive process. As the sole source contractor on many of our programs, we are the only contractor who has been qualified by the customer to perform on those programs. Both we and the U.S. Government, our largest customer, have invested significant resources in our facilities and our technology base.

    Aerospace.  We maintain leading market positions in each of our two aerospace business lanes, propulsion and composites.

      Propulsion.  As a result of our acquisition of Thiokol, we are the world's largest manufacturer of solid rocket propulsion systems and are the sole supplier of the reusable solid rocket motor for NASA's space shuttle. Thiokol has been the sole supplier of the reusable solid rocket motor for the space shuttle since its first contract award in 1974. As the focal point of the U.S. space program, NASA's space shuttle has completed 104 flights. According to NASA's current launch manifest, there are 32 space shuttle launches scheduled through 2006. We also expect to benefit from NASA's recent announcement that it plans to continue to operate the space shuttle through 2012. In addition, NASA has recently cancelled the X-33 program, the purpose of which was to develop an alternative to the space shuttle. With the cancellation of this program, there is currently no viable domestic alternative to the space shuttle or our solid rocket motors that propel it. As a result, we believe that the space shuttle will remain the mainstay of the U.S. space program until at least 2020. As the only supplier of the solid rocket motors used for the space shuttle, we are well positioned to receive another multi-year contract after the completion of the present one, which we expect to run through 2007.

      We are the principal manufacturer and supplier of solid rocket propulsion systems for a variety of commercial and military launch programs including Delta II, Delta III, Delta IV, Titan IVB, Atlas IIAS, Athena, Pegasus®, Minotaur® and Taurus®. We are also the sole propulsion supplier for the Trident II missile program and one of our joint ventures is the sole supplier of propulsion systems for the Minuteman missile program. These programs are currently the only two U.S. strategic missile programs. We are also one of two leading suppliers of propulsion systems for tactical missiles, including the Advanced Medium-Range Air-to-Air Missile, or AMRAAM, Hellfire, Evolved Sea Sparrow, and Standard Missile programs.

      In addition, we operate some of the largest and most modern solid rocket propulsion manufacturing facilities in the world. For example, we own and operate three of the five 1,800 gallon propellant mixers currently in use. These mixers are the largest capacity mixers available, each capable of producing 26,000 pounds of solid propellant. We believe we also have the most extensive research and development laboratory facilities in the solid propulsion industry and extensive component manufacturing capabilities.

      Composites.  We are a leading manufacturer and supplier of composite structures formed from laminates of high-strength fibers and resin, which we primarily provide to prime contractors in the aerospace and defense industries. We produce composite structures for space launch vehicles, military aircraft and commercial aircraft, including the Delta II, Delta III, Delta IV, Atlas V, Ariane 5 and Pegasus® launch vehicles as well as C-17, Bell 609, Boeing 767 and F-22 aircraft. We also have one of the largest and most up-to-date autoclaves in the world. Our autoclaves enable us to cure very large composite structures such as the Delta IV payload fairing, a cylindrical structure measuring five meters in diameter and 19 meters in length.

    Conventional Munitions.  We are a leading developer, manufacturer and supplier of medium and large caliber ammunition and are the nation's largest supplier and developer of small caliber ammunition, in each case for the U.S. Department of Defense. We currently supply the Department of Defense with over 95% of its small caliber ammunition and are one of its two principal suppliers of medium caliber and large caliber ammunition. In total, we expect to provide approximately 40% of the Department of Defense's ammunition requirements for its fiscal year ending September 30, 2001. We are also the largest supplier of propellant to the Department of Defense. Since the early 1990s, approximately 60% of our annual conventional ammunition sales to the Department of Defense have been used for training and testing purposes. We believe that the Department of Defense's ammunition requirements, particularly for small caliber ammunition, will increase from current levels as increased training exercises over the last few years have depleted the U.S. Government's ammunition reserves below historical levels.

    Defense Systems.  We expect our defense systems business to benefit from significant growth in the near future as we expect several of our products to transition from the development stage to the production stage. Some of the programs that we believe will lead to significant growth in this segment are:

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    the Objective Individual Combat Weapon, or OICW, which is intended to gradually replace the M-16 rifle, the U.S. Army's principal personal combat weapon;

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    the anti-personnel land mine alternative, or APL-A, an operator controlled barrier system designed to avoid indiscriminate activation;

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    the tank extended range munition, or TERM, an extended range 120mm kinetic energy tank round that enables a tank to remain at a greater distance from its target; and

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    the AAR-47 missile warning system, a warning system for low, slow-flying helicopters and fixed-wing aircraft that triggers the launch of counter-measures to avoid an attacking missile.

  Significant Long-Term Contracts and Large Backlog

    Substantially all of our revenue is derived from long-term contracts, primarily with the U.S. Government and major aerospace and defense prime contractors. In addition, we are the sole supplier or one of only two principal suppliers on a significant portion of the programs with which we are involved. Our significant contracted backlog provides us with relatively predictable revenues and stable cash flows. In addition, long-term fixed-price contracts allow us to capture the benefit of cost improvements and efficiencies gained over the life of a contract.

  Well-Positioned to Benefit from Positive Industry Outlook

    Department of Defense Spending.  We expect to benefit from increased Department of Defense spending over the next few years. President Bush's current budget proposal for the Department of Defense's fiscal year ending September 30, 2002 allocates $310 billion for Department of Defense spending, matching former President Clinton's final budget proposal. This fiscal year 2002 budget proposal for the Department of Defense represents an increase of approximately 4.8% over the enacted level of $296 billion for fiscal year 2001. Although President Bush's proposal did not include detailed information on future fiscal years, we expect total Department of Defense spending to continue to increase over the long-term.

    Since fiscal year 1996, an increasing amount of Department of Defense funds in both absolute and percentage terms have been allocated to modernization spending, which is the total amount of spending for procurement, research, development, testing and evaluation. A significant portion of our programs derive their funding, either directly or indirectly, from modernization spending, specifically many of our defense systems and conventional munitions programs. From fiscal year 1996 through fiscal year 2001, modernization spending increased at a compound annual growth rate of approximately 5.4%. For fiscal year 2001, modernization spending represents approximately 34% of total Department of Defense spending, up from approximately 30% for fiscal year 1996.

    The majority of government funding for defense contractors comes from the Department of Defense procurement budget. From fiscal year 1996 through fiscal year 2001, procurement spending has grown at a compound annual growth rate of approximately 8.1%, and, for the current fiscal year, represents 63% of total modernization spending up from 55% for fiscal year 1996. Although no detail is yet available, President Bush's budget proposal for fiscal year 2002 calls for a decrease of 4.2% in procurement spending and an increase of 6.9% in development spending. However, we believe that modernization spending, including procurement spending, will continue to increase over the long-term, both in absolute terms and as a percentage of total Department of Defense spending.

    Furthermore, President Bush's administration has publicly expressed support for the establishment of a U.S. national missile defense system, for which Boeing is the prime contractor. We believe our long-standing relationship with Boeing provides us with a significant opportunity for additional growth in this area.

    Space Launch Vehicles.  We expect our propulsion operations to continue to benefit from the ongoing use of the space shuttle and from future government and commercial space launches. There is currently no viable domestic alternative to the space shuttle or our reusable solid rocket motors that propel it. As a result, we believe that the space shuttle will remain the mainstay of the U.S. space program until at least 2020. We also provide most of the solid propulsion systems used in the U.S. for launch vehicles and a majority of those used for launch vehicles worldwide.

    Trends Toward Subcontracting.  There has been a recent trend among prime contractors to outsource the production of components that do not fall within that contractor's core competency. We believe we are well positioned to take advantage of this trend in areas such as fuzes, warheads, composite structures and propulsion systems based on our market leadership position and strategic relationships with the major aerospace and defense prime contractors.

  Strong Cash Flow Generation and EBIT Margin Improvement

    We have historically generated significant free cash flow, which we define as cash flow from operations less capital expenditures. From April 1, 1995 through March 31, 2001, we generated $316 million in free cash flow on an historical basis. We have used this free cash flow to finance growth, reduce debt and repurchase stock. A major contributor to our ability to generate this free cash flow has been the historical increase in our EBIT margin. Our EBIT margin increased on an historical basis from 8.1% in fiscal 1997, which excludes a one-time charge resulting from a change in accounting estimates and includes income from discontinued operations, to 11.9% in fiscal 2001. Over the same time period, our fixed-price contracts increased from 64% to 80% of our historical annual sales. We believe that our ability to increase our EBIT margins while increasing the percentage of annual sales represented by fixed-price contracts demonstrates our ability to realize benefits from cost improvements and efficiencies over the life of a fixed-price contract.

  Diversified Product Portfolio

    Our broad product portfolio in each of our business lanes provides a diverse source of sales, which reduces our exposure to contract delays or cancellations. We currently perform work on over 100 active programs for U.S. military, allied military and commercial customers. Our pro forma sales are split roughly equally between prime contractor sales and subcontractor sales. With the exception of our space shuttle reusable solid rocket motor program, no other single program accounted for more than 10% of our pro forma sales for fiscal 2001, nor is any program other than the space shuttle expected to account for more than 10% of our sales in the current fiscal year.

  Experienced Leadership Team

    Our senior leadership team consists of the 14 individuals named under "Management" as executive officers. These individuals have an average of approximately 19 years of experience in the military and/or the defense and aerospace industries and have built strong relationships with customers within the U.S. Government and government prime contractors.

Business Strategy

    Our strategy is to continue to increase growth in earnings and enhance shareholder value. To implement our strategy, we intend to:

  Expand Each of Our Business Lanes

    We intend to leverage our existing market position in our business lanes to capitalize on recent trends in missile defense, the transformation of the U.S. armed forces toward a more mobile and better equipped military and an overall improved defense budget environment. We intend to achieve this goal by aggressively pursuing follow-on and next-generation programs in each of our business lanes, pursuing new business development initiatives and seeking strategic alliances and acquisitions to expand our market position domestically and internationally. We have a diverse product cycle mix of large production programs and strategic development programs offering significant future production potential. Potential follow-on and new business opportunities include:

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  Propulsion — enhancements to existing reusable solid rocket motors for the space shuttle, the follow-on contract for the space shuttle motors, national missile defense, theater missile defense and related programs, and follow-on programs to the Minuteman and Trident II strategic missiles;

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  Composites — the development of new launch vehicle structures for the Atlas V, Delta IV and for military aircraft structures such as the F/A-18, C-17 and F-22, and the pursuit of new business opportunities as prime contractors continue to outsource the development and production of composite structures;

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  Conventional Munitions — development and production programs for next-generation tactical and training ammunition such as lead-free, or "green," ammunition; and

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  Precision Capabilities — the successful completion of new development programs such as the OICW, the AAR-47 missile warning system, alternative barrier systems and the tank extended range munition, all four of which we expect to transition to production in the future.

  Continue to Increase Margins

    We intend to continue to improve our EBIT margins through:

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  the realization of potential efficiencies from the Thiokol acquisition, including complementary product development;

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  operating improvements arising from the completion of ongoing facility consolidations and the realization of additional benefits from those already completed;

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  the successful transition of existing programs from the development stage to production; and

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  ongoing improvements in program and inventory management and other reductions of operating expenses.

  Pursue Strategic Acquisitions and Alliances

    We intend to use a portion of our free cash flow to de-lever and continue to grow our business both internally and externally through acquisitions and strategic alliances. We believe that there will continue to be consolidation in the U.S. defense industry. We intend to be proactive in this environment and, on an opportunistic basis, will continue to evaluate strategic alternatives such as potential acquisitions of complementary businesses, as well as divestitures of underperforming or non-core businesses.

Programs and Products

    Our operating segments are defined by our management based on product similarity and end-use functionality. The following table summarizes our pro forma sales by operating segments after intercompany eliminations (dollars in millions):

	Fiscal 2001
	Sales	%
Aerospace	$1,082.9	62%
Conventional Munitions	491.6	28%
Defense Systems	180.4	10%

Totals	$1,754.9	100%

  Aerospace

    Our Aerospace segment designs, develops and manufactures solid propulsion systems and composite structures for space launch vehicles and tactical and strategic missiles, composite structures for satellites, military hardware and military and commercial aircraft and advanced warheads for tactical missiles.

    Propulsion.  We design, develop and produce solid rocket propulsion systems for a variety of U.S. Government and commercial applications. We are a leading supplier of solid propulsion for space launch vehicles with a broad product portfolio encompassing all vehicle payload classes, from small to heavy-lift. We are presently producing solid propulsion systems and related products for NASA's space shuttle, Titan IVB, Delta II, Delta III, Delta IV, Atlas IIAS, Athena, H2A, Pegasus®, Taurus® and Minotaur® launch vehicles. We also produce solid rocket propulsion systems for strategic missiles, including missile defense systems, and tactical missiles. We also make the composite cases used for our rocket motors.

    The following table summarizes our principal solid rocket propulsion programs, including identification of our customer and the ultimate end-user:

Propulsion Principal Programs	Primary Customer	Ultimate End-User	Description
Civil Manned Space:
Reusable Solid Rocket Motors for the Space Shuttle	NASA	NASA	Reusable solid rocket motors for the space shuttle. Motor segments are recovered, refurbished and recast.
Unmanned Space:
Solid Rocket Motor Upgrade for Titan IVB	Lockheed Martin	U.S. Air Force	Solid rocket motor upgrade boosters for heavy-lift launch vehicles.
GEM-40, 46 and 60 for Delta II, III and IV	Boeing	Commercial and government customers	Solid rocket boosters used for additional thrust on Boeing's Delta family of launch vehicles.
CASTOR® 120 and 4 series	Orbital Sciences, Lockheed Martin, Mitsubishi Heavy Industries	Commercial and government customers	First and second stage propulsion for a number of small payload expendable launch vehicles and as strap-on boosters. Used on the Taurus®, Atlas, Athena, and H2A launch vehicles.
STAR™ Motors	Boeing, NASA, Lockheed Martin, Arianespace	Commercial and government customers	Propulsion systems in a range of motor sizes for a variety of spacecraft and launch vehicle upper stages.
Orion Motors	Orbital Sciences	Commercial and government customers	Family of three rocket motors plus derivatives used for the Pegasus®, Taurus® and Minotaur® launch vehicles.

Strategic:
Trident II	Lockheed Martin	U.S. Navy	Solid rocket motors for first, second and third stage of submarine-launched intercontinental ballistic missiles.
Minuteman III	TRW	U.S. Air Force	Propulsion replacement solid rocket motors for all three stages of silo-launched intercontinental ballistic missiles. Includes motor washout, reclaiming/refurbishing hardware and reloading motors.
National Missile Defense, Ground Based Interceptor*	Boeing	Ballistic Missile Defense Organization	First stage motor to intercept incoming ballistic missiles. Motor is a GEM-40 with a new electro-mechanical nozzle vectoring system.
Tactical:
Hellfire/Longbow	Lockheed Martin	U.S. Army	Solid propulsion for the AGM-114 anti-armor air-to-surface missile, generally fired from helicopters.
AMRAAM	Raytheon	U.S. Air Force, U.S. Navy and allied nations	Propulsion system for the AIM-120 Advanced Medium-Range Air-to-Air Missile. We also manufacture the explosive warhead.
Brimstone*	Boeing	UK Ministry of Defense	Propulsion system for anti-armor air-to-surface missile. We are also responsible for the shaped charge warhead.
Theater Missile Defense – Third Stage Rocket Motors and Divert ACS*	Raytheon	U.S. Navy	Third Stage Rocket Motor and Divert ACS are being developed for use in the Standard Missile 3 configuration interceptor missiles for Navy theater wide defense systems.
Sidewinder*	Raytheon	U.S. Air Force and Navy	Propulsion system for the AIM-9X air-to-air missile.
Sensor Fuzed Weapon	Textron	U.S. Air Force and allied nations	Propulsion system for sensor fuzed weapon anti-armor cluster munitions.
Maverick	Raytheon	U.S. Air Force and Navy	Propulsion system and explosive warhead for the AGM-65 air-to-surface missile.
Sparrow	U.S. Navy	Allied nations	Propulsion system for the AIM-7 air-to-air missile and the RIM-7 Sea Sparrow surface-to-air missile.
Evolved Sea Sparrow*	Raytheon	U.S. Navy and NATO countries	Propulsion system for surface-to-air missile.
ATACMS	Lockheed Martin	U.S. Army	Metal cases for the solid propulsion motor for the ATACMS surface-to-surface missile.

Gas Generators	Lockheed Martin	U.S. Navy	Solid propellant gas generators used to expel Trident and Tomahawk missiles from their launch tubes.
ERGM*	Raytheon	U.S. Navy	Rocket-assisted gun-launched projectile.
TOW II	Raytheon	U.S. Army and allied nations	Propulsion system for tube-launched optically tracked and wire-guided anti-tank missile.
Harpoon	Boeing	U.S. Navy and allied nations	Solid propulsion booster motor for the Harpoon missile.

Programs and products identified with an asterisk (*) are currently in development.

    Civil Manned Space Launch Vehicles.  Through Thiokol, we are the sole supplier of the reusable solid rocket motor used on NASA's space shuttle since its inception. A set of two reusable solid rocket motors provides the initial stage propulsion, in tandem with a liquid propulsion system, for the space shuttle. The reusable solid rocket motor uses a metal case that is recovered from the ocean after being released from the space shuttle core. The case is then cleaned and refurbished so that it can be filled with propellant and used again.

    Our present contract with NASA, under which we began making deliveries in 1999, runs through August 2004 and provides for the delivery of 34 flight sets. Negotiations are ongoing to extend the timing of deliveries under the contract through early 2007. According to NASA's current launch manifest, there are currently 32 space shuttle launches scheduled through 2006. In addition, NASA has recently cancelled the X-33 program, the purpose of which was to develop an alternative to the space shuttle. With the cancellation of the X-33 program, there is currently no viable domestic alternative to the space shuttle or our solid rocket motors that propel it. As a result, we believe that the current space shuttle fleet will remain the mainstay of the U.S. space program until at least 2020. As the only supplier of the solid rocket motors used for the space shuttle, we are well positioned to receive another multi-year contract after the completion of the present one.

    Following the loss of the Space Shuttle Challenger in January 1986, the Rogers Commission was formed by then President Reagan to investigate the accident. The Rogers Commission ultimately concluded that the loss of the Challenger and its crew was due to joint failure in the right solid rocket motor. Working side by side, NASA and Thiokol engineers underwent a two-and-half year process to first understand the root cause of the failure, and then to redesign the motor. The result was the reusable solid rocket motor now in use. The design of the current motor expanded beyond improving the field joint design that failed on Challenger and included design improvements to some degree in every element of the motor. A total of 156 of these motors have been used successfully since Challenger and Thiokol has twice been recognized for these motors by NASA with the George M. Low award, NASA's highest award for quality, in 1991 and again in 1999.

    Unmanned Space Launch Vehicles.  We produce propulsion systems for some of the most significant space launch vehicle programs in the United States, including the Titan, Delta and Atlas programs.

      Titan Solid Rocket Motor Upgrades.  We currently produce the solid rocket motor upgrade that provides the initial stage propulsion for Lockheed Martin's Titan IVB heavy-lift launch vehicle, which is used by the U.S. Air Force. We expect to complete production on this program during 2002. Two motors are used per launch. These motors have three composite case segments. We also have a contract for Titan launch operations support that extends into 2003 for inspection and oversight of solid rocket motor processing operations at the launch site. We are currently negotiating an extension of this contract.

  The Titan launch vehicle family was built for the U.S. Air Force to meet medium-lift requirements in the 1960s. Recently, it has been used primarily to launch unmanned military spacecraft such as heavy photo reconnaissance platforms in low-Earth orbit and geosynchronous communications, missile launch detection and ELINT satellites, which gather electronic information.

      Graphite Epoxy Motors, or GEM.  Our GEM series of propulsion systems are used as solid strap-on boosters for Boeing's Delta launch vehicle family, which consists of the Delta II, Delta III and Delta IV vehicles. The Delta II is a medium-lift expendable launch vehicle developed for both government and commercial applications. The Delta II employs the GEM-40, a graphite epoxy motor measuring 40 inches in diameter. We also produce, under contract to Boeing, a larger strap-on GEM-46 booster for the enhanced medium-lift Delta III expendable launch vehicle. Boeing also awarded us a contract to develop and produce a new, even larger GEM-60 booster to be used with versions of the new Delta IV expendable launch vehicle. Delta II uses either three, four or nine motors per launch, Delta III uses nine motors per launch, and we expect the Delta IV Medium Plus vehicles to use either two or four motors per launch.

  With a 40-year history, the Delta family of expendable launch vehicles has what is perhaps the most successful flight record of any rocket currently in service. Of 282 flights, only 15 have been failures, which translates into a success rate of 94.6%. The Delta family has also launched into orbit the first passive communications satellite, ECHO, the first European satellite, Ariel 1, and the first communications satellite to reach geosynchronous orbit, Syncom 2.

      CASTOR® Motors.  We produce the CASTOR® family of solid rocket motors that are used in the first and second stages of a number of small payload expendable launch vehicles and as strap-on boosters. CASTOR® 120 is used in the first stage on the Taurus® launch vehicle, the first stage on Athena I, and the first and second stage on Athena II launch vehicles. CASTOR® 4 is used as strap-on thrust augmentation on the Atlas IIAS, with four motors used per launch, and on the Japanese H2A launch vehicles, with two or four motors used per launch. Taurus and Athena I and II are small payload launch vehicles and Atlas IIAS and Japanese H2A are medium-lift vehicles.

      STAR™ Motors.  We produce the STAR™ family of motors that are used in the upper stages for a variety of launch vehicles and for final positioning of satellites or to propel a spacecraft beyond earth's orbit. These motors come in a wide variety of sizes to meet a range of payload applications.

      Orion Motors.  Orion motors are used on the Pegasus®, Taurus® and Minotaur® launch vehicles. Pegasus® is a small-lift air-launched vehicle initially lifted by a conventional aircraft. Minotaur® is a ground-launched vehicle for small payloads. Taurus® is a ground-launched vehicle for payloads larger than those that can be carried by Pegasus® and Minotaur®. Pegasus® and Taurus® carry U.S. Government, foreign government and commercial payloads. Minotaur® carries only U.S. Government payloads. Each Pegasus® vehicle contains three solid propulsion stages, all of which we produce. The three Pegasus® motors are also used in upper stages on Taurus® and two of the motors are used in upper stages on Minotaur®. Minotaur® also uses two refurbished motors from old Minuteman strategic missiles.

    Strategic.  We provide propulsion systems for strategic missiles such as the Trident II and Minuteman, as well as those being proposed for National Missile Defense.

      Intercontinental Ballistic Missiles.  Trident II is a submarine-launched intercontinental ballistic missile composed of three solid propulsion stages. We produce each of the three solid propulsion stages of this missile under a contract with Lockheed Martin. In addition to the Trident II production contract, we have contracts with Lockheed Martin to provide operational support services for the U.S. Navy's existing fleet of both Trident I and Trident II missiles.

  Through a joint venture with the Chemical Systems Division of United Technologies, we produce replacement solid rocket motors for all three stages of Minuteman III, which is a silo-launched intercontinental ballistic missile. We also refurbish excess Minuteman solid rocket motors for use as U.S. Air Force target vehicles. We developed and produced the first and third stages for both the Peacekeeper and Minuteman II missile for the U.S. Air Force and provide some continuing aging studies and operational support services for these missile systems.

      National Missile Defense.  We are currently working as a subcontractor to Boeing, the lead systems integrator for the development and testing phase of the U.S. Government's National Missile Defense ground-based interceptor for incoming ballistic missiles. We are developing a vectorable nozzle version of the Delta II GEM-40 booster for use as the first stage of this missile, which allows a more rapid and precise change in direction. No final decision has yet been made regarding future deployment and production of this system.

    Tactical.  We design, develop and supply solid propulsion systems and advanced warheads for various U.S. Department of Defense tactical weapons used by the U.S. Army, Navy and Air Force. These include air-to-air missiles, air-to-ground missiles and ground-to-ground missiles.

    •
    Air-to-Air – the AIM-9X Evolved Sidewinder and the AIM-7 Sparrow, air intercept missiles, as well as the AIM-120 Advanced Medium-Range Air-to-Air Missile, or AMRAAM, for which we are the sole producer of its rocket motor;

    •
    Air-to-Ground – the Hellfire II/Longbow, an anti-armor missile generally fired from a helicopter, the Sensor Fuzed Weapon, which is used to neutralize moving and stationary land combat vehicles, the Brimstone, also an anti-armor air-to-ground missile, the Maverick AGM-65, a general purpose air-to-ground missile, and the RIM-7 Sea Sparrow, the U.S. Navy's radar intercept missile; and

    •
    Ground-to-Ground – the TOW II, which is a tube-launched, optically tracked and wire-guided anti-tank missile for which we have been the U.S. Army's primary supplier of flight motors since the program's inception in 1981, and the U.S. Army Tactical Missile System, or ATACMS, which is a large, stationary rocket launched weapon.

    Production programs in related areas include warheads for the Maverick, Hellfire II/Longbow and AMRAAM missile systems, metal cases for the ATACMS ground-to-ground missile and gas generators for the Trident II and Tomahawk Cruise missiles. In advanced warhead systems, we currently have contracts for the production of warheads for the Hellfire/Longbow and AMRAAM missiles and a contract for the development and production of the Brimstone warhead and rocket motors. Major development programs include the propulsion systems for the Evolved Sea Sparrow Missile, a faster longer-range version of the Sea Sparrow propulsion system, the AIM-9X Evolved Sidewinder, the AMRAAM Propulsion Enhancement Program, the Line-of-Sight Anti-Tank (LOSAT) missile and the advanced smart 120mm kinetic energy tank round. We are the only propulsion source on the advanced smart 120mm kinetic energy tank round. We have recently completed qualification of the propulsion system for the Evolved Sea Sparrow missile program, which is a NATO program involving 13 nations. We are also pursuing propulsion systems and related technology for Standard Missile variants, which are being developed by the U.S. Navy for its Theater Missile Defense system, a proposed broad ranging missile defense system for a defined region or area. Another new business opportunity being pursued is the Advanced Gun System Land Attack Projectile, a 155mm shipboard gun.

    Composites.  We have been a leader in the design and manufacturing of composite structures for 40 years, pioneering the use of composites in many of today's markets. Composite structures are formed from laminates of high-strength fibers and resin, which we primarily sell to prime contractors in the aerospace and defense industries. Composite structures have performance advantages over metal structures largely through weight reduction, but also may be designed to enhance other performance characteristics such as fatigue resistance and thermal stability. These advantages, coupled with improved design and analysis capabilities and manufacturing process technologies, continue to expand the markets and applications using these structures. We have the ability to manufacture some of the largest composite structures in the world and provide composite structures for space launch vehicles, military aircraft, commercial aircraft and satellites.

    The following table summarizes the principal uses for our composite structures, including identification of our customer and the ultimate end-user:

Composite Structures Principal Uses	Primary Customer	Ultimate End-User	Description
Space Launch Vehicle Structures:
Delta II, III and IV	Boeing	Government and commercial customers	Vehicle components including interstages, nose cones, aeroskirts/heat shields, payload fairings and payload adapters.
Atlas V	Lockheed Martin	Government and commercial customers	Composite interstages and heat shield.
Other Space Launch Structures*	Various	Various	Includes composite interstages and payload adapters for CASA and interstages and payload fairings for Pegasus®.
Aircraft Structures:
Commercial Aircraft Structures	Bell Helicopter, Boeing	Commercial airlines and private aircraft owners	Bell Helicopter 609 tilt-rotor composite fuselage panels, 12 fuselage skins per shipset; Boeing 767 composite torsion springs.
Military Aircraft*	Lockheed Martin, Boeing	U.S. Air Force	Composite pivot shaft for F-22; F-22 bypass offtake screen; C-17 counterbalance assembly.
Satellites:
Military Spacecraft Structures*	Various	Various	Proprietary program applications for satellite components and assemblies.
Precision Benches and Structures*	Various	Government and commercial customers	Antennas, optical and precision stable structures including instrument benches and telescope structures.
Military Weapons:
Missiles	U.S. Navy, Lockheed Martin	U.S. Navy	Mk-125 composite warhead canister; Trident II rocket motor cases.
Javelin Launch Tube	Raytheon/Lockheed Martin Joint Venture	U.S. Army	Fully integrated composite launch tube with sighting mechanism.

Some of the programs and products within the categories identified with an asterisk (*) are currently in development.

    Space Launch Vehicle Structures.  In the space launch vehicle structures area, we are under contract with Boeing to produce composite structures for its Delta II, III and IV family of expendable launch vehicles. For the Delta IV we make the Evolved Expendable Launch Vehicle/Delta IV common booster core nose cones, interstages, composite payload fairing, payload adapters and other large vehicle structures. We also produce large launch vehicle structure components for Lockheed Martin's Atlas V family of expendable launch vehicles, including interstages and a heat shield. Other launch vehicle structures being produced include the payload fairing for Orbital Sciences' Pegasus®, and a payload adapter structure for Ariane V. We also produce composite cases for several solid rocket motors. Current programs include Titan IVB solid rocket motor upgrade; GEM motor cases for Delta II, III, IV, and national missile defense; Trident II first and second stage; and motor cases for motors used in Pegasus®, Taurus®, Athena and Minotaur®.

    Aircraft Structures.  In the aircraft structures area, we have a contract to develop and produce fuselage skins for the Bell 609 commercial tilt-rotor aircraft. We are also under contract to produce a counterbalance mechanism for the C-17 transport aircraft, composite door springs for Boeing's 767 commercial aircraft and composite pivot shafts for F-22 military aircraft. Other new business opportunities being pursued include composite structure components on the F/A-18, C-17 and F-22 military aircraft.

    Satellites.  We design and fabricate composite structure components and assemblies for commercial, civil and military satellites. Products include instrument benches and dimensionally stable assemblies, antennae and reflector assemblies, spacecraft bus structures and other component parts.

    Military Weapons.  Composite structure programs and opportunities include components and assemblies for missiles, military land vehicles, launch tubes for the Army's Javelin anti-tank missile, composite overwrapped pressure vessels for use on satellites and various structures for liquid propulsion tanks and reusable launch vehicles.

    Other Aerospace Products.  We also manufacture infrared and illuminating flares and provide solid rocket motor propellant reclamation services.

  Conventional Munitions.

    Our Conventional Munitions segment designs, develops and manufactures small, medium and large caliber ammunition, including tank ammunition, commercial gunpowder, and munition propellants for the U.S. and allied governments as well as for commercial applications.

    The following table summarizes our principal conventional munitions programs, including identification of our customer and the ultimate end-user:

Conventional Munitions Principal Programs	Primary Customer	Ultimate End-User	Description
Small Caliber Ammunition:
Small Caliber Ammunition	U.S. Army	U.S. Army, Navy, and Marines	Only source for Department of Defense for the following small caliber ammunition – 5.56mm, 7.62mm, .30 Cal. and .50 Cal.
Medium Caliber Ammunition:
25/30mm Medium Caliber Multi-Year	U.S. Army	U.S. Army, Navy, Marines and Air Force	Medium caliber ammunition for ground vehicle and aircraft mounted guns.
Turkiye Co-Pro/Ammo Systems	Makina Ve Kimya Endustrisi Kurumu	Turkish Government	Equipment and services to establish manufacture of 25mm ammunition in Turkiye.
GAU-8	U.S. Army	U.S. Air Force	30mm ammunition for the A-10 aircraft.

20mm Ammunition	U.S. Army and Navy	U.S. Air Force and Navy	Medium caliber ammunition for aircraft mounted guns.
Tank Ammunition:
120mm Training Rounds	U.S. Army	U.S. Army and Marines	Training ammunition for the Abrams tanks of the U.S. forces.
M829E3/A3 Tank Ammo*	U.S. Army	U.S. Army	Tactical ammunition for the Abrams tank.
Solid Extruded Propellants:
Mk-90 (Hydra 70)	General Dynamics	U.S. Government	Propellant grains for the Mk-90 rocket motor for the Hydra-70 2.75" missile.
Commercial Powder	Original Equipment Manufacturers	Private citizen use	Gunpowder for original equipment manufacturers and reloaders.
M14	General Dynamics	U.S. Army and Marines	Single base propellant for 120mm tank training ammunition.

Programs and products identified with an asterisk (*) are currently in development.

    Small Caliber Ammunition.  We manufacture and develop small caliber ammunition for the U.S. military and U.S. allies. We produce approximately 350 million rounds per year of ammunition consisting of 5.56mm, 7.62mm, .30 caliber, and .50 caliber cartridges.

    Our small caliber ammunition operations are conducted at the Lake City Army Ammunition Plant in Independence, Missouri, which supplies over 95% of the Army's small caliber ammunition needs and is the Army's only small caliber ammunition production facility. We took over operations of this facility on April 1, 2000, and are responsible for managing it, including leasing excess space to third parties in the private sector. We have a 10-year operations contract to manage this plant that expires in April 2010. We also have a facilities-use contract with this plant that expires in April 2025. Although this facilities-use contract expires 15 years after the plant operations contract, were the plant operations contract not renewed, we believe the U.S. Army would relieve us of all of our obligations under the facilities-use contract.

    In addition to production, we perform independent research and development for military ammunition and ammunition manufacture and support the Army Research Development Engineering Center at Picatinny Arsenal, New Jersey for Department of Defense sponsored product design, development and testing. We are currently under contract to the U.S. Government for initial production quantities of 5.56mm ammunition incorporating lead-free projectiles, or "green" ammunition. We expect it will be phased into use for training over the next several years to replace most of the current training ammunition.

    Medium Caliber Ammunition.  We are a leading supplier of medium caliber ammunition and fuzes. We produce, design and develop medium caliber ammunition for the U.S. military and U.S. allies.

    Production programs include:

  •
  the 25mm family of Bushmaster rounds used for the main armaments of the U.S. Army's Bradley Infantry Fighting Vehicle and the U.S. Marine Corps' Light Armored Vehicle, as well as by some of the U.S. Navy's shipboard defense systems and by other fighting platforms of U.S. allies;

  •
  the Lightweight 30mm ammunition for the U.S. Army's Apache attack helicopter;

  •
  the GAU-8/A 30mm family of armor-piercing, high-explosive incendiary and target practice rounds currently used by the U.S. Air Force's A-10 close combat support aircraft and planned for use on the Marine Corps' new Advanced Amphibious Assault Vehicle;

  •
  20mm round for U.S. Air Force and Navy fighter aircraft;

  •
  the PGU-32 25mm round for the U.S. Marine Corps AV-8B aircraft; and

  •
  the PGU-38 25mm enhanced combat rounds for the U.S. Air Force's AC-130 gunship.

    Development efforts include programs to improve the performance of medium caliber ammunition in terms of lethality.

    We are also the only producer of the M758/M759 and FMU-151 fuzes for the Apache helicopter and the AC-130 gunship's high-explosive medium caliber ammunition.

    Tank Ammunition.  We produce and develop a family of tactical and training tank rounds that are used by the Abrams tanks of the U.S. Army, Army Reserve, National Guard, Marine Corps and U.S. allies. Such rounds include the M830A1 multi-purpose round and the M831A1 and M865 training rounds. We are the only producer of the M830A1 multi-purpose round. We are one of two suppliers to the U.S. Government for the M831A1 and M865 training rounds. We are currently under contract to the U.S. Army to develop the M829E3 advanced kinetic energy rounds and the multi-purpose anti-tank training round for future training requirements. Some of our tank ammunition contains depleted uranium which is used for its armor penetrating qualities. Questions have been raised about the health and environmental effects of depleted uranium. For fiscal 2001, this ammunition represented approximately 4% of our conventional munitions sales and approximately 1% of our pro forma total sales. We are also able to manufacture tank ammunition using alternatives to depleted uranium such as tungsten. As a result, we do not believe that a move by the U.S. Government or our other customers away from the use of depleted uranium would have any material impact on our sales or margins.

    Solid Extruded Propellants.  We manufacture, design and develop solid extruded propellants for use in over 25 types of ammunition and rockets used by the U.S. military services. We also load, assemble and pack medium caliber ammunition and 155mm artillery propelling charges.

    Primary production programs include propellants for multiple training and war reserve 120mm tank rounds, the modular artillery charge system, and 25mm and 30mm ammunition. We are also the only supplier to the U.S. Government of Mk-90 propellant grains for use in the Hydra 70 missile and launch motors for the TOW II missile. We are a major producer of several types of smokeless nitrocellulose, which is a primary ingredient in the manufacturing of ammunition propellants and powders. In addition to the military programs, we produce a wide range of commercial gun powders for manufacturers of sporting ammunition and reloaders, who make their own bullets by refilling previously fired bullet casings.

    Propellant development opportunities being pursued include next-generation 2.75" rocket propellant grain, environmentally friendly propellant and propellant for advanced artillery charges.

  Defense Systems

    Our Defense Systems segment designs, develops and manufactures anti-tank mines, electronic warfare systems, electronic support equipment, missile warning systems, infantry weapons systems, electro-mechanical and electronic fuzes, smart weapons, sensors, demolition systems and batteries for military and aerospace applications for the U.S. and allied governments.

    The following table summarizes our principal defense systems programs, including identification of both our customer and the ultimate end-user:

Defense Systems Principal Programs	Primary Customer	Ultimate End-User	Description
Integrated Defense Systems:
VLSAS International	Allied nations	Allied nations	Vehicle-launched scatterable anti-tank mine system.
Objective Individual Combat Weapon (OICW)*	U.S. Army	U.S. Army	Lightweight, shoulder-fired weapon to replace the M-16 rifle.
Volcano	U.S. Army	U.S. Army	Anti-tank mine dispensed by either ground vehicles or helicopters.
Anti-Personnel Land Mine Alternative (APL-A)*	U.S. Army	U.S. Army	Land mine system that uses operators in the loop to avoid indiscriminate activation.
Defense Electronic Systems:
TERM-KE*	U.S. Army	U.S. Army	Precision guided kinetic energy tank ammunition for direct fire and beyond-line-of-sight target engagement.
AAR-47 Missile Warning System*	U.S. Navy	U.S. Navy	Electro-optic missile threat warning system for low slow-flying aircraft.
CMBRE	U.S. Air Force	U.S. Air Force	Portable support equipment designed to interface with MIL-STD-1760 Munitions. Designed to initiate munitions Built-in-Test (BIT), provide BIT status, and upload, download and/or verify munitions operational flight program and/or mission planning data.
Fuzes:
Hard Target Smart Fuze (HTSF)*	U.S. Air Force	U.S. Air Force	Flexible, single fuzing system designed for bomb and missile penetrator weapons.
DSU-33 Proximity Sensor	U.S. Air Force	U.S. Air Force	Proximity sensor that detonates bombs as they approach the ground.
Multi-Function Fuze (MFF)*	U.S. Navy	U.S. Navy	Electronic fuze designed to allow projectiles to attack both ground and air targets.
M734A1 Safety and Arming Device	KDI Precision Products Inc.	U.S. Army	M734 multi-option mortar fuze has proximity, near-burst, impact and delay setting capabilities.

Programs and products identified with an asterisk (*) are currently in development.

    Integrated Defense Systems.  We develop and produce barrier systems, weapons systems and precision munitions.

      Barrier Systems.  We produce and develop advanced barrier systems and mines for delivery from trucks, tracked vehicles and helicopters. Primary production programs are the Volcano system, a modular barrier system delivered from ground and air platforms, and Shielder, a vehicle-launched smart anti-tank munition system, for which we are the system's prime contractor to the U.K.'s Ministry of Defense. We have other international contracts and opportunities in this area.

      There has been growing international interest in developing alternatives to current land mine systems culminating in the Ottawa Convention sponsored by the United Nations. We have contracts to develop the Anti-Personnel Land Mine Alternative program, or APL-A, which is designed to be an integrated barrier system having operator command and control capabilities as an alternative to current potentially indiscriminate land mines and mine fields. We believe this system will provide an increased measure of operational effectiveness and minimize risks to friendly troops and civilians. In calendar year 2000, we were awarded two Army/Defense Advanced Research Projects Agency contracts to develop potential alternative concepts for barrier systems as we know them today. In early 2000, the U.S. Government announced its intention to award us a co-prime contract to develop the next generation of hand-emplaced barrier systems. The combination of these awards puts us at the forefront of barrier system development in the United States.

      Weapon Systems.  We are developing the Objective Individual Combat Weapon, or OICW. This lightweight, shoulder-fired weapon is designed to gradually replace the M16 rifle/M203 grenade launcher as the primary weapon of the U.S. Infantry. The system consists of a combinatorial weapon, ballistic fire control system and thermal sight, and both a 20mm high-explosive bursting munition with a remote autonomous fuze and a 5.56mm kinetic energy round. We are responsible for systems integration and development of the weapon system and its high-explosive ammunition. In calendar year 2000, the U.S. Government awarded us a sole source $113 million contract to continue to design, develop and test the Objective Individual Combat Weapon system. This contract runs through January 2005.

      Precision Munitions.  We have entered into an agreement with GIWS, a joint venture between Rheinmetall W & M GmbH and Diehl Stiftung & Co., to sell the SMArt 155® 155mm sensor fuzed munition in the United States and other countries. Additionally, we were recently awarded a contract to support the development of the Raytheon Advanced Gun System 155mm Land Attack Projectile proposed to be used in the U.S. Navy's new destroyer, the DD-21. Together with the prime contractor Aerojet-General Corporation, a subsidiary of GenCorp Inc., we developed and produced the Sense and Destroy Armor Munition, or SADARM, a howitzer-fired anti-armor munition. Future funding for this program was terminated in the latest Defense Appropriations and Authorization Bill and we expect to complete production on this program in fiscal 2002.

      Other.  We have also developed the Badger fighting position excavator for U.S. and international applications. This excavator explosively fractures the ground, which significantly reduces a soldier's foxhole digging time while increasing safety.

    Defense Electronics Systems.  Our products include the AAR-47 missile warning system, defense information and the Tank Extended Range Munition, or TERM.

      Tank Extended Range Munition.  We are currently developing an extended range 120mm kinetic energy tank round, or TERM-KE, for use by the U.S. Army's Abrams tank. Coupled with a targeting device on a scout vehicle, this tank round will allow beyond-line-of-sight engagements. We are the only development prime contractor for the TERM-KE and anticipate production to begin in 2008. Our system utilizes a front-end sensor that locates intended targets. The extended range is provided by a rocket motor propulsion system that is also in development by our Aerospace segment.

      AAR-47.  We produce the AAR-47 missile warning system, a passive electro-optic threat warning device used to protect low, slow-flying helicopters and fixed-wing aircraft by detecting ground-to-air-missiles. We completed a production contract for the system and have upgraded the central processor unit, both hardware and software, for improved probabilities of detection, longer warning times and lower false alarm rates. We also won a competitive bid for an upgraded, higher performance sensor to include a laser warning capability. We completed the sensor upgrade in June 2001 and expect production authorization in autumn 2001.

      Defense Information.  Defense information programs include the Common Munitions BIT/Reprogramming Equipment, or CMBRE, which is a portable field tester/mission programmer with a common interface to support the growing U.S. inventory of smart weapons. Smart weapons provide mid-air guidance updates and can locate, track and attack targets at extended range. Production of the Common Munitions BIT/Reprogramming Equipment began in fiscal 1998 and is expected to continue for eight years. Other programs include the analog-to-digital adaptable recorder input-output, which is a multi-channel data formatter for high-speed digital recorders. We also have programs to design, develop and test advanced solid state laser radar, which is a next-generation seeker technology for smart weapons.

    We are also pursuing new business opportunities including sensors and seekers for smart munitions, guided projectile systems and potential international missile warning system programs.

    Fuzes.  We develop and manufacture fuzes for the United States and its allies.

      Gun Hardened Fuzes.  Sole source fuze production programs include the safety and arming subsystem for the M734A1 fuze for mortar rounds. The safety and arming subsystem ensures that a round is armed and ready to fire only after it has traveled a safe distance from the barrel. We are also developing the U.S. Navy's Mk 419 Multi Function Fuze which provides point detonation, delay, variable time and proximity functions.

      Air Armament Fuzes.  We are under contract to produce the DSU-33B/B proximity sensor for air-delivered bombs. This sensor allows a bomb to be detonated as it approaches the ground, thereby increasing the bomb's overall effectiveness. In addition, we have four contracts with U.S. allied nations for the production of the FMU-139 bomb fuze. We have a U.S. Air Force development contract for the hard target smart fuze. In addition, we are under contract to the U.S. Air Force to develop the next-generation hard target fuze, the multiple event hard target fuze.

      Embedded Fuzes.  We have entered low rate initial production for the Brilliant Anti-Tank, or BAT, Submunition which is an electronic safe and arm device. We also produce the Selectable Light Attack Munition, or SLAM, a demolition system for U.S. Special Operation Forces.

    Batteries.  We develop and manufacture specialized lithium and lithium-ion polymer rechargeable batteries for U.S. and foreign military and aerospace customers.

      Lithium Batteries.  Our principal lithium battery products are reserve batteries, which are used in such applications as anti-tank mines, fuzes and artillery systems that require long-term storage capacity. We also produce specialty batteries for space probes such as Galileo and Huygens.

      Lithium-Ion Polymer Batteries.  Our lithium-ion polymer rechargeable batteries offer high energy density and packaging flexibility for use where weight and space may be limited or where unique operational configurations are required. The lithium-ion polymer batteries are produced and marketed by Alliant/Valence LLC, which is a joint venture between us and Valence Technology, Inc., a commercial battery company based in Henderson, Nevada.

Contracts

    We primarily sell to the U.S. Government and its prime contractors and the U.S. Army, Navy and Air Force. Under each of our contracts, we act either as a prime contractor, where we sell directly to the end user, or as a subcontractor, selling our products to other prime contractors. Our products are an integral component of U.S. military and strategic operations, and we have been the frequent recipient of awards for both the extension of contracts and programs and the development and production of next-generation systems.

    Our contracts can be categorized as either "cost-plus" or "fixed-price."

    Cost-Plus Contracts.  Cost-plus contracts are either cost-plus-fixed-fee, cost-plus-incentive-fee, or cost-plus-award-fee contracts. Cost-plus-fixed-fee contracts provide for reimbursement of costs, to the extent that the costs are allowable under contract provisions, and the payment of a fixed fee. Cost-plus-incentive-fee contracts and cost-plus-award-fee contracts provide for increases or decreases in the contract fee, within specified limits, based upon actual results as compared to contractual targets for factors such as cost, quality, schedule and performance.

    Fixed-Price Contracts.  Fixed-price contracts are either firm-fixed-price, fixed-price-incentive, or fixed-price- level-of-effort contracts. Under firm-fixed-price contracts, we agree to perform certain work for a fixed price and realize all the benefit or detriment resulting from decreases or increases in the costs of performing the contract. Fixed-price-incentive contracts are fixed-price contracts providing for adjustment of profit and establishment of final contract prices by a formula based on the relationship between total final costs and total target cost. The final contract price under a fixed-price-incentive contract is a function of cost, which may be affected by schedule and performance. Fixed-price-level-of-effort contracts are generally structured with a fixed price per labor hour, subject to the customers' labor hour needs up to a contract cap. All fixed-price contracts present the inherent risk of unreimbursed cost overruns. In addition, certain costs, including certain financing costs, portions of research and development costs, and certain marketing expenses related to the preparation of competitive bids and proposals and international sales, are not reimbursable under U.S. Government contracts. The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts as described below under "—U.S. Government Contracts and Regulations."

    The following table illustrates the composition of our contracts for fiscal 2001, based on pro forma revenues:

	Contract Overview
	Number of Programs	% Cost-Plus / % Fixed-Price	% Sole Source	% Prime / % Subcontractor
Aerospace	79	60% / 40%	87%	44% / 56%
Conventional Munitions	24	8% / 92%	36%	76% / 24%
Defense Systems	35	33% / 67%	46%	75% / 25%

Research and Development

    We conduct a significant amount of research and development, the vast majority of which is funded by our customers under our contracts. In addition, we do a limited amount of self-funded research and development, primarily for the development of next-generation technology. The following table summarizes the expenses incurred on a pro forma basis for fiscal 2001 and on an historical basis for each of the last three fiscal years:

Period	Company-Funded Research and Development	Customer-Funded Research and Development
Pro Forma Fiscal 2001	$20.4 million	$260.5 million
Historical Fiscal 2001	$11.6 million	$204.9 million
Historical Fiscal 2000	$11.2 million	$202.0 million
Historical Fiscal 1999	$8.9 million	$207.1 million

Backlog

    As of March 31, 2001, pro forma contracted backlog was $3.9 billion. Contracted backlog represents the estimated value of contracts for which we are authorized to incur costs but for which revenue has not yet been recognized. As of the same date, we had an additional $2.4 billion in pro forma unfunded backlog, which includes backlog for the portion of awarded contracts for which we are not currently authorized to incur costs, plus the value of unexercised options related to existing contracts.

Major Customers

    Our sales are predominantly derived from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. The various U.S. Government customers, which include NASA, the U.S. Army, Navy and Air Force, exercise independent purchasing power. As a result, sales to the U.S. Government generally are not regarded as constituting sales to one customer. Instead, each contracting customer entity is considered to be a separate customer.

    Our recent U.S. Government sales, including sales to U.S. Government prime contractors, are summarized in the following table:

Period	U.S. Government Sales
Pro Forma Fiscal 2001	$1,427.6 million
Historical Fiscal 2001	$872.8 million
Historical Fiscal 2000	$723.6 million
Historical Fiscal 1999	$828.8 million

    During fiscal 2001, on a pro forma basis, approximately 81% of sales were derived from contracts with the U.S. Government or U.S. Government prime contractors. The following table summarizes the approximate percentage breakdown of these sales (i) as a prime contractor and a subcontractor, and (ii) to various categories of customers:

Sales as a prime contractor	56%
Sales as a subcontractor	44%

TOTAL	100%

Sales to:
U.S. Army	30%
U.S. Air Force	14%
U.S. Navy	10%
NASA	25%
Other government, commercial or international customers	21%

TOTAL	100%

    Our top ten sales contracts accounted for approximately 65% of our pro forma sales for fiscal 2001. During fiscal 2001, pro forma sales to each of Lockheed Martin and Boeing and their respective affiliates accounted for more than 10% of our pro forma sales. These sales related to multiple contracts and, in the case of Boeing, included commercial contracts.

    Approximately 6% of our pro forma sales for fiscal 2001 were to foreign governments and corporations approved by the Department of Defense and the State Department. The vast majority of these sales are in our Defense Systems and Conventional Munitions segments. We sell these products both directly and through the U.S. Government, primarily to NATO allies or other governments friendly to the United States. Our export sales on a pro forma basis for fiscal 2001 and on an historical basis for each of our last three fiscal years are summarized below:

Period	Export Sales
Pro Forma Fiscal 2001	$110.2 million
Historical Fiscal 2001	$93.5 million
Historical Fiscal 2000	$110.8 million
Historical Fiscal 1999	$61.8 million

    The significant growth in exports since fiscal 1999 can be primarily attributed to sales of the Shielder VLSAS, a vehicle-launched scatterable anti-tank munitions system, to the U.K. Ministry of Defense. We have a number of export programs scheduled, including sales of the VLSAS to other foreign governments. We expect future export sales to remain approximately 6% to 8% of our total sales in the next several years.

U.S. Government Contracts and Regulations

    The following table summarizes our U.S. Government business by contract type for fiscal 2001 in terms of our pro forma sales:

Cost-plus contracts:
Cost-plus-fixed-fee	9%
Cost-plus-incentive-fee/cost-plus-award-fee	36%	45%
Fixed-price contracts:
Firm-fixed-price	50%
Fixed-price-incentive/fixed-price-level-of-effort	5%	55%

TOTAL		100%

    Contract Termination.  The terms of U.S. Government contracts permit the U.S. Government to terminate the contracts, either for its convenience or in the event of a default by the contractor. Upon termination of a cost-plus contract, the contractor is entitled to reimbursement of its allowable costs. If the termination is for convenience, the contractor is also entitled to receive payment of a total fee proportionate to the percentage of the work completed under the contract. Upon termination of fixed-price contracts, the contractor is entitled to receive payment for items delivered to and accepted by the U.S. Government. If the termination is for convenience, the contractor is also entitled to receive payment of fair compensation for work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred or committed. If a contract termination is for default:

  •
  the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government;
  •
  the U.S. Government is not liable for the contractor's costs for unaccepted items and is entitled to repayment of any advance payments and progress payments related to the terminated portions of the contract; and
  •
  the contractor may be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

    Loss of Appropriations.  U.S. Government contracts are also conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take more than one year. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years. In addition, most U.S. Government contracts are subject to modification in the event of changes in funding. Any failure by Congress to appropriate additional funds to any program in which we participate, or any contract modification as a result of funding changes, could materially delay or terminate the program.

    Reductions or Changes in Military Expenditures.  The overall U.S. defense budget declined from the mid-1980's through the mid-1990's. Although we expect the U.S. defense budget to increase over the next five years, future levels of defense spending cannot be predicted with certainty. The impact of possible future declines in the level of defense procurement on our results of operations or financial condition will depend upon the timing and size of the changes and our ability to offset their impact with new business, business consolidations or cost reductions.

    Procurement and Other Related Laws and Regulations.  We are subject to extensive and complex U.S. Government procurement laws and regulations. These laws and regulations provide for ongoing U.S.

Government audits and reviews of contract procurement, performance and administration. We could suffer adverse consequences if we were to:

  •
  fail to comply, even inadvertently, with these laws and regulations or with laws governing the export of munitions and other controlled products and commodities; or
  •
  commit a significant violation of any other federal law.

These consequences potentially include:

  •
  contract termination;
  •
  civil and criminal penalties; and
  •
  under certain circumstances, our suspension and debarment, or that of one of our subsidiaries involved in the program, from future U.S. Government contracts for a specified period of time.

    As a government contractor, we are subject to audit and review by the U.S. Government of our contract performance and of our accounting and general practices relating to contracts. The costs and prices under these contracts may be subject to adjustment based upon the results of the audit. To date, these audits have not had a material effect on our results of operations or financial condition. However, we cannot assure you that future audits will not have a material adverse effect on our business, financial condition or results of operations.

    In addition, licenses are required from U.S. Government agencies for export from the United States of many of our products. We are currently not permitted to export some of our products.

    Competitive Bidding.  We obtain military contracts through either competitive bidding or sole-source procurement. A significant portion of our sales are from contracts that were awarded after a competitive bidding process that often involved many bidders. A similar competitive bidding process is likely to apply to our efforts to win future contract awards. There is always the risk in both competitive bidding and sole-source procurements that if a bid is submitted and a contract is subsequently awarded, actual performance costs may exceed the projected costs upon which the submitted bid or contract price was based.

    Novation of U.S. Government Contracts.  When U.S. Government contracts are transferred from one contractor to another contractor, such as in connection with the sale of a business, the U.S. Government requires that the parties enter into a novation agreement. A novation agreement generally provides that:

  •
  the transferring contractor guarantees or otherwise assumes liability for the performance of the acquiring contractor's obligations under the contract;
  •
  the acquiring contractor assumes all obligations under the contract; and
  •
  the U.S. Government recognizes the transfer of the contract and related assets.

    We have entered into similar novation agreements in connection with the sale of Metrum Information Storage and our former Marine Systems Group. In these cases, however, as the seller, we have guaranteed performance of the buyer's obligations under the contracts transferred to the buyer, and the buyer, rather than us, have the performance and indemnification obligations described in the last sentence of the preceding paragraph.

    Other Risks Associated with U.S. Government Contracts.  In addition, like all defense contractors, we are subject to risks associated with uncertain cost factors related to:

  •
  scarce technological skills and components;
  •
  the frequent need to bid on programs in advance of design completion, which may result in unforeseen technological difficulties and/or cost overruns;
  •
  the substantial time and effort required for relatively unproductive design and development;
  •
  design complexity;
  •
  rapid obsolescence; and
  •
  the potential need for design improvement.

Competition

    We encounter intense competition for most of our contracts from numerous other companies. Some of these companies have financial, technical, marketing, manufacturing, distribution and other resources substantially greater than ours. Our ability to compete for these contracts depends to a large extent upon:

  •
  the effectiveness and innovativeness of our research and development programs;
  •
  our ability to offer better program performance than our competitors at a lower cost; and
  •
  our readiness with respect to facilities, equipment and personnel to undertake the programs for which we compete.

    In some instances, the U.S. Government directs a program to a single supplier. In these cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the U.S. Government chooses to open the particular program to competition. Our principal sole-source contracts are for the following programs: reusable solid rocket motor space shuttle boosters, Trident II missiles, Titan IV solid rocket motor upgrade space boosters, AGM-130 and sensor fuzed weapon propulsion systems, M830A1 multi-purpose tank ammunition rounds, Volcano anti-tank scatterable mines, M758 fuze for medium caliber ammunition, the AAR-47 missile warning system and the OICW system.

    In the case of the reusable solid rocket motor space shuttle boosters, we believe that the time and cost to qualify a second source of supply would be prohibitive in light of the space shuttle flight schedule and current levels of government expenditures on the space shuttle program. Liquid propulsion systems that may be competitive with the reusable solid rocket motor are under study, but are not yet developed. We expect to retain our status as the only qualified supplier for the reusable solid rocket motor.

    We generally face competition from a number of competitors in each business area, although no single competitor competes with us along all four of our business lanes. Our principal competitors in each of our business lanes are as follows:

•
Aerospace:
• Propulsion:	Pratt & Whitney/Chemical Systems Division of United Technologies Corporation; Aerojet-General Corporation, a subsidiary of GenCorp Inc.; Atlantic Research Corporation, a subsidiary of Sequa Corporation; and Rocketdyne, Inc., a subsidiary of Boeing
• Composites:	The Boeing Company; Lockheed Martin Corporation; Raytheon Company; Bell Helicopter Textron, a subsidiary of Textron Inc.; Northrop Grumman Corporation; Composite Optics, Incorporated; Applied Aerospace Structures Corporation; and Programmed Composites Inc., a division of Pressure Systems, Inc.
• Conventional Munitions:	General Dynamics Ordnance and Tactical Systems, Inc., a subsidiary of General Dynamics (formerly Primex Technologies, Inc.)
• Defense Systems:	Textron Inc.; KDI Precision Products Inc.; Bulova Technologies L.L.C., a subsidiary of National Defense Company L.L.C.; and Giat Industries S.A.

    The downsizing of the munitions industrial base has resulted in a reduction in the number of competitors through consolidations and departures from the industry. This has reduced the number of competitors for some programs, but has strengthened the capabilities of some of the remaining competitors. In addition, it is possible that there will be increasing competition from the remaining competitors in business areas where they do not currently compete, particularly in those business areas dealing with electronics.

Raw Materials

    Key raw materials used in our operations include aluminum, steel, steel alloys, copper, depleted uranium, graphite fiber, prepreg, hydroxy terminated polybutadiene, epoxy resins and adhesives, ethylene propylene diene monomer rubbers, nitrocellulose, diethylether, x-ray film, plasticizers and nitrate esters, impregnated abletive materials, various natural and synthetic rubber compounds, polybutaadiene, acrylomitrile, and ammonium perchlorate. We also purchase chemicals, electronic, electro-mechanical and mechanical components, subassemblies, and subsystems which are integrated with our own manufactured parts for final assembly into finished products and systems.

    We closely monitor our sources of supply in order to assure an adequate supply of raw materials and other supplies needed in our manufacturing processes. U.S. Government contractors like us are frequently limited to procuring materials and components from sources of supply approved by the U.S. Department of Defense. In addition, as business conditions, the Department of Defense budget and Congressional allocations change, suppliers of specialty chemicals and materials sometimes consider dropping low volume items from their product lines, which may require, as it has in the past, qualification of new suppliers for raw materials on key programs.

    The supply of ammonium perchlorate, a principal raw material used in our operations, is limited to a single source that supplies the entire domestic solid propellant industry. This single source, however, maintains two separate manufacturing lines a reasonable distance apart, which mitigates the likelihood of a fire, explosion or other problem impacting all production.

    We also presently rely on one primary supplier for graphite fiber, which is used in the production of composite materials. This supplier has multiple manufacturing lines for graphite fiber. Although other sources of graphite fiber exist, the addition of a new supplier would require us to qualify the new source for use in our programs.

    Current suppliers of some insulation materials used in rocket motors have announced plans to close manufacturing plants and discontinue product lines. These materials include polymers used in ethylene propylene diene monomer rubber insulation and aerospace grade rayon used in nozzles. We have qualified new replacement materials for certain programs. For other programs we have produced sufficient inventory to cover program requirements through 2003 and we are in the process of qualifying new replacement materials. We expect these new materials to be qualified by the end of 2001. We have sufficient inventory to cover production through 2002, and have identified replacement materials that have passed initial testing toward qualification.

    Prolonged disruptions in the supply of any of our key raw materials, difficulty completing qualification of new sources of supply or implementing use of replacement materials or new sources of supply could have a material adverse effect on our business, financial condition or results of operations.

Manufacturing and Handling of Explosive Materials

    Some of our products, including those relating to propulsion systems, propellants, ammunition and artillery systems, involve the manufacture and/or handling of a variety of explosive materials. From time to time in the past, this activity has resulted in explosive incidents, which have temporarily shut down or otherwise disrupted some of our manufacturing processes, causing production delays and resulting in liability for workplace injuries and fatalities. While we cannot assure you that we will not experience similar incidents in the future or that any similar incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations, we do have safety and loss prevention programs in place to mitigate such incidents, as well as a variety of insurance policies described below under "Business—Insurance."

Seasonality

    Our business is not seasonal in nature. However, since our sales on certain production contracts are not recorded until product is delivered to the customer, extra effort is expended to complete and deliver product prior to fiscal year end, which has typically resulted in higher sales in the fourth fiscal quarter.

Employees

    We employ almost 10,000 employees. Approximately 2,000 of these employees are covered by collective bargaining agreements. The following table summarizes the number of these agreements, the approximate number of covered employees, and the expiration dates of the agreements as of July 15, 2001:

Location	Number of Contracts	Expiration Date	Approximate Number of Employees Represented
Rocket Center, WV	2	November 14, 2005	10
		August 14, 2005	300
Magna, UT	1	February 15, 2003	175
Janesville, WI	1	February 28, 2006	175
Minneapolis, MN area	1	September 30, 2004	200
Radford, VA	2	October 6, 2002	900
		October 6, 2001	175
DeSoto, KS	1	November 1, 2001	25
Iuka, MS	1	Ongoing negotiations	50

    Relations between us and our unionized and non-unionized employees and their various representatives are generally considered satisfactory. However, we cannot assure you that new labor contracts can be agreed to without work stoppages.

Patents

    As of March 31, 2001, on a pro forma basis, we owned approximately 402 U.S. patents, aproximately 262 foreign patents, and had approximately 152 U.S. patent applications and 245 foreign patent applications pending. Although the conduct of our business involves the manufacture of various products that are covered by patents, we do not believe that any one single existing patent or license or group of patents is material to the success of our business as a whole. We believe that unpatented research, development and engineering skills also make an important contribution to our business. The U.S. Government typically receives royalty-free licenses to inventions made under U.S. Government contracts, under which we retain all other rights, including all commercial rights, to such inventions. In addition, our proprietary information is protected through the requirement that employees sign confidentiality agreements as a condition of employment and our policy of protecting proprietary information from unauthorized disclosure.

Environmental Matters

    Our operations and ownership or use of real property are subject to a number of federal, state and local environmental laws and regulations. To date, environmental laws and regulations have not had a material adverse effect on our business, financial condition or results of operations. Environmental laws and regulations change frequently, and it is difficult to predict how and to what extent they may impact the results of our operations or our financial condition in the future. Due to the nature of our current and former operations, there is known and potential on-site and off-site contamination that we are required to remediate. In addition, we are occasionally required to address or respond to alleged or actual incidents of non-compliance with applicable environmental requirements. We also may be subject to fines, penalties, or third party lawsuits relating to the use, disposal or release of hazardous substances by us or our predecessors. Although such matters could subject us to material costs or liabilities, to date they have not. We have environmental management programs in place, on both the corporate and individual facility levels, to mitigate these risks.

    At the time of the spin-off from Honeywell, we entered into an environmental matters agreement with Honeywell Inc. This agreement addresses the liability of the parties for the off-site disposal of hazardous materials prior to the spin-off. Under this agreement, we agreed to indemnify Honeywell for our proportional share of the costs of remedial and/or corrective action allocated to Honeywell as a "potentially responsible party." Our proportional share is the percentage that the volume of the material generated by our initial businesses bears to the total volume of material generated by Honeywell at each site. We do not believe that our ultimate contribution or liability relating to these matters, individually or in the aggregate, would be reasonably likely to have a material adverse effect on our business, financial condition or results of operations, taken as a whole.

    As part of the Hercules acquisition, we have assumed responsibility for environmental compliance at the acquired aerospace facilities. There may also be significant environmental remediation costs associated with these facilities that will, in some cases, be funded in the first instance by us, subject to reimbursement or indemnification as described below. We believe that much of the compliance and remediation costs associated with these aerospace facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not reimbursable under these contracts will be covered by Hercules Incorporated under environmental agreements entered into in connection with the Hercules acquisition. Under these environmental agreements, Hercules Incorporated has agreed to indemnify us for:

  •
  environmental conditions relating to releases or hazardous waste activities occurring prior to the closing of the Hercules acquisition;
  •
  fines relating to pre-closing environmental compliance; and
  •
  environmental claims arising out of breaches of Hercules Incorporated's representations and warranties.

    Hercules Incorporated is not required to indemnify us for any individual claims below $50,000. Hercules Incorporated is obligated to indemnify us for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. We are not responsible for conducting any remedial activities with respect to the Kenvil, New Jersey facility or the Clearwater, Florida facility.

    With respect to the Thiokol business, we are subject to liability at a number of state and federal Superfund sites. The two most significant sites are located in Morris County, New Jersey where Thiokol is a party to consent orders with the U.S. Environmental Protection Agency in connection with the Rockaway Borough Well Field Site and with the New Jersey Department of Environmental Protection for the Rockaway Township Site. Thiokol is a responsible party because it operated these sites approximately thirty years ago. However, it operated these sites while performing government contracts and as a result, any significant cleanup costs are expected to be reimbursed by the U.S. Government.

    In addition, both the Elkton, Maryland and Promonitory, Utah Thiokol business sites are currently undergoing Resource Conservation and Recovery Act corrective action for the remediation of existing contamination. Operations at both sites have resulted in known and potential on-site and off-site soil and ground water contamination.

    We expect that much of the compliance and remediation costs associated with the acquired Thiokol facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by the approximately $14 million dollars in reserve. Beyond this amount, the next $20 million of any non-government reimbursable remediation costs will be split evenly with Alcoa, subject to our having appropriately notified Alcoa of any issues prior to January 30, 2004. Alcoa's obligation under this environmental indemnity is capped at $10 million.

    We cannot assure you that the U.S. Government, Hercules or Alcoa will reimburse us for any particular environmental costs or reimburse us in a timely manner. U.S. Government reimbursements for cleanups are financed out of a particular agency's operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. Our failure to obtain fully or timely reimbursement from the U.S. Government, Hercules or Alcoa could have a material adverse effect on our business, financial position or results of operations.

Facilities

    We occupy manufacturing, assembly, warehouse, test, research, development and office properties having a total floor space of approximately 16.9 million square feet. These properties are either owned or leased by us, or are occupied under facilities-use contracts with the U.S. Government. The following table provides summary information about the location and size of these properties, and indicates which of our three business segments is the principal user of the property—Aerospace ("AC"), Conventional Munitions ("CM"), or Defense Systems ("DS"). In some cases, property is used by more than one business segment:

	Owned	Leased	Government Owned(1)	Total
	(thousands of square feet)
Principal Properties
Florida
Clearwater (DS)	—	112	—	112
Iowa
Burlington (CM)	—	26	—	26
Kansas
DeSoto (CM)	—	—	730	730
Maryland
Elkton(2)(AC)	345	—	—	345
Minnesota
Edina(3)	—	79	—	79
Elk River (CM/DS)	145	—	—	145
Hopkins (CM/DS)(3)	536	—	—	536
New Brighton (CM)	—	—	483	483
Plymouth (DS) (6)	—	140	—	140
Mississippi
Iuka (AC)	—	325	—	325
Missouri
Independence (CM)	—	—	2,553	2,553
Pennsylvania
Horsham (DS)	—	53	—	53
Utah
Brigham (includes Promontory) (AC)(2)	2,624	7	—	2,631
Clearfield (AC)	—	657	—	657
Clearfield (AC)(2)	—	660	—	660
Magna (AC)	1,771	—	518	2,289
Ogden (AC)(2)	7	105	—	112
Salt Lake City (AC)(2)	—	14	—	14
Virginia
Radford (CM)	—	—	3,809	3,809
West Virginia
Rocket Center (CM)	96	—	875	971
Wisconsin
Janesville (DS)	214	—	—	214

Subtotal(4)	5,738	2,178	8,968	16,884
Other Properties(5)	—	23	—	23

Subtotal	—	23	—	23

Total	5,738	2,201	8,968	16,907

Percent of total	34%	13%	53%	100%

(1)
These properties are occupied rent-free under facilities contracts that require us to pay for all utilities, services, and maintenance costs.
(2)
Thiokol property.
(3)
The Hopkins facility also currently serves as our corporate headquarters. However we expect to move our corporate headquarters to the Edina facility over the next few months.
(4)
Business segment usage of these properties is as follows (in thousands of square feet): Aerospace, 7,033; Conventional Munitions, 8,572; Defense Systems, 379; and Conventional Munitions and Defense Systems jointly, 681.
(5)
Principally sales and other offices, each of which has less than 10,000 square feet of floor space.
(6)
The Hopkins facility currently houses approximately 400 employees of Defense Systems. These employees will be moving to the Plymouth facility over the next few months.

    The following table provides summary information about the location, size and use of other owned or leased land, and indicates which of our business segments is the principal user of the land:

	Owned	Leased	Use
	(acres)
Location
Utah
Brigham (AC)*	—	2,365	Flare testing sites
Brigham (AC)*	2,146	—	Land, wells, airstrip flare test range
Magna (AC)	414	—	Buffer zone
Minnesota
Elk River (DS)	3,169	—	Assembly, test and evaluation
New Mexico
Socorro (CM)	—	1,177	Assembly, test and evaluation

*
Thiokol property.

    Since the spin-off from Honeywell, we have implemented a significant program of consolidating our operations and facilities, due in part to an underutilization of facilities. We continue to explore opportunities for further facility consolidations. We consider our properties to be in generally good condition and adequate for the needs of our business.

Insurance

    We have insurance coverage we believe to be adequate for the risks of the businesses in which we are engaged. We believe that all of our insurance policies meet or exceed industry standards.

    We have two comprehensive insurance policies that protect us from third-party liability claims:

      Third-Party Liability Insurance for Aviation Products.  We have an aviation products liability policy that protects us from third-party bodily injury and property damage claims associated with the failure of our aviation products and related components, including propulsion systems. Although this policy has no deductible, it does contain sub-limits related to commercial space operations. Specifically, our insurance policy related to commercial space has separate sublimits for property damage and resulting loss of use of any one satellite and for each satellite when two or more satellites are on the same launch. We renew this policy on an annual basis and our current policy expires on March 15, 2002.

      Third-Party Liability Insurance for Non-Aviation Products.  We have a comprehensive insurance policy that protects us from third-party liability claims associated with the failure of any of our non-aviation products. We have deductibles on this policy per occurrence and per annum in the aggregate for products liability. We renew this policy on an annual basis and our current policy expires on September 30, 2001.

      Property Insurance.  In addition to third-party liability insurance, we also have a comprehensive property insurance policy that provides coverage for physical loss or damage to property, including machinery breakdown or the loss of earnings associated with any resulting interruption of our business operations. This policy pays for combined property damage and business interruption loss subject to a per occurrence sublimit. We renew this policy on an annual basis and our current policy expires on April 1, 2002.

Legal Proceedings

    We are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We have substantial U.S. Government contracts and are subject to defective pricing claims and cost accounting standards non-compliance claims by the U.S. Government. The prices in our U.S. Government contracts and subcontracts are subject to price adjustment. We believe that resolution of these claims and legal proceedings will not materially affect our financial condition or results of operations.

Strategic Alliances

  Radford Joint Venture

    On June 11, 2001, we formed a joint venture with General Dynamics Ordnance and Tactical Systems, Inc. to which we contributed our contract to operate and manage the Radford Army Ammunition Plant and some related assets. General Dynamics contributed cash in return for a 15% ownership interest in the joint venture. The Radford plant generated $121 million of sales and $28.4 million of EBITDA in fiscal 2001 and had consolidated assets with a book value of $39.6 million as of March 31, 2001. On January 1, 2005, it is expected that General Dynamics will make an additional cash contribution to acquire an additional 35% ownership interest in the joint venture. We used General Dynamic's initial cash contribution to repay senior debt and expect to do the same with the subsequent contribution. In addition, we will receive a disproportionate share of profits for a period to compensate us for the intangible value of our contribution.

    We intend to fund all subsequent investments by us in the Radford joint venture and the Radford joint venture's working capital and other financing needs through an intercompany note issued to us that is secured by the assets of the joint venture and pledged by us to secure our senior credit facilities.

    We believe that the formation of the Radford joint venture will provide important benefits to us as a result of the increased capacity utilization of the Radford facility that will result from the joint venture.

    No assurance can be given that the Radford joint venture will be successful. Specifically, the U.S. Government, which owns the Radford plant, has solicited bids for renewal of this contract from us and other competitors. If we are not awarded a renewal of the contract, the joint venture would likely be terminated.

  Rheinmetall Joint Venture

    We are in discussions with Rheinmetall DeTec AG concerning the formation of a joint venture for the development and manufacture of munitions. As currently envisioned, we and Rheinmetall would each contribute certain operating subsidiaries to the joint venture in exchange for an equity interest in a new non-U.S. joint venture holding company, while maintaining a small direct equity interest in each partner's own contributed operating subsidiaries. We contemplate contributing up to two subsidiaries that generated an aggregate of $229.6 million of sales and $13.5 million of EBITDA in fiscal 2001, and had total consolidated assets with a book value of $62.9 million as of March 31, 2001. Rheinmetall contemplates contributing operating subsidiaries that generated an aggregate of $316 million of sales and $22 million of EBITDA for the twelve months ended December 31, 2000, and had equity of $79 million as of December 31, 2000.

    We believe that the formation of this joint venture will provide important benefits through access to markets, technology cooperation and production efficiencies. The contemplated joint venture, which is expected to be formed in the third calendar quarter of 2001, will be subject to further due diligence and analysis of benefits as well as applicable regulatory approvals. The contemplated joint venture might not occur, and even if it does, it might be on substantially different terms, which may include the contribution by us or Rheinmetall of fewer assets than currently contemplated.

    No assurance can be given that we will be able to consummate this joint venture or, if entered into, as to its terms.

MANAGEMENT

Directors and Executive Officers

    The following table sets forth certain information with respect to our directors and executive officers as of August 8, 2001:

Name	Age	Title
Paul David Miller	59	Chief Executive Officer, Chairman of the Board and a Director
Scott S. Meyers	47	President and a Director
Karen M. Bills	42	Vice President—Information Technology and Chief Information Officer
Robert E. Gustafson	52	Vice President—Compensation, Benefits and Talent Management
Richard N. Jowett	56	Vice President and Treasurer
John E. Gordon	60	Vice President—Washington, D.C. Operations
Mark L. Mele	44	Vice President—Investor Relations and Strategic Planning
Paula J. Patineau	47	Vice President—Chief People Officer
Eric S. Rangen	44	Vice President and Chief Financial Officer
Paul A. Ross	64	Senior Group Vice President—Aerospace
Robert D. Shadley	59	Group Vice President—Defense Systems
Nicholas G. Vlahakis	53	Group Vice President—Conventional Munitions
Ann D. Davidson	49	Vice President and General Counsel
Perri A. Hite	38	Secretary
Frances D. Cook	55	Director
Gilbert F. Decker	64	Director
Thomas L. Gossage	66	Director
Jonathan G. Guss	41	Director
David E. Jeremiah	67	Director
Joseph F. Mazzella	48	Director
Robert W. RisCassi	65	Director
Michael T. Smith	57	Director

    Admiral Miller, USN (Ret.) has held his present position since January 1999. Prior to that he was with Litton Industries, where he served as a Vice President since September 1997, and President of Sperry Marine Inc., which he joined in November 1994, following a 30-year career in the U.S. Navy. Prior to his retirement from the U.S. Navy, he was Commander-in-Chief, U.S. Atlantic Command, one of five U.S. theater commands, and served concurrently as NATO Supreme Allied Commander—Atlantic.

    Scott S. Meyers has held his present position since January 2001 and was a director as well as Executive Vice President and Chief Financial Officer since May 2000. Prior to that time, Mr. Meyers served as Vice President and Chief Financial Officer since March 1996, and Treasurer since August 1998. From January 1990 until March 1996, he served a Executive Vice President and Chief Financial Officer of Magnavox Electronic Systems Company. Mr. Meyers has extensive experience in financial and administrative management. His background also includes 14 years of experience in public accounting as a partner with KPMG Peat Marwick.

    Karen M. Bills has held her present position since December 2000. Prior to that she was Vice President of Strategic Programs in the Aerospace Systems Group where she was responsible for the propulsion system for the Trident II missile. Her previous positions with Alliant include Material Management Director for the Aerospace Company's strategic planning activities, Pegasus® Program Manager, Titan IV Business Director, Contract Administration Manager, and several other positions in Program and Subcontract Management.

    Robert E. Gustafson has held his present position since August 2000, and has served in various human resources positions since the spin-off from Honeywell. Mr. Gustafson has more than 20 years of experience in human resources management. He joined Honeywell in 1980 and held various human resources management positions with military and commercial divisions. Mr. Gustafson's corporate staff assignments included Director of Executive Compensation and Director of Compensation and Benefits. He has also held posts with Litton Industries, The Pillsbury Company and Hormel.

    Richard N. Jowett has held his present position since September 1999. Prior to that he was Vice President—Investor Relations and Public Affairs since May 1998, and Assistant Treasurer since October 1998. From April 1993 until May 1998, he served as Director of Investor Relations. From the spin-off until April 1993, he served as Director of Investor and Bank Relations. He joined Honeywell in 1971 and held management positions with several business divisions.

    John E. Gordon has held his present position since June 2001. Prior to that he was with Litton Industries where he served as Vice President of its Washington office located in Arlington, Virginia, which he joined in 1993 following his retirement from the U.S. Navy as Judge Advocate General with the rank of Rear Admiral.

    Mark L. Mele has held his present position since September 1999. He was Vice President—Strategic Planning from May 1998 until September 1999. From March 1995 to May 1998 he was Director, Business Planning since March 1995. From February 1993 until March 1995, he served as Manager, New Product Development of Hercules Aerospace Company. Mr. Mele has an extensive background in finance, marketing, business development and strategic planning.

    Paula J. Patineau has held her present position since August 7, 2001. From January 2000 until August 2001, she served as Vice President—Human Resources and Senior Financial Officer. From January 1997 until January 2000, she served as Vice President and Controller. From June 1996 until January 1997, she served as acting Controller. From April 1992 until July 1996, she served as Director of Financial Reporting/Accounting Services. Ms. Patineau's background includes more than 20 years of experience in accounting and finance management, including process and systems improvement, acquisition integration, labor negotiations and cost management.

    Eric S. Rangen has held his present position since January 2001. He has worked with Honeywell and Alliant Techsystems Inc. as an accountant with Deloitte & Touche LLP since 1983 and was a partner there since 1994. He has experience in structuring business combinations, joint ventures, contract accounting, regulatory filings, registration statements, proxy statements, initial public offerings, and income taxes.

    Paul A. Ross has held his present position since April 1999. From November 1998 until April 1999 he served as Senior Vice President—Space and Strategic Systems. From April 1997 until November 1998, he served as Group Vice President—Space and Strategic Systems. From April 1995 until April 1997, he served as Vice President and General Manager, Space and Strategic Division, Aerospace Systems Group. From August 1994 until March 1995, he was Vice President of Operations of Hercules Aerospace Company. Prior to joining Hercules Aerospace Company, he was employed by Rockwell International, most recently as a Vice President of Production Operations, Rocketdyne Division, from June 1991 until August 1994. He has more than 30 years of experience in program management, engineering, quality assurance, finance and operations with Rockwell International, Cordant and Hercules Aerospace Company.

    Major General (Retired) Robert D. Shadley has held his present position since September 2000 and has also served as Vice President, Army Operations, since June 2000. Major General Shadley joined us on June 1, 2000, following a distinguished 33-year career in the U.S. Army in the field of logistics.

    Nicholas G. Vlahakis has held his present position since December 1997. From April 1997 until December 1997, he served as Vice President and General Manager—Ordnance of our Conventional Munitions Group. From March 1995 until April 1997, he served as Vice President and General Manager—Ordnance of the our Aerospace Systems Group. From 1993 until March 1995, he was Vice President and General Manager of Hercules Aerospace Company's tactical propulsion facility. From 1991 until 1993, he was Vice President of Hercules Aerospace Company's Expendable Launch Vehicle Group.

    Ann D. Davidson has held her present position since April, 2001. Ms. Davidson was an Associate General Counsel for Honeywell from 1983 to 1990. After the spin-off from Honeywell, she continued with Alliant as Deputy General Counsel until 1993. Before rejoining Alliant in April, Ms. Davidson worked for Parker Hannifin Corporation as Associate General Counsel and Assistant Secretary. Prior to working at Parker Hannifin, Ms. Davidson was Vice President, General Counsel, and Corporate Secretary for Power Control Technologies Inc.

    Perri A. Hite has held her present position since April 2001. Ms. Hite joined Honeywell's Office of General Counsel in 1984. She joined Alliant's Office of General Counsel after the spin-off from Honeywell. After receiving her Juris Doctor degree in 1996, she became the principal attorney supporting Alliant's Global Environmental Solutions subsidiary. She became Assistant Corporate Secretary in October 1999. She has experience with mergers and acquisitions, procurement, real estate, licensing and insurance.

    Frances D. Cook has held her present position since January 2000. Ms. Cook is an international business consultant. From 1995 to 1999, Ms. Cook served as Ambassador to the Sultanate of Oman. From 1993 to 1995, Ms. Cook was Deputy Assistant Secretary of State for Political-Military Affairs for the U.S. Government.

    Gilbert F. Decker has held his present position since December 1997. Mr. Decker is a consultant to the high technology electronics and aerospace industries. Mr. Decker serves as Executive Vice President, Operations of Walt Disney Imagineering since April 1999. Mr. Decker served as Assistant Secretary of the Army-Research, Development and Acquisition from 1994 to 1997. He has also held Chief Executive Officer positions with Xeruca Holding, Incorporated and Penn Central Federal Systems Company.

    Thomas L. Gossage has held his present position since March 1995. Mr. Gossage is the retired Chairman of the Board and Chief Executive Officer of Hercules, Incorporated. Mr. Gossage joined Hercules in 1988 as President of Hercules Specialty Chemical Co. and was named Chairman and Chief Executive Officer in 1991.

    Jonathan G. Guss has held his present position since August 1994. Mr. Guss is the Chief Executive Officer of Bogen Communications International, Inc., a producer of sound processing equipment and telecommunications peripherals. Mr. Guss is also the Principal and Chief Executive Officer of EK Management Corp. He was previously the Principal and President of Active Management Group and a consultant with Booz, Allen & Hamilton, Inc.

    David E. Jeremiah, a director since April 1995, is a retired Admiral in the U.S. Navy. Admiral Jeremiah is also a Partner and the President of Technology Strategies & Alliances Corporation, a strategic advisory and investment banking firm. He held a variety of command and staff positions during his 39-year military career, including Vice Chairman of the Joint Chiefs of Staffs. In addition, Admiral Jeremiah has chaired and served on intelligence and defense advisory panels, including the National Defense Panel and the Defense Policy Board.

    Joseph F. Mazzella has held his present position as director since August 1994. Mr. Mazzella is a Partner at Nutter, McLennen & Fish LLP, a law firm in Boston, Massachusetts. He formerly was a partner with Lane, Altman & Owens for several years. In addition, he previously served as an attorney with the Securities and Exchange Commission in Washington, D.C.

    Robert W. RisCassi has held his present position since March 2000. Mr. RisCassi has served as Vice President of L-3 Communications Corporation, a leading merchant supplier of secure communications systems and products, avionics and ocean products, microwave components and telemetry, and space and wireless products since March 1997. From October 1993 to March 1997, Mr. RisCassi served as an Executive with Loral Corporation and Lockheed Martin.

    Michael T. Smith, a director since December 1997, is the former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a satellite and wireless communications company.

Mr. Smith joined Hughes Electronics in 1985 following the acquisition of Hughes by General Motors. He also served in a variety of financial management positions with General Motors.

    Currently all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

Standing Committees and Meetings of the Board and its Committees

    The board of directors has established the following standing committees: audit, executive/finance, nominating and governance, and personnel and compensation. Membership on the audit, nominating and governance, and personnel and compensation committees consists entirely of non-employee directors.

PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with regard to the beneficial ownership of our common stock as of June 30, 2001 by (1) all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors and nominees for director, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power by the person or entity indicated.

Name	Amount and Nature of Beneficial Ownership	Percent of Outstanding(2)
Principal Stockholders:
Fidelity Investments	1,020,712	7.21%
82 Devonshire Street
Boston, Massachusetts 02109-3605
Directors And Named Executive Officers:
Paul David Miller(1)	225,233	1.57%
Frances D. Cook(1)	2,170	*
Gilbert F. Decker(1)	4,550	*
Thomas L. Gossage(1)	6,000	*
Jonathan G. Guss(1)	6,300	*
David E. Jeremiah(1)	6,600	*
Gaynor N. Kelley(1)	6,000	*
Joseph F. Mazzella(1)	7,500	*
Scott S. Meyers(1)	116,686	*
Robert W. RisCassi(1)	1,800	*
Michael T. Smith(1)	4,500	*
Paul A. Ross(1)	36,488	*
Nicholas G. Vlahakis(1)	32,310	*
Daryl L. Zimmer	42,204	*
All current directors and executive officers as a group (24 persons)(1)	576,345	3.95%

*
Less than 1%
(1)
Includes share of restricted common stock and shares covered by stock options exercisable on June 30, 2001, or within 60 days thereafter.
(2)
Assumes issuance of the Exercisable Stock Option Shares held by the person or group.

    In addition, Fidelity Management Trust Company, the trustee of our 401(k) plans, held 1,104,097 shares (7.80%) of our Common Stock for the participants in the plans. However, the trustee has no power to dispose of these shares, except in connection with the distribution of shares to plan participants and the sale of shares to fund withdrawals by, or loans to, plan participants. The trustee must vote shares allocated to the accounts of plan participants as directed by participants. The trustee must vote unallocated shares and shares for which no participant direction is received in the same manner and proportion as it votes shares for which it receives directions from plan participants. As a result, the trustee disclaims beneficial ownership of the shares of Common Stock held by it in its capacity as trustee of the plans. During fiscal 2001, we paid fees of approximately $3,517,000 to Fidelity Management Trust Company and its affiliates. These fees were for record keeping and for health and welfare administration, trustee services provided by them to our 401(k) plans, and for services provided by them in connection with the transfer to them of the administration of our Pension and Retirement Plan.

DESCRIPTION OF SENIOR CREDIT FACILITIES

    The following summary of certain provisions of our senior secured credit facilities, which were entered into as of April 20, 2001, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the senior secured credit facilities.

    General.  The senior secured credit facilities provided for (i) a $300.0 million six-year amortizing Tranche A term loan facility, (ii) a $500.0 million eight-year amortizing Tranche B term loan facility and (iii) a $250.0 million six-year revolving credit facility. The revolving credit facility includes a $150.0 million sub-limit for letters of credit and a $20.0 million sub-limit for swingline loans.

    Term Loan Facilities.  The term loans under the Tranche A term loan facility bear interest at a rate, at our election, of either LIBOR or ABR, which is defined below, plus a margin, which ranges from 1.75% to 3.00%, in the case of LIBOR loans, and from 0.75% to 2.00% in the case of ABR loans, depending upon our consolidated leverage ratio. The term loans under the Tranche B term loan facility bear interest at a rate, at our election, of either LIBOR plus 3.00% or ABR plus 2.00%. "ABR" means the highest of (i) the rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime lending rate announced at its principal office in New York City, (ii) the secondary market rate for three-month certificates of deposit, adjusted for statutory reserve requirements and the applicable assessment rate, plus 1% and (iii) the federal funds effective rate from time to time plus 0.50%. We may terminate the commitments of at least $10.0 million at any time on three business days' notice, provided that, under the term loan facilities the reductions are made ratably among the lenders in accordance with their respective commitments. Quarterly amortization of the Tranche A term loan facility is according to a schedule agreed upon between us and the lenders. We are required to repay the Tranche B term loan facility in 24 consecutive quarterly installments aggregating 1% per annum of the original principal amount of the Tranche B term loan facility for the first six years and quarterly installments during the remaining term of the Tranche B term loan facility in an aggregate annual principal amount of $235.0 million. On May 16, 2001, we repaid $195.7 million of the Tranche A term loans outstanding with a portion of the net proceeds from the issuance of our senior subordinated notes.

    Revolving Credit Facility.  We used borrowings under the revolving credit facility to consummate the Thiokol acquisition, refinance the indebtedness outstanding under our bank credit facilities entered into in November 1998, and fund related transaction costs. The revolving credit facility may be used to pay for general corporate purposes, including to finance acquisition and related costs, and to issue up to $150.0 million of letters of credit. The revolving credit facility includes a swingline drawing option of up to $20.0 million for maturities not to exceed seven days. Draws under the revolving credit facility bear interest at the same rates as the loans under the Tranche A term loan facility. Swingline loans bear interest at a rate, at our election, of either LIBOR or ABR, plus a margin, which ranges from 1.75% to 3.00%, in the case of LIBOR loans, and from 0.75% to 2.00% in the case of ABR loans, depending upon our consolidated leverage ratio. Interest is payable quarterly in arrears for loans based on ABR. In the case of loans bearing interest based upon LIBOR, interest is payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of the interest period. As of June 30, 2001, we had no outstanding balance under the revolving credit facility.

    The revolving credit facility also provides for the payment by us of commitment and other fees, including (i) a commitment fee payable quarterly in arrears on the daily unused amount of the revolving credit facility (other than any swingline commitment), which ranges from 0.25% to 0.50%; (ii) a letter of credit fee accruing daily on the amount available for drawing under all letters of credit and payable quarterly in arrears; and (iii) a letter of credit fronting fee, which accrues at the rate of 0.25% per annum on the average daily amount of the letter of credit exposure. The commitment and letter of credit fees are subject to adjustment based upon our consolidated leverage ratio.

    Repayment.  The revolving credit facility may be borrowed, repaid and reborrowed from time to time until April 20, 2007, subject to satisfaction of specified conditions on the date of any borrowing. Amounts repaid on the term loan facilities may not be reborrowed.

    Security.  Our obligations under the financing documents governing both the term loan facilities and the revolving credit facility are secured by perfected first priority security interests, subject only to permitted liens, in substantially all of our tangible and intangible assets of Alliant, those of Thiokol and those of our and Thiokol's domestic subsidiaries, including, but not limited to, intellectual property, real property and the capital stock of each of our direct and indirect subsidiaries, including all the capital stock of Thiokol, and are guaranteed by each of our existing and subsequently acquired or organized domestic subsidiaries as fully as is permitted by applicable law.

    Covenants.  The senior secured credit facilities contain a limitation on capital expenditures and financial covenants relating to maintenance of specified financial ratios, including a minimum consolidated net worth, consolidated debt to consolidated EBITDA, as defined in the senior secured credit facilities, and consolidated EBITDA to consolidated interest charges.

    The senior secured credit facilities also contain restrictive covenants pertaining to our management and operations. The covenants include, among others, significant limitations on asset sales, indebtedness of subsidiaries, letters of credit for our account or the account of our subsidiaries, mergers, acquisitions, fundamental corporate changes, investments in subsidiaries, creation of liens, dividends, global payments, transactions with affiliates and modification of the terms of the senior subordinated notes. In addition, the incurrence of additional debt, issuance of stock, and sale of assets, including certain sale and leaseback transactions, would require mandatory prepayment of the loans.

    Events of Default.  The senior secured credit facilities provide for events of default customary in facilities of this type, including: (i) failure to make payments when due; (ii) breach of covenants; (iii) breach of representations and warranties in any material respect when made; (iv) default under any agreement relating to debt for borrowed money or obligations with respect to derivatives, in excess of $15.0 million in the aggregate; (v) bankruptcy defaults; (vi) judgment defaults; (vii) defaults under the Employee Retirement Income Security Act of 1974, as amended; (viii) any levy, seizure, attachment or substantial loss, theft, damage or destruction of a material portion of the collateral in excess of $5.0 million in the aggregate; (ix) the acquisition by any "person" or "group" of 35% or more of the total voting power of all of our common stock then outstanding; and (x) the failure of specified individuals to continue to constitute a majority of our board of directors during any consecutive twelve-month period. The events of default permit the lenders to terminate their commitment and, if agreed by lenders holding more than 50% in aggregate principal amount on loans, permit all amounts payable in respect of the term loan facilities and the revolving credit facility to be declared immediately due and payable.

    Indemnification.  Under the senior secured credit facilities, we have agreed to indemnify the administrative agent, each issuing bank and each lender from and against any and all losses, claims, damages, liabilities and expenses, including, but not limited to, fees and disbursements of counsel, to which an indemnified party may become subject in connection with the loans, our use of loan proceeds, the letters of credit or commitments and in connection with any environmental liabilities.

DESCRIPTION OF NOTES

    Definitions of certain terms used in this section may be found under the heading "Certain Definitions." For purposes of this section, the term "Company" refers only to Alliant Techsystems Inc. and not to any of its subsidiaries. Certain of the Company's subsidiaries will guarantee the notes and will be subject to many of the provisions contained in this section. Each subsidiary company which guarantees the notes is referred to in this section as a "Subsidiary Guarantor." Each such guarantee is termed a "Subsidiary Guarantee."

    The exchange notes will be issued under the same indenture as the outstanding notes. BNY Midwest Trust Company is the trustee under the indenture, which was entered into by the Company, the Subsidiary Guarantees and the trustee on May 14, 2001. Upon the effectiveness of the registration statement of which this prospectus is a part, the indenture will be subject to and governed by the TIA. The indenture has been filed as an exhibit to the registration statement and may be obtained from the Securities and Exchange Commission or from us as described under "Where You Can Find More Information." The indenture contains provisions which define your rights and the obligations of the Company and of each Subsidiary Guarantor under the exchange notes. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the TIA. We urge you to carefully read the entire indenture.

    Except as otherwise indicated, the following description relates to both the outstanding notes and the exchange notes and is meant to be only a summary of the material provisions of the indenture. This description does not restate all of the terms of the indenture in their entirety. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes in all material respects, except that:

  •
  The exchange notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain provisions relating to an increase in the interest rate that were included in the terms of the outstanding notes in circumstances relating to the timing of the exchange offer; and

  •
  the holders of the exchange notes will not be entitled to all of the rights of the holders of the outstanding notes under the registration rights agreement, which rights terminate upon the consummation of the exchange offer.

Overview of the Notes and the Subsidiary Guarantees

    The outstanding notes are, and the exchange notes will be:

  •
  general unsecured obligations of the Company;

  •
  ranked equally in right of payment with all future Senior Subordinated Indebtedness of the Company;

  •
  subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  •
  senior in right of payment to all future Subordinated Obligations of the Company;

  •
  effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

  •
  effectively subordinated to all liabilities, including Trade Payables, and Preferred Stock of each Subsidiary of the Company that is not a Subsidiary Guarantor.

The Subsidiary Guarantors

    The outstanding notes are, and the exchange notes will be guaranteed by each of the Domestic Subsidiaries of the Company, other than Alliant Assurance and the Radford Joint Venture and any of their Subsidiaries.

    The Subsidiary Guarantee of each Subsidiary Guarantor:

  •
  will be a general unsecured obligation of such Subsidiary Guarantor;

  •
  will rank equally in right of payment with all future Senior Subordinated Indebtedness of such Subsidiary Guarantor;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor;

  •
  will be senior in right of payment to all future Subordinated Obligations of such Subsidiary Guarantor; and

  •
  will be effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

    The outstanding notes are not, and the exchange notes will not be guaranteed by any of the Company's Foreign Subsidiaries. These Foreign Subsidiaries currently do not have any material assets or liabilities and do not generate any material revenue or income.

    The outstanding notes are not, and the exchange notes will not be guaranteed by Alliant Assurance or the Radford Joint Venture. As of and for fiscal 2001, on a pro forma basis, Alliant Assurance has immaterial net assets when consolidated and does not generate any material revenue or income when consolidated. The Radford Joint Venture operates the Radford Army Ammunition Plant, which generated $121 million of sales and $28.4 million of EBITDA for fiscal 2001 and had consolidated assets with a book value of $39.6 million as of March 31, 2001. Creditors of the Radford Joint Venture would have priority over holders of the notes with respect to the assets and earnings of the Radford Joint Venture.

    The one or two Defense JV Subsidiaries, which we may contribute to the proposed Rheinmetall joint venture, referred to as the Defense Joint Venture for purposes of this section, will initially be Restricted Subsidiaries and Subsidiary Guarantors. However, upon contribution to the Defense Joint Venture and the Company's compliance with specified restrictions, these Subsidiaries will become Unrestricted Subsidiaries and will be released from their Subsidiary Guarantees. See "Business—Strategic Alliances—Rheinmetall Joint Venture." The Defense JV Subsidiaries together generated an aggregate of $229.6 million of sales and $13.5 million of EBITDA for fiscal 2001 and had consolidated assets with an aggregate book value of $62.9 million as of March 31, 2001. Creditors of the Defense Joint Venture and creditors of the Defense JV Subsidiaries would have priority over holders of the notes with respect to the assets and earnings of the Defense JV Subsidiaries.

Principal, Maturity and Interest

    We will initially issue exchange notes in an aggregate principal amount of up to $400 million for an equal aggregate principal amount of surrendered outstanding notes. The notes will be limited in aggregate principal amount to $600 million. For each outstanding note accepted for exchange, the Holder will receive an exchange note having a principal amount equal to that of the surrendered outstanding note. The notes will mature on May 15, 2011. We will issue the notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

    Each exchange note we issue will bear interest at a rate of 8 1/2% per annum beginning on May 14, 2001, or from the most recent date on which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. The first interest payment date will be November 15, 2001. We will pay interest on overdue principal at 1% per annum in excess of the interest rate, and we will pay interest on overdue installments of interest at this higher rate to the extent lawful.

    Outstanding notes not tendered in the exchange offer and exchange notes issued in connection with the exchange offer will vote and consent on all matters as a single class of securities under the indenture.

Indenture May be Used For Future Issuances

    We may issue up to $200 million aggregate principal amount of additional notes having substantially identical terms and conditions to the outstanding notes and the exchange notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the indenture. Any Additional Notes will be treated as part of the same issue as the outstanding notes and the exchange notes and will vote and consent on all matters with outstanding notes and the exchange notes as a single class.

Paying Agent and Registrar

    We will pay the principal of, premium, if any, interest on the notes at any office of ours or any agency designated by us, which is located in Chicago, Illinois. We have initially designated the corporate trust office of the trustee to act as the agent of the Company in these matters. The location of the corporate trust office is 2 North LaSalle Street, Suite 1020, Chicago, Ill. 60602. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

    Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any transfer or exchange.

Optional Redemption

    Except as set forth in the following paragraph, we may not redeem the notes prior to May 15, 2006. After this date, we may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date, if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Year	Redemption Price
2006	104.250%
2007	102.833%
2008	101.417%
2009 and thereafter	100.000%

    Prior to May 15, 2004, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the notes, calculated after giving effect to any issuance of Additional Notes, with the Net Cash Proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that after giving effect to any such redemption:

  (1)
  at least 65% of the original aggregate principal amount of the notes, calculated after giving effect to any issuance of Additional Notes, remains outstanding; and

  (2)
  any such redemption by the Company must be made within 90 days of such Qualified Equity Offering and must be made in accordance with the procedures set forth in the indenture.

Selection

    If we redeem less than all of the notes, the trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less may be redeemed in part. If we redeem any note in part only, the notice of redemption relating to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the Holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages thereon, if any, the notes to be redeemed.

Ranking

    The outstanding notes are, and the exchange notes will be, unsecured Senior Subordinated Indebtedness of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, equal in right of payment with all future Senior Subordinated Indebtedness of the Company and senior in right of payment to all future Subordinated Obligations of the Company. The notes also will be effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "—Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

    The Subsidiary Guarantees of the outstanding notes are, and the Subsidiary Guarantees of the exchange notes will be, unsecured Senior Subordinated Indebtedness of the applicable Subsidiary Guarantor, subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantor, equal in right of payment with all future Senior Subordinated Indebtedness of the Subsidiary Guarantor and senior in right of payment to all future Subordinated Obligations of the Subsidiary Guarantor. The Subsidiary Guarantees also will be effectively subordinated to all Secured Indebtedness of the applicable Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

    The Company currently conducts all of its operations through its Subsidiaries. To the extent a Subsidiary is not a Subsidiary Guarantor, creditors of the Subsidiary, including trade creditors, and preferred stockholders, if any, of the Subsidiary generally will have priority with respect to the assets and earnings of the Subsidiary over the claims of creditors of the Company, including Holders. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors.

    As of March 31, 2001, on a pro forma basis, there would have been outstanding:

  (1)
  $607.3 million of Senior Indebtedness of the Company, not including $65 million of outstanding but undrawn letters of credit and, taking into account these letters of credit, an additional $182 million of availability under our revolving credit facility;

  (2)
  no Senior Subordinated Indebtedness of the Company, other than the notes, and no indebtedness of the Company that is subordinate or junior in right of repayment to the notes;

  (3)
  no Senior Indebtedness of the Subsidiary Guarantors, exclusive of guarantees of Indebtedness under the Credit Agreement; and

  (4)
  no Senior Subordinated Indebtedness of the Subsidiary Guarantors, other than the Subsidiary Guarantees, and no Indebtedness of the Subsidiary Guarantors that is subordinate or junior in right of payment to the Subsidiary Guarantees.

    For limited financial information on Subsidiaries of the Company which are not Subsidiary Guarantors or which, in the future, may cease to be Subsidiary Guarantors, see "—Subsidiary Guarantors."

    Although the indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, this limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Indebtedness" below.

    Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the notes. The notes will rank equally in all respects with any other Senior Subordinated Indebtedness of the Company. The Company may not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Subordination

    The Company may not pay principal of, premium, if any, or interest on the notes, or make any deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any notes (collectively, "pay the notes") if:

  (1)
  any Designated Senior Indebtedness of the Company is not paid when due, or

  (2)
  any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

  (x)
  the default has been cured or waived and any such acceleration has been rescinded, or

  (y)
  such Designated Senior Indebtedness has been paid in full; provided, however, that the Company may pay the notes without regard to the foregoing if the Company and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

    During the continuance of any default, other than a default described in clause (1) or (2) of the immediately preceding paragraph, with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee, with a copy to us, of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter or earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the trustee and the Company from the Person or Persons who gave the Blockage Notice,

  (2)
  by repayment in full of such Designated Senior Indebtedness, or

  (3)
  because the default giving rise to the Blockage Notice is no longer continuing.

    Notwithstanding the provisions described in the immediately preceding paragraph, but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the notes after the end of such Payment Blockage Period, including any missed payments.

    Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any

Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

    If the Company fails to make any payment on the notes when due and within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure will constitute an Event of Default under the indenture and will enable the holders of notes to accelerate the maturity thereof in accordance with the indenture. See "—Events of Default."

    Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

  (1)
  the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the notes; and

  (2)
  until the Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the notes.

If a distribution is made to Holders that, due to the subordination provisions of the indenture, should not have been made to them, the Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

    If payment of the notes is accelerated because of an Event of Default, the Company or the trustee, provided that the trustee shall have received written notice from the Company, on which notice the trustee is entitled to conclusively rely, will promptly notify the holders of the Designated Senior Indebtedness of the Company, or their Representative, of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

    By reason of the subordination provisions of the indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders, and creditors of the Company who are not holders of Senior Indebtedness of the Company or of Senior Subordinated Indebtedness of the Company, including the notes, may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Company.

    The indenture contains substantially identical subordination provisions relating to each Subsidiary Guarantor's obligations under its Subsidiary Guarantee.

Subsidiary Guarantees

    All of the Company's Domestic Subsidiaries, other than the Radford Joint Venture and Alliant Assurance Ltd. or any Subsidiary thereof, and all future Domestic Subsidiaries of the Company, as described below, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the indenture, including obligations to the trustee, and the exchange notes, whether for payment of principal of or interest on the exchange notes, expenses, indemnification or otherwise (all such obligations Guaranteed by such Subsidiary Guarantors being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses, including reasonable counsel fees and expenses, incurred by the trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to that Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each future Domestic Subsidiary, other than the Radford Joint Venture, to execute and deliver to the trustee a supplemental indenture pursuant to which the Subsidiary will Guarantee payment of the notes. See "—Certain Covenants—Future Subsidiary Guarantors" below.

    The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

    Each Subsidiary Guarantee is a continuing guarantee and shall, except as set forth in the four immediately succeeding paragraphs (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the trustee, the Holders and their successors, transferees and assigns.

    In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Company and/or a Restricted Subsidiary and the sale complies with the provisions set forth in the covenants "—Limitation on Sales of Assets and Subsidiary Stock" and "—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", such Subsidiary Guarantor shall be released from its Subsidiary Guarantee at the time of such sale.

    Upon the designation of any Subsidiary Guarantor to be an Unrestricted Subsidiary in compliance with the definition of "Unrestricted Subsidiary", such Subsidiary Guarantor will be released from its Subsidiary Guarantee.

    If any Subsidiary Guarantor shall have been released from its guarantee under the new senior credit facilities, such Subsidiary Guarantor shall be released from its Subsidiary Guarantee.

    The Defense JV Subsidiaries would be released from their Subsidiary Guarantees upon the designation of such Subsidiaries to be Unrestricted Subsidiaries in compliance with clause (12) of the definition of Permitted Investment.

Change of Control

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to purchase all or any part of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the notes pursuant to this section in the event that it has exercised its right to redeem all the notes under the terms of the section titled "Optional Redemption":

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (1), a person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the "parent entity"), if such person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of the parent entity);

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (4)
  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the sale of all or substantially all the assets of the Company to another Person and, in the case of any such merger, consolidation or sale, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

    In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 45 days following any Change of Control, the Company shall:

  (1)
  repay in full all Bank Indebtedness or, if doing so will allow the purchase of notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

  (2)
  obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph.

    Within 45 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, on the relevant interest payment date);

  (2)
  the circumstances and relevant facts and financial information regarding such Change of Control;

  (3)
  the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

  (4)
  the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in that covenant and the covenant described under "—Merger and Consolidation", however, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

    The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. In addition, future Senior Indebtedness of the Company could contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. The Company cannot assure you that sufficient funds will be available when necessary to make any required purchases. Even if sufficient funds were otherwise available, the terms of the Credit Agreement will prohibit, subject to limited exceptions, the Company's prepayment of notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay indebtedness outstanding under the Credit Agreement and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of notes exercise their purchase rights following a Change of Control, resulting in a default under the indenture. Furthermore, the

Change of Control provisions may in some circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management. The provisions under the indenture relative to the Company's obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified only with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

    The indenture contains covenants including, among others, the following:

    Limitation on Indebtedness.  (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.25:1.0.

  (b)
  Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

  (1)
  Bank Indebtedness in an aggregate principal amount not to exceed $880,000,000 less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness;

  (2)
  Indebtedness of the Company owed to and held by any Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary (other than the Radford Joint Venture) owed to and held by the Company or any Subsidiary Guarantor; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or any subsequent transfer of any such Indebtedness (except to the Company or a Subsidiary Guarantor) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness and the obligee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

  (3)
  Indebtedness (A) represented by the notes (not including any Additional Notes) and the Subsidiary Guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b);

  (4)
  (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by a Restricted Subsidiary pursuant to this Clause (4);

  (5)
  Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Hedging Obligations entered into for bona fide hedging purposes of the

    Company in the ordinary course of business; provided, however, that such Hedging Obligations do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates, exchange rates or commodity prices, as applicable, or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount at any time outstanding not in excess of the greater of (A) $35 million and (B) 7% of Consolidated Net Tangible Assets or any Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (6);

  (7)
  Indebtedness of the Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees, letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries, in each case incurred or assumed in connection with the disposition of any business, any Asset Disposition or any disposition of Capital Stock of a Restricted Subsidiary permitted under the covenants described under "—Limitation on Sales of Assets and Subsidiary Stock" and "—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", other than Guarantees of Indebtedness by, or other credit support provided by, the Company or any of its Restricted Subsidiaries in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, such transaction; provided that the maximum aggregate liability in respect of all such Indebtedness in the nature of such guarantees shall at no time exceed the gross proceeds actually received by the Company from the sale of such business, assets or Capital Stock;

  (8)
  Indebtedness consisting of Guarantees by the Company or any Restricted Subsidiary that is a Subsidiary Guarantor of Senior Indebtedness of the Company or any Restricted Subsidiary otherwise permitted under this covenant; and

  (9)
  Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $50 million.

    (c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Subsidiary Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Subsidiary Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Subsidiary Guarantor. In addition, a Subsidiary Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Subsidiary Guarantor unless contemporaneously therewith effective provision is made to secure the Subsidiary Guarantee of such Subsidiary Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Subsidiary Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

    (d) Notwithstanding anything to the contrary contained in paragraph (b) above, neither the Radford Joint Venture nor any Subsidiary thereof shall at any time prior to the Radford Final Contribution Date create, incur, assume or permit to exist any Indebtedness, except:

    (1)
    Indebtedness in respect of letters of credit issued pursuant to the Credit Agreement;

    (2)
    Indebtedness under the Radford Note;

    (3)
    Indebtedness owed to the Radford JV Partner or any successor partner in the Radford Joint Venture in an aggregate principal amount outstanding at any time not to exceed the Radford JV Partner Ratable Share Amount at such time; and

    (4)
    other unsecured Indebtedness in an aggregate principal amount outstanding at any time not to exceed $10 million.

Indebtedness incurred by the Radford Joint Venture and its Subsidiaries will not be counted against any of the limits set forth in paragraph (b) above.

    (e) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

  (1)
  Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

  (2)
  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

  (3)
  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

    Limitation on Restricted Payments.  (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

  (1)
  declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis or on a basis more favorable to the Company and its Restricted Subsidiaries than pro rata),

  (2)
  purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,

  (3)
  purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

  (4)
  make any Investment (other than a Permitted Investment) in any Person, (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, other acquisition or Investment being herein referred to as a "Restricted Payment")

if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (A)
    a Default shall have occurred and be continuing (or would result therefrom);

    (B)
    the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

    (C)
    the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

    (i)
    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2001, to the end of the most recent fiscal quarter for which financial statements are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

    (ii)
    the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

    (iii)
    the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

    (iv)
    the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments under this clause (C).

  (b)
  The provisions of the foregoing paragraph (a) will not prohibit:

  (1)
  any dividend or distribution in respect of, or any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

  (A)
  such dividend, distribution, purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

  (B)
  the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

    (2)
    any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "—Limitation on Indebtedness"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

    (3)
    any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

    (4)
    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

    (5)
    any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $10 million in any calendar year; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be included in the calculation of the amount of Restricted Payments; or

    (6)
    other Restricted Payments in an aggregate amount not to exceed $35 million; provided, however, that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments.

    Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

  (2)
  make any loans or advances to the Company; or

  (3)
  transfer any of its property or assets to the Company, except:

  (A)
  any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date;

  (B)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

    (C)
    any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

    (D)
    in the case of clause (3), any encumbrance or restriction

    (i)
    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

    (ii)
    contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

    (E)
    any encumbrance or restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

    (F)
    with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; or

    (G)
    with respect to a joint venture agreement or similar agreement relating to the Radford Joint Venture, customary provisions found in joint venture agreements and other similar agreements to the extent such encumbrance and restriction relates to the activities and assets of the Radford Joint Venture or any Subsidiary thereof; provided that the Radford Joint Venture or any Subsidiary thereof shall not be subject to any encumbrance or restriction limiting the ability of the Radford Joint Venture or any Subsidiary thereof to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any other Restricted Subsidiary.

    Limitation on Sales of Assets and Subsidiary Stock.  (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, assets useful in a Permitted Business or Permitted Securities; provided that the amount of any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition shall be deemed cash for the purposes of this provision (but for no other purpose) so long as such amount, taken together with the Fair Market Value when received of all other Designated Noncash Consideration that is at that time outstanding (i.e., that has not been sold for or otherwise converted into cash), does not exceed $25 million, and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 360 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash:

  (A)
  first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred

      Stock) of a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock);

    (B)
    second, to the extent of the balance of Net Available Cash after application, in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

    (C)
    third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of the Company, and

    (D)
    fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose not prohibited by the terms of the indenture;

    provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

    Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10 million.

    For the purposes of this covenant, the following are deemed to be cash:

  •
  the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and

  •
  securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase notes tendered pursuant to an offer by the Company for the notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures, including prorating in the event of oversubscription, set forth in the indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest thereon. If the aggregate purchase price of notes and other Senior Subordinated Indebtedness tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes and other Senior Subordinated Indebtedness, the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for notes and other Senior Subordinated Indebtedness pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $10 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    Limitation on Transactions with Affiliates.  (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

  (1)
  that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate,

  (2)
  that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5 million,

  (A)
  are set forth in writing, and

  (B)
  have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

  (3)
  that, in the event such Affiliate Transaction involves an amount in excess of $15 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

    (b) The provisions of the foregoing paragraph (a) will not prohibit:

  (1)
  any Restricted Payment permitted to be paid pursuant to the covenant described under "—Limitation on Restricted Payments,"

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the Board of Directors,

  (3)
  the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors,

  (4)
  loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $2 million in the aggregate outstanding at any one time,

  (5)
  the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries,

  (6)
  any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or by the Company for the benefit of a Restricted Subsidiary, or

  (7)
  the provision by Persons who may be deemed Affiliates of the Company of investment advisory services to the Company or its Restricted Subsidiaries with respect to the Company's or its Restricted Subsidiaries' employee benefit plans.

    Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries.  The Company will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

  (1)
  to the Company or a Subsidiary Guarantor (other than the Defense JV Subsidiaries);

  (2)
  if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary, or

  (3)
  if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition (and such Investment shall be deemed to be an Investment for the purposes of such covenant).

    The proceeds of any sale of such Capital Stock permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "Limitation on Sales of Assets and Subsidiary Stock."

    SEC Reports.  The Company will file with the SEC and provide the trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act, provided that for purposes of this covenant, such information, documents and other reports shall be deemed to have been furnished if they are electronically available via the SEC's EDGAR System. Even if the Company is entitled under the Exchange Act not to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 or 15(d) of the Exchange Act (excluding exhibits) to the trustee and the holders of notes as if it were subject to such periodic reporting requirements. The Company also will comply with the other provisions of Section 314(a) of the TIA.

    Future Subsidiary Guarantors.  The Company will cause each Domestic Subsidiary (other than Alliant Assurance Ltd. and the Radford Joint Venture or any Subsidiary thereof) to become a Subsidiary Guarantor, and if applicable, execute and deliver to the trustee a supplemental indenture in the form set forth in the indenture pursuant to which such Subsidiary will Guarantee payment of the notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor, without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

    Limitation on Lines of Business.  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

Merger and Consolidation

    The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Company under the notes and the indenture;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction, the Successor Company would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction or would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness";

  (4)
  immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction;

  (5)
  the Company shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; and

  (6)
  the Company shall have delivered to the trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

    In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

  (3)
  the Company shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

    The Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the indenture, but the predecessor Subsidiary Guarantor in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

      Notwithstanding the foregoing:

    (A)
    any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor and

    (B)
    the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

Defaults

    Each of the following is an Event of Default:

  (1)
  a default in any payment of interest on any note when due and payable or in any payment of liquidated damages whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

  (2)
  a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

  (3)
  the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under "Merger and Consolidation" above,

  (4)
  the failure by the Company or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" or "Certain Covenants" above (in each case, other than a failure to purchase notes),

  (5)
  the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the notes or the indenture,

  (6)
  the failure by the Company or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the indenture,

  (7)
  specified events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

  (8)
  the rendering of any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent (in excess of the amount for which liability for payment has been acknowledged by a solvent third party insurer) against the Company or a Restricted Subsidiary if:

  (A)
  an enforcement proceeding thereon is commenced by any creditor or

  (B)
  such judgment or decree remains outstanding for a period of 90 days following such judgment and is not paid, discharged, waived or stayed (the "judgment default provision") or

  (9)
  any Subsidiary Guarantee of a Subsidiary Guarantor holding more than 5% of the Company's Consolidated assets or generating more than 5% of the Company's Consolidated sales or net income as of and for the twelve months ended on the end of the most recent fiscal quarter for which financial statements are publicly available ceases to be in full force and effect (except as contemplated by the terms thereof) or any such Subsidiary Guarantor or Person acting by or on behalf of any such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under the indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture.

    The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

    However, a default under clauses (4), (5) or (6) will not constitute an Event of Default until the trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes notify the Company and the trustee of the default and the Company or the Subsidiary Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (6) hereof after receipt of such notice.

    If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to specified events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

    Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders unless such Holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such Holder has previously given the trustee notice that an Event of Default is continuing,

  (2)
  Holders of at least 25% in principal amount of the outstanding notes have requested the trustee in writing to pursue the remedy,

  (3)
  such Holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

  (5)
  the Holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

    Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, including payments pursuant to the redemption provisions of such note, the trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

    Subject to certain exceptions, the indenture or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things:

  (1)
  reduce the amount of notes whose Holders must consent to an amendment,

  (2)
  reduce the rate of or extend the time for payment of interest or any liquidated damages on any note,

  (3)
  reduce the principal of or extend the Stated Maturity of any note,

  (4)
  reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "Optional Redemption" above,

  (5)
  make any note payable in money other than that stated in the note,

  (6)
  make any change to the subordination provisions of the indenture that adversely affects the rights of any Holder,

  (7)
  impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes,

  (8)
  make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

  (9)
  modify any Subsidiary Guarantee in any manner materially adverse to the Holders.

    Without the consent of any Holder, the Company, the Subsidiary Guarantors and the trustee may amend the indenture to:

  •
  cure any ambiguity, omission, defect or inconsistency,

  •
  provide for the assumption by a successor corporation of the obligations of the Company under the indenture,

  •
  provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

  •
  to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor (or any Representative thereof) under such subordination provisions,

  •
  add additional Guarantees with respect to the notes,

  •
  secure the notes,

  •
  add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company,

  •
  make any change that does not adversely affect the rights of any Holder, subject to the provisions of the indenture,

  •
  provide for the issuance of the exchange notes or Additional Notes, or

  •
  comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

    However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

    The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

    After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

    A Holder of outstanding notes will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the indenture. The Company will not be required to transfer or exchange any outstanding note selected for redemption or to transfer or exchange any outstanding note for a period of 15 days prior to the mailing of a notice of redemption of notes to be redeemed or within 15 days of an interest payment date. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Defeasance

    The Company may at any time terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

    In addition, the Company may at any time terminate:

  (1)
  its obligations under the covenants described under "—Change of Control" and "—Certain Covenants",

  (2)
  the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (3) and (4) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

    In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Restricted Subsidiaries) or (9) under "Defaults" above or because of the failure of the Company to comply with clause (3) or (4) under the first paragraph of "Merger and Consolidation" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium, if any, and interest on, and liquidated damages, if any, in respect of the notes to redemption or maturity, as the case may be, and must comply with specified other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Concerning the Trustee

    BNY Midwest Trust Company is to be the trustee under the indenture and has been appointed by the Company as registrar and paying agent with regard to the notes.

Governing Law

    The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

    "Additional Assets" means:

  (1)
  any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "—Certain Covenants—Limitation on Transactions with Affiliates" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

  (3)
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than,

    (A)
    any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary that is a Subsidiary Guarantor,

    (B)
    for purposes of the provisions described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to (and permitted by) the covenant described under "—Certain Covenants—Limitation on Restricted Payments",

    (C)
    a disposition of assets with a Fair Market Value of less than $250,000,

    (D)
    a disposition or dispositions in any fiscal year of the Company having in the aggregate a Fair Market Value of less than $4 million,

    (E)
    any disposition of surplus, discontinued or worn-out equipment or other immaterial assets no longer used in the on-going business of the Company and its Restricted Subsidiaries,

    (F)
    (A) any disposition of cash or Temporary Cash Investments or readily marketable securities or (B) any disposition resulting from the liquidation or dissolution of any Restricted Subsidiary to the extent made ratably in accordance with the relative equity interests held by, or capital accounts of, the owners thereof,

    (G)
    any sale, transfer or other disposition to the Company or any Subsidiary Guarantor or any Person that is, or immediately after giving effect to the foregoing will be, a Restricted Subsidiary that is a Subsidiary Guarantor,

    (H)
    sales, transfer and other dispositions of equity interests in Restricted Subsidiaries which are solely engaged in the business of providing insurance or self-insurance coverage for the businesses of the Company and the Restricted Subsidiaries, or the issuance of equity interests in such Restricted Subsidiaries to non-Affiliated third Persons, with an aggregate Fair Market Value not to exceed in the aggregate $10,000,000 for all such Restricted Subsidiaries,

    (I)
    sales, transfers and dispositions to the Radford Joint Venture of assets with an aggregate Fair Market Value in any fiscal year not to exceed $10,000,000,

    (J)
    any transaction that constitutes a Permitted Investment under clauses (10), (11) and (12) of the definition of Permitted Investment, and

    (K)
    sales, transfers or other dispositions of assets pursuant to the Support Agreement in an aggregate amount during any fiscal year not to exceed $2,000,000.

    "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the notes, compounded annually of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended.

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

    "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

    "Business Day" means each day which is not a Legal Holiday.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

    "Closing Date" means the date of the indenture.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commodity Agreement" means with respect to any Person any contract designed to protect the Company or any Restricted Subsidiary against fluctuations in commodity prices.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of:

  (1)
  the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are then publicly available to

  (2)
  Consolidated Interest Expense for such four fiscal quarters;

    provided, however, that:

    (A)
    if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination, other than Indebtedness Incurred under any revolving credit facility or similar arrangement to finance seasonal fluctuations in working capital needs, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; provided, however, that with respect to Indebtedness Incurred pursuant to a revolving credit or similar arrangement referred to above, calculations shall be made using the average daily balance of such Indebtedness for such period unless such Indebtedness is projected, in the reasonable judgment of senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of Incurrence of such Indebtedness, in which case such calculations will be made on a pro forma basis as if such Indebtedness had been Incurred on the first day of such period,

    (B)
    if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged, in each case other than Indebtedness Incurred under any revolving credit facility or similar arrangement to finance seasonal fluctuations in working capital needs, unless such Indebtedness has been permanently repaid and the related commitment has been terminated and not been replaced, on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

    (C)
    if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA, if positive, directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale,

    (D)
    if since the beginning of such period the Company or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness as if such Investment or acquisition occurred on the first day of such period, and

    (E)
    if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period, shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC.

    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months.

    "Consolidated Current Liabilities" as of any date of determination means the aggregate amount of liabilities of the Company and its Restricted Subsidiaries which may properly be classified as current liabilities, including taxes accrued as estimated, on a consolidated basis, after eliminating:

  (1)
  all intercompany items between the Company and any Restricted Subsidiary and

  (2)
  all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

    "Consolidated EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  income tax expense of the Company and its Consolidated Restricted Subsidiaries accrued in accordance with GAAP,

  (2)
  Consolidated Interest Expense,

  (3)
  depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

  (4)
  amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), and

  (5)
  all other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all nonrecurring non-cash gains of the Company and its Restricted Subsidiaries in each case for such period.

    Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

  (1)
  interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

  (2)
  amortization of debt discount and debt issuance costs,

  (3)
  capitalized interest,

  (4)
  non-cash interest expense,

  (5)
  commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

  (6)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

  (7)
  net costs associated with Hedging Obligations, including amortization of fees,

  (8)
  dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary,

  (9)
  interest Incurred in connection with investments in discontinued operations and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

    "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

  (B)
  the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income, or loss, of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3)
  any net income, or loss, of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

  (A)
  subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

  (B)
  the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any after-tax gain, but not loss, realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries, including pursuant to any Sale/Leaseback Transaction, that is not sold or otherwise disposed of in the ordinary course of business and any after-tax gain, but not loss, realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  any extraordinary after-tax gain or loss;

  (6)
  any nonrecurring non-cash charges relating to a restructuring program approved by the Board of Directors; and

  (7)
  the cumulative effect of a change in accounting principles.

    Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

    "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets, less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items, which would appear on a consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

  (1)
  minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

  (2)
  excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

  (3)
  any revaluation or other write-up in book value of assets subsequent to the Closing Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

  (4)
  unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

  (5)
  treasury stock;

  (6)
  cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

  (7)
  Investments in, and assets of, Unrestricted Subsidiaries.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Company for which financial statements are publicly available prior to the taking of any action for the purpose of which the determination is being made, as

  (1)
  the par or stated value of all outstanding Capital Stock of the Company plus

  (2)
  paid-in capital or capital surplus relating to such Capital Stock plus

  (3)
  any retained earnings or earned surplus less

    (A)
    any accumulated deficit and

    (B)
    any amounts attributable to Disqualified Stock.

    "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

    "Credit Agreement" means the Amended and Restated Credit Agreement dated as of April 20, 2001, as amended, restated, supplemented, waived, replaced, whether or not upon termination, and whether with the original lenders or otherwise, refinanced, restructured or otherwise modified from time to time, among the Company, the borrowing Subsidiaries party thereto, the lenders party thereto and The Chase Manhattan Bank as administrative agent, except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding.

    "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Defense Joint Venture" means a joint venture proposed to be formed by the Company and Rheinmetall DeTec AG on substantially the terms described in this prospectus under "Business—Strategic Alliances—Rheinmetall Joint Venture" until such time as the Company (1) has permanently abandoned the proposed joint venture or (2) has not completed the proposed joint venture within 18 months after the Closing Date.

    "Defense JV Subsidiaries" means the one or two Subsidiaries of the Company, proposed to be contributed to the Defense Joint Venture as described under "Business—Strategic Alliances—Rheinmetall Joint Venture" until such time as the Company (1) has permanently abandoned the proposed joint venture or (2) has not completed the proposed joint venture within 18 months after the Closing Date.

    "Designated Noncash Consideration" means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation.

    "Designated Senior Indebtedness" of the Company means

  (1)
  the Bank Indebtedness and

  (2)
  any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

    "Designated Senior Indebtedness" of a Subsidiary Guarantor has a correlative meaning.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable, or

  (3)
  is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to 91 days after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to 91 days after the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "—Change of Control" and "—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock".

    "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of property or assets other than cash which involves (1) an aggregate amount in excess of $15 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors and (2) an aggregate amount in excess of $35 million, shall have been determined in writing by a nationally recognized appraisal or investment banking firm.

    "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

  (2)
  statements and pronouncements of the Financial Accounting Standards Board,

  (3)
  such other statements by such other entities as approved by a significant segment of the accounting profession, and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

    All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

    "Holder" means the Person in whose name a note is registered on the Registrar's books.

    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

  (1)
  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2)
  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

  (5)
  all Capitalized Lease Obligations and all Attributable Debt of such Person;

  (6)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

  (A)
  the Fair Market Value of such asset at such date of determination and

  (B)
  the amount of such Indebtedness of such other Persons;

  (8)
  Hedging Obligations of such Person; and

  (9)
  all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

    "Investment" by a specified person in any other Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such other Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

  (A)
  the Company's "Investment" in such Subsidiary at the time of such redesignation less,

  (B)
  the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

    "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

  (1)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

  (3)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition,

  (4)
  payments of unassumed liabilities relating to the assets sold at the time of, or within 60 days after, the date of such sale to the extent required by any agreement or contract relating to such liabilities, and

  (5)
  appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

    "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company or of a Subsidiary Guarantor, as appropriate.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company, a Subsidiary Guarantor or the trustee.

    "Permitted Business" means the business of government-owned contractor-operated facilities management or research and development for, or the development, manufacture, acquisition and distribution, sale, treatment, dismantling and disposal of, and other businesses related to, non-nuclear and non-biological weapons, defense, aerospace, navigation, logistics, control and marine systems, and providing insurance or self-insurance coverage for, or liability management or sales, marketing, development, administrative and information management and logistical support services and activities with respect to, the foregoing (including that described in this offering memorandum under the Section "Business") and any Related Business.

    "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company, a Restricted Subsidiary (other than the Radford Joint Venture) or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (other than the Radford Joint Venture); provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than the Radford Joint Venture); provided, however, that such Person's primary business is a Permitted Business;

  (3)
  Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $2 million in the aggregate outstanding at any one time;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock";

  (9)
  to the extent the Radford JV Partner or any successor partner in the Radford Joint Venture shall have agreed to pay its ratable share of any payment required thereunder, Investments constituting performance guarantees to unrelated third parties in respect of obligations of the Radford Joint Venture under commercial contracts for goods or services;

  (10)
  the Radford Joint Venture at any time prior to the Radford Final Contribution Date, to the extent consisting of: (A) the contribution in connection with the initial formation of the Radford Joint Venture of the fixed assets and working capital of the Radford Army Ammunition Plant, or (B) loans advanced by the Company to the Radford Joint Venture under the Radford Note;

  (11)
  the Radford Joint Venture on the Radford Final Contribution Date, to the extent consisting of the remaining Investment by the Company and the Restricted Subsidiaries after giving effect to the reduction in ownership of Capital Stock resulting in the occurrence of the Radford Final Contribution Date, provided that (A) no Default shall have occurred and be continuing (or would result therefrom) and (B) after giving pro forma effect to the reduction in ownership of Capital Stock resulting in the occurrence of the Radford Final Contribution Date and the prepayment of any Indebtedness of the Company and its Restricted Subsidiaries with the net proceeds resulting from such reduction in ownership of Capital Stock, the Company would be able to incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (12)
  the Investment in the Defense Joint Venture consisting of the contribution in connection with the initial formation of the Defense Joint Venture of all or substantially all of the Capital Stock in each of the Defense JV Subsidiaries; provided that (A) such Investment shall occur within 18 months after the Closing Date; (B) at the time of such Investment, the Defense JV Subsidiaries shall have no assets other than (x) assets held by such Subsidiaries as of the Closing Date and (y) assets acquired by such Subsidiaries in the ordinary course of business after the Closing Date; (C) no Default shall have occurred and be continuing or would result from such Investment; (D) after giving pro forma effect to such Investment, the Company would be able to incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness"; and (E) on the date of such Investment the Company shall designate the Defense JV Subsidiaries to be Unrestricted Subsidiaries in accordance with the definition of "Unrestricted Subsidiary", it being understood that the designation of such Subsidiaries to be Unrestricted Subsidiaries will not result in an "Investment" for purposes of the definition of "Investment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments", except that for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" an amount equal to the aggregate Fair Market Value of any Investments in the Defense JV Subsidiaries made by the Company or any Restricted Subsidiary after the Closing Date shall be included in the calculation of the amount of Restricted Payments upon the designation of such Subsidiaries to be Unrestricted Subsidiaries pursuant to this paragraph. If all the conditions in the preceding sentence shall have been satisfied, each Defense JV Subsidiary shall be released from its Subsidiary Guarantee;

  (13)
  lease, utility and other similar deposits in the ordinary course of business;

  (14)
  Investments paid for solely in Capital Stock (other than Disqualified Stock) of the Company;

  (15)
  Investments acquired by the Company or a Restricted Subsidiary as a result of a foreclosure by, or other transfer of title to, the Company or a Restricted Subsidiary with respect to a secured Investment; and

  (16)
  additional Investments in an aggregate amount not to exceed $25 million.

    "Permitted Securities" means, with respect to any Asset Disposition, Voting Stock of a Person primarily engaged in a Permitted Business, provided that after giving effect to the Asset Disposition such Person shall become a Restricted Subsidiary.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

    "Purchase Money Indebtedness" means Indebtedness:

  (1)
  consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

  (2)
  Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including cost of construction, additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

    "Qualified Equity Offering" means an offering for cash by the Company of its common stock or options, warrants or rights with respect to its common stock.

    "Radford Final Contribution Date" means the date on which the Company ceases to own, directly or indirectly, a majority of the Voting Stock in the Radford Joint Venture, whether as a result of an equity contribution or a purchase of Voting Stock by the Radford JV Partner or otherwise.

    "Radford Joint Venture" means a joint venture formed by the Company and the Radford JV Partner on substantially the terms described in this offering memorandum under "Business—Strategic Alliances—Radford Joint Venture."

    "Radford JV Partner" means the co-venturer of the Company in the Radford Joint Venture or any successor thereof.

    "Radford JV Partner Ratable Share Amount" means, at any time, an amount equal to the excess at such time of (x) the quotient obtained by dividing (i) the aggregate principal amount of Indebtedness of the Radford Joint Venture outstanding at any date of determination pursuant to clause (d)(2) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" by (ii) the percentage (expressed as a decimal) of the total Equity Interests of the Radford Joint Venture owned by the Company and the Restricted Subsidiaries, over (y) the amount referred to in clause (x)(i) above.

    "Radford Note" means an intercompany note delivered by the Radford Joint Venture to the Company.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

  (1)
  the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

  (2)
  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

    (A)
    Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or

    (B)
    Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Closing Date.

    "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary. At all times after the formation of the Radford Joint Venture and prior to the Radford Final Contribution Date, the Radford Joint Venture will be a Restricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

    "SEC" means the Securities and Exchange Commission.

    "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien. "Secured Indebtedness" of a Subsidiary Guarantor has a correlative meaning.

    "Senior Indebtedness" of the Company or any Subsidiary Guarantor means the principal of, premium, if any, and accrued and unpaid interest on, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings, and fees and other amounts (including expenses, reimbursement obligations under letters of credit and indemnities) owing in respect of, Bank Indebtedness and all other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Subsidiary Guarantor's Subsidiary Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Subsidiary Guarantor shall not include:

  (1)
  any obligation of the Company to any Subsidiary of the Company or of a Subsidiary Guarantor to the Company or any other Subsidiary of the Company;

  (2)
  any liability for Federal, state, local or other taxes owed or owing by the Company or such Subsidiary Guarantor, as applicable;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) and any amounts owed for compensation to employees;

  (4)
  any Indebtedness or obligation of the Company or such Subsidiary Guarantor, as applicable, and any accrued and unpaid interest in respect thereof that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company or such Subsidiary Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company or such Subsidiary Guarantor, as applicable;

  (5)
  any obligations with respect to any Capital Stock; or

  (6)
  any Indebtedness Incurred in violation of the indenture.

    "Senior Subordinated Indebtedness" of the Company means the notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Subsidiary Guarantor has a correlative meaning.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. "Subordinated Obligation" of a Subsidiary Guarantor has a correlative meaning.

    "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person,

  (2)
  such Person and one or more Subsidiaries of such Person or

  (3)
  one or more Subsidiaries of such Person.

    "Subsidiary Guarantee" means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the indenture.

    "Subsidiary Guarantor" means any Subsidiary that has issued a Subsidiary Guarantee.

    "Support Agreement" means the Support Agreement dated May 28, 1999, by and between the Company and Alliant Assurance Ltd.

    "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

  (2)
  investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $100,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

  (3)
  repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

  (4)
  investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), and

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§"77aaa-77bbbb) as in effect on the Closing Date.

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

    "trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

    "Trust Officer" means any officer or assistant officer of the trustee assigned by the trustee to administer its corporate trust matters.

    "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary of the Company, including any newly acquired or newly formed Subsidiary of the Company, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

    (A)
    the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

    (B)
    if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

  (x)
  the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" or the Company would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction and

  (y)
  no Default shall have occurred and be continuing.

    Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

    The outstanding notes were issued in the form of three global notes, one representing the outstanding notes issued under Rule 144A, another representing the outstanding notes issued under Regulation S and a third representing notes acquired subsequent to original issuance by institutional accredited investors. The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons. The outstanding global notes were deposited on the date of closing of the sale of the outstanding notes, and the exchange notes will be deposited on the exchange date, with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or its nominee for credit to the account of direct or indirect participant in DTC, as described below. The term "global notes" means the outstanding global notes or the exchange global notes, as the context may require.

    Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

    All interests in the global notes may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

    Initially, the trustee will act as paying agent and registrar. Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Book-Entry Procedures for the Global Notes

    The descriptions of the operations and procedures of The Depository Trust Company, Euroclear and Clearstream summarized below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the settlement systems and are subject to change from time to time. Neither we nor the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

    The Depository Trust Company has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York,

  •
  a "banking organization" within the meaning of the New York Banking Law,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  •
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

    The Depository Trust Company was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes to the accounts of the participants, eliminating the need for physical transfer and delivery of certificates. Participants in The Depository Trust Company include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to The Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of The Depository Trust Company only through participants or indirect participants.

    We expect that pursuant to procedures established by The Depository Trust Company:

  •
  upon deposit of each global note, The Depository Trust Company will credit the accounts of Participants designated by the initial purchasers with an interest in the global note; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by The Depository Trust Company, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than Participants.

    The laws of some jurisdictions may require that a purchaser of securities take physical delivery of the securities in certificated form. Accordingly, the ability to transfer interests in the notes represented by a global note to persons subject to these types of restrictions may be limited. In addition, because The Depository Trust Company can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer their interest to persons or entities that do not participate in The Depository Trust Company's system, or to otherwise take actions in respect of their interest, may be affected by the lack of a physical definitive security.

    So long as The Depository Trust Company or its nominee is the registered owner of a global note, The Depository Trust Company or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of The Depository Trust Company and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that The Depository Trust Company, as the holder of the applicable global note, is entitled to take, The Depository Trust Company would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by The Depository Trust Company, or for maintaining, supervising or reviewing any records of The Depository Trust Company relating to such notes.

    Payments with respect to the principal of, and premium, if any, and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing those notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and The Depository Trust Company.

    Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust

Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of the applicable system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of The Depository Trust Company. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company's settlement date.

    Although The Depository Trust Company, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

    If:

  •
  The Depository Trust Company notifies us that it is no longer willing or able to act as a depositary or The Depository Trust Company ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

  •
  we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture or

  •
  upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by The Depository Trust Company of the global notes, certificated notes will be issued to each person that The Depository Trust Company identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

    Neither we nor the trustee shall be liable for any delay by The Depository Trust Company or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from The Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

REGISTRATION RIGHTS FOR OUTSTANDING NOTES

    The following is a summary of the material terms of the registration rights agreement. Under the registration rights agreement, we are required to:

  •
  by August 12, 2001, file a registration statement relating to the exchange offer with the Securities and Exchange Commission;

  •
  by November 10, 2001, use our reasonable best efforts to cause the registration statement to be declared effective;

  •
  by December 10, 2001, use our reasonable best efforts to consummate the exchange offer; and

  •
  keep the exchange offer registration statement effective for at least 30 days, or longer, if required by applicable law, after the date on which notice of the registered exchange offer is mailed to the holders of the outstanding notes.

    Under existing Securities and Exchange Commission interpretations contained in several no-action letters to unrelated third parties, the exchange notes will be freely transferable by holders which are not our affiliates after the exchange offer without further registration under the Securities Act, if the holder of the exchange notes can make the representations described under "Exchange Offer—Terms and Conditions of the Letter of Transmittal." Broker-dealers receiving exchange notes in the exchange offer will, however, have a prospectus delivery requirement with respect to resales of such exchange notes, as described in "Plan of Distribution." In the no-action letters, the Securities and Exchange Commission has taken the position that broker-dealers receiving exchange notes in the exchange offer may fulfill their prospectus delivery requirements with respect to exchange notes, with this prospectus. We have agreed for a period of 180 days after the completion of the exchange offer to make available a prospectus meeting the requirements of the Securities Act, to these broker-dealers and other person, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

    We will use our reasonable best efforts to cause to be declared effective as promptly as practicable a shelf registration statement on an appropriate form under the Securities Act, if:

  •
  because of any change in law or applicable interpretations by Securities and Exchange Commission, we are not permitted to effect the registration exchange offer,

  •
  any outstanding notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes by December 10, 2001,

  •
  any of the initial purchasers of the outstanding notes requests with respect to notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of the exchange offer,

  •
  any applicable law or interpretations do not permit any holder of outstanding notes to participate in the exchange offer, other than as a result of the holder being unable to make the necessary representations,

  •
  any holder of outstanding notes that participates in the registered exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes, other than as a result of a holder being unable to make the necessary representations, or

  •
  we so elect.

If we file a shelf registration statement, we will provide to each holder of outstanding notes covered thereby, copies of the prospectus contained in such shelf registration statement, notify holders when the shelf registration statement is effective and take other actions as may be required to permit unrestricted resales of the outstanding notes. A holder that sells outstanding notes pursuant to the shelf registration statement will be required to be named as a selling noteholder and will be required to deliver a prospectus in connection with any resales. Such a holder will be subject to civil liability provisions of the Securities Act, and will be bound by the provisions of the registration rights agreement, including indemnification obligations. If applicable, we and the subsidiary guarantors will use our reasonable best efforts to keep the shelf registration statement effective until May 14, 2002.

    Upon the occurrence of events which would require an amendment or supplement to the prospectus, public resales will not be permitted under a shelf registration statement or this prospectus until the amendment or supplement is provided to holders, including up to two 30-day periods in any 365-day period during which we are entitled under the registration rights agreement to suspend use of the shelf registration statement or this prospectus to avoid public disclosure for a valid business reason taken in good faith.

    If we fail to meet any of the deadlines described above for the exchange offer or a shelf registration statement, we will be obligated to pay liquidated damages to each holder of outstanding notes, during the period of default, in an amount equal to $0.192 per week per $1,000 principal amount of the outstanding notes held by the holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and/or the exchange offer is consummated or the shelf registration is declared effective or again becomes effective, as the case may be. Any amount of liquidated damages that becomes due is payable in cash, on the same date as interest payments are made on the outstanding notes.

PLAN OF DISTRIBUTION

    Except as provided below, this prospectus may not be used for an offer to resell, resale or other transfer of the exchange notes.

    Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for surrendered outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with a resale. In addition, until            , 2001, 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    By tendering outstanding notes and executing the letter of transmittal, a party tendering outstanding notes for exchange certifies that:

  •
  it is not an affiliate of ours or of our subsidiaries or, if the tendering party is an affiliate of ours or of our subsidiaries, it will comply with the registration and prospectus requirements of the Securities Act, to the extent applicable;

  •
  the exchange notes are being acquired in the ordinary course of business of the person receiving them, whether or not the person is the holder;

  •
  the tendering party has not entered into any arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of exchange notes;

  •
  the tendering party is not a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

  •
  if the tendering party is a broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, the tendering party will deliver a prospectus in connection with any resale of such exchange notes.

    By acceptance of this exchange offer, each broker-dealer that receives exchange notes for outstanding notes pursuant to the exchange offer agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statement not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend the use of this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the broker-dealer. If we give any notice to suspend the use of the prospectus, we will extend the 180-day period referred to above by the number of days during the period from and including the date of the giving of such notice up to and including when broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of exchange notes.

    We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the outstanding notes, participating in the exchange offer, including participating broker-dealers, against liabilities, including liabilities under the Securities Act.

PRINCIPAL UNITED STATES FEDERAL TAX CONSIDERATIONS

    The following is a summary of the principal United States federal tax considerations (a) to non-U.S. holders, as defined below, of the exchange offer and of the ownership and disposition of the notes and (b) to U.S. holders, as defined below, of only the exchange offer. Except as otherwise indicated, when this summary refers to notes, the tax implications apply to both the outstanding notes and the exchange notes. This summary is based on the Internal Revenue Code of 1986, existing and proposed Treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, all as of the date of this prospectus and all which are subject to change, possibly with retroactive effect. The Internal Revenue Service is referred to as the IRS in this summary.

    This summary discusses only the tax consequences to the initial investors who purchased the notes at the initial offering price and does not discuss the tax consequences applicable to subsequent purchasers of the notes. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code. It does not discuss all of the tax considerations that may be relevant to holders of the notes in light of their particular circumstances or to holders of the notes subject to special rules, such as individuals, banks, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, or persons holding the notes as part of a hedging or constructive sale transaction, "straddle," conversion transaction, or other integrated transaction, or foreign currency effects on holders of the notes whose functional currency is not the United States dollar. We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion. Persons considering the purchase or disposition of the notes should consult with their own tax advisors about the application of the United States federal income tax laws to their particular situations as well as any tax considerations under the laws of any state, local or foreign jurisdiction.

    As used in this prospectus, the term "U.S. holder" means a beneficial owner of notes that is, for United States federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity treated as a corporation, created in or under the laws of the United States or of any state;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 and treated as a United States person before this date that timely elected to continue to be treated as a United States person.

    If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest you consult your tax advisor.

    The term "non-U.S. holder" means any holder that is not a U.S. holder.

    Exchange Notes Offer.  The exchange of the outstanding notes for exchange notes should not be treated as a taxable transaction to U.S. holders or to non-U.S. holders for United States federal income tax purposes. Rather, the exchange notes received should be treated as a continuation of the outstanding notes surrendered in the exchange. As a result, there should be no material United States federal income tax consequences to U.S. holders or to non-U.S. holders exchanging outstanding notes for exchange notes.

  Ownership and Disposition of Notes by Non-U.S. Holders

    Under present United States federal law, and subject to the discussion below concerning backup withholding:

  (a)
  payments of principal, interest and premium, if any, on the notes by us or our paying agent to any non-U.S. holder will not be subject to 30% United States federal withholding tax, provided that, in the case of interest,

  •
  the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and

  •
  the certification requirement set forth in Section 871(h) or Section 881(c) of the Internal Revenue Code has been fulfilled with respect to the beneficial owner as discussed below;

  (b)
  a non-U.S. holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of that note, unless:

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and specific other conditions are met, or

  •
  the gain is effectively connected with the conduct by this non-U.S. holder of a trade or business in the United States; and

  (c)
  under Section 2105(b) of the Internal Revenue Code with respect to United States federal estate tax law, a note held by an individual who is not, for United States estate tax purposes, a citizen or resident of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of that individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of that individual's death, payments with respect to the note would not have been effectively connected with the conduct by that individual of a trade or business in the United States.

    The certification requirement referred to in the second bullet point of paragraph (a) generally will be fulfilled if the beneficial owner of a note certifies on a properly completed and duly executed IRS Form W-8BEN or successor form that the beneficial owner is not a United States person and provides its name, address and other information required on the IRS form, and

  •
  that beneficial owner files the IRS Form W-8BEN or successor form with the withholding agent; or

  •
  in the case of a note held by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holding the note on behalf of the beneficial owner, that financial institution files with the withholding agent a statement that it has received the IRS form from the holder and furnishes the withholding agent with a copy of the form; or

  •
  in the case of a note held through certain foreign intermediaries, you satisfy the certification requirements of applicable United States Treasury Regulations. Special certification rules apply to certain non-U.S. holders that are entities rather than individuals.

    Prospective investors should consult their tax advisers regarding possible additional reporting requirements.

    If you cannot satisfy the certification requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless (1) you provide us with IRS Form W-8BEN or successor form claiming an exemption from or reduction in withholding under benefit of an applicable treaty or (2) if a non-U.S. holder is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of the trade or business. In such a case, the non-U.S. holder, although exempt from the withholding tax will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or disposition of a note on a net income basis in the same manner as if it were a United States person. Instead of the W-8BEN or successor form, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form to claim an exemption from withholding tax. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a 30% branch profits tax for the taxable year, subject to adjustments. For purposes of the branch profits tax, interest or any gain recognized on the sale, exchange or other disposition of a note will be included in the effectively connected earnings and profits of the non-U.S. holder if the interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

    Backup Withholding and Information Reporting.  We will, where required, report to non-U.S. holders of notes and to the IRS the amount of any interest paid on the notes. Under current United States federal income tax law, backup withholding tax will not apply to payments on a note if the certifications required by Sections 871(h) and 881 (c) of the Internal Revenue Code are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a United States person.

    Under Treasury Regulations, payments on the sale, exchange or other disposition of a note made through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with significant United States ownership, or a United States branch of a foreign bank or insurance company, then information reporting and backup withholding will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

    Information reporting and backup withholding will apply to payments made through a United States office of any United States or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

    Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

LEGAL MATTERS

    Jones Day Reavis & Pogue, New York, New York, will pass upon the validity of the exchange notes. Jones Day Reavis & Pogue will rely as to certain matters upon the opinion of Ann D. Davidson, Esq., our General Counsel.

EXPERTS

    The consolidated financial statements of Alliant Techsystems Inc. as of March 31, 2001 and 2000, and for each of the three years in the period ended March 31, 2001, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the combined balance sheet of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. (a wholly-owned subsidiary of Alcoa, Inc.), (the Successor) as of December 31, 2000 and the combined balance sheet of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc., (the Predecessor) as of December 31, 1999 and the related combined statements of income and cash flows for the period from May 26, 2000 through December 31, 2000 (Successor period) and for the period from January 1, 2000 through May 25, 2000 and each of the two years in the period ended December 31, 1999 (Predecessor period) as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the Securities and Exchange Commission. We are required to disclose in these reports specified information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of these persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission:

Midwest Regional Office 500 West Madison Street, Suite 1400 Chicago, Illinois 60661-2511	Northeast Regional Office Seven World Trade Center, Suite 1300 New York, New York 10048

    Copies of these materials can also be obtained from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Securities and Exchange Commission. The address of this web site is: http://www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information may also be obtained from us as described below.

    We have filed a registration statement on Form S-4 under the Securities Act. This prospectus omits some of the information contained in the registration statement, and we refer you to the registration statement and the exhibits filed with the registration statement for further information about us, the exchange notes we are offering and the exchange offer. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement are not necessarily complete, and we refer you to that document for more information.

INCORPORATION BY REFERENCE

    The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring you to other documents. The information included in the following documents is incorporated by reference into this prospectus and is considered to be a part of this prospectus. We have previously filed the following reports with the Securities and Exchange Commission and incorporate the information contained in them into this prospectus:

  •
  our annual report on Form 10-K for the year ended March 31, 2001, filed with the Securities and Exchange Commission June 19, 2001, note that Item 8, Financial Statements and Supplementary Data is superseded by the financial statements included elsewhere in this prospectus; and

  •
  our current reports on Form 8-K filed on May 2, May 9, June 5 and June 28, 2001, with the Securities and Exchange Commission.

    All reports and other documents filed by us under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of initial filing of the registration statement of which this prospectus is a part but prior to consummation of the exchange offer, are also incorporated by reference into this prospectus.

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes that statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

    The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference.

    We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

    Steve P. Wold
    Director of Investor Relations
    Alliant Techsystems Inc.
    5050 Lincoln Drive
    Edina, Minnesota 55436
    (952) 351-3056
    E-mail: Steve_Wold@ATK.com

INDEX TO FINANCIAL STATEMENTS

Page No.
Audited Consolidated Financial Statements of Alliant Techsystems Inc.
Report of Independent Auditors	F-2
Consolidated Balance Sheets as of March 31, 2001 and 2000	F-3
Consolidated Income Statements for the years ended March 31, 2001, 2000 and 1999	F-4
Consolidated Statements of Cash Flows for the years ended March 31, 2001, 2000 and 1999	F-5
Consolidated Statement of Stockholders' Equity	F-6
Notes to the Consolidated Financial Statements	F-7
Audited Combined Financial Statements of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc.
Independent Auditors' Report	F-31
Combined Balance Sheets as of December 31, 2000 and 1999	F-32
Combined Income Statements for the periods from May 26, 2000 to December 31, 2000 and from January 1, 2000 to May 25, 2000 and for the years ended December 31, 1999 and 1998	F-33
Combined Statements of Cash Flows for the periods from May 26, 2000 to December 31, 2000 and from January 1, 2000 to May 25, 2000 and for the years ended December 31, 1999 and 1998	F-34
Notes to Combined Financial Statements	F-35
Unaudited Combined Financial Statements of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc.
Combined Balance Sheet (Unaudited) as of March 31, 2001 and 2000	F-47
Combined Income Statements (Unaudited) for the three months ended March 31, 2001 and 2000	F-48
Combined Statements of Cash Flows (Unaudited) for the three months ended March 31, 2001 and 2000	F-49
Notes to Combined Financial Statements (Unaudited)	F-50

F–1

REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Alliant Techsystems Inc.:

    We have audited the accompanying consolidated balance sheets of Alliant Techsystems Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the years ended March 31, 2001, 2000, and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Alliant Techsystems Inc. and its subsidiaries at March 31, 2001 and 2000, and the consolidated results of its operations, its cash flows, and its stockholders' equity for each of the years ended March 31, 2001, 2000, and 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
May 9, 2001 (August 6, 2001 as to the last paragraph
of Note 18 and Note 19)

F–2

Alliant Techsystems Inc.

Consolidated Balance Sheets

	Years Ended March 31
Amounts in thousands except share data
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$27,163	$45,765
Receivables	214,724	244,881
Net inventory	54,136	53,629
Deferred income tax asset	16,478	5,480
Other current assets	20,322	1,295

Total current assets	332,823	351,050

Net property, plant, and equipment	303,188	335,628
Goodwill	117,737	124,718
Prepaid and intangible pension assets	106,048	80,877
Deferred charges and other non-current assets	19,708	13,711

Total assets	$879,504	$905,984

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$69,200	$55,650
Line of credit borrowings	—	49,000
Accounts payable	71,758	77,982
Contract advances and allowances	34,494	71,682
Accrued compensation	38,487	32,969
Accrued income taxes	11,873	7,430
Other accrued liabilities	66,151	61,880

Total current liabilities	291,963	356,593

Long-term debt	207,909	277,109
Post-retirement and post-employment benefits liability	108,203	118,137
Other long-term liabilities	73,097	39,198

Total liabilities	681,172	791,037

Contingencies
Common Stock—$.01 par value:
Authorized—20,000,000 shares
Issued and outstanding 14,070,569 shares at March 31, 2001 and 9,073,752 at March 31, 2000	185	139
Additional paid-in-capital	231,598	236,416
Retained earnings	265,180	197,259
Unearned compensation	(3,854)	(2,520)
Other comprehensive income	(6,140)	(3,768)
Common stock in treasury, at cost (4,426,202 shares held at March 31, 2001 and 4,789,861 at March 31, 2000)	(288,637)	(312,579)

Total stockholders' equity	198,332	114,947

Total liabilities and stockholders' equity	$879,504	$905,984

See Notes to Consolidated Financial Statements.

F–3

Alliant Techsystems Inc.

Consolidated Income Statements

	Years Ended March 31
Amounts in thousands except per share data
	2001	2000	1999
Sales	$1,141,949	$1,077,520	$1,090,438
Cost of sales	905,574	861,433	887,212

Gross margin	236,375	216,087	203,226
Operating activities:
Research and development	11,575	11,177	8,874
Selling	24,372	25,188	31,518
General and administrative	64,334	59,149	59,771

Total operating activities	100,281	95,514	100,163

Income from continuing operations before interest and income taxes	136,094	120,573	103,063

Interest expense	(33,738)	(33,999)	(24,731)
Interest income	1,038	656	1,215

Income from continuing operations before income taxes	103,394	87,230	79,547
Income tax provision	35,473	22,778	11,932

Income from continuing operations	67,921	64,452	67,615
Gain on disposal of discontinued operations, net of income taxes	—	9,450	—

Income before extraordinary loss	67,921	73,902	67,615
Extraordinary loss on early extinguishment of debt, net of income taxes	—	—	(16,802)

Net income	$67,921	$73,902	$50,813

Basic earnings (loss) per common share:
Continuing operations	$4.92	$4.32	$3.78
Discontinued operations	—	0.63	—
Extraordinary loss	—	—	(0.94)

Net income	$4.92	$4.95	$2.84

Diluted earnings (loss) per common share:
Continuing operations	$4.80	$4.24	$3.68
Discontinued operations	—	0.62	—
Extraordinary loss	—	—	(0.91)

Net income	$4.80	$4.86	$2.77

See Notes to Consolidated Financial Statements.

F–4

Alliant Techsystems Inc.

Consolidated Statements of Cash Flows

	Years Ended March 31
Amounts in thousands
	2001	2000	1999
Operating Activities
Net income	$67,921	$73,902	$50,813
Adjustments to net income to arrive at cash provided by operations:
Depreciation	36,533	39,389	38,460
Amortization of intangible assets and unearned compensation	8,447	8,433	7,425
Deferred income tax	11,714	21,395	2,708
Extraordinary loss on early extinguishment of debt, net of taxes	—	—	16,802
(Gain)/loss on disposal of property	(251)	(1,890)	372
Changes in assets and liabilities:
Receivables	30,157	(11,382)	(23,584)
Inventory	(507)	(9,599)	5,042
Accounts payable	(6,224)	(16,009)	13,920
Contract advances and allowances	(37,188)	22,226	(14,862)
Accrued compensation	5,518	536	158
Accrued income taxes	4,443	(5,645)	5,283
Accrued restructuring and facility consolidation	—	—	(2,637)
Accrued environmental liability	(2,191)	(1,516)	(919)
Pension and post-retirement benefits	(29,396)	(13,855)	(22,691)
Other assets and liabilities	(14,356)	4,351	(578)

Cash provided by operations	74,620	110,336	75,712
Investing Activities
Capital expenditures	(24,755)	(45,573)	(43,690)
Acquisition of business	(1,400)	(1,600)	(1,100)
Proceeds from sale of operations	17,800	—	—
Proceeds from the disposition of property, plant, and equipment	9,709	1,631	1,041

Cash provided by (used) for investing activities	1,354	(45,542)	(43,749)
Financing Activities
Net borrowings (payments) on line of credit	(49,000)	49,000	—
Payments made on bank debt	(55,650)	(38,734)	(48,648)
Payments made to extinguish high yield debt	—	—	(163,590)
Proceeds from issuance of long-term debt	—	29,000	342,493
Payments made for debt issue costs	—	—	(9,110)
Net purchase of treasury shares	(2,002)	(81,276)	(209,290)
Proceeds from exercised stock options	12,076	1,903	8,300

Cash used for financing activities	(94,576)	(40,107)	(79,845)

(Decrease) increase in cash and cash equivalents	(18,602)	24,687	(47,882)
Cash and cash equivalents at beginning of period	45,765	21,078	68,960

Cash and cash equivalents at end of period	$27,163	$45,765	$21,078

See Notes to Consolidated Financial Statements.

F–5

Alliant Techsystems Inc.

Consolidated Statement of Stockholders' Equity

		Common Stock $.01 Par
							Accumulated Other Comprehensive Income(1)
(Amounts in thousands except share data)	Redeemable Common Shares			Additional Paid-In Capital	Retained Earnings	Unearned Compensation		Treasury Stock	Total Stockholders' Equity
		Shares	Amount
Balance, March 31, 1998	44,979	12,855,511	$139	$201,720	$72,544	$(1,251)	$(4,743)	$(47,634)	$265,754
Comprehensive income:
Net income					50,813				50,813
Other comprehensive income:
Adjustments, net (see Note 1)							1,803		1,803

Comprehensive income									52,616

Treasury shares purchased	(44,979)	(2,934,887)		43,015				(210,308)	(212,272)
Exercise of stock options		268,328		(7,458)				15,758	8,300
Restricted stock grants		48,675		704		(3,479)		2,775
Amortization of restricted stock						1,343			1,343
Other net issuances		46,903		532		98		2,352	2,982

Balance, March 31, 1999	—	10,284,530	139	238,513	123,357	(3,289)	(2,940)	(237,057)	118,723
Comprehensive income:
Net income					73,902				73,902
Other comprehensive income:
Adjustments, net (see Note 1)							(828)		(828)

Comprehensive income									73,074

Treasury shares purchased		(1,319,600)						(82,624)	(82,624)
Exercise of stock options		64,128		(2,350)				4,253	1,903
Restricted stock grants		19,500		249		(1,544)		1,295
Amortization of restricted stock						2,164			2,164
Other net issuances		25,194		4		149		1,554	1,707

Balance, March 31, 2000	—	9,073,752	139	236,416	197,259	(2,520)	(3,768)	(312,579)	114,947
Comprehensive income:
Net income					67,921				67,921
Other comprehensive income:
Adjustments, net (see Note 1)							(2,372)		(2,372)

Comprehensive income									65,549

Treasury shares purchased		(61,100)						(4,652)	(4,652)
Exercise of stock options		341,020		(9,220)				21,296	12,076
Restricted stock grants		63,471		219		(4,357)		4,138	—
Stock Split		4,618,689	46	(46)
Amortization of restricted stock				(55)		3,000		—	2,945
Other net issuances		34,737		4,284		23		3,160	7,467

Balance, March 31, 2001	—	14,070,569	$185	$231,598	$265,180	$(3,854)	$(6,140)	$(288,637)	$198,332

See Notes to Consolidated Financial Statements.

F–6

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements

(Amounts in thousands except share and per share data and unless otherwise indicated)

1. Basis of Presentation and Significant Accounting Policies

    Basis of Presentation—The consolidated financial statements of the Company include all wholly-owned affiliates. Intercompany balances and transactions between entities included in these financial statements have been eliminated.

    Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

    Long-Term Contracts—Sales under long-term contracts are accounted for under the percentage of completion method and include cost reimbursement and fixed-price contracts. Sales under cost reimbursement contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (cost-to-cost) or based on results achieved, which usually coincides with customer acceptance (units-of-delivery).

    Profits expected to be realized on contracts are based on the Company's estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated loss is charged to income.

    Research and development, selling, and general and administrative costs are expensed in the year incurred.

    Environmental Remediation and Compliance—Costs associated with environmental compliance and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation and monitoring costs relating to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial activities when they are probable and the remediation cost can be reasonably estimated.

    The cost of each environmental liability is estimated by engineering, financial, and legal specialists within the Company based on current law and existing technologies. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties ("PRPs") will be able to fulfill their commitments at the sites where the Company may be jointly and severally liable. The Company's estimates for environmental obligations are dependent on, and affected by, changes in environmental laws and regulations, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, future technological developments, and the timing of expenditures; accordingly, such estimates could change materially as the Company periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

    Cash Equivalents—Cash equivalents are all highly liquid temporary cash investments purchased with original maturities of three months or less.

F–7

    Marketable Securities—Investments in marketable equity securities are classified as available for sale securities. The fair market value of such investments at March 31, 2001 approximates cost and is recorded at fair value with unrealized gains and losses recorded in Other Comprehensive Income.

    Inventories—Inventoried costs relating to long-term contracts and programs are stated at actual production costs, including factory overhead, initial tooling, and other related nonrecurring costs incurred to date, reduced by amounts identified with sales recognized on units delivered or progress completed. Inventoried costs relating to long-term contracts and programs are reduced by charging any amounts in excess of estimated realizable value to cost of sales. Progress payments received from customers relating to the uncompleted portions of contracts are offset first against unbilled receivable balances, then against applicable inventories. Any remaining progress payment balances are classified as contract advances.

    Property and Depreciation—Property, plant, and equipment is stated at cost and depreciated over estimated useful lives. Machinery and test equipment is depreciated using the double declining balance method, converting to straight-line depreciation for the last third of the asset's life. All other depreciable property is depreciated using the straight-line method.

    Goodwill—Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition, and is being amortized on a straight-line basis over periods of 25 to 40 years. The recoverability of the carrying value of goodwill is periodically evaluated by comparison of the carrying value of the underlying assets which gave rise to the goodwill (including the carrying value of the goodwill itself), with the estimated future undiscounted cash flows from the related operations. An impairment loss would be measured as the amount by which the carrying value of the asset exceeds the fair value of the asset based on discounted estimated future cash flows.

    Stock-Based Compensation—As allowed under SFAS No. 123 "Accounting for Stock-Based Compensation", the Company has elected to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option and purchase plans and adopt the "disclosure only" provisions of SFAS No. 123.

    Income Taxes—Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon, and for the expected future tax benefits to be derived from tax losses and tax credit carryforwards.

    Financial Instruments and Hedging—The Company uses interest rate swaps to manage interest costs and the risk associated with changing interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. Derivatives are used for hedging purposes only, and must be designated as, and effective as, a hedge of identified risk exposure at the inception of the derivative contract. Changes in the fair value of the derivative contract must be highly correlated with the changes in the fair value of the underlying hedged item, both at the inception of the hedge and over the life of the hedge contract. Accordingly, derivative contracts designated as a hedge of the Company's debt obligations are not marked to market, but cash flow from such contracts results in adjustments to interest expense. Gains and losses from terminated contracts are deferred and amortized over the remaining period of the original contract.

    Earnings Per Share Data—All share and earnings per share data for all periods have been calculated to reflect a 3-for-2 stock split which became effective November 10, 2000. Basic EPS is computed based upon the weighted average number of common shares outstanding for each period presented. Diluted EPS is computed based on the weighted average number of common shares and common equivalent shares. Common equivalent shares represent the effect of stock options and outstanding redeemable common stock (see Note 12) during each period presented, which, if exercised, would have a dilutive effect on earnings per share for fiscal 2001,

F–8

2000, and 1999. In computing EPS from continuing operations for the years ended March 31, 2001, 2000, and 1999, income from continuing operations, as reported for each respective period, is divided by (in thousands):

	Years Ended March 31
	2001	2000	1999
Basic EPS:
Average shares outstanding	13,815	14,918	17,886

Diluted EPS:
Average shares outstanding	13,815	14,918	17,886
Dilutive effect of options and redeemable common shares	340	280	483

Diluted EPS shares outstanding	14,155	15,198	18,369

    There were also 195,650, 522,000 and 337,500 stock options outstanding that were not included in the computation of diluted EPS for the years ended March 31, 2001, 2000 and 1999, respectively, due to the option price being greater than the average market price of the common shares.

    Comprehensive Income—Comprehensive income is a measure of all changes in shareholders' equity except those resulting from investments by and distributions to owners, and includes minimum pension liability adjustment, and changes in the fair value of available for sale marketable securities. The components of comprehensive income for each of the three years ending March 31 is as follows (in thousands):

	Years Ended March 31
	2001	2000	1999
Minimum pension liability	$(1,670)	$(828)	$1,803
Available for sale securities	(702)	—	—

Total	$(2,372)	$(828)	$1,803

    New Accounting Standards—The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on April 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

    All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash-flow hedge, changes in fair value of the derivative will be recorded in other comprehensive income (OCI) and will be recognized in the consolidated statements of income when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that is not designated as or does not qualify as a hedge, changes in fair value will be recognized in earnings. Upon adoption of SFAS 133, the Company recorded a transition adjustment that decreased OCI by $8.2 million, which will be reported as a cumulative effect of accounting change in comprehensive income. The transition adjustment relates to the Company's hedging activities through March 31, 2001. The hedging activities which resulted in the $8.2 million adjustment to OCI are interest rate swaps with a fair value of $(8.1) million and certain commodity and foreign currency contracts with a fair value of $(0.1) million, all of which have been designated as cash-flow hedges.

F–9

    In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations. SFAS 141 establishes new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. The Company expects to adopt this statement on April 1, 2002. Management does not believe that SFAS 141 will have a material impact on the Company's consolidated financial statements.

    In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 establishes new standards for goodwill acquired in a business combination and eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment. The Company expects to adopt this statement on April 1, 2002. During the year ended March 31, 2001, goodwill amortization totaled $3.9 million.

    Reclassifications—Certain reclassifications have been made to the fiscal 2000 and 1999 financial statements to conform to the fiscal 2001 classification. The reclassifications had no impact on income from continuing operations before income taxes, net income, or shareholders equity.

2. Receivables

    Receivables, including amounts due under long-term contracts (contract receivables), are summarized as follows:

	Years Ended March 31
	2001	2000
Contract receivables
Billed receivables	$63,593	$51,909
Unbilled receivables	150,300	188,147
Other receivables	831	4,825

Total Current Receivables	$214,724	$244,881

    Receivable balances are shown net of reductions of $96,890 and $164,768 as of March 31, 2001 and 2000, respectively, for customer progress payments received on completed portions of contracts. The increase in billed receivables at March 31, 2001, primarily reflects an increase in sales, the first full year of operations at the Lake City Army Ammunition Plant, and timing of collections on Conventional Munitions and Defense Systems contracts. The decrease in unbilled receivables at March 31, 2001, is due to contract timing and payment terms, which in fiscal 2000 called for a reduction in the progress billing rate on the Aerospace Titan program.

    Unbilled receivables represent the balance of recoverable costs and accrued profit, comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not contractually billable as of the balance sheet date. These amounts include expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations, and are generally billable and collectible within one year.

3. Inventories

    Inventory balances are shown net of reductions of $12,999 and $10,510 as of March 31, 2001 and 2000, respectively, for customer progress payments received on uncompleted portions of contracts.

F–10

4. Property, Plant, and Equipment

    The major categories of property consist of the following:

	Years Ended March 31
	2001	2000
Land	$19,427	$20,620
Buildings and improvements	151,632	164,671
Machinery and equipment	375,749	372,087
Property not yet in service	7,822	14,784

Gross property, plant, and equipment	554,630	572,162
Less accumulated depreciation	(251,442)	(236,534)

Net property, plant, and equipment	$303,188	$335,628

5. Goodwill and Other Assets and Deferred Charges

    Goodwill and other assets and deferred charges consist of the following:

	Years Ended March 31
	2001	2000
Goodwill, net of accumulated amortization:
2001—$24,265, 2000—$20,351	$117,737	$124,718

Debt issuance costs, net of accumulated amortization:(1)
2001—$3,769, 2000—$2,181	$5,342	$6,930
Note receivable	—	5,172
Other(2)	14,366	1,609

Total deferred charges and other non-current assets	$19,708	$13,711

(1)
See Note 7 for discussion of the fiscal 1999 early extinguishment of debt.
(2)
Other assets at March 31, 2001 increased due to assets held in relation to the Company's Management Deferred Compensation Plan. The note receivable included in other non-current assets at March 31, 2000 represented the long-term portion of an 8.0 percent, fifteen-year note issued by the Company in January 2000 related to the sale of an excess building. This note was collected in full in fiscal 2001.

F–11

6. Other Accrued Liabilities

    The major categories of other current and long-term accrued liabilities are as follows:

	Years Ended March 31
	2001	2000
Employee benefits and insurance	$20,983	$28,804
Legal accruals	5,872	5,897
Warranty	8,902	5,746
Other accruals	30,394	21,433

Other accrued liabilities—current	$66,151	$61,880

Environmental remediation liability	24,778	16,529
Deferred tax liability	28,635	10,802
Supplemental employee retirement plan	14,919	11,470
Other	4,765	397

Other long-term liabilities	$73,097	$39,198

7. Long-Term Debt

    The components of the Company's long-term debt are as follows:

	Years Ended March 31
	2001	2000
Bank Term Loan with quarterly principal and interest payments	$277,109	$332,759
Less current portion	(69,200)	(55,650)

Long-term portion	$207,909	$277,109

    On September 16, 1998, the Company completed a tender offer and consent solicitation related to its $150 million outstanding 11.75 percent Senior Subordinated Notes due March 1, 2003 (the "Notes"). Under the tender offer (the "Offer"), the Company accepted all validly tendered Notes for payment under the Offer, and accordingly paid approximately $153 million to purchase the Notes from noteholders holding approximately $140 million principal amount of the Notes. The purchase of the Notes was financed under the Company's revolving credit facility. In February 1999, the Company completed the early extinguishment of debt by calling the remaining Notes, par value of $10.0 million, for $10.6 million.

    In conjunction with the early extinguishment of the Notes, the Company refinanced its bank borrowings under new bank credit facilities described below. In connection with these early extinguishments of debt, the Company recorded a $16.8 million extraordinary charge (after a $3.0 million tax benefit). The extraordinary charge included a $13.6 million cash premium paid to acquire the Notes, as well as a write-off of approximately $6.2 million, which represented the unamortized portion of debt issuance costs associated with the original borrowings.

    On November 23, 1998, the Company entered into bank credit facilities totaling $650.0 million (the "1998 Facilities"). The 1998 Facilities, which refinanced the Company's previous bank facility, have a 6-year term and consist of up to $400.0 million of term-debt facilities and a $250.0 million revolving credit facility. Interest charges under the facilities are primarily at the London Inter-Bank Offering Rate (LIBOR), plus an adder (1.50 percent as of March 31, 2001), which totaled 6.4 percent, and will be subject to change in the future, as

F–12

changes occur in market conditions and in the Company's financial performance. Borrowings are secured by substantially all of the assets of the Company. Fees associated with the refinancing were approximately $9 million. These costs are classified in "Other Assets and Deferred Charges," and are being amortized to interest expense over the six-year term of the 1998 Facilities. Borrowing under the 1998 Facilities are subject to financial leverage covenants, as well as other customary covenants (e.g., restrictions on additional indebtedness and liens, sales of assets, and limits on certain restricted payments, including dividends and stock repurchases). At March 31, 2001, the Company was in compliance with all covenants and restrictions specified in its debt agreements.

    At March 31, 2001, the Company had no borrowings against its $250.0 million revolving credit facility. As of March 31, 2001, the Company had $54.7 million of outstanding letters of credit, which reduced the amount available on the revolving facility to $195.3 million. The Company is required to pay a commitment fee (0.375 percent at March 31, 2001) on the amount committed but not borrowed on the $250.0 million revolver.

    At March 31, 2001, scheduled minimum loan repayments on the Company's outstanding long-term bank debt are $69.2 million in fiscal year 2002 through 2005. At March 31, 2001, amounts outstanding under the 1998 Facilities approximate fair market value, based on current rates for similar instruments with the same maturities.

    The Company's weighted average interest rate on short-term borrowings during fiscal 2001 and 2000 was 8.4 percent and 7.9 percent, respectively.

    During fiscal 2001, we restructured our swap portfolio and as a result, we currently have interest rate swaps with a total notional amount of $260 million. This consists of an amortizing swap with a notional amount of $160 million, expiring in November 2005, with an effective interest rate of 6.50 percent. The remaining swap has a $100 million notional amount, a swap rate of 6.06 percent, and is effective until November 2008. The fair market value of our interest rate swaps is $(8.1) million at March 31, 2001.

    Counterparties to the interest rate swap agreements are major financial institutions who also participate in the Company's bank credit facilities. Credit loss from counterparty nonperformance is not anticipated. The estimated fair market value amounts have been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts.

8. Employee Benefit Plans

    The Company's noncontributory defined benefit pension plans cover substantially all employees. Plans provide either pension benefits of stated amounts for each year of credited service, or pension benefits based on employee yearly pay levels and years of credited service. The Company funds the plans in accordance with federal requirements calculated using appropriate actuarial methods.

    Plan assets for the Company are held in a trust and are invested in a diversified portfolio of equity securities and fixed income investments.

F–13

    The following illustrates the change in the Company's projected pension benefit obligation:

	Years Ended March 31
	2001	2000
Projected benefit obligation at beginning of year	$832,927	$944,538
Acquisitions	23,392	—
Service cost of benefits earned during the period	15,767	16,817
Interest cost of projected benefit obligation	63,119	60,562
Plan amendments	1,797	15,926
Actuarial (gain) loss	31,490	(54,958)
Benefits paid	(82,418)	(149,958)

Projected benefit obligation at end of year	$886,074	$832,927

    Changes in the Company's pension plan assets are summarized as follows:

	Years Ended March 31
	2001	2000
Fair value of plan assets at beginning of year	$1,118,572	$1,085,257
Acquisitions	32,567	—
Actual return on plan assets	(14,330)	179,788
Company contributions	1,072	2,824
Benefits paid	(81,974)	(149,297)

Fair value of plan assets at end of year	$1,055,907	$1,118,572

    The components of prepaid pension cost and the amounts recognized in the Company's balance sheet for its pension plans are as follows:

	Years Ended March 31
	2001	2000
Funded status	$169,833	$285,645
Accrued contribution	444	267
Unrecognized net actuarial gain	(87,326)	(225,501)
Unrecognized prior service cost	13,764	13,472
Unrecognized net transition asset	(147)	(708)

Prepaid pension cost	$96,568	$73,175

Prepaid benefit cost	$103,352	$79,853
Accrued benefit liability	(14,919)	(11,470)
Intangible asset	2,697	1,024
Accumulated other comprehensive income	5,438	3,768

Total prepaid pension cost recognized in balance sheet	$96,568	$73,175

    In accordance with SFAS No. 87, "Employer's Accounting for Pensions," the Company has recognized the minimum liability for underfunded pension plans equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as an intangible asset to the extent of any unrecognized

F–14

prior service cost, with the remaining balance recorded as a reduction to equity. As of March 31, 2001, the minimum pension liability in excess of the unrecognized prior service cost was $5,438.

    The change in the additional minimum pension liability recognized in the Company's consolidated statement of stockholders' equity was as follows:

	Years Ended March 31
	2001	2000
Change in:
Intangible assets	$1,673	$(123)
Accrued pension benefit costs	(3,343)	(705)

Total change in additional minimum pension liability	$(1,670)	$(828)

    The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefits in excess of plan assets were $17,175, $15,298, and $306, respectively as of March 31, 2001, and $13,300, $11,716, and $92, respectively, as of March 31, 2000. During fiscal year 1999, five defined benefit pension plans were merged into one plan, which caused previously underfunded plans to become fully funded.

    The components of the Company's net periodic pension costs/(income) are as follows:

	Years Ended March 31
	2001	2000	1999
Service cost of benefits earned during the period	$15,767	$16,817	$16,283
Interest costs of projected benefit obligation	63,119	60,562	61,133
Expected return on plan assets	(92,490)	(84,343)	(80,876)
Amortization of unrecognized net (gain) loss	(18)	319	218
Amortization of unrecognized prior service cost	1,850	1,668	1,618
Amortization of unrecognized net transition asset	(559)	(589)	(615)

Net periodic pension income	$(12,331)	$(5,566)	$(2,239)

    The weighted-average assumptions used in the accounting for defined benefit plans were:

	Years Ended March 31
	2001	2000	1999
Discount rate used in determining present values	7.50%	7.75%	6.75%

Annual increase in future compensation levels:
Union	3.00%	3.50%	3.25%
Salaried	4.00%	4.50%	4.25%
Expected long-term rate of return on plan assets	9.50%	9.25%	9.25%

    The Company also sponsors a number of defined contribution plans. Participation in one of these plans is available to substantially all employees. The two principal defined contribution plans are Company-sponsored 401(k) plans to which employees may contribute up to 18 percent of their pay. The Company contributes amounts equal to 50 percent of employee contributions up to 6 percent of the employee's pay. The amount expensed for the Company match provision of the plans was $6,828, $5,742, and $5,523 in fiscal 2001, 2000, and 1999, respectively. The Company employs approximately 1,958 employees (33 percent of its total employees) covered by collective bargaining agreements, 195 of whom are covered under agreements expected to be renegotiated during fiscal 2002, due to current agreement expirations.

F–15

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements (Continued)

(Amounts in thousands except share and per share data and unless otherwise indicated)

9. Post-Retirement Benefits

    Generally, employees retiring from the Company prior to December 31, 2002 and after attaining age 55 who have had at least five or ten years of service, depending on plan provisions, are entitled to post-retirement health care benefits and life insurance coverage until the retiree reaches age 65 or later. The portion of the premium cost borne by the Company for such benefits is dependent on the employee's years of service, start date and age as of December 31, 2000. The Company will not provide a subsidy of retiree health care costs for employees commencing employment after March 31, 2000 or for employees who are younger than age 45 or have less than 20 years of service as of December 31, 2001. Further contributions from retirees are also required based on plan deductibles and co-payment provisions.

    The following illustrates the change in the Company's accumulated nonpension post-retirement benefit obligation:

	Years Ended March 31
	2001	2000
Accumulated benefit obligation at beginning of year	$142,957	$154,956
Service cost of benefits earned during the period	589	996
Interest cost on accumulated obligation	10,452	9,885
Plan amendments	(19,619)	(4,531)
Acquisitions	569	—
Actuarial (gain) loss	24,490	(1,351)
Net benefits paid	(17,683)	(16,998)

Accumulated benefit obligation at end of year	$141,755	$142,957

    Changes in the Company's post-retirement plan assets are summarized as follows:

	Years Ended March 31
	2001	2000
Fair value of plan assets at beginning of year	$12,346	$10,350
Actual return on plan assets	956	914
Retiree contributions	6,686	5,418
Company contributions	18,697	18,004
Gross benefits paid	(24,623)	(22,340)

Fair value of plan assets at end of year	$14,062	$12,346

F–16

    The Company's nonpension post-retirement benefit obligations are generally not prefunded. The following table illustrates the status of retiree benefit obligations:

	Years Ended March 31
	2001	2000
Funded status	$(127,693)	$(130,612)
Accrued contribution	3,513	1,792
Unrecognized net actuarial loss	44,546	20,281
Unrecognized prior service cost	(26,267)	(7,367)

Post-retirement benefit liability recognized in balance sheet	$(105,901)	$(115,906)

    The components of the Company's net periodic post-retirement benefit costs are as follows:

	Years Ended March 31
	2001	2000	1999
Service cost of benefits earned during the period	$589	$996	$915
Interest costs of accumulated post-retirement benefit obligation	10,452	9,885	9,942
Expected return on plan assets	(740)	(633)	(526)
Amortization of unrecognized net loss	733	633	21
Amortization of unrecognized prior service cost	(720)	(355)	(355)

Net post-retirement periodic benefit cost	$10,314	$10,526	$9,997

    The weighted-average assumptions used in the accounting for nonpension post-retirement benefits were as follows:

	Years Ended March 31
	2001	2000	1999
Discount rate used in determining present values	7.50%	7.75%	6.75%

Expected long-term rate of return on plan assets	6.00%	6.00%	6.00%

Medical trend rate	5.00%	5.00%	5.00%

    For measurement purposes, a weighted average annual rate of increase of approximately 5.0 percent in the cost of covered health care benefits was assumed for fiscal year 2001. The rate was assumed to be 5.0 percent thereafter.

    The following illustrates the effect of a one-percentage point increase or decrease in the assumed health care cost trend rates, as of March 31, 2001:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on service and interest cost components	$344	$(332)
Effect on accumulated post-retirement benefit obligation	$4,483	$(4,342)

F–17

10. Income Taxes

    The components of the Company's income tax provision consist of:

	Years Ended March 31
	2001	2000	1999
Current:
Federal	$25,347	$1,355	$5,450
State	3,291	754	778
Deferred	6,835	20,669	5,704

Income tax provision	$35,473	$22,778	$11,932

    The items responsible for the differences between the federal statutory rate and the Company's effective rate are shown as follows:

	Years Ended March 31
	2001	2000	1999
Income taxes computed at statutory federal rate	$36,188	$33,885	$20,923
State income taxes—net of federal impact	5,389	3,485	2,989
Permanent non-deductible costs	1,549	2,150	1,556
Unrecorded tax benefits	(7,653)	(16,742)	(13,536)

Income tax provision	$35,473	$22,778	$11,932

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and tax credit carryforwards. The Company maintains a valuation allowance against those deferred tax assets, which are more likely than not unrealizable. Significant items comprising the net deferred tax liability shown on the statement of financial position are:

	Years Ended March 31
	2001	2000
Deferred sales	$(19,291)	$(29,365)
Accelerated depreciation	(43,530)	(50,658)

Deferred income tax liabilities	(62,821)	(80,023)

Reserves for employee benefits	21,183	30,035
Environmental reserves	7,055	7,931
Research tax credits	15,782	25,178
Alternative minimum tax credit carryfoward	3,393	1,313
Other	3,251	10,244

Deferred income tax assets	50,664	74,701

Net deferred income tax liability	$(12,157)	$(5,322)

Current deferred income tax asset	16,478	5,480
Noncurrent deferred income tax liability	(28,635)	(10,802)

Net deferred income tax liability	$(12,157)	$(5,322)

    Realization of the Company's deferred tax assets is dependent upon future reversals of existing taxable temporary differences. Although realization is not assured, the Company believes it is more likely than not that

F–18

the recorded benefits will be realized through the reduction of future taxable income. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if there are differences in the timing or amount of future reversals of existing taxable temporary differences.

    Research tax credits available to offset future tax payments are $15,782, and begin to expire in 2006.

11. Leases

    The Company leases land, buildings, and equipment under various operating leases, which generally have renewal options of one to five years. Rental expense was $16,658, $15,143, and $12,359, for the years ended March 31, 2001, 2000, and 1999, respectively.

    Minimum rental commitments payable under noncancellable lease commitments outstanding at March 31, 2001 are $17,120, $16,249, $13,647, $14,789, and $15,327, respectively, for the fiscal years ending March 31, 2002, 2003, 2004, 2005 and 2006.

12. Stockholders' Equity

    The Company has authorized 5,000,000 shares of preferred stock, par value $1.00, none of which has been issued.

    The Company has authorized up to 5,161,019 shares to be granted under the 1990 Equity Incentive Plan and 2000 Stock Incentive Plan of which 128,227 were available at March 31, 2001, for future grants. Stock options are granted periodically, at the fair market value of the Company's common stock on the date of grant, and are generally exercisable from one to three years from the date of grant. Restricted stock issued to non-employee directors and certain key employees totaled 63,471, 29,250, and 73,013, for the fiscal years ended March 31, 2001, 2000, and 1999, respectively. Restricted shares vest over periods of one to four years from the date of award. As of March 31, 2001, net restricted shares of up to 128,699 shares were reserved for certain key officers which will vest upon achievement of certain financial performance goals through fiscal 2003.

    As permitted by SFAS 123, "Accounting for Stock-Based Compensation," the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock-based transactions with employees. Accordingly, compensation costs have not been recognized for the awards made to employees in the form of stock options. If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for awards under the plan (consistent with the method provided in SFAS 123), the Company's net income and earnings per share would have been reduced to the

F–19

proforma amounts indicated below. Earnings per share for all periods have been calculated to reflect a 3-for-2 stock split that became effective November 10, 2000.

	Years Ended March 31
	2001	2000	1999
Net income
As reported	$67,921	$73,902	$50,813
Proforma	$63,362	$69,813	$47,633
Basic EPS
As reported	$4.92	$4.95	$2.84
Proforma	$4.59	$4.68	$2.66
Diluted EPS
As reported	$4.80	$4.86	$2.77
Proforma	$4.48	$4.59	$2.59

    A summary of the Company's stock option activity, which reflects a 3-for-2 stock split that became effective November 10, 2000, is as follows:

	Years Ended March 31
	2001		2000		1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,378,260	$40.19	1,190,240	$36.26	1,097,673	$23.83
Granted	317,228	53.03	409,800	48.71	545,775	49.45
Exercised	(410,643)	29.37	(96,192)	20.82	(402,492)	20.62
Canceled	(16,005)	46.67	(125,588)	46.37	(50,716)	33.34

Outstanding at end of year	1,268,840	46.82	1,378,260	40.19	1,190,240	36.26
Options exercisable at year end	635,990	41.62	671,805	32.07	477,762	23.65

Weighted average fair value of Options granted during the year		$23.95		$22.39		$21.43

F–20

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements (Continued)

(Amounts in thousands except share and per share data and unless otherwise indicated)

    The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The following weighted average assumptions were used for grants:

	Years Ended March 31
	2001	2000	1999
Risk-free rate	5.8%	6.2%	5.1%
Expected volatility	29.4	29.4	29.4
Expected option life	7 years	7 years	7 years

    A summary of stock options outstanding at March 31, 2001 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$15 - $24	53,553	2.3 years	$21.4962	53,553	$21.4962
$25 - $34	159,040	4.5 years	30.4432	159,040	30.4432
$35 - $44	462,997	8.0 years	41.4710	217,447	41.7781
$45 - $54	229,250	7.8 years	54.8544	150,500	54.9490
$55 - $64	360,000	8.9 years	59.1678	55,450	56.3705
$65 - $84	—	—	—	—	—
$85 - $94	4,000	9.9 years	85.7300	—	—

    On December 15, 1998, the Company completed the repurchase of 2.55 million shares of its common stock at a price of $51.33 per share, or approximately $130 million in total. The repurchase occurred via the terms and conditions of a modified "Dutch auction" tender offer, and was financed under the Company's 1998 Facilities.

    In connection with the completion of the Dutch auction, the Company's Board of Directors authorized the Company to repurchase up to an additional 1.65 million shares of its common stock, which was completed in the third quarter of fiscal 2000. On October 26, 1999 the Company's Board of Directors authorized the Company to make additional share repurchases (over and above the 1.65 million shares previously authorized) of up to 1.5 million shares of its common stock. As of March 31, 2001 repurchases of 1.8 million shares have been made under the 3.1 million-share authorization program, aggregating approximately $73.8 million. Any authorized repurchases would be subject to market conditions and the Company's compliance with its debt covenants. As of March 31, 2001, the Company's debt covenants permit the Company to make "restricted payments" (as defined in the Company's debt covenants) up to $50 million, which among other items, would allow payments for future stock repurchases.

    On October 24, 1997, the Company entered into an agreement with Hercules Incorporated, providing for the disposition of the 5.79 million shares of Company common stock then held by Hercules. The shares represented the stock issued by the Company in connection with the March 15, 1995, acquisition of the Hercules Aerospace Company operations from Hercules.

    Under the agreement with Hercules, during the quarter ended December 28, 1997, the Company registered for public offering approximately 4.17 million of the shares (previously unregistered) held by Hercules. The offering was completed on November 21, 1997. No new shares were issued in the offering, nor did the

F–21

Company receive any proceeds from the offering. The remaining 1.65 million shares then held by Hercules became subject to a put/call arrangement by which Hercules could require the Company to purchase the shares, and the Company could likewise require Hercules to sell the shares to the Company during 1998. The price for shares purchased under the put/call arrangement was equal to the per share net proceeds realized by Hercules in the secondary public offering, $36.88. During February 1998, the Company did repurchase 406,500 shares for approximately $15 million. During fiscal 1999, the Company repurchased the remaining 1,219,500 shares, for approximately $45 million.

13. Contingencies—Litigation

    We are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We have substantial U.S. Government contracts and are subject to defective pricing claims and cost accounting standards non-compliance claims by the U.S. Government. The prices in our U.S. Government contracts and subcontracts are subject to price adjustment. We believe that resolution of these claims and legal proceedings will not materially affect our financial condition or results of operations.

14. Discontinued Operations

    Demilitarization Operations—During fiscal 1994, the Company entered into two joint ventures in Belarus and Ukraine, for the purpose of establishing demilitarization operations in those countries. In March 1996, Company management, after evaluating its strategic plans for the future, elected to discontinue its ownership of its foreign demilitarization businesses. Accordingly, the Company began actions to transfer ownership of the joint ventures to the host country governments, or their agents, and in the fourth quarter of fiscal 1996, the Company estimated and recorded a $6.2 million loss on disposal of discontinued operations (net of tax benefit of $4.2 million).

    During fiscal 1997, the Company stopped production efforts, and completed its withdrawal from the Belarus operation. In the fourth quarter of fiscal 1997, the Company reached agreement with the Ukrainian Government to transfer the Company's interests in the operation to the Ukrainian Government after payment of a $19.8 million non-interest bearing long-term note receivable. In March 1998, as a result of the Company's continued consideration and evaluation of the status of the underlying operations, as well as newly imposed export restrictions in the Ukraine and the increasing political instability in the region, Company management wrote off approximately $9.9 million, representing the remaining recorded value of the Company's investment in that operation. During fiscal 1999, management continued to work with the Ukrainian Government to complete the Company's exit from this business. However, given the political instability in the region and the lack of economic reforms, the Company believed that it would be unable to pursue an exit by sale of its interest in the operation. Consequently, in fiscal 1999, the Company began the process of removing and salvaging assets. During this process, the Company was prevented from physically recovering all of its assets. The Company attempted unsuccessfully to rectify the situation through discussions with the Ukrainian Government. In September 1999, it was determined that the Company's interests would be covered as an insured loss under the Company's political risk insurance policy. Accordingly, the Company received net proceeds on an insurance claim in the amount of $9.5 million (net of taxes of $0.1 million). The Company recorded this as a gain on disposal of discontinued operations.

15. Environmental Remediation Liabilities

    We are subject to various local and national laws relating to protection of the environment. A number of our operating facilities are in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. At March 31, 2001, the accrued liability for environmental remediation of

F–22

$28.6 million represents our best estimate of the present value of the probable and reasonably estimable costs related to our known remediation obligations. It is expected that a portion of our environmental costs will be reimbursed to us. As collection of those reimbursements is estimated to be probable, we have recorded a receivable of $11.0 million, representing the present value of those reimbursements at March 31, 2001. This receivable primarily represents the expected reimbursement of costs associated with the Aerospace operations acquired from Hercules in March 1995, whereby we generally assumed responsibility for environmental compliance at these facilities. It is expected that much of the compliance and remediation costs associated with the acquired Aerospace facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by Hercules under various indemnification agreements, subject to our having appropriately notified Hercules of issues identified prior to the expiration of the stipulated notification periods which is either March 2000 or March 2005, depending on site ownership. We have performed environmental condition evaluations and notified Hercules of our findings for sites subject to the March 15, 2000 deadline and are planning to prepare a similar evaluation prior to the March 15, 2005 deadline. The accrual for environmental remediation liabilities and the associated receivable for reimbursement thereof, have been discounted to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of approximately 4.5 percent. The following is a summary of the amounts recorded for environmental remediation at March 31, 2001:

	Accrued Environmental Liability	Environmental Costs— Reimbursement Receivable
Amounts (Payable)/Receivable	$(36,620)	$14,098
Unamortized Discount	7,974	(3,089)

Present Value of Amounts (Payable)/Receivable	$(28,646)	$11,009

    At March 31, 2001, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected reimbursements, are estimated to be $4.0, $3.2, $1.4, $1.0, and $0.9 million for the fiscal years ending March 31, 2002, 2003, 2004, 2005, and 2006, respectively; estimated amounts payable thereafter total $12.0 million. Amounts payable/receivable in periods beyond fiscal 2002 have been classified as non-current on the March 31, 2001 balance sheet. At March 31, 2001, the estimated discounted range of reasonably possible costs of environmental remediation is between $28.6 and $47.0 million. We do not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect future operating results. There were no material insurance recoveries related to environmental remediations during fiscal 2001, 2000, or 1999.

16. Supplemental Cash Flow Information

    Net income taxes paid in the fiscal years ended March 31, 2001, 2000, and 1999, totaled $19,316, $7,002, and $1,018, respectively. Amounts paid for interest were $32,566, $33,080, and $24,019 for fiscal 2001, 2000, and 1999, respectively. Amounts received for interest in those same periods were $1,038, $656, and $1,215, respectively. During fiscal 2001, we received $5.2 million in stock of the Chemring company relating to the sale of our Kilgore Flare business. This stock is classified as other current assets on the balance sheet as of March 31, 2001.

17. Business Segment Information

    The Company conducts its business primarily in three operating segments: Aerospace, Conventional Munitions, and Defense Systems. These operating segments are defined by the Company's management based

F–23

on product similarity and end-use functionality. The Aerospace operating segment designs, develops, and manufactures solid propulsion systems and composite structures for space launch vehicles and tactical strategic missiles, composite structures for satellites, military hardware and military and commercial aircraft and advanced warheads for tactical missiles. The Conventional Munitions operating segment designs, develops, and manufactures small, medium and large caliber ammunition, commercial gunpowder and munitions propellant. The Defense Systems operating segment designs, develops, and manufactures barrier systems, electronic warfare systems, electronic support equipment, missile warning systems, infantry weapons systems, electro-mechanical and electronic fuzes, smart weapons, sensors, demolition systems and batteries for military and aerospace applications.

    During fiscal 2001, we realigned our business by moving our missile products business to our Aerospace segment. Segment information included in this section has been reclassified to reflect this realignment for all periods presented.

    All of the Company's operating segments derive the majority of their revenues from contracts with, and prime contractors to, the U.S. Government. The various U.S. Government customers exercise independent purchasing decisions, and sales to the U.S. Government generally are not regarded as constituting sales to one customer, but instead, each contracting entity is considered to be a separate customer. During fiscal 2001, approximately 76 percent of the Company's sales were derived from contracts with the U.S. Government or U.S. Government prime contractors. U.S. Government contract sales were $872,813, $723,619, and $828,804 in fiscal years 2001, 2000, and 1999, respectively.

    During fiscal 2001, sales to Lockheed Martin and the Boeing Company represented approximately 16 and 15 percent, respectively, of the Company's total revenue. While the majority of sales to these contractors is derived from rocket propulsion contracts in the Aerospace segment, the Defense Systems segment also derives a portion of their revenues from sales to these contractors. During fiscal 2000, sales to Lockheed Martin and Boeing represented approximately 19 and 18 percent, respectively of the Company's total sales. During fiscal 1999, sales to Lockheed Martin and Boeing represented approximately 20 and 13 percent, respectively, of total revenue

    The Company's export sales to customers were $93.5 million, $110.8 million, and $61.8 million in fiscal years 2001, 2000, and 1999, respectively. Company sales to the United Kingdom comprised $35.9 million of the total fiscal 2001 export sales, representing an decrease of $34.4 million compared to fiscal 2000. Also, sales to Turkey and Germany were $21.8 million and $0.7 million, respectively in fiscal 2001 compared to $6.6 million and $3.8 million in fiscal 2000. The increase in export sales in fiscal 2001 and 2000 is primarily due to increased production volume on an anti-tank munitions contract in the Defense Systems segment.

F–24

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements (Continued)

(Amounts in thousands except share and per share data and unless otherwise indicated)

    The following summarizes the Company's results, by operating segment, in fiscal years 2001, 2000, and 1999:

	Year Ended March 31, 2001
	Conventional Munitions	Aerospace	Defense Systems	Corporate	Total
Revenue
External customers	$491,561	$470,020	$180,368	—	$1,141,949
Intercompany	2,342	35,634	241	(38,217)	—

Total	493,903	505,654	180,609	(38,217)	1,141,949
Capital Expenditures	9,968	11,497	3,290	—	24,755
Depreciation	4,291	27,841	4,401	—	36,533
Amortization	1,844	3,482	1,534	1,587	8,447
Interest	(11,300)	(34,300)	(4,300)	17,200	(32,700)
Income from continuing operations before income taxes	37,595	46,534	7,132	12,133	103,394
Long-lived assets	55,634	319,618	41,411	4,262	420,925
Total assets	171,577	423,533	81,258	203,136	879,504

	Year Ended March 31, 2000
	Conventional Munitions	Aerospace	Defense Systems	Corporate	Total
Revenue
External customers	$345,697	$510,858	$220,965	$—	$1,077,520
Intercompany	757	19,043	—	(19,800)	—

Total	346,454	529,901	220,965	(19,800)	1,077,520
Capital Expenditures	10,294	27,815	7,464	—	45,573
Depreciation	4,618	28,378	6,393	—	39,389
Amortization	1,553	3,426	1,866	1,588	8,433
Interest	(11,469)	(30,810)	(5,497)	14,433	(33,343)
Income from continuing operations before income taxes	18,030	52,456	288	16,456	87,230
Long-lived assets	53,749	339,857	27,158	46,512	467,276
Total assets	154,334	467,772	76,592	207,286	905,984

	Year Ended March 31, 1999
	Conventional Munitions	Aerospace	Defense Systems	Corporate	Total
Revenue
External customers	$404,617	$462,199	$223,622	$—	$1,090,438
Intercompany	757	6,897	116	(7,770)	—

Total	405,374	469,096	223,738	(7,770)	1,090,438
Capital Expenditures	11,573	24,613	7,504	—	43,690
Depreciation	5,599	26,439	6,422	—	38,460
Amortization	1,243	3,077	1,925	1,180	7,425
Interest	(8,169)	(30,141)	(6,516)	21,310	(23,516)
Income from continuing operations before income taxes	16,658	45,176	2,596	15,117	79,547
Long-lived assets	49,202	343,814	25,654	53,398	472,068
Total assets	142,997	455,580	87,228	208,513	894,318

    As previously described, the Company's three operating segments are Conventional Munitions, Aerospace, and Defense Systems. In addition, certain administrative functions are primarily managed by the Company at the corporate headquarters level ("Corporate"). Some examples of such functions are human resources, pension and post-retirement benefits, legal, tax, and treasury. Significant assets and liabilities managed at Corporate include those associated with debt, pension and post-retirement benefits, environmental liabilities, and income

F–25

taxes. As the Company's results of operations are substantially all earned in the United States for federal tax purposes, substantially all of the Company's deferred tax assets and liabilities reflect temporary basis differences between U.S. tax regulations and generally accepted accounting practices. A capital-employed charge (interest expense) is allocated to each operating segment based on net assets employed, using a 9.0 percent rate in fiscal 2001 and an 8.0 percent rate in fiscal 2000, which approximates the Company's overall borrowing rate. Refer to the tables above for a breakout of interest by business segment. EBT results at Corporate were primarily reflective of the Company's 9.0 and 8.0 percent charge to the Company's operating segments for capital employed, as discussed above. Net capital employed at Corporate is historically a negative number (i.e., a net liability) due primarily to the fact that certain significant liabilities are accounted for at Corporate, including accrued post-retirement benefits, taxes, and environmental liabilities.

    Long-lived assets held at the operating segment level primarily reflect property, plant and equipment, goodwill, and capitalized debt issuance costs. Pension and post-retirement benefit expenses are allocated to each operating segment based on relative headcount and types of benefits offered in each respective segment. Environmental expenses are allocated to each operating segment based on the origin of the underlying environmental cost. Transactions between operating segments are recorded at the segment level, consistent with the Company's financial accounting policies. Intercompany balances and transactions are eliminated at the Company's consolidated financial statements level. These eliminations are shown above in "Corporate."

18. Subsequent Events

    On April 20, 2001 we completed the acquisition of Alcoa Inc.'s Thiokol Propulsion business for $685 million in cash. We will use the purchase method of accounting to account for the acquisition. Accordingly, the purchase price will be allocated to the assets and liabilities based on fair value. The excess purchase price over estimated fair value of the assets acquired will be recorded as goodwill and amortized over 40 years.

    In connection with the acquisition of Thiokol, the Company entered into bank credit facilities totaling $1,050 million (the "New Facilities"). The New Facilities, which refinanced the Company's previously existing 1998 Facilities, have a six-year revolving credit facility of $250 million, a $300 million six-year Tranche A term loan, and a $500 million eight-year Tranche B term loan. Interest charges under the $250 million revolving credit facility and the $300 million Tranche A term loan are at the London Inter-Bank Offering Rate (LIBOR), plus 2.75 percent. Interest charges under the $500 million Tranche B term loan are at LIBOR plus 3.00 percent. All interest charges are subject to change as changes occur in market conditions and in the Company's financial performance. Borrowings under the New Facilities are subject to financial leverage covenants, as well as other customary covenants (e.g., restrictions on additional indebtedness and liens, sales of assets, and limitations on certain restricted payments, including dividends and stock repurchases). In addition, we also obtained bridge financing of $125 million, 12.51 percent senior subordinated debt. Fees associated with this refinancing were approximately $30 million and will be amortized to interest expense over the term of the New Facilities. The proceeds from the New Facilities were used to repay $277 million of the Company's existing debt.

F–26

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements (Continued)

(Amounts in thousands except share and per share data and unless otherwise indicated)

    On May 9, 2001, we issued $400 million, 8.50 percent Senior Subordinated Notes due 2011, subject to certain restrictions and covenants. The proceeds were used to repay the $125 million, 12.51 percent senior subordinated debt, $195.7 million of the Tranche A credit facility, and approximately $65 million of initial revolver borrowings.

    As a result of these two financing activities, approximately $10 million (net of $7 million in taxes) of debt issuance costs, $4 million relating to existing debt, and $6 million relating to the new debt will be written-off and recorded as an extraordinary loss from early retirement of debt in the first quarter of fiscal 2002.

    During the first quarter of fiscal 2002, the Company recorded a $4.7 million loss on disposal of discontinued operations (net of $2.9 million in taxes) due to litigation related to the Company's former marine systems operations.

19. Supplemental Guarantor Financial Information

    The Company's $400 million, 8.50 percent Senior Subordinated Notes (the Notes) are guaranteed by certain domestic subsidiaries of the Company. Each of the guarantors will jointly and severally irrecovably and unconditionally guarantee, on an unsecured senior subordinated basis, payment on the notes.

    The following condensed consolidating information presents condensed consolidating financial statements as of March 31, 2001 and 2000 and for the three years in the period ended March 31, 2001, of Alliant Techsystems Inc.—the parent company, the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis), and elimination entries necessary to combine such entities on a consolidated basis. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented because management has determined that such information would not be material to holders of the notes.

Income Statement Consolidating Schedule
Year ended March 31, 2001

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Sales		$1,037,054	$144,002	$(39,107)	$1,141,949
Cost of sales	$2,700	836,374	111,341	(44,841)	905,574

Gross margin	(2,700)	200,680	32,661	5,734	236,375
Operating activities:
Research and development		10,191	1,384		11,575
Selling		22,162	2,210		24,372
General and administrative	2,657	54,824	7,321	(468)	64,334

Total operating activities	2,657	87,177	10,915	(468)	100,281

Income from operations before interest and income taxes	(5,357)	113,503	21,746	6,202	136,094
Interest expense		(27,407)	(6,331)		(33,738)
Interest income	1,025	13	13,198	(13,198)	1,038

Income before income taxes	(4,332)	86,109	28,613	(6,996)	103,394
Income tax provision	(1,306)	29,543	9,869	(2,633)	35,473

Net income	$(3,026)	$56,566	$18,744	$(4,363)	$67,921

F–27

Income Statement Consolidating Schedule
Year Ended March 31, 2000

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Sales		$987,081	$111,325	$(20,886)	$1,077,520
Cost of sales	$1,000	798,850	88,661	(27,078)	861,433

Gross margin	(1,000)	188,231	22,664	6,192	216,087
Operating activities:
Research and development		9,212	1,965		11,177
Selling	700	23,162	1,326		25,188
General and administrative	3,481	47,924	8,117	(373)	59,149

Total operating activities	4,181	80,298	11,408	(373)	95,514

Income from operations before interest and income taxes	(5,181)	107,933	11,256	6,565	120,573
Interest expense		(27,539)	(6,460)		(33,999)
Interest income	632	24	10,884	(10,884)	656

Income before income taxes	(4,549)	80,418	15,680	(4,319)	87,230
Income tax provision	(1,212)	20,999	4,470	(1,479)	22,778

Income from continuing operations	(3,337)	59,419	11,210	(2,840)	64,452
Gain on discontinued operations	9,450				9,450

Net income	$6,113	$59,419	$11,210	$(2,840)	$73,902

Income Statement Consolidating Schedule
Year Ended March 31, 1999

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Sales		$966,259	$132,545	$(8,366)	$1,090,438
Cost of sales	$3,600	784,164	107,371	(7,923)	887,212

Gross margin	(3,600)	182,095	25,174	(443)	203,226
Operating activities:
Research and development	41	7,428	1,405		8,874
Selling	335	30,705	478		31,518
General and administrative	1,866	52,581	5,384	(60)	59,771

Total operating activities	2,242	90,714	7,267	(60)	100,163

Income from operations before interest and income taxes	(5,842)	91,381	17,907	(383)	103,063
Interest expense		(20,149)	(4,582)		(24,731)
Interest income	1,197	18	74	(74)	1,215

Income before income taxes	(4,645)	71,250	13,399	(457)	79,547
Income tax provision	(696)	10,687	2,101	(160)	11,932
Extraordinary loss on early extinguishment of debt, net of income taxes		(13,689)	(3,113)		(16,802)

Net income	$(3,949)	$46,874	$8,185	$(297)	$50,813

F–28

Balance Sheet Consolidating Schedule
As of March 31, 2001

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$24,580	$10	$2,573		$27,163
Receivables		176,257	38,701	$(234)	214,724
Net inventory		52,704	1,198	234	54,136
Deferred income tax asset (liability)	559	(12,650)	28,569		16,478
Other current assets	16,943	2,579	800		20,322

Total current assets	42,082	218,900	71,841	—	332,823
Net property, plant, and equipment	8,557	286,778	7,853		303,188
Goodwill		101,681	16,056		117,737
Prepaid and intangible pension assets	106,048				106,048
Deferred charges and other non-current assets	11,992	4,534	119,001	(115,819)	19,708

Total assets	$168,679	$611,893	$214,751	$(115,819)	$879,504

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt		$56,228	$12,972		$69,200
Accounts payable	$8,323	58,013	5,422		71,758
Contract advances and allowances		30,907	3,587		34,494
Accrued compensation	7,523	30,647	317		38,487
Accrued income taxes	(377)	8,535	3,715		11,873
Other accrued liabilities	38,905	22,312	4,934		66,151

Total current liabilities	54,374	206,642	30,947	—	291,963
Long-term debt		168,935	38,974		207,909
Post-retirement and post-employment benefits liability	35,046		73,157		108,203
Other long-term liabilities	55,777		17,320		73,097

Total liabilities	145,197	375,577	160,398	—	681,172
Contingencies
Common stock	177		208	$(200)	185
Additional paid-in-capital	231,598		54,592	(54,592)	231,598
Retained earnings	124,827	110,262	35,436	(5,345)	265,180
Corporate investment	(34,489)	126,054	(35,883)	(55,682)	—
Unearned compensation	(3,854)				(3,854)
Other comprehensive income	(6,140)				(6,140)
Common stock in treasury, at cost	(288,637)				(288,637)

Total stockholders' equity	23,482	236,316	54,353	(115,819)	198,332

Total liabilities and stockholders' equity	$168,679	$611,893	$214,751	$(115,819)	$879,504

F–29

Balance Sheet Consolidating Schedule
As of March 31, 2000

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$43,018	$30	$2,717		$45,765
Receivables	4,495	221,624	19,063	$(301)	244,881
Net inventory		53,328		301	53,629
Deferred income tax asset (liability)	1,483	(25,992)	29,989		5,480
Other current assets	(652)	498	1,449		1,295

Total current assets	48,344	249,488	53,218	—	351,050
Net property, plant, and equipment	12,731	308,129	14,768		335,628
Goodwill		108,190	16,528		124,718
Prepaid and intangible pension assets	80,877				80,877
Deferred charges and other non-current assets	5,590	5,670	119,509	(117,058)	13,711

Total assets	$147,542	$671,477	$204,023	$(117,058)	$905,984

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt		$43,529	$12,121		$55,650
Line of credit borrowings	$49,000				49,000
Accounts payable	8,041	63,680	6,261		77,982
Contract advances and allowances	5,000	64,026	2,656		71,682
Accrued compensation	7,498	25,240	231		32,969
Accrued income taxes	(359)	6,263	1,526		7,430
Other accrued liabilities	39,586	17,070	5,224		61,880

Total current liabilities	108,766	219,808	28,019	—	356,593
Long-term debt		216,754	60,355		277,109
Post-retirement and post-employment benefits liability	41,032		77,105		118,137
Other long-term liabilities	20,926		18,272		39,198

Total liabilities	170,724	436,562	183,751	—	791,037
Contingencies
Common stock	131		208	$(200)	139
Additional paid-in-capital	236,416		54,595	(54,595)	236,416
Retained earnings	72,417	106,343	20,413	(1,914)	197,259
Corporate investment	(13,279)	128,572	(54,944)	(60,349)	—
Unearned compensation	(2,520)				(2,520)
Other comprehensive income	(3,768)				(3,768)
Common stock in treasury, at cost	(312,579)				(312,579)

Total stockholders' equity	(23,182)	234,915	20,272	(117,058)	114,947

Total liabilities and stockholders' equity	$147,542	$671,477	$204,023	$(117,058)	$905,984

F–30

Statement of Cash Flows Consolidating Schedule
Year Ended March 31, 2001

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities
Net income	$(3,026)	$56,566	$18,744	$(4,363)	$67,921
Adjustments to net income to arrive at cash provided by operations:
Depreciation	2,028	34,037	468		36,533
Amortization of intangible assets and unearned compensation	4,533	3,442	472		8,447
Deferred income tax	9,999		1,715		11,714
Loss (gain) on disposal of property	57	(308)			(251)
Changes in assets and liabilities:
Receivables	4,495	45,367	(19,638)	(67)	30,157
Inventory		624	(1,198)	67	(507)
Accounts payable	282	(5,667)	(839)		(6,224)
Contract advances and allowances	(5,000)	(33,119)	931		(37,188)
Accrued compensation	25	5,407	86		5,518
Accrued income taxes	(18)	2,272	2,189		4,443
Accrued environmental liability	(1,239)		(952)		(2,191)
Pension and post-retirement benefits	(25,448)		(3,948)		(29,396)
Other assets and liabilities	(14,183)	(9,996)	10,969	(1,146)	(14,356)

Cash (used for) provided by operating activities	(27,495)	98,625	8,999	(5,509)	74,620
Investing Activities
Capital expenditures	(1,040)	(19,053)	(4,662)		(24,755)
Acquisition of business	(1,400)				(1,400)
Proceeds from sale of operations		17,800			17,800
Proceeds from the disposition of property, plant, and equipment	9,196	513			9,709

Cash provided by (used for) investing activities	6,756	(740)	(4,662)	—	1,354
Financing Activities
Corporate cash advances, net	41,007	(52,699)	6,183	5,509	—
Net borrowings payments on line of credit	(49,000)				(49,000)
Payments made on bank debt		(45,206)	(10,444)		(55,650)
Dividends from subsidiary (to parent)	220		(220)		—
Net purchase of treasury shares	(2,002)				(2,002)
Proceeds from exercised stock options	12,076				12,076

Cash provided by (used for) financing activities	2,301	(97,905)	(4,481)	5,509	(94,576)

Decrease in cash and cash equivalents	(18,438)	(20)	(144)	—	(18,602)
Cash and cash equivalents at beginning of period	43,018	30	2,717		45,765

Cash and cash equivalents at end of period	$24,580	$10	$2,573	$—	$27,163

F–31

Statement of Cash Flows Consolidating Schedule
Year Ended March 31, 2000

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities
Net income	$6,113	$59,419	$11,210	$(2,840)	$73,902
Adjustments to net income to arrive at cash provided by operations:
Depreciation	(668)	40,014	43		39,389
Amortization of intangible assets and unearned compensation	3,865	4,096	472		8,433
Deferred income tax	20,477		918		21,395
(Gain) loss on disposal of property	(4,400)	2,510			(1,890)
Changes in assets and liabilities:
Receivables	1,118	(4,167)	(8,333)		(11,382)
Inventory	1,471	(11,330)	1,128	(868)	(9,599)
Accounts payable	(10,827)	(1,725)	(3,457)		(16,009)
Contract advances and allowances	(2,700)	23,728	1,198		22,226
Accrued compensation	1,777	(863)	(378)		536
Accrued income taxes	(260)	(5,259)	(126)		(5,645)
Accrued environmental liability	(1,254)		(262)		(1,516)
Pension and post-retirement benefits	(11,495)		(2,360)		(13,855)
Other assets and liabilities	5,668	(905)	(229)	(183)	4,351

Cash provided by (used for) operating activities	8,885	105,518	(176)	(3,891)	110,336
Investing Activities
Capital expenditures	(970)	(38,802)	(5,801)		(45,573)
Acquisition of business	(1,600)				(1,600)
Proceeds from the disposition of property, plant, and equipment	1,674	(43)			1,631

Cash used for investing activities	(896)	(38,845)	(5,801)	—	(45,542)
Financing Activities
Corporate cash advances, net	19,017	(37,357)	14,449	3,891	—
Net borrowings on line of credit	49,000				49,000
Payments made on bank debt		(31,374)	(7,360)		(38,734)
Proceeds from issuance of long term debt	29,000				29,000
Contributed surplus paid (to subsidiary) from parent	(220)		220		—
Net purchase of treasury shares	(81,276)				(81,276)
Proceeds from exercised stock options	1,903				1,903

Cash provided by (used for) financing activities	17,424	(68,731)	7,309	3,891	(40,107)

Increase in cash and cash equivalents	25,413	(2,058)	1,332	—	24,687
Cash and cash equivalents at beginning of period	17,605	2,088	1,385		21,078

Cash and cash equivalents at end of period	$43,018	$30	$2,717	$—	$45,765

F–32

Statement of Cash Flows Consolidating Schedule
Year Ended March 31, 1999

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities
Net income	$(3,949)	$46,874	$8,185	$(297)	$50,813
Adjustments to net income to arrive at cash provided by operations:
Depreciation	(1,089)	39,522	27		38,460
Amortization of intangible assets and unearned compensation	2,073	4,880	472		7,425
Deferred income tax	2,548		160		2,708
Extraordinary loss on early extinguishment of debt, net of taxes		13,689	3,113		16,802
Loss on disposal of property	52	320			372
Changes in assets and liabilities:
Receivables	(5,881)	(22,036)	5,186	(853)	(23,584)
Inventory		4,178	11	853	5,042
Accounts payable	3,809	11,009	(898)		13,920
Contract advances and allowances		(16,320)	1,458		(14,862)
Accrued compensation	3,703	(3,083)	(462)		158
Accrued income taxes	(308)	4,732	859		5,283
Accrued restructuring and facility consolidation	(2,637)				(2,637)
Accrued environmental liability	(919)				(919)
Pension and post-retirement benefits	(22,691)				(22,691)
Other assets and liabilities	(15,003)	15,980	(2,119)	564	(578)

Cash (used for) provided by operating activities	(40,292)	99,745	15,992	267	75,712
Investing Activities
Capital expenditures	(468)	(36,069)	(7,153)		(43,690)
Acquisition of business	(1,100)				(1,100)
Proceeds from the disposition of property, plant, and equipment	63	978			1,041

Cash used for investing activities	(1,505)	(35,091)	(7,153)	—	(43,749)
Financing Activities
Corporate cash advances, net	192,800	(161,608)	(30,925)	(267)	—
Payments made on bank debt		(39,636)	(9,012)		(48,648)
Payments made to extinguish high yield debt		(133,284)	(30,306)		(163,590)
Proceeds from issuance of long-term debt		279,045	63,448		342,493
Payments made for debt issue costs		(7,422)	(1,688)		(9,110)
Contributed surplus paid (to subsidiary) from parent	(280)		280		—
Net purchase of treasury shares	(209,290)				(209,290)
Proceeds from exercised stock options	8,300				8,300

Cash used for financing activities	(8,470)	(62,905)	(8,203)	(267)	(79,845)

(Decrease) increase in cash and cash equivalents	(50,267)	1,749	636	—	(47,882)
Cash and cash equivalents at beginning of period	67,872	339	749	—	68,960

Cash and cash equivalents at end of period	$17,605	$2,088	$1,385	$—	$21,078

F–33

20. Quarterly Financial Data (Unaudited)

    Quarterly financial data is summarized for the years ended March 31, 2001 and 2000 as follows:

	Fiscal Year 2001 Quarter Ended
	July 2	Oct. 1	Dec. 31	Mar. 31
Sales	$270,084	$271,619	$276,349	$323,897
Gross margin	53,593	55,569	60,737	66,476
Income from continuing operations	14,965	16,083	17,725	19,148
Basic earnings per share before discontinued operations and extraordinary loss	1.10	1.17	1.29	1.36
Diluted earnings per share before discontinued operations and extraordinary loss	1.08	1.15	1.25	1.32

Net income	14,965	16,083	17,725	19,148
Basic earnings per share	1.10	1.17	1.29	1.36
Diluted earnings per share	1.08	1.15	1.25	1.32

	Fiscal Year 2000 Quarter Ended
	July 4	Oct. 3	Jan. 2	Mar. 31
Sales	$272,721	$252,789	$244,407	$307,603
Gross margin	54,350	53,957	54,261	53,519
Income from continuing operations	14,601	15,997	16,486	17,368
Basic earnings per share before discontinued operations and extraordinary loss	.95	1.04	1.11	1.24
Diluted earnings per share before discontinued operations and extraordinary loss	.93	1.02	1.10	1.23

Net income	14,601	25,447	16,486	17,368
Basic earnings per share	.95	1.66	1.11	1.24
Diluted earnings per share	.93	1.62	1.10	1.23

F–34

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Management
Thiokol Propulsion Operations, a Division
  of Cordant Technologies Inc.:

    We have audited the accompanying combined balance sheet of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. (a wholly owned subsidiary of Alcoa Inc.), (the Successor) as of December 31, 2000 and the combined balance sheet of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc., (the Predecessor) as of December 31, 1999 and the related combined statements of income and cash flows for the period from May 26, 2000 through December 31, 2000 (Successor period) and for the period from January 1, 2000 through May 25, 2000 and each of the two years in the period ended December 31, 1999 (Predecessor periods). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the Successor combined financial statements referred to above present fairly, in all material respects, the financial position of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. (a wholly owned subsidiary of Alcoa Inc.) as of December 31, 2000 and the combined results of its operations and its cash flows for the period from May 26, 2000 through December 31, 2000, and the Predecessor combined financial statements referred to above present fairly, in all material respects, the combined financial position of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc., as of December 31, 1999, and the combined results of its operations and its cash flows for the period from January 1, 2000 through May 25, 2000 and each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                        /s/ Ernst & Young LLP

June 8, 2001
Salt Lake City, Utah

F–35

Thiokol Propulsion Operations, a
Division of Cordant Technologies Inc.
Combined Balance Sheets

	Successor	Predecessor
Amounts in thousands	December 31, 2000	December 31, 1999
Assets
Current assets:
Cash	$12	$12
Receivables, net	118,666	61,925
Inventories, net	37,931	35,342
Deferred income taxes	27,776	24,452
Other current assets	111	58

Total current assets	184,496	121,789
Property, plant and equipment:
Land	8,580	11,631
Buildings and improvments	154,420	204,029
Machinery and equipment	160,609	191,614
Construction in progress	9,501	13,774

	333,110	421,048
Accumulated depreciation	(18,474)	(274,948)

Total property, plant and equipment	314,636	146,100
Goodwill and other intangible assets, net	263,254	24,063
Prepaid pension plan assets	163,213	25,624
Other non-current assets	29,026	29,221

Total assets	$954,625	$346,797

Liabilities and Parent Company Equity
Current liabilities:
Accounts payable	$27,633	$11,096
Contract advances	16,095	24,771
Accrued compensation	23,761	19,516
Other accrued liabilities	22,512	5,905

Total current liabilities	90,001	61,288
Deferred income taxes	84,615	36,139
Post-retirement benefit obligations	113,710	66,710
Other noncurrent liabilities	51,032	61,092

Total liabilities	339,358	225,229
Commitments and contingencies
Parent company equity	615,267	121,568

Total liabilities and parent company equity	$954,625	$346,797

See Notes to the Combined Financial Statements.

F–36

Thiokol Propulsion Operations, a
Division of Cordant Technologies Inc.
Combined Income Statements

			Year Ended December 31,
	Successor	Predecessor
Amounts in thousands	For the Period from May 26 to December 31, 2000	For the Period from January 1 to May 25, 2000	1999	1998
Net sales	$379,694	$233,258	$605,033	$644,273
Operating expenses:
Cost of sales	308,911	189,612	490,070	540,072
General and administrative	11,476	3,392	7,971	11,583
Research and development	4,561	3,072	7,755	8,403
Selling and marketing	3,113	2,224	5,621	4,265

Total operating activities	328,061	198,300	511,417	564,323

Income before income taxes	51,633	34,958	93,616	79,950
Income tax provision	20,479	13,626	36,049	30,110

Net income	$31,154	$21,332	$57,567	$49,840

See Notes to the Combined Financial Statements.

F–37

Thiokol Propulsion Operations, a
Division of Cordant Technologies Inc.
Combined Statements of Cash Flows

			Year Ended December 31,
	Successor	Predecessor
Amounts in thousands	For the Period from May 26 to December 31, 2000	For the Period from January 1 to May 25, 2000	1999	1998
Operating activities
Net income	$31,154	$21,332	$57,567	$49,840
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	18,474	7,242	16,446	19,957
Amortization	3,896	435	1,041	1,043
Deferred income taxes	(14,128)	(6,220)	9,857	(577)
Changes in assets and liabilities:
Receivables	(58,007)	(9,019)	12,108	33,762
Inventories	(7,534)	4,945	(4,323)	(2,968)
Accounts payable	17,672	(1,135)	(5,979)	(1,145)
Contract advances	4,375	(13,051)	14,590	(6,175)
Accrued compensation	(8,024)	12,269	2,073	(1,997)
Postretirement benefit obligations	11,692	(227)	(1,012)	452
Other assets and liabilities	17,498	(19,028)	(13,100)	(21,329)

Net cash provided by (used in) operating activities	17,068	(2,457)	89,268	70,863
Investing activities
Capital expenditures	(7,964)	(4,368)	(17,361)	(13,459)
Financing activities
Net change in due from parent company	(9,104)	6,825	(71,907)	(57,404)

Net increase (decrease) in cash	—	—	—	—
Cash at beginning of period	12	12	12	12

Cash at end of period	$12	$12	$12	$12

See Notes to the Combined Financial Statements.

F–38

Thiokol Propulsion Operations, a
Division of Cordant Technologies Inc.

Notes to the Combined Financial Statements

1.  Description of Business and Basis of Presentation

    Thiokol Propulsion is a leading producer of solid rocket propulsion systems and related products, as well as a provider of certain research and development and launch support services for the National Aeronautics and Space Administration ("NASA"), Department of Defense and commercial space applications. The accompanying combined financial statements of the Thiokol Propulsion Operations (Thiokol or the Company) include the propulsion operations located in northern Utah and Elkton, Maryland, as well as the TCR Composites Division and Thiokol Technology, Inc.

    During 1999 and 1998, and for the period from January 1, 2000 to May 25, 2000, the Company operated as a division of Cordant Technologies Inc., a publicly traded corporation (Cordant).

    On May 25, 2000, Alcoa Inc. (Alcoa) acquired all of the outstanding common stock of Cordant in a cash tender offer. The acquisition of Cordant was accounted for as a purchase and, accordingly, the assets and liabilities of Thiokol have been recorded at their estimated fair values at the date of acquisition based on an allocation of the total purchase price to Thiokol (see Note 5). Subsequent to Cordant's acquisition by Alcoa, the Company continued to operate as a division of Cordant Technologies Inc. (which was renamed the Alcoa Industrial Components Group). Under the separate ownership of both Cordant and Alcoa, Thiokol was organized as a business unit and, as such, was not organized as a separate legal entity.

    As described in Note 13, on April 20, 2001, Alliant Techsystems Inc. (ATK) acquired all of the outstanding common stock of Cordant from Alcoa, following the divestiture of all of Cordant's assets and liabilities other than those related to the Thiokol operations. As such, these combined financial statements are being prepared to present the results of the operations acquired by ATK. Certain of the Cordant parent company accounts that relate to the operations of Thiokol (for all periods presented) have been carved out of the Cordant consolidated financial statements and are included with the Thiokol operations in these combined financial statements.

    In accordance with Staff Accounting Bulletin (SAB) No. 55, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity, calendar years 1999 and 1998 include a full allocation of Thiokol's portion of the Cordant corporate office expenses. Calendar year 2000 includes a full allocation of Thiokol's portion of the Cordant corporate office expenses for the period from January 1 to May 25, 2000 and an allocation of Alcoa Industrial Components Group expenses for the period from May 26 to December 31, 2000.

    All excess cash generated by the Company for all periods presented in the accompanying combined financial statements was distributed to the respective parent company. No attempt has been made to estimate and record interest income that would have accrued to the Company had the cash been retained.

    As described above, prior to the May 25, 2000 acquisition by Alcoa, Thiokol was a division of Cordant. The accompanying combined balance sheet as of December 31, 1999 and the combined statements of income and cash flows for the periods from January 1, 1998 through May 25, 2000 are presented based on Cordant's accounting policies and are included under the caption "Predecessor." The "Successor" balance sheet as of December 31, 2000, and the statements of income and cash flows for the period from May 26, 2000 to December 31, 2000 reflect the acquisition of the Company by Alcoa and are presented based on Alcoa's accounting policies. (See Note 2—Pension Benefit Plans) Additionally, the Successor financial statements reflect the change in basis of accounting as a result of the purchase price allocation from Alcoa.

    Because Thiokol was a division and not a separate legal entity under either Cordant or Alcoa, no formal capital structure existed for Thiokol for the periods presented. The difference between Thiokol's operating assets and liabilities is reflected as "Parent company equity" in the accompanying combined financial statements and includes each respective parent company's original investment in the Company as well as accumulated

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earnings since the respective acquisition by each parent company and other intercompany transactions between the Company and the respective parent.

2.  Significant Accounting Policies

Combination Policy

    The combined financial statements include the accounts of the appropriate entities discussed in Note 1 above. All significant intercompany accounts and transactions have been eliminated from the combined financial statements.

Use of Estimates

    These statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions. Estimates of contract costs and revenues, valuation accounts, reserves and other balances are utilized in the earnings recognition process that affect the reported amounts in the financial statements. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

Comprehensive Income

    For the periods from May 26 to December 31, 2000 and January 1 to May 25, 2000 and the years ended December 31, 1999 and 1998, the Company had no other elements of comprehensive income. Therefore, for those periods, comprehensive income equaled net income.

Revenue Recognition Under Long-Term Contracts

    Revenues encompass products sold and services performed principally under contracts and subcontracts with various United States Government (government) agencies and aerospace prime contractors. Revenues under cost-type contracts are recognized as costs are incurred and include a portion of total estimated earnings to be realized as a ratio of costs incurred during the period to estimated total costs. Revenues under fixed-price-type contracts are recognized when deliveries are made or upon completion of specified tasks. Cost or performance incentives are incorporated into certain contracts and are recognized when awards are earned, or when realization is reasonably assured and amounts can be reasonably estimated. The Company participates in teaming arrangements and records its share of revenues and profits related to such arrangements on the percentage of completion method. Adjustments to estimates, which can affect both sales and earnings, are made in the period in which the information necessary to make the adjustment becomes available. Provisions for estimated losses on contracts are recorded when identified.

Concentrations of Risk

    A significant portion of the Company's sales (90% in 2000, 91% in 1999 and 92% in 1998) are derived from contracts with the U.S. government. Should the government terminate existing contracts or cease to enter into future contracts, the operations of the Company would be materially impacted.

Inventories

    Inventories are stated at the lower of cost or market. Inventories include estimated recoverable costs related to long-term fixed-price contracts, including direct production costs and allocable indirect costs, less related progress payments received. In accordance with industry practice, such costs include amounts that are

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not expected to be realized within one year. The government may acquire title to, or a security interest in, certain inventories as a result of progress payments made on contracts and programs.

Property, Plant, and Equipment

    Property, plant, and equipment acquired prior to the acquisition by Alcoa were recorded at cost and depreciated using either the straight-line method or a declining balance method. Property, plant, and equipment on hand at the date of the acquisition by Alcoa are recorded at their fair value based on an independent appraisal. Property, plant, and equipment purchased subsequent to the date of acquisition are recorded at cost. Subsequent to the acquisition date, property, plant, and equipment are depreciated using the straight-line method. Building and improvements' useful lives range from 20 to 30 years and other assets' useful lives range from 3 to 20 years.

Goodwill and Other Intangible Assets

    Goodwill represents the excess of cost over net tangible assets of acquired businesses, including push-down of goodwill resulting from the acquisition of the Company by the respective parent companies. Other intangible assets include costs associated with the development or acquisition of trade names. It is the Company's policy to amortize other intangible assets and goodwill on a straight-line basis over not more than 40 years. Accumulated amortization (in thousands) amounted to $3,896 at December 31, 2000 (Successor) and $31,269 at December 31, 1999 (Predecessor).

Impairment of Long-Lived Assets

    The carrying value of property, plant and equipment and intangibles is evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying business. Adjustments for impairment are made if the sum of expected future net discounted cash flows is less than the carrying value.

Pension Benefit Plans

    Pension costs charged to and recovered through government contracts approximate amounts contributed to pension plans. Pension costs for financial statement purposes are calculated in conformity with SFAS No. 87, Employers' Accounting for Pensions. Historically, the annual amount of pension cost recovered through government contracts and included in sales exceeded the amount of pension cost included in the financial statements. As a result, the Company deferred sales to provide a better matching of revenues and expenses. This accounting practice of deferring revenue was changed on May 25, 2000 with the acquisition by Alcoa. Under the Successor basis of accounting, pension costs are recognized as revenue as they are charged to and recovered through government contracts. Had revenue not been deferred from January 1 to May 25, 2000 under the Predecessor's accounting policy, income before income taxes would have increased by approximately $8.6 million. The amount of deferred revenue as of December 31, 1999 was $77.5 million and was netted against the prepaid pension plan assets.

Income Taxes

    For each of the periods presented, the Company's operating results were included in its respective parent company's income tax return. Therefore, the Company has not historically accounted for income taxes on a stand-alone basis. However, for purposes of the accompanying financial statements, income taxes have been calculated and presented as if the Company had prepared a separate income tax return. The Company has presented income taxes using the liability method. Deferred tax assets and liabilities result from temporary differences between the basis of assets and liabilities recognized for financial reporting and taxes. The provision

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for income taxes includes, in the period of enactment, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities.

Fair Value of Financial Instruments

    The carrying value of the Company's financial instruments, which consist primarily of accounts receivable and payable, approximate their fair value.

Supplemental Cash Flow Information

    Noncash investing and financing activities in 2000 include approximately $443 million of investing and financing activities related to the acquisition of the Company by Alcoa including the allocation by Alcoa of the excess of Alcoa's purchase price over the carrying value of the net assets of the Company.

New Accounting Pronouncements

    In December 1999, the Securities and Exchange Commission issued SAB 101, Revenue Recognition in Financial Statements. The SAB clarifies proper methods of revenue recognition given certain circumstances surrounding sales transactions. The Company adopted SAB 101 in the fourth quarter of 2000. As expected, SAB 101 did not have a material effect on the Company's financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS Nos. 137 and 138, is effective for the Company as of January 1, 2001. The new rule establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As of December 31, 2000, the Company did not hold any derivative instruments. As a result, the Company does not expect that the adoption of SFAS No. 133, as amended, will have a significant effect on earnings or the financial position of the Company.

3.  Receivables

    Receivables consist of the following at December 31, 2000 and 1999 (in thousands):

	Successor 2000	Predecessor 1999
Receivables under government contracts and subcontracts:
Amounts billed	$55,403	$44,304
Unbilled costs and accrued profits	54,846	8,739

Total government receivables	110,249	53,043
Trade accounts receivable	7,558	8,423
Other current receivables	859	459

Total	$118,666	$61,925

    Receivables under government contracts and subcontracts contain unbilled costs and accrued profits that consist primarily of sales recognized on contracts that have not been billed. Such amounts are billed based on contract terms and delivery schedules. According to government contracting industry standards, accounts receivable includes some amounts that may not be billed within a year. The Company estimates that this amount is approximately $28 million at December 31, 2000.

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    Cost and incentive-type contracts and subcontracts are subject to governmental audit and review. It is anticipated that adjustments relating to these audits and reviews, if any, will not have a material effect on the Company's financial condition. The government receivable balance includes approximately $22 million of disputed costs by the government, and the Company has recorded an allowance of approximately $22 million for potential settlements with the government. The Company has recorded additional allowances of approximately $8.1 million as an offset to unbilled costs that may not be recoverable.

    Cost management fees of approximately $7 million under the Space Shuttle Reusable Solid Rocket Motor (RSRM) contract at December 31, 2000 have been included in revenue. Realization of such fees is reasonably assured based on actual and anticipated contract cost performance; however, all cost management fees remain at risk until contract completion and NASA review. Unanticipated program problems, which erode cost management performance, could cause some or all of the recognized cost management fees to be reversed and would be offset against receivables from the government or repaid to the government. Circumstances which could erode cost management performance include, but are not limited to, failure of a Company supplied component, performance problems with the RSRM leading to a major redesign and/or requalification effort, manufacturing problems including supplier problems which result in RSRM production interruptions or delays, and major safety incidents. The Company is currently producing RSRMs under the RSRM Buy 4 contract, which is expected to be in effect through 2007.

4.  Inventories

    Inventories consist of the following at December 31, 2000 and 1999 (in thousands):

	Successor 2000	Predecessor 1999
Work-in-process	$8,627	$8,473
Raw materials and supplies	13,724	13,398
Inventoried costs related to government contracts and other long-term contracts	39,809	39,938
Less: progress payments received on long-term contracts	(24,229)	(26,467)

Total	$37,931	$35,342

5.  Purchase Price Allocation

    In connection with Alcoa's purchase of all of the outstanding common stock of Cordant in May 2000 for cash consideration of approximately $3.3 billion, Alcoa allocated $600 million of the purchase price to Thiokol based upon valuations performed by third parties. Alcoa also assumed certain liabilities of the Company. The allocation of the purchase price to Thiokol resulted in increases in the net book value of the following assets: fixed assets of approximately $183 million; prepaid pension plan assets and other long-term assets of approximately $131 million; and goodwill and other intangibles of approximately $244 million.

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6.  Other Noncurrent Liabilities

    Other noncurrent liabilities consist of the following at December 31, 2000 and 1999 (in thousands):

	Successor 2000	Predecessor 1999
Environmental remediation (See Note 11)	$12,749	$14,011
Postemployment benefit obligations	11,679	13,470
Other employee benefit obligations	13,694	14,068
Self-insurance reserves and other	12,910	19,543

Total	$51,032	$61,092

7.  Parent Company Equity

    As indicated in Note 1, "Parent company equity" in the accompanying combined balance sheets includes each respective parent company's equity in the net assets of Thiokol. A summary of the changes in Parent company equity for the periods from May 26 to December 31, 2000 and January 1 to May 25, 2000 and the years ended December 31, 1999 and 1998 (in thousands) is as follows:

	Successor	Predecessor
	Period from May 26, 2000 to December 31, 2000	Period from January 1, 2000 to May 25, 2000	1999	1998
Balance, beginning of the period	$149,725	$121,568	$135,908	$143,472
Net income	31,154	21,332	57,567	49,840
Net change in due from parent company	(9,104)	6,825	(71,907)	(57,404)
Change in basis as a result Alcoa acquisition	443,492	—	—	—

Balance, end of the period	$615,267	$149,725	$121,568	$135,908

8.  Pension and Other Postretirement Benefit Plans

    The Company has three noncontributory defined pension plans covering most employees. The Company also provides certain nonvested health care and life insurance benefits to most retirees and eligible dependents

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(other benefits). The Company's pension and other benefit plans are summarized as follows at December 31 (in thousands):

	Pension Benefits		Other Benefits
	2000	1999	2000	1999
Change in projected benefit obligations:
Beginning projected benefit obligations	$(647,253)	$(680,551)	$(136,107)	$(135,648)
Service cost	(12,000)	(15,040)	(3,801)	(4,170)
Interest cost	(46,255)	(44,631)	(10,489)	(8,829)
Plan amendments	—	(1,041)	—	—
Curtailment/settlement	9,352	—	—	—
Actuarial gain (loss)	20,553	52,304	(12,066)	(579)
Benefits paid	40,079	41,706	10,997	13,119

Ending projected benefit obligations	$(635,524)	$(647,253)	$(151,466)	$(136,107)
Change in plan assets:
Beginning fair value of plan assets	$762,332	701,185	$29,717	$24,345
Actual return on plan assets	(3,032)	99,533	985	3,521
Employer contributions	8,232	3,320	13,328	14,970
Benefits paid	(40,079)	(41,706)	(10,997)	(13,119)

Ending fair value of plan assets	$727,453	$762,332	$33,033	$29,717
Reconciliation to balance sheet amounts:
Fair value of plan assets exceeds (less than) projected benefit obligations	$91,929	$115,079	$(118,433)	$(106,390)
Unrecognized net loss (gain)	58,989	(36,747)	4,723	39,680
Unrecognized prior service cost	—	8,535	—	—
Unrecognized net transition asset	—	(9,030)	—	—

Net prepaid (accrued) pension cost	$150,918	$77,837	$(113,710)	$(66,710)

    One of the Company's pension plans has net prepaid pension assets of (in thousands) $163,213 while the other two pension plans have net accrued pension obligations of $(11,274) and $(1,021), respectively. Assets of the Company-sponsored plans are invested primarily in marketable equity securities and bonds. Unrecognized net gains (losses), unrecognized prior service costs and unrecognized net transition assets (obligations) of (in thousands) $48,034 related to the Company's pension plans and $(47,594) related to the Company's post-retirement benefit obligations were recognized in connection with the Alcoa purchase on May 25, 2000. In addition, the discount rate increased from 6.75% in 1998 to 7.5% in 1999 and then to 7.75% in 2000, which produced actuarial gains in both years on the projected benefit obligations. Certain pension plans contain restrictions on using excess pension plan assets in the event of a change in control of the Company.

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    Included in the aggregated data in the above tables are amounts applicable to the Company's pension plans with accumulated and projected benefit obligations in excess of plan assets. Amounts related to such plans are summarized as follows at December 31 (in thousands):

	2000	1999
Projected benefit obligation	$12,418	$23,997
Accumulated benefit obligation	11,910	20,196
Fair value of plan assets	—	—

    Actuarial assumptions used in determining net pension cost for all defined benefit pension plans were as follows:

	2000	1999	1998
Discount rate	7.75%	7.50%	6.75%
Rate of compensation increase	5.00%	4.75%	4.75%
Expected long-term rate of return on assets	9.00%	9.00%	9.00%

    Actuarial assumptions used to measure the accumulated postretirement benefit obligation and cost were as follows:

	2000	1999	1998
Discount rate	7.75%	7.50%	6.75%
Before age 65 health care cost trend rate	7.00%	8.00%	9.00%
After age 65 health care cost trend rate	7.00%	6.40%	6.80%
Expected long-term rate of return on assets	9.00%	8.00%	8.00%

    For measurement purposes, the health care cost trend rate to be used in 2001 for covered health care benefits is 8.50%. The rate was assumed to decrease to 5.50% by 2005.

    A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1 percentage point increase	1 percentage point decrease
Effect on total of service and interest cost components	$267	$244
Effect on postretirement benefit obligations	$7,715	$7,045

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    The annual cost for all Company-sponsored defined benefit pension and other postretirement benefit plans includes the following components:

	Pension Benefits			Other Benefits
	2000	1999	1998	2000	1999	1998
Components of net periodic benefit cost:
Service cost	$12,000	$15,040	$12,865	$3,801	$4,170	$3,130
Interest cost	46,255	44,631	41,559	10,489	8,829	9,127
Expected return on plan assets	(65,063)	(58,553)	(49,168)	(2,674)	(2,111)	(1,743)
Amortization of:
Unrecognized net loss	323	1,779	2,434	1,116	3,072	2,827
Unrecognized prior service cost	350	729	719	—	—	—
Unrecognized net asset	(1,326)	(3,184)	(2,629)	—	—	—

Net periodic benefit cost	$(7,461)	$442	$5,780	$12,732	$13,960	$13,341

    The Company has a matching 401(k) savings plan for eligible employees. Company contributions to the matching savings plan were approximately $4.0 million for the period from May 26 to December 31, 2000, $3.0 million for the period from January 1 to May 25, 2000, $6.7 million in 1999, and $6.4 million in 1998, and are based on a limited percentage of participant contributions. The Company also sponsors certain supplemental plan arrangements to provide retirement benefits to specified groups of participants. Contributions are included in a restricted trust which is subject to the claims of the Company's creditors. As of December 31, 2000, the assets in the restricted trust totaled approximately $16.3 million.

9.  Income Taxes

    The income tax provision is as follows (in thousands):

			Year Ended December 31,
	Successor	Predecessor
	Period from May 26, 2000 to December 31, 2000	Period from January 1, 2000 to May 25, 2000	1999	1998
Current taxes:
Federal	$29,938	$17,164	$22,607	$26,451
State	4,669	2,682	3,585	4,236

	34,607	19,846	26,192	30,687
Deferred taxes:
Federal	(12,009)	(5,287)	8,379	(490)
State	(2,119)	(933)	1,478	(87)

	(14,128)	(6,220)	9,857	(577)

	$20,479	$13,626	$36,049	$30,110

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    A reconciliation of the United States statutory rate to the effective income tax rate is as follows:

			Year Ended December 31,
	Successor	Predecessor
	Period from May 26, 2000 to December 31, 2000	Period from January 1, 2000 to May 25, 2000	1999	1998
Statutory rate	35%	35%	35%	35%
Effect of:
State taxes, net of federal benefit	2.9	2.9	2.9	2.9
R&D and other credits	(.8)	(.8)	(.8)	(1.4)
Nondeductible goodwill amortization	3.2	.5	.4	.5
Other	(.6)	1.4	1.0	.7

	39.7%	39.0%	38.5%	37.7%

    The components of deferred income taxes are as follows (in thousands):

	Successor	Predecessor
	December 31, 2000	December 31, 1999
Provision for estimated expenses	$28,201	$26,624
Accrued retiree benefits other than pensions	48,885	31,461
Vacation and deferred compensation accruals	6,863	6,465
Other	3,827	3,042

Deferred tax assets	87,776	67,592
Recognition of income on contracts reported on different methods for tax purposes than for financial reporting	37,897	39,542
Property, plant and equipment	95,170	29,669
Pension benefits	10,743	8,601
Other	805	1,467

Deferred tax liabilities	144,615	79,279
Net deferred tax assets (liabilities)	$(56,839)	$(11,687)

Balance sheet classification:
Current assets	$27,776	$24,452
Noncurrent liabilities	84,615	36,139

Net deferred tax assets (liabilities)	$(56,839)	$(11,687)

    At the time of the acquisition by Alcoa and as discussed in Note 1, the financial reporting basis of property, plant, and equipment was increased to its fair market value with no corresponding increase in the tax basis of these assets. As a result, a deferred tax liability of approximately $65.5 million was recorded with a corresponding increase to goodwill.

    As discussed in Note 2, the Company's tax provision was calculated as if the Company was a stand-alone entity. Because only a consolidated tax return was filed at the parent company level, any amounts calculated as current tax liabilities as of December 31, 2000 and 1999 are treated as being paid through the due to/from the

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parent company (included in Parent company equity). No income tax amounts are remitted directly to government authorities by the Company.

10.  Contingent Matters

    Various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company. Given the uncertainties associated with legal proceedings, the precise amount of loss, if any, is not presently determinable. Therefore, it is possible that the results of operations or liquidity in a particular period could be materially affected by the resolution of certain contingencies. The Company believes, based in part on the advice of legal counsel, that the disposition of matters that are pending or asserted will not have a material adverse effect on the Company's financial condition.

    Cordant is currently pursuing a litigation matter against a former joint venture partner. Cordant has asserted that the joint venture partner is not in compliance with a royalty agreement between the two companies. Cordant is pursuing unpaid past royalties in addition to future compliance with the royalty agreement. The Company, based in part on the advice of legal counsel, is unable to determine the ultimate resolution of this matter. As a result, the Company has not recorded a receivable for potential recovery as of December 31, 2000.

    In 1998, a livestock company filed an action against the Company alleging damages for contamination of grazing property and death of cattle. The action arises from a 1956 sale of approximately 9,000 acres of land by the livestock company to the Company in which the livestock company retained grazing rights to the property. In May 2001, a jury found the Company liable based on causes of action for nuisance, negligence, and breach of contract. Compensatory damages were assessed in the amount of approximately $3 million. Additional punitive damages were assessed in the amount of approximately $5 million. The Company is currently exploring possible grounds for appeal. However, the Company recorded a reserve for $8 million that is included within other accrued liabilities in the accompanying combined balance sheet as of December 31, 2000.

11.  Environmental Matters

    The Company is involved with two Environmental Protection Agency (EPA) superfund sites designated under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) in Morris County, New Jersey. These sites were operated approximately 30 years ago by the Company for government contract work. The Company has not incurred any significant costs related to these environmental sites. The Company has signed a consent decree with the EPA on the Rockaway Borough Well Field site and with the state of New Jersey on the Rockaway Township Well Field site. At the Rockaway Borough site, the Company's estimate for response costs, site remediation, and future operations and maintenance costs is $3.1 million, of which approximately $0.2 million is estimated to be spent during 2001. At the Rockaway Township Well Field site, the Company's estimate for response costs, site remediation, and future operations and maintenance costs is $3.3 million, of which approximately $0.3 million is estimated to be spent during 2001. The Company has recorded a long-term liability of $5.9 million and a current liability of $0.5 million which are included in other noncurrent liabilities and other accrued liabilities, respectively, representing the estimated future costs relating to these sites.

    In addition to the above sites, the Company has ongoing involvement with environmental issues at other locations and has recorded a $7.5 million accrual for response costs, site remediation, and future operations and maintenance costs. Of the total, $6.8 million and $0.6 million are recorded in other noncurrent liabilities and other accrued liabilities, respectively. The environmental liabilities have been determined using

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undiscounted future cash flows. The Company believes that any liability exceeding amounts recorded will not have a material adverse impact on the Company's financial condition.

12.  Lease Commitments

    The Company has operating leases that are principally short-term and primarily for buildings, office space, other real estate, and equipment. Renewal options are available on certain of these leases. Future minimum rental commitments under non-cancelable leases total approximately $5.9 million in 2001, $5.6 million in 2002, $4.2 million in 2003 and $.7 million in 2004. Certain plant facilities and equipment are provided for use by the government under short-term or cancelable arrangements. Rental expense amounted to $7.3 million for the period from May 26 to December 31, 2000, $5.2 million for the period from January 1 to May 25, 2000, $14.1 million in 1999, and $12.8 million in 1998.

13.  Subsequent Event

    On January 30, 2001, Alcoa entered into a definitive agreement to sell the Company to Alliant Techsystems Inc. for approximately $685 million in cash plus the assumption of certain liabilities. The transaction was completed on April 20, 2001.

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Thiokol Propulsion Operations, a Division of Cordant Technologies, Inc.
Combined Balance Sheets (unaudited)

	Successor	Predecessor
	As at March 31
Amounts in thousands
	2001	2000
Assets
Current assets:
Cash	$12	$12
Receivables	118,110	88,298
Net inventory	41,539	31,563
Deferred income taxes	27,776	24,452
Other current assets	—	3,833

	187,437	148,158
Net property, plant, and equipment	311,244	144,887
Goodwill and other intangible assets, net	261,584	23,802
Prepaid pension plan assets	163,213	29,369
Other noncurrent assets	28,884	29,602

Total assets	$952,362	$375,818

Liabilities and Parent Company Equity
Current liabilities:
Accounts payable	$29,195	$10,486
Contract advances	17,215	18,437
Accrued compensation	28,519	26,920
Other accrued liabilities	19,298	5,821

	94,227	61,664
Deferred income taxes	84,615	36,139
Postretirement benefit obligations	113,800	66,712
Other noncurrent liabilities	51,057	63,079

Total liabilities	343,699	227,594
Commitments and contingencies
Parent company equity	608,663	148,224

Total liabilities and parent company equity	$952,362	$375,818

See Notes to the Combined Financial Statements (unaudited).

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Thiokol Propulsion Operations, a Division of Cordant Technologies, Inc.
Combined Income Statements (unaudited)

	Successor	Predecessor
	Three Months Ended March 31
Amounts in thousands
	2001	2000
Net sales	$130,990	$147,138
Operating expenses:
Cost of sales	117,138	121,422
General and administrative	1,461	2,398
Research and development	1,577	2,176
Selling and marketing	828	858

Total operating expenses	121,004	126,854

Income before income taxes	9,986	20,284
Income tax provision	3,964	7,911

Net income	$6,022	$12,373

See Notes to the Combined Financial Statements (unaudited).

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Thiokol Propulsion Operations, a Division of Cordant Technologies, Inc.
Combined Statements of Cash Flows (unaudited)

	Successor	Predecessor
	Three Months Ended March 31
Amounts in thousands
	2001	2000
Operating Activities
Net income	$6,022	$12,373
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7,773	3,958
Amortization	1,670	261
Changes in assets and liabilities
Receivables	556	(26,373)
Inventories	(3,608)	3,779
Accounts payable	1,562	(610)
Contract advances	1,120	(6,334)
Accrued compensation	4,758	7,404
Postretirement benefit obligations	90	2
Other assets and liabilities	(2,936)	(5,983)

Net cash provided by (used in) operating activities	17,007	(11,523)
Investing Activities
Capital expenditures	(4,381)	(2,760)
Financing Activities
Net change in due from parent company	(12,626)	14,283

Increase (decrease) in cash	—	—
Cash at beginning of period	12	12

Cash at end of period	$12	$12

See Notes to the Combined Financial Statements (unaudited).

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Thiokol Propulsion Operations, a

Division of Cordant Technologies Inc.

Notes to the Combined Financial Statements (unaudited)

1. Other Noncurrent Liabilities

    Other noncurrent liabilities consist of the following at March 31, 2001 and 2000 (in thousands):

	Successor	Predecessor
	March 31 2001	March 31 2000
Environmental remediation	$12,749	$14,011
Postemployment benefit obligations	11,679	13,470
Other employee benefit obligations	13,694	14,068
Self-insurance reserves and other	12,935	21,530

Total	$51,057	$63,079

2. Parent Company Equity

    Parent company equity in the accompanying balance sheets includes the parent company's equity in the net assets of Thiokol. A summary of the changes in parent company equity is as follows (in thousands):

	Successor	Predecessor
	For the Three Months Ended
	March 31 2001	March 31 2000
Balance, beginning of the period	$615,267	$121,568
Net income	6,022	12,373
Net change in due from parent company	(12,626)	14,283

Balance, end of the period	$608,663	$148,224

3. Business Segment

    Thiokol conducts its business within one operating segment: solid rocket propulsion and related products.

4. Contingent Matters

    Various lawsuits, claims and proceedings have been or may be instituted or asserted against Thiokol. Given the uncertainties associated with legal proceedings, the precise amount of loss, if any, is not presently determinable. Therefore, it is possible that the results of operations or liquidity in a particular period could be materially affected by the resolution of certain contingencies. Thiokol believes, based in part on the advice of legal counsel, that the disposition of matters that are pending or asserted will not have a material adverse effect on Thiokol's financial condition.

5. Fair Presentation

    The figures set forth in these quarterly combined financial statements are unaudited, but in the opinion of Thiokol's management, include all adjustments necessary for a fair presentation of the results of operations for the quarters ended March 31, 2001 and 2000. Thiokol's accounting policies are described in the notes to combined financial statements as of December 31, 2000 and 2001 and for the period from May 26, 2000 to

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December 31, 2000 and from January 1, 2000 to May 25, 2000 and for each of the two years in the period ended December 31, 1999.

6. Subsequent Event

    On January 30, 2001, Alcoa entered into a definitive agreement to sell Thiokol to Alliant Techsystems Inc. for approximately $685 million in cash plus the assumption of certain liabilities. The transaction was completed on April 20, 2001.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors, Managers and Officers

Alliant Techsystems Inc.

    Delaware General Corporation Law.  Section 145 of the Delaware General Corporation Law grants us the power to indemnify our officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

    Bylaws.  Article IX of our By-Laws provides, among other things, that we shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person's position with us or while acting as an agent on behalf of us if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to the individual under any policy of insurance, agreement, statute or otherwise.

    We also purchase and maintain directors' and officers' liability insurance and corporate reimbursement policies insuring directors and officers against loss arising from claims made arising out of the performance of their duties. In addition, we have indemnification agreements with each of our directors and officers that, among other things, require us to indemnify such individuals to the fullest extent permitted by law.

Alliant Holdings LLC

    Delaware Limited Liability Company Act.  Section 18-108 of the Delaware Limited Liability Company Act permits a limited liability company to indemnify its members and officers, subject to certain standards and restrictions set forth in its Limited Liability Company Agreement, against all claims and demands whatsoever.

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Holdings provides, among other things, that Alliant Holdings shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Holdings and by reason of such person's status as a manager or officer of Alliant Holdings if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Holdings, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Holdings. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Holdings's managers, as a matter of law or otherwise. Alliant Holdings may also

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purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Alliant Defense LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Defense provides, among other things, that Alliant Defense shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Defense and by reason of such person's status as a manager or officer of Alliant Defense if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Defense, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Defense. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Defense's managers, as a matter of law or otherwise. Alliant Defense may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Alliant Ammunition and Powder Company LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Ammunition and Powder Company provides, among other things, that Alliant Ammunition and Powder Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Ammunition and Powder Company and by reason of such person's status as a manager or officer of Alliant Ammunition and Powder Company if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Ammunition and Powder Company, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Ammunition and Powder Company. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Ammunition and Powder Company's managers, as a matter of law or otherwise. Alliant Ammunition and Powder Company may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

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New River Energetics, Inc.

    Delaware General Corporation Law.  See the discussion of applicable provisions of the Delaware General Corporation Law above under "—Alliant Techsystems Inc."

    Bylaws.  Article VII, Section 6 of the Bylaws of New Energetics provides that New Energetics shall indemnify its officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law.

Alliant Ammunition Systems Company LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Ammunition Systems Company provides, among other things, that Alliant Ammunition Systems Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Ammunition Systems Company and by reason of such person's status as a manager or officer of Alliant Ammunition Systems Company if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Ammunition Systems Company, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Ammunition Systems Company. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Ammunition Systems Company's managers, as a matter of law or otherwise. Alliant Ammunition Systems Company may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Alliant Lake City Small Caliber Ammunition Company LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Lake City Small Caliber Ammunition Company provides, among other things, that Alliant Lake City Small Caliber Ammunition Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Lake City Small Caliber Ammunition Company and by reason of such person's status as a manager or officer of Alliant Lake City Small Caliber Ammunition Company if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Lake City Small Caliber Ammunition Company, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the

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terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Lake City Small Caliber Ammunition Company. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Lake City Small Caliber Ammunition Company's managers, as a matter of law or otherwise. Alliant Lake City Small Caliber Ammunition Company may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Alliant Precision Fuze Company LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Precision Fuze Company provides, among other things, that Alliant Precision Fuze Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Precision Fuze Company and by reason of such person's status as a manager or officer of Alliant Precision Fuze Company if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Precision Fuze Company, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Precision Fuze Company. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Precision Fuze Company's managers, as a matter of law or otherwise. Alliant Precision Fuze Company may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Alliant Integrated Defense Company LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Integrated Defense Company provides, among other things, that Alliant Integrated Defense Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Integrated Defense Company and by reason of such person's status as a manager or officer of Alliant Integrated Defense Company if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Integrated Defense Company, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII,

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Section 8.1 shall be satisfied solely out of the assets of Alliant Integrated Defense Company. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Integrated Defense Company's managers, as a matter of law or otherwise. Alliant Integrated Defense Company may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Alliant Propulsion and Composites LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Propulsion and Composites provides, among other things, that Alliant Propulsion and Composites shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Propulsion and Composites and by reason of such person's status as a manager or officer of Alliant Propulsion and Composites if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Propulsion and Composites, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Propulsion and Composites. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Propulsion and Composites's managers, as a matter of law or otherwise. Alliant Propulsion and Composites may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Alliant Aerospace Company

    Minnesota Business Corporation Act.  Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person, under certain circumstances and subject to certain conditions and limitations as stated therein and set forth in the articles of incorporation or bylaws of such corporation, against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

  •
  has not been indemnified therefor by another organization or employee benefit plan,

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  acted in good faith,

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  received no improper personal benefit and, in the case of a conflict of interest and any requirements relating to directors' conflicts of interest as set forth under the Minnesota Statutes Section 302A.255, as applicable, have been satisfied,

  •
  in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and

  •
  reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct

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    was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other

    A corporation is permitted to maintain insurance on behalf of any officer, director, employee or agent of the corporation, or any person serving as such at the request of the corporation, against any liability of such person.

    Bylaws.  Article VIII of the Bylaws of Alliant Aerospace Company provides that Alliant Aerospace Company shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521 of the Minnesota Business Corporation Act as now enacted or hereafter amended. Alliant Aerospace Company's board of directors may authorize the purchase and maintenance of insurance or the execution of individual agreements for the purpose of such indemnification. Unless otherwise approved by the board of directors, Alliant Aerospace Company shall not indemnify any of its employees who are not otherwise entitled to indemnification pursuant to the Bylaws.

Alliant Aerospace Composite Structures Company LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Aerospace Composite Structures Company provides, among other things, that Alliant Aerospace Composite Structures Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Aerospace Composite Structures Company and by reason of such person's status as a manager or officer of Alliant Aerospace Composite Structures Company if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Aerospace Composite Structures Company, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Aerospace Composite Structures Company. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Aerospace Composite Structures Company's managers, as a matter of law or otherwise. Alliant Aerospace Composite Structures Company may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Alliant Aerospace Propulsion Company LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Aerospace Propulsion Company provides, among other things, that Alliant Aerospace Propulsion Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand,

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action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Aerospace Propulsion Company and by reason of such person's status as a manager or officer of Alliant Aerospace Propulsion Company if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Aerospace Propulsion Company, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Aerospace Propulsion Company. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Aerospace Propulsion Company's managers, as a matter of law or otherwise. Alliant Aerospace Propulsion Company may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Alliant Southern Composites Company LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of Alliant Southern Composites Company provides, among other things, that Alliant Southern Composites Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of Alliant Southern Composites Company and by reason of such person's status as a manager or officer of Alliant Southern Composites Company if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Alliant Southern Composites Company, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of Alliant Southern Composites Company. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of Alliant Southern Composites Company's managers, as a matter of law or otherwise. Alliant Southern Composites Company may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

ATK Tactical Systems Company LLC

    Delaware Limited Liability Company Act.  See the discussion of applicable provisions of the Delaware Limited Liability Company Act above under "—Alliant Holdings LLC."

    Limited Liability Company Agreement.  Article VIII, Section 8.1 of the limited liability company agreement of ATK Tactical Systems Company provides, among other things, that ATK Tactical Systems Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former managers or officers holding the following positions: Chairman, President, Vice President, Secretary or Treasurer thereof for losses, claims, damages, liabilities, expenses including legal fees and expenses, judgments, fines and settlements incurred or suffered by such person for any claim, demand, action, suit or proceeding arising out of or in connection with the business or the operation of ATK Tactical Systems Company

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and by reason of such person's status as a manager or officer of ATK Tactical Systems Company if, in connection with such claim, demand, action, suit or proceeding, (1) such person acted in good faith and in a manner such person reasonably believed to be in the best interests of ATK Tactical Systems Company, and, with respect to any criminal proceeding, such person had no reasonable cause to believe such person's conduct was unlawful, (2) such person's conduct did not constitute intentional misconduct or a material breach of the terms of the limited liability company agreement and (3) such person's conduct did not involve a transaction from which they derived an improper personal benefit. Any indemnification under Article VIII, Section 8.1 shall be satisfied solely out of the assets of ATK Tactical Systems Company. Such rights of indemnification are in addition to any other rights available to the individual under any other agreement, pursuant to any vote of ATK Tactical Systems Company's managers, as a matter of law or otherwise. ATK Tactical Systems Company may also purchase and maintain insurance covering any potential liability of the managers or officers for any actions or omissions for which indemnification is permitted.

Thiokol Propulsion Corp.

    Delaware General Corporation Law.  See the discussion of applicable provisions of the Delaware General Corporation Law above under "—Alliant Techsystems Inc."

    Certificate of Incorporation.  Articles Ninth of Thiokol Propulsion's Certificate of Incorporation provides, among other things, that Thiokol Propulsion shall, under certain circumstance and subject to certain conditions and limitations stated therein, indemnify any current or former officer, director or employee of Thiokol Propulsion to the fullest extent permitted by Section 145 of the Delaware General Corporation Law against all expense, liability and loss reasonably incurred in any action, suit or proceeding by reason of the fact that such person is the legal representative of Thiokol Propulsion. Such right to indemnification shall not be exclusive of any other right acquired by a person under any statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Thiokol Propulsion may maintain insurance to protect any officer or director against any expense, liability or loss, regardless of whether it would have the power to indemnify such person under the Delaware General Corporation Law.

    Bylaws.  Article VIII of the Thiokol Propulsion's Bylaws provides that Thiokol Propulsion shall indemnify its officers and directors under such circumstances and to such extent as permitted by the Delaware General Corporation Law. Thiokol Propulsion's board of directors may authorize the purchase and maintenance of insurance for the purpose of such indemnification. The board of directors may also authorize the execution of individual indemnification agreements with each of directors and officers.

Thiokol Technologies International, Inc..

    Delaware General Corporation Law.  See the discussion of applicable provisions of the Delaware General Corporation Law above under "—Alliant Techsystems Inc."

    Certificate of Incorporation.  Article 9 of the Certificate of Incorporation of Thiokol Technologies International provides, among other things, that Thiokol Technologies International shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former director, for loss, liability, expenses including attorneys' fees, judgments, fines including exercise taxes assessed with respect to an employee benefit plan, and settlements actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person's position with Thiokol Technologies International or while acting as an agent on behalf of Thiokol Technologies International if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of Thiokol Technologies International and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to the individual under any Bylaw, agreement, vote of stockholders or of disinterested directors or otherwise. Thiokol Technologies International may purchase and maintain insurance on behalf of an officer or director

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against any liability asserted against such person and incurred by such person in his capacity as officer or director, or arising out of such person's status as officer or director, whether or not Thiokol Technologies International would have the power to indemnify against such liability under Article 9 of the Certificate of Incorporation.

    Bylaws.  Article VIII of the Bylaws of Thiokol Technologies International provides that Thiokol Technologies International shall indemnify its officers and directors under such circumstances and to such extent as permitted by the General Corporation Law of Delaware. Thiokol Technologies International's board of directors may authorize the purchase and maintenance of insurance for the purpose of such indemnification. The board of directors may also authorize the execution of individual indemnification agreements with each of directors and officers.

Alliant International Holdings Inc.

    Minnesota Business Corporation Act.  See the discussion of applicable provisions of the Minnesota Business Corporation Act above under "—Alliant Aerospace Company."

    Bylaws.  Article VIII of the Bylaws of Alliant International Holdings provides that Alliant International Holdings shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521 of the Minnesota Business Corporation Act as now enacted or hereafter amended. Alliant International Holdings' board of directors may authorize the purchase and maintenance of insurance or the execution of individual agreements for the purpose of such indemnification. Unless otherwise approved by the board of directors, Alliant International Holdings shall not indemnify any of its employees who are not otherwise entitled to indemnification pursuant to the Bylaws.

Item 21. Exhibits

    The applicable Securities and Exchange Commission File Number is 1-10582 unless otherwise indicated.

Exhibit Number	Description of Exhibit (and document from which incorporated by reference, if applicable)
3.1	Restated Certificate of Incorporation of Alliant Techsystems Inc. (the "Registrant"), effective July 20, 1990, including Certificate of Correction, effective September 21, 1990.
3.2	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant, effective September 28, 1990.
3.3	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, effective August 8, 2001.
3.4	By-Laws, as amended through May 10, 1999 (Exhibit 3(ii) to Form 8-K dated May 10, 1999).
3.5	Certificate of Formation of Alliant Holdings LLC.
3.6	Limited Liability Company Agreement of Alliant Holdings LLC (together with amendment thereto).
3.7	Certificate of Formation of Alliant Defense LLC (together with amendment thereto).
3.8	Limited Liability Company Agreement of Alliant Defense LLC (together with amendment thereto).
3.9	Certificate of Formation of Alliant Ammunition and Powder Company LLC.
3.10	Limited Liability Company Agreement of Alliant Ammunition and Powder Company LLC (together with amendment thereto).
3.11	Certificate of Incorporation of New River Energetics, Inc.
3.12	Bylaws of New River Energetics, Inc. (together with amendment thereto).
3.13	Certificate of Formation of Alliant Ammunition Systems Company LLC.
3.14	Limited Liability Company Agreement of Alliant Ammunition Systems Company LLC.
3.15	Certificate of Formation of Alliant Lake City Small Caliber Ammunition Company LLC

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3.16	Limited Liability Company Agreement of Alliant Lake City Small Caliber Ammunition Company LLC
3.17	Certificate of Formation of Alliant Precision Fuze Company LLC
3.18	Limited Liability Company Agreement of Alliant Precision Fuze Company LLC (together with amendment thereto).
3.19	Certificate of Formation of Alliant Integrated Defense Company LLC.
3.20	Limited Liability Company Agreement of Alliant Integrated Defense Company LLC (together with amendment thereto).
3.21	Certificate of Formation of Alliant Propulsion and Composites LLC (together with all amendments thereto).
3.22	Limited Liability Company Agreement of Alliant Propulsion and Composites LLC (together with amendment thereto).
3.23	Articles of Incorporation of Alliant Aerospace Company (together with all amendments thereto).
3.24	Bylaws of Alliant Aerospace Company (together with all amendments thereto).
3.25	Certificate of Formation of Alliant Aerospace Composite Structures Company LLC.
3.26	Limited Liability Company Agreement of Alliant Aerospace Composite Structures Company LLC.
3.27	Certificate of Formation of Alliant Aerospace Propulsion Company LLC.
3.28	Limited Liability Company Agreement of Alliant Aerospace Propulsion Company LLC.
3.29	Certificate of Formation of Alliant Southern Composites Company LLC.
3.30	Limited Liability Company Agreement of Alliant Southern Composites Company LLC (together with amendment thereto).
3.31	Certificate of Formation of ATK Tactical Systems Company LLC (together with all amendments thereto).
3.32	Limited Liability Company Agreement of ATK Tactical Systems Company LLC.
3.33	Restated Certificate of Incorporation of Thiokol Propulsion Corp.
3.34	Amended and Restated Bylaws of Thiokol Propulsion Corp.
3.35	Articles of Incorporation of Thiokol Technologies International, Inc.
3.36	Amended and Restated Bylaws of Thiokol Technologies International, Inc.
3.37	Articles of Incorporation of Alliant International Holdings Inc.
3.38	Bylaws of Alliant International Holdings Inc. (together with all amendments thereto).
3.39	Certificate of Amendment of Restated Certificate of Incorporation of Thiokol Propulsion Corp.
4.1	Indenture, dated as of May 14, 2001, between the Registrant and BNY Midwest Trust Company, as trustee.
4.2	Form of Initial Notes (included in Exhibit 4.1).
4.3	Form of Exchange Notes (included in Exhibit 4.1).
4.4	Registration Rights Agreement, dated as of May 14, 2001, among the Registrant, specified subsidiary guarantors, J.P. Morgan Securities, Credit Lyonnais (USA) Inc., TD Securities (USA) Inc., BNY Capital Markets, Inc., First Union Securities, Inc. and U.S. Bancorp Libra.
5.1	Opinion of Jones, Day, Reavis & Pogue.
5.2	Opinion of Ann D. Davidson, Esq., Vice President and General Counsel of the Registrant.
10.1	Environmental Matters Agreement, dated as of September 24, 1990, between Honeywell Inc. and the Registrant (Exhibit 10.3 to Post- Effective Amendment No. 1 to the Form 10).
10.2	Intellectual Property Agreement, dated as of September 24, 1990, between Honeywell Inc. and the Registrant (Exhibit 10.4 to Amendment No. 2 to the Form 10).
10.3.1	Amendment No. 1 to Intellectual Property Agreement, dated as of September 24, 1990 (Exhibit 10.4.1 to Form 10-K for the fiscal year ended March 31, 1992).
10.3.2	Amendment No. 2 to Intellectual Property Agreement, dated as of September 24, 1990 (Exhibit 10.4.2 to Form 10-K for the fiscal year ended March 31, 1992).

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10.3.3	Amendment No. 3 to Intellectual Property Agreement, dated July 30, 1992 (Exhibit 10.4.3 to Form 10-Q for the quarter ended October 3, 1993).
10.4.1	Form of Non-Qualified Stock Option Agreement (Exhibit 10.3 to Form 10-Q for the quarter ended October 2, 1994).
10.4.2	Form of Non-Qualified Stock Option Agreement (Exhibit 10.1 to Form 10-Q for the quarter ended July 4, 1994).
10.4.3	Form of Non-Qualified Stock Option Agreement (Exhibit 10.3 to Form 10-Q for the quarter ended June 29, 1997).
10.5	Form of Indemnification Agreement between the Registrant and its directors and officers (Exhibit 10.6 to Amendment No. 1 to the Form 10).
10.6.1	Executive Split Dollar Life Insurance Plan (Exhibit 10.9 to Form 10-K for the fiscal year ended March 31, 1998).
10.6.2	Executive Life Insurance Agreement (Exhibit 10.9.1 to Form 10-K for the fiscal year ended March 31, 1998).
10.6.3	Split Dollar Life Insurance Agreement (Exhibit 10.9.2 to Form 10-K for the fiscal year ended March 31, 1998).
10.7	Form of Retention Agreement between the Registrant and certain of its officers (Exhibit 10.18 to Amendment No. 1 to the Form 10).
10.8	Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan (Exhibit 10 to Form 10-Q for the quarter ended September 27, 1998).
10.9	Form of Non-Qualified Stock Option Agreement (Exhibit 10.12 to Form 10-K for the fiscal year ended December 31, 1990).
10.10	Form of Employment Restrictions Agreement (Exhibit 10.13 to Form 10-K for the fiscal year ended December 31, 1990).
10.11	Hercules Supplementary Employee Retirement Plan (SERP) (assumed by the Registrant as to certain of its employees) (Exhibit 10.38 to the Form S-4).
10.12.1	Management Compensation Plan (Exhibit 10.14 to Amendment No. 1 to the Form 10).
10.12.2	Amendment 1 to Alliant Techsystems Inc. Management Compensation Plan (Exhibit 10.1 to Form 10-Q for the quarter ended July 2, 2000).
10.13	Flexible Perquisite Account description. (Exhibit 10.1 to Form 10-Q for the quarter ended October 2, 1994).
10.14.1	Restricted Stock Plan for Non-Employee Directors (Exhibit 10.13 to Amendment No. 1 to Form 10).
10.14.2	Non-Employee Director Restricted Stock Plan (Appendix B to Proxy Statement dated July 3, 1996).
10.15	Form of Restricted Stock Agreement (Exhibit 10.2 to Form 10-Q for the quarter ended September 29, 1996).
10.16	Deferred Fee Plan for Non-Employee Directors (as amended and restated November 24, 1992) (Exhibit 10.18 to Form 10-K for the fiscal year ended March 31, 1993).
10.17	Non-employee director per diem arrangement (Exhibit 10.20 to Form 10-K for the fiscal year ended March 31, 1992).
10.18	Amendment and Restatement of Alliant Techsystems Inc. Income Security Plan (Exhibit 10.3 to Form 10-Q for quarter ended October 1, 2000).
10.19	Trust Under Income Security Plan, dated May 4, 1998 (effective March 2, 1998), by and between the Registrant and U.S. Bank National Association (Exhibit 10.20.1 to Form 10-K for the fiscal year ended March 31, 1998).
10.20.1	Form of Employment Letter Agreement, dated October 27, 1994, between the Registrant and Richard Schwartz (Exhibit 10.1 to Form 10-Q for the quarter ended January 1, 1995).

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10.20.2	Indemnification Agreement, dated as of October 28, 1994, between the Registrant and Richard Schwartz (Exhibit 10.2 to Form 10-Q for the quarter ended January 1, 1995).
10.20.3	Consulting Agreement and General Release between the Registrant and Richard Schwartz. (Exhibit 10.20.2 to Form 10-K for the fiscal year ended March 31, 1999).
10.21	Compensation Arrangement between the Registrant and Scott S. Meyers (Exhibit 10.32 to Form 10-K for the fiscal year ended March 31, 1996).
10.22	Form of Restricted Stock Agreement (Exhibit 10.2 to Form 10-Q for the quarter ended December 27, 1998).
10.23	Amended and Restated Employment Agreement between the Registrant and Paul David Miller dated March 30, 2001. (Exhibit 10.24 to Form 10-K for the fiscal year ended March 31, 2001).
10.24	Honeywell Supplementary Retirement Plan (SRP) (assumed by the Registrant as to certain of its employees) (Exhibit 10.22 to Form 10-K for the fiscal year ended March 31, 1992).
10.25	Honeywell Supplementary Executive Retirement Plan for Compensation in Excess of $200,000 (assumed by the Registrant as to certain of its employees (Exhibit 10.23 to Form 10-K for the fiscal year ended March 31, 1992).
10.26	Honeywell Supplementary Executive Retirement Plan for CECP Participants (assumed by the Registrant as to certain of its employees formerly employed by Honeywell) (Exhibit 10.24 to Form 10-K for the fiscal year ended March 31, 1992).
10.27	Purchase and Sale Agreement, dated as of October 28, 1994, between the Registrant and Hercules Incorporated (the "Purchase Agreement"), including certain exhibits and certain schedules and a list of schedules and exhibits omitted (Exhibit 2 to Form 8-K dated October 28, 1994).
10.28	Master Amendment to Purchase Agreement, dated as of March 15, 1995, between the Registrant and Hercules Incorporated, including exhibits (Exhibit 2.2 to Form 8-K dated March 15, 1995).
10.29	Asset Purchase Agreement dated as of December 22, 1996 by and between the Registrant and Hughes Aircraft Company (excluding schedules and exhibits) (Exhibit 2.1 to Form 8-K dated February 28, 1997).
10.30	Amendment to Asset Purchase Agreement dated February 28, 1997 by and between the Registrant and Hughes Aircraft Company (excluding schedules and exhibits) (Exhibit 2.2 to Form 8-K dated February 28, 1997).
10.31	Separation Agreement and General Release between the Registrant and Don L. Sticinski (Exhibit 10.1 to Form 10-Q for the quarter ended October 1, 2000).
10.32	Amended and Restated Credit Agreement, dated as of April 20, 2001 among the Registrant, the Borrowing Subsidiaries named therein, the Lenders named therein, the Issuing Banks named therein, Credit Lyonnais New York Branch, as Syndicate Agent, Bank of New York, First Union National Bank, the Toronto-Dominion Bank, and US Bank, as Documentation Agents, and The Chase Manhattan Bank, as Administrative Agent (the "Credit Agreement"), including Effectiveness Agreement among the Registrant, the Borrowing Subsidiaries named therein, the Lenders named therein, and The Chase Manhattan Bank, as Administrative Agent.
10.33	Amendment No. 1, dated as of May 11, 2001, to the Credit Agreement.
12.1	Statement re: computation of ratios.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
23.4	Consent of Ann D. Davidson, Esq., Vice President and General Counsel of Alliant (included in Exhibit 5.2).
24.1	Powers of Attorney.
25.1	Statement on Form T-1 of the eligibility of the trustee.
99.1	Form of Letter of Transmittal.

II–12

99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to DTC Participants.
99.4	Form of Letter to Clients.
99.5	Form of Instructions to Book-Entry Participants.

Item 22. Undertakings.

    The undersigned registrants hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Techsystems Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT TECHSYSTEMS INC.
By:	/s/ ERIC S. RANGEN Eric S. Rangen Vice President and Chief Financial Officer

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul David Miller	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Eric S. Rangen	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Scott S. Meyers	Director and President
* Frances D. Cook	Director
* Gilbert F. Decker	Director
* Thomas L. Gossage	Director
* Jonathan G. Guss	Director
* David E. Jeremiah	Director
* Joseph P. Mazzella	Director
* Robert W. RisCassi	Director

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* Michael T. Smith	Director
*By:	/s/ ERIC S. RANGEN Eric S. Rangen Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–15

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT HOLDINGS LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul David Miller	Manager, President, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Richard N. Jowett	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Scott S. Meyers	Manager and Vice President
* Ann D. Davidson	Manager and Assistant Secretary
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–16

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Defense LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT DEFENSE LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Robert D. Shadley	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Brent D. Ebert	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Nicholas G. Vlahakis	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–17

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Ammunition and Powder Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT AMMUNITION AND POWDER COMPANY LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Nicholas G. Vlahakis	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Terrance M. Hitesman	Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Patrick S. Nolan	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
* Robert D. Shadley	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–18

SIGNATURES

    Pursuant to the requirements of the Securities Act, New River Energetics, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

NEW RIVER ENERGETICS, INC.
By:	/s/ ROBERT D. SHADLEY Robert D. Shadley Director

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Patrick S. Nolan	Director and President (Principal Executive Officer)
* Terrance M. Hitesman	Vice President—Finance and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Robert D. Shadley	Director
* Nicholas G. Vlahakis	Director
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–19

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Ammunition Systems Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT AMMUNITION SYSTEMS COMPANY LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Nicholas G. Vlahakis	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Joan C. McCusker	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Michael McCann	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
* Robert D. Shadley	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–20

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Lake City Small Caliber Ammunition Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT LAKE CITY SMALL CALIBER AMMUNITION COMPANY LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Nicholas G. Vlahakis	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Kent D. Holiday	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Mark W. DeYoung	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
* Robert D. Shadley	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–21

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Precision Fuze Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT PRECISION FUZE COMPANY LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Robert D. Shadley	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Jay W. Swanson	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Blake E. Larson	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
* Paul A. Ross	Manager
* Robert D. Shadley	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–22

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Integrated Defense Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT INTEGRATED DEFENSE COMPANY LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Robert D. Shadley	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Thomas G. Sexton	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Hubert D. Hopkins	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
* Paul A. Ross	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–23

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Propulsion and Composites LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT PROPULSION AND COMPOSITES LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Nicholas G. Vlahakis	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Michael R. Ayers	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Paul A. Ross	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–24

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Aerospace Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT AEROSPACE COMPANY
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul A. Ross	Director, Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
* Michael R. Ayers	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Paul David Miller	Director
* Scott S. Meyers	Director
* Nicholas G. Vlahakis	Director
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–25

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Aerospace Propulsion Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT AEROSPACE PROPULSION COMPANY LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul A. Ross	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Michael R. Ayers	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Jeffery O. Foote	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–26

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Aerospace Composite Structures Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT AEROSPACE COMPOSITE STRUCTURES COMPANY LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul A. Ross	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Michael R. Ayers	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Travis E. Campbell	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–27

SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant Southern Composites Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT SOUTHERN COMPOSITES COMPANY LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul A. Ross	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Michael R. Ayers	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Travis E. Campbell	Manager and President
* Paul David Miller	Manager
* Scott S. Meyers	Manager
* Nicholas G. Vlahakis	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–28

SIGNATURES

    Pursuant to the requirements of the Securities Act, ATK Tactical Systems Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ATK TACTICAL SYSTEMS COMPANY LLC
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul A. Ross	Manager, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* John L. Shroyer	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Paul David Miller	Manager
* Scott S. Meyers	Manager
* Nicholas G. Vlahakis	Manager
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–29

SIGNATURES

    Pursuant to the requirements of the Securities Act, Thiokol Propulsion Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

THIOKOL PROPULSION CORP.
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul A. Ross	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Michael R. Ayers	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Paul David Miller	Director
* Scott S. Meyers	Director
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–30

SIGNATURES

    Pursuant to the requirements of the Securities Act, Thiokol Technologies International, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

THIOKOL TECHNOLOGIES INTERNATIONAL, INC.
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul A. Ross	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Paula J. Patineau	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Paul David Miller	Director
* Scott S. Meyers	Director
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

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SIGNATURES

    Pursuant to the requirements of the Securities Act, Alliant International Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 10, 2001.

ALLIANT INTERNATIONAL HOLDINGS INC.
By:	/s/ PERRI A. HITE Perri A. Hite Vice President and Secretary

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 10, 2001.

Signature	Title
* Paul David Miller	Director, President, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Richard N. Jowett	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Scott S. Meyers	Director and Vice President
* Ann D. Davidson	Director and Assistant Secretary
*By:	/s/ PERRI A. HITE Perri A. Hite Attorney-in-fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

II–32

INDEX TO EXHIBITS

Exhibits Number	Description of Exhibit	Page
3.1	Restated Certificate of Incorporation of Alliant Techsystems Inc. (the "Registrant"), effective July 20, 1990, including Certificate of Correction effective September 21, 1990.
3.2	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant, effective September 28, 1990.
3.3	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, effective August 8, 2001.
3.5	Certificate of Formation of Alliant Holdings LLC
3.6	Limited Liability Company Agreement of Alliant Holdings LLC (together with amendment thereto)
3.7	Certificate of Formation of Alliant Defense LLC (together with amendment thereto)
3.8	Limited Liability Company Agreement of Alliant Defense LLC (together with amendment thereto)
3.9	Certificate of Formation of Alliant Ammunition and Powder Company LLC
3.10	Limited Liability Company Agreement of Alliant Ammunition and Powder Company LLC (together with amendment thereto)
3.11	Certificate of Incorporation of New River Energetics, Inc.
3.12	Bylaws of New River Energetics, Inc. (together with amendment thereto)
3.13	Certificate of Formation of Alliant Ammunition Systems Company LLC
3.14	Limited Liability Company Agreement of Alliant Ammunition Systems Company LLC
3.15	Certificate of Formation of Alliant Lake City Small Caliber Ammunition Company LLC
3.16	Limited Liability Company Agreement of Alliant Lake City Small Caliber Ammunition Company LLC
3.17	Certificate of Formation of Alliant Precision Fuze Company LLC
3.18	Limited Liability Company Agreement of Alliant Precision Fuze Company LLC (together with amendment thereto)
3.19	Certificate of Formation of Alliant Integrated Defense Company LLC
3.20	Limited Liability Company Agreement of Alliant Integrated Defense Company LLC (together with amendment thereto)
3.21	Certificate of Formation of Alliant Propulsion and Composites LLC (together with all amendments thereto)
3.22	Limited Liability Company Agreement of Alliant Propulsion and Composites LLC (together with amendment thereto)
3.23	Articles of Incorporation of Alliant Aerospace Company (together with all amendments thereto)
3.24	Bylaws of Alliant Aerospace Company (together with all amendments thereto)
3.25	Certificate of Formation of Alliant Aerospace Composite Structures Company LLC
3.26	Limited Liability Company Agreement of Alliant Aerospace Composite Structures Company LLC
3.27	Certificate of Formation of Alliant Aerospace Propulsion Company LLC
3.28	Limited Liability Company Agreement of Alliant Aerospace Propulsion Company LLC
3.29	Certificate of Formation of Alliant Southern Composites Company LLC
3.30	Limited Liability Company Agreement of Alliant Southern Composites Company LLC (together with amendment thereto)

3.31	Certificate of Formation of ATK Tactical Systems Company LLC (together with all amendments thereto)
3.32	Limited Liability Company Agreement of ATK Tactical Systems Company LLC (together with amendment thereto)
3.33	Restated Certificate of Incorporation of Thiokol Propulsion Corp.
3.34	Amended and Restated Bylaws of Thiokol Propulsion Corp.
3.35	Articles of Incorporation of Thiokol Technologies International, Inc.
3.36	Amended and Restated Bylaws of Thiokol Technologies International, Inc.
3.37	Articles of Incorporation of Alliant International Holdings Inc.
3.38	Bylaws of Alliant International Holdings Inc. (together with all amendments thereto)
3.39	Certificate of Amendment of Restated Certificate of Incorporation of Thiokol Propulsion Corp.
4.1	Indenture, dated as of May 14, 2001, between the Registrant and BNY Midwest Trust Company, as trustee
4.2	Form of Initial Notes (included in Exhibit 4.1)
4.3	Form of Exchange Notes (included in Exhibit 4.1)
4.4	Registration Rights Agreement, dated as of May 14, 2001, between the Registrant, specified subsidiary guarantors, J.P. Morgan Securities, Credit Lyonnais (USA) Inc., TD Securities (USA) Inc., BNY Capital Markets, Inc., First Union Securities Inc. and U.S. Bancorp Libra
5.1	Opinion of Jones, Day, Reavis & Pogue.
5.2	Opinion of Ann D. Davidson, Esq., Vice President and General Counsel of Alliant.
10.32	Amended and Restated Credit Agreement, dated as of April 20, 2001 among the Registrant, the Borrowing Subsidiaries named therein, the Lenders named therein, the Issuing Banks named therein, Credit Lyonnais New York Branch, as Syndicate Agent, Bank of New York, First Union National Bank, the Toronto-Dominion Bank, and US Bank, as Documentation Agents, and The Chase Manhattan Bank, as Administrative Agent (the "Credit Agreement"), including Effectiveness Agreement among the Registrant, the Borrowing Subsidiaries named therein, the Lenders named therein, and The Chase Manhattan Bank, as Administrative Agent.
10.33	Amendment No. 1, dated as of May 11, 2001 to the Credit Agreement
12.1	Statement re: computation of ratios
21.1	Subsidiaries of the Registrant
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
23.4	Consent of Ann D. Davidson, Esq., Vice President and General Counsel of Alliant (included in Exhibit 5.2)
24.1	Powers of Attorney
25.1	Statement on Form T-1 of the eligibility of the trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to DTC Participants
99.4	Form of Letter to Clients
99.5	Form of Instructions to Book-Entry Participants

QuickLinks

TABLE OF ADDITIONAL REGISTRANTS
SUMMARY
The Exchange Offer
The Exchange Notes
Summary Historical Consolidated and Pro Forma Combined Financial Information of Alliant (dollars in thousands, except per share amounts)
Summary Historical Combined Financial Information of Thiokol (dollars in thousands)
RISK FACTORS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
PRO FORMA COMBINED FINANCIAL INFORMATION
Pro Forma Combined Income Statement And Other Data Year Ended March 31, 2001 (dollars in thousands, except per share information)
Pro Forma Combined Balance Sheet As of March 31, 2001 (dollars in thousands)
Notes to Pro Forma Combined Financial Statements (dollars in thousands)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALLIANT (dollars in thousands, except per share information and ratios)
Notes to Selected Historical Consolidated Financial Information of Alliant
SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION OF THIOKOL (dollars in thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE THIOKOL ACQUISITION
INDUSTRY
BACKGROUND
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SENIOR CREDIT FACILITIES
DESCRIPTION OF NOTES
BOOK-ENTRY; DELIVERY AND FORM
REGISTRATION RIGHTS FOR OUTSTANDING NOTES
PLAN OF DISTRIBUTION
PRINCIPAL UNITED STATES FEDERAL TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
INDEX TO FINANCIAL STATEMENTS
Alliant Techsystems Inc. Consolidated Balance Sheets
Alliant Techsystems Inc. Consolidated Income Statements
Alliant Techsystems Inc. Consolidated Statements of Cash Flows
Alliant Techsystems Inc. Consolidated Statement of Stockholders' Equity
Alliant Techsystems Inc. Notes to the Consolidated Financial Statements (Amounts in thousands except share and per share data and unless otherwise indicated)
Income Statement Consolidating Schedule Year ended March 31, 2001
Income Statement Consolidating Schedule Year Ended March 31, 2000
Income Statement Consolidating Schedule Year Ended March 31, 1999
Balance Sheet Consolidating Schedule As of March 31, 2001
Balance Sheet Consolidating Schedule As of March 31, 2000
Statement of Cash Flows Consolidating Schedule Year Ended March 31, 2001
Statement of Cash Flows Consolidating Schedule Year Ended March 31, 2000
Statement of Cash Flows Consolidating Schedule Year Ended March 31, 1999
INDEPENDENT AUDITORS' REPORT
Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. Combined Balance Sheets
Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. Combined Income Statements
Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. Combined Statements of Cash Flows
Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. Notes to the Combined Financial Statements
Thiokol Propulsion Operations, a Division of Cordant Technologies, Inc. Combined Balance Sheets (unaudited)
Thiokol Propulsion Operations, a Division of Cordant Technologies, Inc. Combined Income Statements (unaudited)
Thiokol Propulsion Operations, a Division of Cordant Technologies, Inc. Combined Statements of Cash Flows (unaudited)
Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. Notes to the Combined Financial Statements (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
INDEX TO EXHIBITS